    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1999
                                                      REGISTRATION NO. 333-71803

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                               AMENDMENT NO. 2 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                             SONIC AUTOMOTIVE, INC.
            (Exact name of registrant as specified in its charter)


                              DELAWARE                                                      56-2010790
    (State or Other Jurisdiction of Incorporation or Organization)             (I.R.S. Employer Identification No.)

                        5401 EAST INDEPENDENCE BOULEVARD
                                 P.O. BOX 18747
                        CHARLOTTE, NORTH CAROLINA 28218
                            TELEPHONE (704) 532-3320
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                ---------------
                              MR. O. BRUTON SMITH
                            CHIEF EXECUTIVE OFFICER
                             SONIC AUTOMOTIVE, INC.
                        5401 EAST INDEPENDENCE BOULEVARD
                                 P.O. BOX 18747
                        CHARLOTTE, NORTH CAROLINA 28218
                            TELEPHONE (704) 532-3320
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                ---------------
                                   COPIES TO:

             PETER J. SHEA, ESQ.                        STUART H. GELFOND, ESQ.
     PARKER, POE, ADAMS & BERNSTEIN L.L.P.     FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                2500 CHARLOTTE PLAZA                      ONE NEW YORK PLAZA
         CHARLOTTE, NORTH CAROLINA 28244               NEW YORK, NEW YORK 10004
              TELEPHONE (704) 372-9000                 TELEPHONE (212) 859-8000

                                ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 27, 1999



                                  PROSPECTUS


                               8,000,000 SHARES


                           [SONIC LOGO APPEARS HERE]




                             CLASS A COMMON STOCK

                                ---------------

     Sonic Automotive, Inc. is selling 5,499,102 of the shares of Class A common stock and certain of our stockholders are selling 2,500,898 of the shares of Class A common stock.


     The Class A common stock trades on the New York Stock Exchange under the symbol "SAH." On April 26, 1999, the last sale price of the Class A common stock as reported on the New York Stock Exchange was $16 3/8 per share.


     INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THIS PROSPECTUS.


                                ---------------

                                                                          PER SHARE     TOTAL
                                                                         -----------   ------
        Public Offering Price ........................................   $             $
        Underwriting Discount ........................................   $             $
        Proceeds, before expenses, to Sonic ..........................   $             $
        Proceeds, before expenses, to the selling stockholders .......   $             $

     The Underwriters may also purchase up to an additional 1,200,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     The shares of Class A common stock will be ready for delivery in New York,
New York on or about      , 1999.


                                ---------------
     MERRILL LYNCH & CO.

                   BANCBOSTON ROBERTSON STEPHENS

                              STEPHENS INC.


                                          NATIONSBANC MONTGOMERY SECURITIES LLC

                                ---------------
                  The date of this prospectus is      , 1999.

[SONIC AUTOMOTIVE LOGO HERE]


[MAP APPEARS HERE]

Ben Reading Buick                   Dyer & Dyer Volvo               Kia and Volkswagen of              Sam White Motor City
BMW of Fairfax                      Economy Honda                     Chattanooga                      Shottenkirk Honda
BMW and Volkswagen of               Fitzgerald Chevrolet            Lake Norman Chrysler-              Superior Oldsmobile-Cadillac-
  Nashville                         Fort Mill Chrysler-               Plymouth-Jeep                    GMC
BMW and Volvo of                      Plymouth-Dodge                Lake Norman Dodge                  Tampa Volvo
  Chattanooga                       Fort Mill Ford                  Lexus of Rockville                 Tom Williams Buick
Bondesen Chevrolet Oldsmobile       Freedom Ford                    Lloyd Mercedes-Nissan              Tom Williams Cadillac
  Cadillac                          Frontier Oldsmobile-            Lloyd Pontiac-Cadillac-GMC         Tom Williams Lexus
Capitol Chevrolet                     Cadillac                      Lone Star Ford                     Tom Williams Imports
Capitol Imports                     Global Imports                  Lute Riley Honda                   Town and Country Chrysler-
Casa Ford                           Halifax Ford-Mercury            Newsome Automotive                   Plymouth-Jeep of Rock Hill
Century BMW                         Hatfield Hyundai-               Newsome Chevrolet World            Town and Country Ford
Charleston Lincoln-Mercury            Isuzu-Subaru                  Nissan Jeep of Waldorf             Town and Country Ford of
Classic Dodge                       Hatfield Lincoln-               North Charleston Hyundai           Cleveland
Clearwater Mitsubishi                 Mercury                       Rally Mitsubishi                   Town and Country Toyota
Clearwater Toyota                   Hatfield Volkswagen-Jeep        Rockville Porsche Audi             Toyota West
Cleveland Chrysler-                 Heritage Lincoln-               Ron Craft Chevrolet-Cadillac-      Trader Bud's Westside
   Plymouth-Jeep                      Mercury                         Oldsmobile                         Chrysler-Plymouth
Dodge of Chattanooga                Higginbotham Chevy-Olds         Ron Craft Chrysler Plymouth        Trader Bud's Westside Dodge
                                    Higginbotham Automobiles          Jeep
                                    Infiniti of Chattanooga
                                    Imports of Florence


This list of dealerships shown above assumes that Sonic completes its pending acquisitions.

                               TABLE OF CONTENTS

                                                            PAGE
                                                           -----
Prospectus Summary .......................................   5
Risk Factors .............................................  11
Recent Acquisitions ......................................  23
Use of Proceeds ..........................................  24
Dividend Policy ..........................................  24
Price Range of Class A Common Stock ......................  24
Capitalization ...........................................  25
Selected Consolidated Financial Data .....................  26
Business .................................................  37
Management ...............................................  52
Principal and Selling Stockholders .......................  54
Certain Transactions .....................................  56
Description of Capital Stock .............................  62
Description of Certain Indebtedness ......................  65
Certain Manufacturer Restrictions ........................  68
Shares Eligible for Future Sale ..........................  69
Underwriting .............................................  71
Legal Matters ............................................  73
Experts ..................................................  73
Where You Can Find More Information About Sonic ..........  73
Unaudited Pro Forma Consolidated Financial Data ..........  P-1
Index to Financial Statements ............................  F-1

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, its supplements and documents incorporated by reference into it contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Litigation Securities Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. These statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations, or of our directors or officers, with respect to, among other things:

     o our potential acquisitions;

     o our financing plans;

     o trends affecting our financial condition or results of operations; and

     o our business and growth strategies.

     You are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among others, factors that could adversely affect actual results and performance include:

     o local and regional economic conditions in the areas we serve;

     o the level of consumer spending;

     o our relationships with manufacturers;

     o high competition;

     o site selection and related traffic and demographic patterns;

     o inventory management and turnover levels;

     o realization of cost savings; and

     o our success in integrating recent and potential future acquisitions.

     Additional factors that could negatively affect our future financial condition and operations are discussed under the heading "Risk Factors" and in other parts of this prospectus. You are urged to consider these factors carefully before investing in our Class A common stock.

     All forward-looking statements made by us in this prospectus are qualified by the cautionary statement above.
                                ---------------
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities (1) in any jurisdiction where the offer or sale is not permitted, (2) where the person making the offer is not qualified to do so, or
(3) to any person who can not legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
                                ---------------
     This prospectus includes statistical data regarding the retail automotive industry. Unless otherwise indicated, this data is taken from information published by (1) THE WALL STREET JOURNAL, (2) a division of Intertec Publishing Corp. in its "Ward's Dealer Business," (3) Crain's Communications, Inc. in its "Automotive News" and "1998 Market Data Book," (4) ADT Automotive in its "1998 Used Car Market Report," (5) the U.S. Census Bureau, or (6) the Industry Analysis Division of the National Automobile Dealers Association ("NADA") in its "Industry Analysis and Outlook" and "Automotive Executive Magazine" publications.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS FROM THIS PROSPECTUS. UNLESS WE INDICATE OTHERWISE, ALL INFORMATION IN THIS PROSPECTUS REFLECTS OUR 2-FOR-1 COMMON STOCK SPLIT THAT OCCURRED ON JANUARY 25, 1999 AND ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.


                             SONIC AUTOMOTIVE, INC.



     Sonic is one of the top five automotive retailers in the United States, as measured by total revenue, operating 47 dealerships and 17 collision repair centers in 11 metropolitan areas of the southeastern, southwestern and midwestern United States. We sell new and used cars, light trucks and replacement parts and provide vehicle maintenance, warranty, paint and repair services. We also arrange related financing and insurance ("F&I") for our automotive customers. Sonic operates dealerships in metropolitan markets which on average are experiencing population growth that is more than one and a half times the national average. These markets are:



o Atlanta, Georgia                 o Columbus, Ohio                 o Houston, Texas

o Birmingham, Alabama              o Daytona Beach, Florida         o Montgomery, Alabama

o Charlotte, North Carolina        o Greenville/Spartanburg,        o Nashville, Tennessee
                                        South Carolina
o Chattanooga, Tennessee                                            o Tampa/Clearwater, Florida



     In several of our markets, our dealerships have a significant market share for new cars and light trucks. Sonic has signed definitive agreements to acquire 17 additional dealerships in some of its existing markets and in the new markets of Washington, D.C., Dallas, Texas and Columbia, South Carolina.



COMPANY STRENGTHS


     o DISCIPLINED ACQUISITION STRATEGY. Sonic applies a disciplined approach to potential acquisitions, utilizing a "hub and spoke" acquisition strategy. In 1998, our senior managers reviewed approximately 138 potential acquisitions with approximately $10.3 billion in revenue and were approached by numerous other dealerships interested in being acquired. After performing these reviews, Sonic signed 19 definitive agreements during 1998 for the acquisition of 30 dealerships representing over $1.5 billion in revenue based on dealership statements, of which 16 have been consummated to date. When analyzing a potential acquisition, we consider the following factors:



  o  overall fit with operating strategy;     o  quality of existing management;
  o  return on investment;                    o  impact on our relationships with manufacturers; and
  o  impact on earnings per share;            o  real estate and facilities.

     o PROVEN TRACK RECORD OF INTEGRATING AND IMPROVING ACQUISITIONS. In recent years, Sonic has grown primarily through acquisitions. Senior management of Sonic has collectively acquired and integrated more than 75 dealerships during their careers to date. This acquisition experience helps us to identify and capitalize on opportunities for improvement and determine and implement corrective actions. For example, pro forma operating income of dealerships acquired before December 31, 1997 increased 25.0% from the year ended December 31, 1997 to the year ended December 31, 1998.

     o BENEFITS OF SCALE. After acquiring a dealership, we have the potential to improve its performance by utilizing our existing strengths of experienced management, best practices and employee training. We have been most successful at leveraging these strengths in Charlotte and Houston where, subsequent to acquiring satellite dealerships in these markets, we have improved significantly both the revenue and, more importantly, the margins of such dealerships. As we acquire more dealerships in a particular market, we benefit from the following additional economies of scale:

     o IMPROVED TERMS ON BANK AND FLOOR PLAN FINANCING AND INVENTORY MANAGEMENT. Our floor plan expense, as a percentage of sales, has been reduced from 1.5% for the year ended December 31, 1997 to 0.9% for the year ended December 31, 1998 as a result of negotiating with a single provider and improved inventory management.

     o REDUCED ADVERTISING COSTS AS A PERCENTAGE OF SALES. We have reduced our advertising costs from 1.3% of sales for the year ended December 31, 1997 to 1.1% of sales for the year ended December 31, 1998. More specifically, we were able to reduce our print advertising rates in both Charlotte and Houston by over 40%.

     o IMPROVED COMMISSIONS ON SALES OF FINANCE AND INSURANCE PRODUCTS. Sonic's large and increasing volume of F&I sales has allowed us to renegotiate more favorable commissions on the sales of these products. These renegotiated commission rates resulted in incremental commissions of $2.1 million for the year ended December 31, 1998.

     o LOWER COSTS FOR PROPERTY AND CASUALTY AND WORKERS' COMPENSATION INSURANCE. Annual premiums under these policies have decreased from approximately $3.5 million to $2.6 million.

     o CONSISTENT RECORD OF INTERNAL GROWTH. In addition to identifying, consummating and integrating attractive acquisitions, Sonic continually focuses on improving its existing dealership operations. As a result, we have a history of internal growth as demonstrated by same store sales growth of 16.3% in 1995, 6.4% in 1996, 10.1% in 1997 and 11.4% in 1998. Sonic believes that its historical level of internal growth exceeds the industry average.


   o DIVERSE OFFERING OF AUTOMOTIVE BRANDS, PRODUCTS AND
SERVICES. We sell a wide variety of 29 domestic and international brands of new automotive vehicles in 11 metropolitan areas. We believe this product and geographic diversity (1) reduces our reliance on any single manufacturer and
(2) mitigates the effect of regional economic conditions and changing consumer preference.


[PIE CHART APPEARS HERE]

           % of Gross Profit

New Vehicles                           36%
Service, Parts and Collision Repair    34%
Used Vehicles                          16%
F&I                                    14%

      In addition to selling a broad range of new vehicles, Sonic has a balanced portfolio of other automotive products and services including F&I, used vehicles, and service, parts and collision repair. The graphic to the right shows the breakdown of these products and services, represented as a percentage of Sonic's total gross profit for the year ended December 31, 1998.

   o EXPERIENCED MANAGEMENT TEAM WITH EXTENSIVE AUTOMOTIVE RETAILING BACKGROUND. Sonic's senior management team, which consists of O. Bruton Smith, Chairman and Chief Executive Officer; B. Scott Smith, President and Chief Operating
Officer; Dennis Higginbotham, President of Retail Operations; Theodore
Wright, Chief Financial Officer; and Jeff Rachor, Vice President of Retail Operations, has, on average, 20 years of experience working in the automotive industry. During the course of their individual careers, Messrs. Bruton Smith, Scott Smith, Higginbotham and Rachor have each owned and/or operated individual dealerships. We believe that this first-hand operating experience among our senior management will enable us to continue to acquire and integrate dealerships into the Sonic platform quickly and effectively.



STRATEGY

     o ACQUIRE SELECTED DEALERSHIPS. We believe that attractive acquisition opportunities exist for dealership groups with significant equity capital and experience in identifying, acquiring and professionally managing dealerships. The automotive retailing industry is highly fragmented, with the largest 100 dealer groups generating approximately 10% of the industry's $673 billion of total sales in 1997 and controlling less than 5% of all new vehicle dealerships in the United States. We believe that these factors, together with the increasing capital costs of operating automobile dealerships, the lack of alternative exit strategies (especially for larger dealerships) and the aging of many dealership owners provide attractive consolidation opportunities. We believe our "hub and spoke" acquisition strategy will allow us to capitalize on economies of scale, offer a greater breadth of products and services and increase brand diversity. Generally, we retain the management of a well-run dealership in order to benefit from its market knowledge, name recognition and local reputation. In addition, we selectively acquire dealerships that have underperformed the industry average but which carry attractive product lines or have attractive locations and which would benefit from our existing infrastructure.


     o INCREASE SALES OF HIGHER MARGIN PRODUCTS AND SERVICES. Sonic intends to increase its sales of higher-margin products and services by, for instance, expanding its collision repair business and increasing sales of used vehicles.

     o CONTROL COSTS. We are focused on controlling expenses and expanding margins at the dealerships we acquire and integrate into our organization. Approximately 73% of our operating costs for the year ended December 31, 1998 were variable. We are able to adjust these expenses as the operating or economic environment impacting our dealerships changes. We manage these variable costs, such as floor plan (8%), advertising (10%) and compensation (50%) expenses, so that they are generally related to vehicle sales and can be adjusted in response to changes in vehicle sales volume. We also focus on controlling components of fixed cost.

     o ENHANCE PROFIT OPPORTUNITIES IN FINANCE AND INSURANCE. Sonic offers a wide range of financing and leasing alternatives for the purchase of vehicles, as well as credit life, accident and health and disability insurance and extended service contracts. As a result of our size and scale, we have negotiated increased commissions on the origination of customer vehicle financing and insurance policies, which resulted in incremental F&I commissions of $2.1 million for the year ended December 31, 1998.

     o TRAIN, DEVELOP AND MOTIVATE QUALIFIED MANAGEMENT. We believe that our well trained dealership personnel is key to our long-term prospects. We believe that our comprehensive training of all employees and the institution of a decentralized, multi-tiered management structure to supervise effectively our dealership operations provide us with a competitive advantage over other dealership groups. In order to motivate management, we employ an incentive compensation program for each officer, vice president and dealer/operator, a portion of which is provided in the form of Sonic stock options with additional incentives based on the performance of individual profit centers. We believe that this organizational structure, together with the opportunity for promotion and for equity participation, serve as a strong motivation for our employees.

     o ACHIEVE HIGH LEVELS OF CUSTOMER SATISFACTION. We focus on maintaining high levels of customer satisfaction. Our personalized sales process is designed to satisfy customers by providing high-quality vehicles in a positive, "consumer friendly" buying environment.

                              RECENT ACQUISITIONS


     Sonic recently acquired Infiniti of Charlotte, Economy Honda, Rally Mitsubishi, Global Imports, the Tom Williams Dealerships, Bondesen Chevrolet Oldsmobile Cadillac and Sam White Motor City for a total purchase price of $58.0 million in cash, 1,532 shares of Series II Preferred Stock having a liquidation value of $1,000 per share and 34,100 shares of Series III Preferred Stock having a liquidation value of $1,000 per share. In addition, we have recently entered into definitive agreements to acquire Fitzgerald Chevrolet, the Newsome dealerships, Superior Oldsmobile-Cadillac-GMC, the Lloyd dealerships, Lute Riley Honda, Charleston Lincoln-Mercury, the Manhattan dealerships, Ben Reading Buick, Classic Dodge and Shottenkirk Honda for a minimum of approximately $83.3 million in cash, 10,350 shares of Series II Preferred Stock, 10,525 shares of Series III Preferred Stock and approximately $18.0 million in Class A common stock. The aggregate purchase price is subject to adjustment based on the actual net book value of the assets acquired. Until our pending acquisitions are consummated, we will use a portion of the net proceeds from this offering to repay debt incurred primarily to fund acquisitions that closed in 1999, which repaid amounts may be reborrowed. Sonic is continuing to review acquisitions in the ordinary course of its business and is currently negotiating terms for several of these acquisitions, some of which may be material.

                              RECENT DEVELOPMENTS

     For the three months ended March 31, 1999, Sonic's unaudited total revenue was $593.5 million and gross profit was $78.1 million, representing increases of $329.5 million or 124.8% and $43.9 million or 128.6%, respectively, from the comparable 1998 period. These increases were due primarily to additional revenue from acquisitions, increased same store revenue of $58.9 million or 22.3% for the first quarter of 1999 as compared to the first quarter of 1998 and improvements in gross margins to 13.2% in the first quarter of 1999 from 12.9% in the first quarter of 1998. For the quarter ended March 31, 1999, operating income was $19.0 million and net income was $6.7 million, representing increases of $11.5 million or 155.3% and $4.6 million or 213.0%, respectively from the comparable 1998 period. These increases were due primarily to the factors noted above, as well as a decrease in selling, general and administrative expenses as a percentage of total revenue from 9.8% in the first quarter of 1998 to 9.6% in the first quarter of 1999 and a decrease in floor plan interest expense as a percentage of total revenues from 1.1% in the first quarter of 1998 to 0.8% in the first quarter of 1999. Sonic's net income per diluted share for the quarter ended March 31, 1999 was $0.24 per diluted share, an increase of $0.15 per diluted share or 167% from the same period in 1998.



                                  RISK FACTORS


     See "Risk Factors" beginning on page 11 for a discussion of other factors that should be considered by prospective purchasers of the Class A common stock offered hereby.

                                  THE OFFERING
Class A common stock offered:
 By Sonic.......................   5,499,102 shares(1)
 By the selling stockholders....   2,500,898 shares(2)
  Total shares offered..........   8,000,000 shares(1)(2)

Common stock to be outstanding after the offering:

 Class A common stock...........   20,507,796 shares(3)

 Class B common stock...........   12,400,000 shares

  Total shares of common stock outstanding

   after the offering...........   32,907,796 shares(1)(2)(3)



Voting rights...................   The Class A common stock and Class B common
                                   stock vote as a single class on all matters,
                                   except as otherwise required by law or
                                   Sonic's charter, with each share of Class A
                                   common stock entitling its holders to one
                                   vote and each share of Class B common stock
                                   entitling its holder to ten votes except with
                                   respect to certain limited matters. See
                                   "Description of Capital Stock."
Use of proceeds.................   Assuming an offering price of $14 1/8 per
                                   share, we estimate that the net proceeds to Sonic from this offering (without exercise of the over-allotment options) after deducting the underwriting discount and estimated expenses of the offering will be approximately $73.4 million.


                                   We intend to use these net proceeds to fund a portion of our pending acquisitions. Currently, Sonic has pending acquisitions in which a minimum of approximately $83.3 million is the cash component of the aggregate purchase price. Pending consummation of these acquisitions, we will temporarily use the funds to repay debt, which may subsequently be reborrowed. See "Use of Proceeds" and "Principal and Selling Stockholders."

                                   We will not receive any
                                   proceeds from the sale of common stock by selling stockholders. Additional persons who may decide to participate in the offering may sell up to an additional $6.75 million in aggregate value of shares of Class A common stock based on the per share offering price to the public. These shares would be in addition to those shares of the selling stockholders already indicated in this prospectus. If these persons determine to sell such shares, which would represent approximately 477,876 shares assuming an offering price of $14 1/8 per share, the number of shares to be sold by Sonic and the amount of proceeds to be received by Sonic will be adjusted downward to reflect such additional shares being resold by these additional selling stockholders so that the total number of shares to be sold in the offering will remain 8,000,000 shares.

New York Stock Exchange symbol...  "SAH"
---------
(1) Does not include up to an aggregate of 1,200,000 shares of Class A common stock that may be sold by Sonic upon exercise of the over-allotment option granted to the Underwriters. See "Underwriting."


(2) The selling stockholders collectively hold 35,048 shares of preferred stock of Sonic, all of which will be converted into 2,500,898 shares of Class A common stock to be sold in this offering (assuming such shares were converted on the basis of the 20-day average closing price for the Class A common stock being $14 1/8 per share). If the number of shares received on actual conversion of preferred stock differs, the number of shares to be sold by the selling stockholders in the offering may be appropriately adjusted and the number of shares to be sold by Sonic will also be adjusted so that the total number of shares to be sold in the offering will remain 8,000,000 shares. For instance, if the actual 20-day average closing price varied $0.50 per share from the estimated $14 1/8, the amount of Class A common stock sold by us would decrease by 89,252 shares if such average declined or would increase by 82,080 shares if such average increased.

(3) Does not include (a) 3,269,857 shares of Class A common stock issuable upon exercise of outstanding options, and (b) 1,585,317 estimated shares of Class A common stock issuable upon conversion of all shares of outstanding preferred stock that are not being converted to Class A common stock in connection with the offering (approximately 22,011.3 shares of preferred stock), assuming such shares were converted on the basis of the 20-day average closing price for the Class A common stock being $14 1/8 per share.

                                ---------------
     Our principal executive offices are located at 5401 East Independence Boulevard, P.O. Box 18747, Charlotte, North Carolina 28218 and our telephone number is (704) 532-3320.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following Summary Historical Consolidated Financial and Operating Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of Sonic and the related notes (included elsewhere in this prospectus). See also the "Unaudited Pro Forma Consolidated Financial Data" included elsewhere in this prospectus.

                                                                                  YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------------------
                                                                                          ACTUAL
                                                              ---------------------------------------------------------------
                                                                   1995          1996(A)         1997(B)          1998(C)
                                                              -------------   -------------   -------------   ---------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND VEHICLE UNIT DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
Revenue:
 Vehicle sales ..............................................   $ 267,650       $ 327,674       $ 467,858       $ 1,407,030
 Parts, service and collision repair ........................      35,860          42,075          57,537           162,660
 Finance and insurance ......................................       7,813           7,118          10,606            34,011
                                                                ---------       ---------       ---------       -----------
   Total revenue ............................................     311,323         376,867         536,001         1,603,701
Cost of sales ...............................................     272,130         332,122         473,003         1,396,259
                                                                ---------       ---------       ---------       -----------
Gross profit ................................................      39,193          44,745          62,998           207,442
Selling, general and administrative expenses ................      28,091          32,602          46,770           150,130
Depreciation and amortization ...............................         832           1,076           1,322             4,607
                                                                ---------       ---------       ---------       -----------
Operating income ............................................      10,270          11,067          14,906            52,705
Interest expense, floor plan ................................       4,504           5,968           8,007            14,096
Interest expense, other .....................................         436             433           1,199             9,395
Other income ................................................         106             355             298               426
                                                                ---------       ---------       ---------       -----------
Income before income taxes and minority interest ............       5,436           5,021           5,998            29,640
Provision for income taxes ..................................       2,176           1,924           2,249            11,083
                                                                ---------       ---------       ---------       -----------
Income before minority interest .............................       3,260           3,097           3,749            18,557
Minority interest in earnings of subsidiary .................          22             114              47                --
                                                                ---------       ---------       ---------       -----------
Net income ..................................................   $   3,238       $   2,983       $   3,702       $    18,557
                                                                =========       =========       =========       ===========
Diluted net income per share(d) .............................                                   $   0.27        $     0.74
                                                                                                =========       ===========
Weighted average number of common shares outstanding(d) .....                                      13,898            24,970
                                                                                                =========       ===========
OTHER CONSOLIDATED FINANCIAL AND OPERATING DATA:
New vehicle units sold ......................................      10,273          11,693          15,715            41,592
Used vehicle units sold -- retail ...........................       5,172           5,488           6,712            24,591
New vehicle sales revenues ..................................   $ 186,859       $ 233,979       $ 343,941       $   962,939
Used vehicle sales revenues -- retail .......................      60,766          68,054          85,132           324,740
Gross margin ................................................        12.6%           11.9%           11.8%             12.9%
New vehicle gross margin ....................................         7.5%            7.7%            7.7%              7.8%
Used vehicle gross margin -- retail .........................         9.5%            8.4%            8.6%             10.7%
Parts, service and collision repair gross margin ............        36.1%           35.8%           36.9%             43.2%
EBITDAR(e) ..................................................   $   7,681       $   7,619        $ 10,668        $   54,125
Rental expense ..............................................         977           1,089           2,149            10,483
                                                                ---------       ---------       ---------       -----------
EBITDA(f) ...................................................   $   6,704       $   6,530        $  8,519        $   43,642
                                                                =========       =========       =========       ===========



                                          AS OF
                                    DECEMBER 31, 1998
                                   ------------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital ..................      $ 79,155
Total assets .....................       576,103
Long-term debt(g) ................       145,790
Total liabilities ................       433,674
Stockholders' equity .............       142,429


                                                   (FOOTNOTES ON FOLLOWING PAGE)

---------
(a) Sonic acquired Fort Mill Ford, Inc. in February 1996. The acquisition was accounted for using the purchase method of accounting. As a result, the actual financial data does not include the results of this dealership before the date we acquired it. Accordingly, the actual financial data for periods after the acquisition may not be comparable to data presented for periods before the acquisition.

(b) Sonic acquired Fort Mill Chrysler-Plymouth-Dodge in June 1997, Lake Norman Chrysler/Plymouth/Jeep and Lake Norman Dodge in September 1997, Williams Motors and Ken Marks Ford in October 1997, and the Bowers Automotive Group and Dyer & Dyer Volvo in November 1997. Our 1997 acquisitions were accounted for using the purchase method of accounting. As a result, the actual financial data does not include the results of operations of these dealerships before their effective dates of acquisition. Accordingly, the actual financial data for periods after the acquisitions may not be comparable to data presented for periods before the acquisitions.

(c) Sonic acquired Capitol Chevrolet and Imports, Century BMW and Heritage Lincoln Mercury in April 1998, Casa Ford of Houston, Inc. in May 1998, Hatfield Automotive Group in July 1998, Higginbotham Automotive Group in August 1998, Tampa Volvo, Ron Craft Chrysler Plymouth Jeep and Ron Craft Chevrolet-Cadillac-Oldsmobile in December 1998. Our 1998 acquisitions were accounted for using the purchase method of accounting. As a result, the actual financial data does not include the results of operations of these dealerships before their effective dates of acquisition. Accordingly, the actual financial data for periods after the acquisitions may not be comparable to data presented for periods before the acquisitions.

(d) In accordance with generally accepted accounting principles, the earnings per share information has been retroactively restated to reflect our 2-for-1 common stock split that occurred on January 25, 1999.

(e) EBITDAR means earnings before interest (other than interest expense related to notes payable-floor plan), taxes, depreciation, amortization and rent expense. You should not consider EBITDAR to be a substitute for operating income or a better measure of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. We include it to provide additional information on our ability to meet future debt service, our capital expenditures and our working capital requirements. This measure may not be comparable to similarly titled measures reported by other companies.

(f) EBITDA means earnings before interest (other than interest expense related to notes payable-floor plan), taxes, depreciation and amortization. This is consistent with the measure used to calculate Sonic's consolidated fixed charge coverage ratio for purposes of the limitations on indebtedness covenant in the indenture governing Sonic's senior subordinated notes. You should not consider EBITDA to be a substitute for operating income or a better measure of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles. We include it to provide additional information on our ability to meet future debt service, our capital expenditures and our working capital requirements. This measure may not be comparable to similarly titled measures reported by other companies.

(g) Long-term debt, including current portion, includes the payable to Sonic's Chairman and the payable to affiliates of Sonic. See Sonic's Consolidated Financial Statements and the related notes included in this prospectus.

                                 RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER AND EVALUATE ALL OF THE INFORMATION IN THIS PROSPECTUS, INCLUDING THE RISK FACTORS SET FORTH BELOW, BEFORE INVESTING IN THE SHARES WE ARE OFFERING.


AUTOMOBILE MANUFACTURERS EXERCISE SIGNIFICANT CONTROL OVER SONIC'S OPERATIONS AND SONIC IS DEPENDENT ON THEM TO OPERATE ITS BUSINESS

     Each of Sonic's dealerships operates pursuant to a franchise agreement with the applicable automobile manufacturer or manufacturer authorized distributor. Sonic is dependent to a significant extent on its relationships with such manufacturer. Without a franchise agreement, we cannot obtain new vehicles from a manufacturer.

     Vehicles manufactured by the following manufacturers accounted for the indicated approximate percentage of our 1998 new vehicle revenue:



                                      PERCENTAGE OF OUR
MANUFACTURER                      1998 NEW VEHICLE REVENUES
-------------------------------- --------------------------
  Ford Motor Company                         44.0%
  Daimler-Chrysler Corporation               19.0%
  Toyota Motor Sales (U.S.A.)                10.7%
  General Motors Corporation                  6.2%
  BMW                                         5.3%

     No other manufacturer accounted for more than 5% of our new vehicle sales during 1998. A significant decline in the sale of Ford, Daimler-Chrysler, Toyota, GM or BMW new vehicles could have a material adverse effect on us.

     Manufacturers exercise a great degree of control over the operations of Sonic's dealerships. Each of our franchise agreements provides for termination or non-renewal for a variety of causes, including any unapproved change of ownership or management and other material breaches of the franchise agreements. Manufacturers may also have a right of first refusal if we seek to sell our dealerships. We believe that we will be able to renew all of our existing franchise agreements upon expiration.

   o We cannot assure you that any of our franchise agreements will be renewed or that the terms and conditions of such renewals will be favorable to us.


   o If a manufacturer is allowed under state franchise laws to terminate or decline to renew one or more of Sonic's significant franchise agreements, such action could have a material adverse effect on our business.

   o Actions taken by manufacturers to exploit their superior bargaining position in negotiating the terms of such renewals or otherwise could also have a material adverse effect on us.

     Manufacturers allocate their vehicles among dealerships generally based on the sales history of each dealership. Consequently, we also depend on the manufacturers to provide us with a desirable mix of popular new vehicles. These popular vehicles produce the highest profit margins and tend to be the most difficult to obtain from the manufacturers.

   o Sonic's dealerships depend on the manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support dealership new vehicle sales. Manufacturers have historically made many changes to their incentive programs during each year. A reduction or discontinuation of a manufacturer's incentive programs may materially adversely affect our profitability.


ADVERSE CONDITIONS AFFECTING ONE OR MORE MANUFACTURERS MAY NEGATIVELY IMPACT SONIC'S PROFITABILITY

     The success of each of Sonic's dealerships depends to a great extent on the manufacturers':

     o financial condition;

     o marketing;

     o vehicle design;

     o production capabilities; and

     o management.

     Events such as strikes and other labor actions by unions, or negative publicity concerning a particular manufacturer or vehicle model, may materially and adversely affect us. Similarly, the delivery of vehicles from manufacturers later than scheduled, which may occur particularly during periods when new products are being introduced, can lead to reduced sales. Although, we have attempted to lessen our dependence on any one manufacturer by establishing dealer relationships with a number of different domestic and foreign automobile manufacturers, adverse conditions affecting manufacturers, and Ford, Chrysler, Toyota or GM in particular, could have a material adverse effect on us. For instance, workers at a Chrysler engine plant went on strike in April 1997 for 29 days. The strike by the United Auto Workers caused Chrysler's vehicle production to drop during the Spring of 1997, especially for production of its most popular truck and van models. This strike materially affected Sonic due to Chrysler's inability to provide us with a sufficient supply of new vehicles and parts during such period. In addition, in June 1998, the United Auto Workers went on strike at two GM facilities in Flint, Michigan. The strike lasted 53 days, causing 27 GM manufacturing facilities to shut down during the strike and severely affecting production of GM vehicles during the strike period. In the event of another such strike, Sonic may need to purchase inventory from other automobile dealers at prices higher than it would be required to pay to the affected manufacturer in order to carry an adequate level and mix of inventory. Consequently, such events could materially adversely affect our financial results.


MANUFACTURER STOCK OWNERSHIP/ISSUANCE LIMITS LIMIT SONIC'S ABILITY TO ISSUE ADDITIONAL EQUITY TO MEET ITS FINANCING NEEDS

     Standard automobile franchise agreements prohibit transfers of any ownership interests of a dealership and its parent, such as Sonic, and, therefore, often do not by their terms accommodate public trading of the capital stock of a dealership or its parent. Our manufacturers have agreed to permit trading in the Class A common stock. A number of manufacturers impose restrictions upon the transferability of the Class A common stock.

   o Ford may cause us to sell or resign from one or more of our Ford franchises if any person or entity (other than the current holders of our Class B common stock, and their lineal descendants and affiliates (collectively, the "Smith Group")) acquires 15% or more of our voting securities.

   o General Motors, Toyota and Nissan Motor Corporation In U.S.A. ("Infiniti") may force the sale of their respective franchises if 20% of more of our voting securities are similarly acquired.

   o American Honda Co., Inc. may force the sale of our Honda franchise if any person or entity, excluding members of the Smith Group, acquires 5% of the common stock (10% if such entity is an institutional investor), and Honda deems such person or entity to be unsatisfactory.

   o Volkswagen of America, Inc. approved of the public sale of only 25% of the voting control of Sonic in Sonic's initial public offering, and requires prior approval of any change in control or management of Sonic that would affect Sonic's control or management of its Volkswagen franchise subsidiaries.

   o Chrysler approved of the public sale of only 50% of Sonic's common stock in Sonic's initial public offering, and requires prior approval of any future sales that would result in a change in voting or managerial control of Sonic.

   o Mercedes requires 60 days notice to approve the acquisition of securities representing 20% or more of the voting rights of Sonic.

In addition, other manufacturers may seek to impose other similar restrictions.

     In a similar manner, Sonic's lending arrangements require that voting control over Sonic be maintained by the Smith Group. Any transfer of shares of common stock, including a transfer by members of the Smith Group, will be outside our control. If such transfer results in a change in control of Sonic, it could result in the termination or non-renewal of one or more of our franchise agreements and a default under our credit arrangements. Moreover, these issuance limitations may impede Sonic's ability to raise capital through additional equity offerings or to issue Sonic stock as consideration for future acquisitions. The restrictions under Sonic's franchise agreements or lending arrangements also may prevent or deter prospective acquirors from acquiring control of Sonic and adversely impact Sonic's equity value.


MANUFACTURERS' RESTRICTIONS ON ACQUISITIONS COULD LIMIT SONIC'S FUTURE GROWTH

     We are required to obtain the consent of the applicable manufacturer before the acquisition of any additional dealership franchises. We cannot assure you that manufacturers will grant such approvals, although the denial of such approval may be subject to certain state franchise laws. In the course of acquiring Jaguar franchises associated with dealerships in Chattanooga, Tennessee and Greenville, South Carolina, Jaguar declined to consent to Sonic's proposed 1997 acquisitions of those franchises.

     Obtaining the consent of the manufacturers for acquisitions of dealerships could also take a significant amount of time. Obtaining the approvals of the manufacturers for our 1997 and 1998 acquisitions, other than Jaguar, which was not obtained, took approximately five months. We believe that manufacturer approvals of subsequent acquisitions from manufacturers with which Sonic has previously completed applications and agreements may take less time, although we cannot provide you with assurances to that effect.

     If we experience delays in obtaining, or fail to obtain, approvals of the manufacturers for acquisitions of dealerships, our growth strategy could be materially adversely affected. In determining whether to approve an acquisition, the manufacturers may consider many factors, including the moral character, business experience, financial condition, ownership structure and customer satisfaction index scores ("CSI scores") of Sonic and its management. In addition, under an applicable franchise agreement or under state law a manufacturer may have a right of first refusal to acquire a dealership in the event we seek to acquire a dealership franchise.

     In addition, a manufacturer may seek to limit the number of such manufacturers' dealerships that may be owned by Sonic, Sonic's national market share of such manufacturer's products or the number of dealerships Sonic may own in a particular geographic area. These restrictions may not be enforceable under state franchise laws. See "Business -- Relationships with Manufacturers."

   o Ford currently limits us to no more than the lesser of (1) 15 Ford and 15 Lincoln Mercury dealerships or (2) that number of Ford and Lincoln Mercury dealerships accounting for 2% of the preceding year's retail sales of those brands in the United States. Ford also limits us to owning only one Ford dealership in any Ford-defined market area having three or fewer Ford dealerships in it and no more than 25% of the Ford dealerships in a market area having four or more Ford dealerships.

   o Toyota currently restricts the number of dealerships which may be owned by any one group to seven Toyota and three Lexus dealerships nationally and restricts the number of dealerships that may be owned to (1) the greater of one dealership, or 20% of the Toyota dealer count in a Toyota-defined "Metro" market, (2) the lesser of five dealerships or 5% of the Toyota dealerships in any Toyota region (currently 12 geographic regions), and (3) two Lexus dealerships in any one of the four Lexus geographic areas. Toyota further requires that at least nine months elapse between acquisitions.

   o In late 1998, Honda announced its revised policy that it will enter into a "framework agreement" with any publicly-owned Honda dealer entity. The purpose of this agreement is primarily to set specific limitations on the number of Honda and Acura dealerships nationally, in each Honda- and Acura-defined geographic zones and in each Honda- and Acura-defined "Metro" market. Honda has not yet provided us with such a framework agreement. Presently, Honda restricts us from holding more than seven Honda or more than three Acura franchises nationally and restricts the number of franchises to (1) one Honda dealership in a Honda-defined "Metro" market with two to 10 Honda dealerships, (2) two Honda dealerships in a Metro market with 11 to 20 Honda dealerships, (3) three Honda dealerships in a Metro market with 21 or more Honda dealerships, (4) no more than 4% of the Honda dealerships in any one of 10 Honda-defined geographic zones, (5) one Acura dealership in a Metro market, and (6) two Acura dealerships in any one of the six Acura-defined geographic zones.

   o Mercedes restricts any company from owning that number of Mercedes dealerships with sales of more than 3% of total sales of Mercedes vehicles in the U.S. during the previous calendar year. In addition, Mercedes has limited Sonic from acquiring more than four additional Mercedes dealerships until November 1999. During this period, Mercedes will evaluate the performance of our acquired Mercedes dealerships before permitting us to acquire additional Mercedes dealerships.

   o GM limited the number of GM dealerships that we may acquire during the period from September 15, 1997 to June 10, 2000 to 15 additional GM dealership locations. We currently own and have agreements to acquire a total of 15 GM dealerships. GM currently limits the maximum number of GM dealerships that we may acquire to 50% of the GM dealerships, by franchise line, in a GM-defined geographic market area having multiple GM dealers.

   o Toyota and Honda also prohibit ownership of contiguous dealerships.

   o Subaru limits us to no more than two Subaru dealerships within certain designated market areas, four Subaru dealerships within the Mid-America region and twelve dealerships within Subaru's entire area of distribution.

   o Toyota, Honda and Mercedes also prohibit the coupling of a franchise with any other brand without their consent.

     As a condition to granting their consent to our 1997 acquisitions, a number of manufacturers forced Sonic to agree to additional restrictions. These agreements principally restrict (1) certain material changes in Sonic or extraordinary corporate transactions such as a merger, sale of a material amount of assets or change in the Board of Directors or management of Sonic which could have a material adverse effect on the manufacturer's image or reputation or could be materially incompatible with the manufacturer's interests; (2) the removal of a dealership general manager without the consent of the manufacturer; and (3) the use of dealership facilities to sell or service new vehicles of other manufacturers. If we are unable to comply with these restrictions, we generally must (1) sell the assets of the dealerships to the manufacturer or to a third party acceptable to the manufacturer, or (2) terminate the dealership agreements with the manufacturer. Other manufacturers may impose other and more stringent restrictions in connection with future acquisitions.

We own:

seven Ford franchises,

six Chrysler franchises,

six Plymouth franchises,

five BMW franchises,

four Cadillac franchises,

four Chevrolet franchises,

four Jeep franchises,

four Dodge franchises,

four Oldsmobile franchises,

three Toyota franchises,

three Volkswagen franchises,

three Volvo franchises,

three KIA franchises,

three Mercury franchises,

three Mitsubishi franchises,

two Lincoln franchises,

two Infiniti franchises,

two Hyundai franchises, and


one franchise each of Acura, Audi, Buick, Honda, Isuzu, Lexus, Mercedes, Nissan, Porsche, Range Rover and Subaru.


JAGUAR HAS NOT CONSENTED TO TWO ACQUISITIONS

     In the course of seeking to acquire Jaguar franchises in Chattanooga, Tennessee and Greenville, South Carolina, Jaguar declined to consent to Sonic's proposed acquisitions of these franchises. In settling legal actions brought against Jaguar by the seller of the Chattanooga Jaguar franchise, Sonic agreed with Jaguar not to acquire any Jaguar franchise until August 3, 2001.


SONIC'S FAILURE TO MEET A MANUFACTURER'S CONSUMER SATISFACTION REQUIREMENTS MAY ADVERSELY AFFECT OUR ABILITY TO ACQUIRE NEW DEALERSHIPS

     Many manufacturers attempt to measure customers' satisfaction with their sales and warranty service experiences through systems which vary from manufacturer to manufacturer but which are generally known as "CSI." These manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions. The components of CSI have been modified from time to time in the past, and we cannot assure you that such components will not be further modified or replaced by different systems in the future. To date, we have not been materially adversely affected by these standards and have not been denied approval of any acquisition based on low CSI scores, except for Jaguar's refusal to approve our acquisition of a Chattanooga Jaguar franchise in 1997. See " -- Jaguar Has Not Consented to Two Acquisitions." However, we cannot assure you that Sonic will be able to comply with such standards in the future. Failure of Sonic's dealerships to comply with the standards imposed by manufacturers at any given time may have a material adverse effect on us.


LIMITATIONS ON SONIC'S FINANCIAL RESOURCES AVAILABLE FOR ACQUISITIONS

     We intend to finance our acquisitions with cash on hand, through issuances of equity or debt securities and through borrowings under credit arrangements.

     o We cannot assure you that we will be able to obtain additional debt or equity securities financing.

     o Using equity to complete acquisitions could significantly dilute existing equity holders.

     o Using cash to complete acquisitions could substantially limit our operating or financial flexibility.

     o If we are unable to obtain financing on acceptable terms, we may be required to reduce significantly the scope of our presently anticipated expansion, which could materially adversely affect our business.

     For further discussion of Sonic's financial resources, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In addition, Sonic is dependent to a significant extent on its ability to finance its inventory. Automotive retail inventory financing involves significant sums of money in the form of "floor plan financing." Floor plan financing is how a dealership finances its purchase of new vehicles from a manufacturer. The dealership borrows money to buy a particular vehicle from the manufacturer and pays off the loan when it sells that particular vehicle, paying interest during this period. As of December 31, 1998, Sonic had approximately $228.2 million of floor plan indebtedness outstanding, all of which is under Sonic's floor plan credit facility (the "Floor Plan Facility") with Ford Motor Credit. Substantially all the assets of our dealerships are pledged to secure such indebtedness, which may impede our ability to borrow from other sources. Ford Motor Credit is associated with Ford. Consequently, any deterioration of our relationship with Ford could adversely affect our relationship with Ford Motor Credit and vice-versa. In addition, Sonic must obtain new floor plan financing or obtain consents to assume such financing in connection with its acquisition of dealerships.

     O. Bruton Smith, our Chief Executive Officer and Chairman of the Board, initially guaranteed the obligations of Sonic under Sonic's unsecured acquisition line of credit (the "Revolving Facility") with Ford Motor Credit. Such obligations were further secured with a pledge of shares of common stock of Speedway Motorsports, Inc. owned by Sonic Financial Corporation, a corporation controlled by Mr. Smith, having an estimated value at the time of pledge of approximately $50.0 million (the "Revolving Pledge"). When the Revolving Facility's borrowing limit was increased to $75.0 million in 1997, Mr. Smith's personal guarantee of Sonic's obligations under the Revolving Facility was released, although the Revolving Pledge remained in place. Mr. Smith was also required by Ford Motor Credit to lend $5.5 million (the "Subordinated Smith Loan") to Sonic to increase Sonic's capitalization because the net proceeds from Sonic's November 1997 initial public offering were significantly less than expected by Sonic and Ford Motor Credit. In August 1998, Ford Motor Credit released the Revolving Pledge. In December 1998, Ford Motor Credit agreed to increase the borrowing limit under the Revolving Facility to $100.0 million. Mr. Smith may be unwilling to make any such commitments in the future if such commitments are needed.


LEVERAGE

     As of December 31, 1998, Sonic's long-term debt was 49.7% of its total capitalization. As of December 31, 1998, Sonic's total consolidated long-term indebtedness (including certain affiliated payables) was $140.5 million, its total consolidated short-term indebtedness (including floor plan notes payable) was $233.5 million and its total stockholders' equity was $142.4 million. In addition, the indenture relating to our senior subordinated notes and other debt instruments of Sonic and its subsidiaries allow Sonic and its subsidiaries to incur additional indebtedness, including secured indebtedness.

     The degree to which Sonic is leveraged could have important consequences to the holders of our securities, including the following:

   o our ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future;

   o a substantial portion of the our cash flow from operations must be dedicated to the payment of principal and interest on our senior subordinated notes, borrowings under the revolving facility, a standardized floor plan credit facility with Ford Motor Credit for each of our dealership subsidiaries and other indebtedness, thereby reducing the funds available to us for our operations and other purposes;

   o certain of our borrowings are and will continue to be at variable rates of interest, which exposes us to the risk of increased interest rates;

   o the indebtedness outstanding under our credit facilities is secured by a pledge of substantially all the assets of our dealerships; and

   o we may be substantially more leveraged than certain of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changing market conditions and regulations.

     In addition, our debt agreements contain numerous covenants that will limit the discretion of Sonic's and its subsidaries' management with respect to certain business matters.

AUTOMOBILE RETAILING IS A MATURE INDUSTRY WITH LIMITED GROWTH POTENTIAL IN NEW VEHICLE SALES AND SONIC'S ACQUISITION STRATEGY WILL AFFECT ITS REVENUES AND EARNINGS

     The United States automobile dealership industry is considered a mature industry in which minimal growth is expected in unit sales of new vehicles. As a consequence, growth in our revenues and earnings is likely to be significantly affected by our success in acquiring and integrating dealerships and the pace and size of such acquisitions.


HIGH COMPETITION IN AUTOMOBILE RETAILING REDUCES SONIC'S PROFIT MARGINS ON VEHICLE SALES

     Automobile retailing is a highly competitive business with over 22,000 franchised automobile dealerships in the United States at the beginning of 1998. Our competition includes:

     o Franchised automobile dealerships selling the same or similar makes of new and used vehicles we offer in our markets and sometimes at lower prices than us. Some of these dealer competitors may be larger and have greater financial and marketing resources than Sonic;

     o Other franchised dealers;

     o Private market buyers and sellers of used vehicles;

     o Used vehicle dealers;

     o Service center chain stores; and

     o Independent service and repair shops.

     Gross profit margins on sales of new vehicles have been declining since 1986. The used car market faces increasing competition from untraditional outlets such as used-vehicle "superstores." Many used-vehicle superstores use sales techniques, such as one price shopping, that are untraditional and appealing to certain consumers. Presently, only one of Sonic's dealerships uses one price shopping techniques. Several groups have begun to establish nationwide networks of used-vehicle superstores. In many of the markets where we have significant operations, used-vehicle superstores operate in competition with us. "No negotiation" sales methods are also being tried for new cars by at least one of these superstores and by dealers for Saturn and other dealerships. Some of Sonic's competitors may be capable of operating on smaller gross margins than us, and may have greater financial, marketing and personnel resources than us.

     We along with our competition are beginning to use the Internet as a significant part of the sales process. Customers are using the Internet to compare pricing for cars and F&I which may further reduce margins for new cars and profits for F&I.

     In addition, Ford and GM have announced that they are entering into joint ventures to acquire dealerships in various cities in the United States and Saturn has announced its intention to acquire its dealerships. In addition, other manufacturers may directly enter the retail market in the future. Manufacturer direct retailing efforts that comply with state franchise statutes could have a material adverse effect on us.

     The increased popularity of short-term vehicle leasing also has resulted, as these leases expire, in a large increase in the number of late model vehicles available in the market, which puts added pressure on new vehicle margins. As Sonic seeks to acquire dealerships in new markets, it may face increasingly significant competition as it strives to gain market share through acquisitions or otherwise. Such competition includes other large dealer groups and dealer groups that have publicly-traded equity.

     Our franchise agreements do not grant us the exclusive right to sell a manufacturer's product within a given geographic area. We could be materially adversely affected if any of our manufacturers award franchises to others in the same markets where we operate, although certain state franchise laws may limit such activities by the manufacturers. See "Business -- Relationships with Manufacturers." A similar adverse affect could occur if existing competing franchised dealers increase their market share in our markets. Our gross margins may decline over time as we expand into markets where we do not have a leading position. These and other competitive pressures could materially adversely affect Sonic's results of operations.


THE CYCLICAL AND LOCAL NATURE OF AUTOMOBILE SALES MAY ADVERSELY AFFECT SONIC'S PROFITABILITY

     The automobile industry is cyclical and historically has experienced periodic downturns characterized by oversupply and weak demand. Many factors affect the industry, including general economic conditions and consumer confidence, the level of discretionary personal income, interest rates and credit availability. For the year ended December 31, 1998, industry retail unit sales increased 2.9% as a result of retail car unit sales declines of 1.1% offset by retail truck unit sales gains of 7.7% from the same period in 1997. Future recessions may have a material adverse effect on our business.

     Local economic, competitive and other conditions also affect the performance of dealerships. Sonic's dealerships currently are located in the Atlanta, Birmingham, Charlotte, Chattanooga, Columbus, Daytona Beach, Greenville/Spartanburg, Houston, Montgomery, Nashville and Tampa/Clearwater markets. We intend to pursue acquisitions outside of these markets, but our operational focus is on our current markets. As a result, Sonic's results of operations depend substantially on general economic conditions and consumer spending habits in the Southeast and, to a lesser extent, in the Houston and Columbus markets. Sonic's results of operations also depend on other factors, such as tax rates and state and local regulations specific to Alabama, Florida, Georgia, North Carolina, Ohio, South Carolina, Tennessee and Texas. Sonic may not be able to expand geographically and any such expansion may not adequately insulate it from the adverse effects of local or regional economic conditions.


RISKS OF CONSOLIDATING OPERATIONS AS A RESULT OF RECENT ACQUISITIONS MAY ADVERSELY AFFECT SONIC'S FUTURE OPERATING RESULTS

     We acquired 19 dealerships in 1998. Each of these dealerships was operated and managed as a separate independent entity until acquired. Sonic's future operating results will depend on our ability to integrate the operations of these businesses and manage the combined enterprise. We cannot assure you that we will be able to effectively and profitably integrate in a timely manner any of the dealerships included in our 1998 acquisitions or any future acquisitions, or to manage the combined entity without substantial costs, delays or other operational or financial problems. Our inability to do so could have a material adverse effect on Sonic's business, financial condition and results of operations.


RISKS ASSOCIATED WITH ACQUISITIONS MAY HINDER SONIC'S ABILITY TO INCREASE REVENUES AND EARNINGS

     The retail automobile industry is considered a mature industry in which minimal growth is expected in industry unit sales. Accordingly, our future growth depends in large part on our ability to acquire additional dealerships as well as on our ability to manage expansion, control costs in our operations and consolidate dealership acquisitions, including our 1998 and completed 1999 acquisitions, into existing operations. In pursuing a strategy of acquiring other dealerships, we face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

     o incurring significantly higher capital expenditures and operating expenses;

     o failing to assimilate the operations and personnel of the acquired dealerships;

     o disrupting Sonic's ongoing business;

     o diverting Sonic's limited management resources;

     o failing to maintain uniform standards, controls and policies;

     o impairing relationships with employees and customers as a result of changes in management;

     o causing increased expenses for accounting and computer systems, as well as integration difficulties; and

     o failure to obtain a manufacturer's consent to one of its dealership franchises.

     Failure to retain qualified management personnel at any acquired dealership may increase the risk associated with integrating such acquired dealership. Installing new computer systems has in the past disrupted existing operations as management and salespersons adjust to new technologies. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with such acquisitions, including our 1998 and completed 1999 acquisitions.

     Although there are many potential acquisition candidates that fit our acquisition criteria, we cannot assure you that we will be able to consummate any such transactions in the future or identify those candidates that would result in the most successful combinations, or that future acquisitions will be able to be consummated at acceptable prices and terms. In addition, increased competition for acquisition candidates could result in fewer acquisition opportunities for us and higher acquisition prices. The magnitude, timing and nature of future acquisitions will depend upon various factors, including:

     o the availability of suitable acquisition candidates;

     o competition with other dealer groups for suitable acquisitions;

     o the negotiation of acceptable terms;

     o Sonic's financial capabilities;

     o the availability of skilled employees to manage the acquired companies;
       and

     o general economic and business conditions.

     In addition, Sonic's future growth as a result of our acquisition of automobile dealerships will depend on our ability to obtain the requisite manufacturer approvals. We cannot assure you that we will be able to obtain such consents in the future.

     In certain cases, we may be required to file applications and obtain clearances under applicable federal antitrust laws before consummation of an acquisition. These regulatory requirements may restrict or delay our acquisitions, and may increase the cost of completing such transactions.


THE OPERATING CONDITION OF ACQUIRED BUSINESSES CANNOT BE DETERMINED ACCURATELY UNTIL SONIC ASSUMES CONTROL

     Although we have conducted what we believe to be a prudent level of investigation regarding the operating condition of the businesses we purchase in light of the circumstances of each transaction, certain unavoidable levels of risk remain regarding the actual operating condition of these businesses. Until we actually assume operating control of such assets, we may not be able to ascertain the actual value of the acquired entity.


POTENTIAL ADVERSE MARKET PRICE EFFECT OF ADDITIONAL SHARES ELIGIBLE FOR FUTURE SALE


     The market price of our Class A common stock could be adversely affected by the availability for public sale of up to 21,438,876 shares held or issuable on April 26, 1999, including:






   NUMBER OF SHARES OF
  CLASS A COMMON STOCK                    MANNER OF HOLDING AND/OR ISSUANCE
------------------------   --------------------------------------------------------------
       12,400,000(1)       Issuable on conversion of 12,400,000 shares of our Class B common stock owned by existing stockholders of Sonic.
                           These shares of Class A common stock are subject to
                           certain piggyback registration rights.
          242,782(1)       Issuable on exercise of warrants issued in our business
                           acquisitions.
        4,086,215(1)(2)    Issuable on conversion of outstanding shares of our Class
                           A convertible preferred stock that were issued in our
                           business acquisitions.
        1,440,022          Issued in our business acquisitions and currently registered for sale under the Securities Act pursuant to a shelf
                           registration.
        2,469,282          Issuable on exercise of options granted under our 1997
                           Stock Option Plan. All such shares are registered for sale under the Securities Act.
          700,575          Issuable on exercise of options granted under our employee stock purchase plans. All such shares are registered for sale under the Securities Act.
          100,000          Issuable on exercise of options granted under our Directors
                           Formula Stock Option Plan. All such shares are registered
                           for sale under the Securities Act.


---------
(1) All such shares are "restricted securities" as defined in Rule 144 under the Securities Act and may be resold in compliance with Rule 144.


(2) The number of shares of Class A common stock issuable upon conversion of outstanding shares of our preferred stock is an estimate based on the assumption that the average of the daily closing prices for the Class A common stock on the NYSE for the 20 consecutive trading days ending one trading day before such conversion was $14 1/8 per share. This number is subject to adjustment based on the common stock price on the date of conversion and could be materially more or less than this estimated amount depending on factors that we cannot presently determine. These factors include the future market price of the Class A common stock and the decisions of the holders of the preferred stock as to when to convert their shares of preferred stock. Generally, such issuances of Class A common stock will vary inversely with the market price of the Class A common stock.

     In connection with pending acquisitions, Sonic has agreed to issue approximately $18.0 million in Class A common stock and approximately $20.9 million in liquidation value of preferred stock. All but approximately $10.5 million in value of these securities will have registration rights, of which approximately $18.0 million of such shares will be subject to prohibitions on resales for the 180 days after their issuance. Sonic intends in its business acquisitions to issue additional shares of equity securities that may have registration rights as well as be eligible for resale under Rule 144. The resale of substantial amounts of Class A common stock, or the perception that such resales may occur, could materially and adversely affect the prevailing market prices for the Class A common stock and the ability of Sonic to raise equity capital in the future.


     Sonic has agreed not to issue, and Sonic's directors and executive officers have agreed not to resell, any shares of Sonic's common stock or other equity securities for a period from the date of the preliminary prospectus first mailed to investors to the date 90 days after the date of this prospectus (the "Lock Up Period") without the prior consent of the underwriters' representative. Sonic may, however, issue its securities without such prior consent during the Lock Up Period (1) under its stock benefit plans, (2) in a dealership acquisition as long as the recipient of the securities agrees not to resell for at least the remainder of the Lock Up Period, or (3) upon the exercise of options or warrants or the conversion of securities currently outstanding. Our directors and executive officers hold or are entitled to receive 13,828,339 shares of Class A common stock that are subject to the Lock Up Period restrictions on resale. We estimate that an additional 1,035,211 shares of the shares listed in the table above are subject to similar lock up arrangements for a period from the date of the preliminary prospectus first mailed to investors to the date 30 days after the date of this prospectus.

     Sonic also has registration rights agreements with (1) holders of 324,803 shares of Class A common stock, and (2) holders of 31,088 shares of preferred stock, which are convertible into 2,192,508 shares of Class A common stock if such conversion was based on $14 1/8 being the 20-day average closing price of our Class A common stock. These stockholders are also selling stockholders, who are otherwise subject to restrictions on resale for the Lock Up Period.



POTENTIAL CONFLICTS OF INTEREST BETWEEN SONIC AND ITS OFFICERS COULD ADVERSELY AFFECT OUR FUTURE PERFORMANCE

     Bruton Smith serves as the chairman and chief executive officer of Speedway Motorsports, Inc. and as the chairman of Mar Mar Realty Trust, a real estate investment trust that is specializing in the acquisition and leasing of the real estate of automobile dealerships and automotive related businesses ("MMRT"). Accordingly, Sonic will compete with Speedway Motorsports and MMRT for the management time of Mr. Smith. Under his employment agreement with Sonic, Mr. Smith is required to devote approximately 50% of his business time to the affairs of Sonic. The remainder of his business time may be devoted to other entities including Speedway Motorsports and MMRT.

     We have in the past and will likely in the future enter into transactions with entities controlled by Mr. Smith or other affiliates of Sonic, including transactions with MMRT. Sonic has recently entered into certain property transactions with MMRT. We believe that all of our existing arrangements are favorable to us and are as if the arrangements were negotiated between unaffiliated parties, although certain rent rates may be below market rates. Since no independent appraisals were obtained, we cannot assure you that our transactions with MMRT are on terms no less favorable than could have been obtained from unaffiliated third parties. Potential conflicts of interest could also arise in the future between Sonic and these affiliated parties in connection with the enforcement, amendment or termination of these arrangements. Sonic anticipates renegotiating its leases with all related parties at lease expiration at fair market rentals, which may be higher than current rents. See "Certain Transactions -- Transactions with MMRT."

     Under Delaware law generally, a corporate insider is precluded from acting on a business opportunity in his individual capacity if that opportunity is (a) one which the corporation is financially able to undertake, (b) is in the line of the corporation's business, (c) is of practical advantage to the corporation and (d) is one in which the corporation has an interest or reasonable expectancy. Accordingly, corporate insiders are generally required to engage in new business opportunities of Sonic, only through Sonic unless a majority of our disinterested directors decide that such opportunities are not in our best interest.

     Our charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in similar transactions with an unrelated third party. Moreover, any such transactions involving aggregate payments in excess of $500,000 must be approved by a majority of our directors and a majority of our independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transaction to be issued by an investment banking or appraisal firm of national standing. In addition, the terms of the Revolving Facility and our senior subordinated notes will restrict certain transactions with affiliates.


LACK OF MAJORITY OF INDEPENDENT DIRECTORS COULD RESULT IN CONFLICTS WITH MANAGEMENT AND MAJORITY STOCKHOLDERS THAT MAY REDUCE SONIC'S FUTURE PERFORMANCE


     Independent directors do not constitute a majority of the Board, and our Board may not have a majority of independent directors in the future. Without a majority of independent directors, our executive officers, principal stockholders and directors could establish policies and enter into transactions without independent review and approval, subject to certain restrictions under our charter. These policies and transactions could present the potential for a conflict of interest between Sonic and its minority stockholders and the controlling officers, stockholders or directors.


THE LOSS OF KEY PERSONNEL AND THE LIMITED MANAGEMENT AND PERSONNEL RESOURCES OF SONIC COULD ADVERSELY AFFECT SONIC'S OPERATIONS AND GROWTH

     Our success depends to a significant degree upon the continued contributions of its management team (particularly its senior management) and service and sales personnel. Additionally, manufacturer franchise agreements require the prior approval of the applicable manufacturer before any change is made in franchise general managers. For instance, Volvo has required that Richard Dyer maintain a 20% interest in, and be the general manager of, Sonic's Volvo dealerships formerly owned by him. In addition, Mercedes requires that the individual dealer operator of our Mercedes dealerships own at least a 20% interest in our Mercedes dealerships. We do not have employment agreements with many of our dealership managers and other key dealership personnel. Consequently, the loss of the services of one or more of these key employees could have a material adverse effect on us.

     In addition, as we expand we may need to hire additional managers and will likely be dependent on the senior management of any businesses acquired. The market for qualified employees in the industry and in the regions in which Sonic operates, particularly for general managers and sales and service personnel, is highly competitive and may subject Sonic to increased labor costs in periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers could have a material adverse effect on us. In addition, the lack of qualified management or employees employed by our potential acquisition candidates may limit our ability to consummate future acquisitions.


SEASONALITY OF THE AUTOMOTIVE RETAIL BUSINESS ADVERSELY AFFECTS FIRST QUARTER REVENUES

     Our business is seasonal, with a disproportionate amount of revenues received in the second, third and fourth fiscal quarters.


IMPORTED PRODUCT RESTRICTIONS AND FOREIGN TRADE RISKS MAY IMPAIR SONIC'S ABILITY TO SELL FOREIGN VEHICLES PROFITABLY

     Certain motor vehicles as well as certain major components of vehicles retailed by Sonic are of foreign origin. Accordingly, Sonic is subject to the import and export restrictions of various jurisdictions and is dependent to some extent upon general economic conditions in and political relations with a number of foreign countries, particularly Germany, Japan and Sweden. Additionally, fluctuations in currency exchange rates may adversely affect our sales of vehicles produced by foreign manufacturers. Imports into the United States may also be adversely affected by increased transportation costs and tariffs, quotas or duties.


GOVERNMENTAL REGULATION AND ENVIRONMENTAL REGULATION COMPLIANCE COSTS MAY ADVERSELY AFFECT SONIC'S PROFITABILITY

     We are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, and consumer protection laws. The violation of these laws and regulations can result in civil and criminal penalties being levied against us or in a cease and desist order against our operations that are not in compliance. Our future acquisitions may also be subject to regulation, including antitrust reviews. We believe that we comply in all material respects with all laws and regulations applicable to our business, but future regulations may be more stringent and require us to incur significant additional costs.

     Our facilities and operations are also subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Specific types of environmental regulations that apply to our business include those governing wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation, release and disposal of solid and hazardous materials and wastes and the clean up of contaminated property or water. Certain environmental laws and regulations may make us liable for the full amount of the costs of investigation and/or remediation of contaminated properties, even if we are not at fault for the materials disposed or if such disposal was legal at the time. People who can become liable under these laws and regulations include the present or former owner or operator of a contaminated property and companies that generated, disposed of or arranged for the disposal of hazardous substances found at the property.

     Our past and present business operations that are subject to such laws and regulations include the use, storage, handling and disposal of hazardous or toxic substances such as new and waste motor oil, oil filters, transmission fluid, antifreeze, freon, new and waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. We are also subject to laws and regulations because of underground storage tanks that exist or used to exist at many of our properties. Sonic, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations. In addition, soil and groundwater contamination exists at certain of our properties. We cannot assure you that our other properties have not been or will not become similarly contaminated. In addition, we could become subject to new or unforeseen environmental costs or liabilities because of our acquisitions.

     Certain laws and regulations, including those governing air emissions and underground storage tanks, require compliance with new or more stringent standards that are imposed in the future. We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist in the future. Consequently, we may be required to make substantial expenditures in the future.


CONCENTRATION OF VOTING POWER AND ANTITAKEOVER PROVISIONS OF OUR CHARTER MAY REDUCE STOCKHOLDER VALUE IN ANY POTENTIAL CHANGE OF CONTROL OF SONIC

     Our common stock is divided into two classes with different voting rights. This dual class stock ownership allows the present holders of the Class B common stock to control Sonic. Holders of Class A common stock have one vote per share on all matters. Holders of Class B common stock have ten votes per share on all matters, except that they have only one vote per share on any transaction proposed by the Board of Directors or a Class B common stock holder or otherwise benefitting the Class B common stock holders constituting a:

     (a) "going private" transaction;

     (b) disposition of substantially all of Sonic's assets;

     (c) transfer resulting in a change in the nature of Sonic's business; or

     (d) merger or consolidation in which current holders of common stock would own less than 50% of the common stock following such transaction.

     After the offering, holders of Class B common stock will hold less than a majority of Sonic's outstanding common stock but a majority of Sonic's voting power. This may prevent or discourage a change of control of Sonic even if such action were favored by holders of Class A common stock.

     Certain provisions of our charter and bylaws make it more difficult for our stockholders to take certain corporate actions. See "Description of Capital Stock -- Delaware Law, Certain Charter and Bylaw Provisions and Certain Franchise Agreement Provisions." Options under our 1997 Stock Option Plan become immediately exercisable on a change in control of Sonic. These agreements, corporate documents and laws, as well as provisions of our franchise agreements permitting manufacturers to terminate such agreements upon a change of control and provisions of our lending arrangements creating an event of default on a change in control, may have the effect of delaying or preventing a change in control of Sonic or preventing stockholders from realizing a premium on the sale of their shares upon an acquisition of Sonic.


YEAR 2000 COMPUTER PROBLEMS MAY CREATE COSTS AND PROBLEMS ADVERSELY AFFECTING SONIC'S PROFITABILITY

     We recognize the need to ensure that our operations will not be adversely impacted by Year 2000 computer software failures. We have completed a preliminary assessment of our operations in this regard and have determined that our systems are either currently Year 2000 compliant or that the costs associated with making our systems Year 2000 compliant are immaterial. However, many of our lenders, suppliers, including manufacturers and suppliers of finance and insurance products, and other third parties with whom our dealerships regularly conduct business may be significantly impacted by Year 2000 complications.

     Approximately half of our dealerships have received written verification from their respective manufacturer that their Dealer Communication System ("DCS"), which provides on-line communication with manufacturers necessary for ordering vehicles and parts inventory, submitting warranty claims, submitting dealership financial statements, receiving delivery reports and receiving technical reports used in service departments, is Year 2000 compliant. We have asked the remaining manufacturers to inform us of their DCS Year 2000 compliance status.

     Other than automobile manufacturers, we are primarily concerned with Year 2000 failures with banks and other financial service providers, companies providing financing and insurance to our customers and utilities providing electricity and water to our dealerships. We have received verification from our primary banks and lenders that their systems are Year 2000 compliant and that service is not expected to be interrupted by Year 2000 problems. We are still in the process of contacting other key vendors and suppliers regarding their Year 2000 remediation efforts.

     While we believe that we are taking appropriate steps to ensure we are adequately prepared to deal with Year 2000 problems as they arise, we cannot make assurances that Year 2000 problems will not have a material adverse effect on our results of operations or financial condition. In a most reasonably likely worst case scenario, Year 2000 problems may delay our ability to sell vehicles, provide financing and insurance to our customers, provide parts and repair service to our customers, complete acquisitions or meet third-party obligations until Year 2000 problems can be resolved in the affected systems. For further discussion of our state of readiness, costs and contingency plans for Year 2000 problems, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 compliance."


AMORTIZATION OF GOODWILL FROM ACQUISITIONS COULD CHANGE, RESULTING IN SIGNIFICANT REDUCTION IN EARNINGS FOR FUTURE PERIODS

     Goodwill represented approximately 31.3% of our total assets and 126.4% of our stockholders' equity as of December 31, 1998. Goodwill arises when an acquiror pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require that this and all other intangible assets be amortized over the period benefited. We determined that the period benefited by all of the goodwill will be no less than 40 years. Accordingly, we amortize goodwill over a 40 year period. Earnings reported in periods immediately following the acquisition would be overstated if Sonic attributed a 40 year benefit period to an intangible asset that should have had a shorter benefit period. In later years, we would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the price paid for the businesses. Earnings in later years also could be significantly affected if management determined then that the remaining balance of goodwill was impaired. We periodically compare the carrying value of goodwill with anticipated undiscounted future cash flows from operations of the businesses we have acquired to evaluate the recoverability of goodwill. We have concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years. Sonic will incur additional goodwill in its future acquisitions.

                              RECENT ACQUISITIONS

     The following table summarizes acquisitions of automobile dealerships and related businesses that we have completed, or for which we have agreed in writing to purchase, since January 1, 1999:




                                                                                                            1998
                                                                                            DATE OF        REVENUE
        DEALERSHIP/COMPANY                       BRANDS                   LOCATION        ACQUISITION   (IN MILLIONS)
Infiniti of Charlotte                           Infiniti                Charlotte, NC     Jan. 1999     $    27.9(1)
Economy Honda Cars                               Honda                 Chattanooga, TN    Feb. 1999         40.6 (2)
Rally Mitsubishi                               Mitsubishi               Nashville, TN     Feb. 1999         14.4 (1)
Global Imports                                    BMW                    Atlanta, GA      Feb. 1999         77.2 (2)
                                      Audi, BMW, Buick, Cadillac,
Williams Automotive Group             Lexus, Porsche, Range Rover      Birmingham, AL     Mar. 1999        210.9 (2)
Bondesen Chevrolet Oldsmobile             Cadillac, Chevrolet,
  Cadillac                                     Oldsmobile              Central Florida    Apr. 1999         51.1 (1)
Sam White Motor City                       Nissan, Oldsmobile            Houston, TX      Apr. 1999         52.4 (1)
Fitzgerald Chevrolet                           Chevrolet                Charlotte, NC   Apr. 1999(3)        27.5 (1)
Newsome Automotive Group            BMW, Chevrolet, Isuzu, Mercedes     Columbia, SC    Apr. 1999(3)       120.0 (2)
Superior Oldsmobile-Cadillac-GMC       Cadillac, GMC, Oldsmobile       Chattanooga, TN  Apr. 1999(3)        20.4 (1)
                                        Cadillac, GMC, Mercedes,
Lloyd Automotive Group                      Nissan, Pontiac            Panama City, FL  Apr. 1999(3)        56.8 (2)
Charleston Lincoln-Mercury             Lincoln, Mercury, Hyundai       Charleston, SC    May 1999(3)        69.0 (1)
Lute Riley Honda                                 Honda                   Dallas, TX     Jun. 1999(3)       178.2 (2)
Ben Reading Buick                     Buick, GMC, Pontiac, Toyota        Houston, TX    Jun. 1999(3)        26.3 (1)
Shottenkirk Honda                                Honda                  Pensacola, FL   Jun. 1999(3)        53.1 (1)
Classic Dodge                                    Dodge                   Mobile, AL     Jun. 1999(3)        34.8 (1)
                                        Audi, BMW, Jeep, Lexus,
Manhattan Auto                              Nissan, Porsche           Washington, D.C.  Jun. 1999(3)       154.0 (1)
                                                                                           Total:      $ 1,213.6
                                                                                                        ===========


(1) Based on dealer statements prepared for manufacturers.


(2) Based on audited financial statements included elsewhere in this prospectus.

(3) Acquisition is pending; date shown is anticipated closing date. The applicable manufacturers have not yet consented to our acquisition of this dealership. The closing of this acquisition is contingent on our receipt of all relevant manufacturer consents to the acquisition.

     Total consideration for the acquisitions listed above is approximately $141.4 million in cash, 11,882 shares of Series II Preferred Stock with a liquidation value of approximately $11.9 million, 44,625 shares of Series III Preferred Stock with a liquidation value of approximately $44.6 million and approximately $18.0 million in Class A common stock. The aggregate purchase price is subject to adjustment based on the net book value of assets to be acquired.


     Sonic was recently awarded two new Volvo franchises and a new Oldsmobile franchise in the Atlanta market. Sonic currently expects to open these new dealerships in the first half of 1999.

                                USE OF PROCEEDS


     The net proceeds to Sonic from the sale of 5,499,102 shares of Class A common stock are approximately $73.4 million after deducting the underwriting discount and estimated expenses of the offering. If the Underwriters exercise their over-allotment option in full, the net proceeds to Sonic would be approximately $89.4 million.

     We intend to use these net proceeds to fund a portion of the $83.3 million of the purchase price of our pending acquisitions and in the interim to repay debt outstanding under the Revolving Facility that was primarily borrowed to fund the acquisitions that closed during 1999 or amounts outstanding under the Floor Plan Facility. See "Description of Certain Indebtedness." As of April 26, 1999, the balance of the Revolving Facility was $74.2 million, which amount bore interest at 7.58% per annum and matures on March 2, 2001. Indebtedness under the Floor Plan Facility as of December 31, 1998 was $228.2 million, bore interest at 6.65% per annum and is repaid as vehicles financed by this facility are sold.


     We will not receive any proceeds from the sale of common stock by the selling stockholders.

     Additional persons who may decide to participate in the offering may sell up to an additional $6.75 million in aggregate value of shares of Class A common stock based on the per share offering price to the public. These shares would be in addition to those shares of the selling stockholders already indicated in this prospectus. If these persons determine to sell such shares, which would represent approximately 477,876 shares assuming an offering price of $14 1/8 per share, the number of shares to be sold by Sonic and the amount of proceeds to be received by Sonic will be adjusted downward to reflect such additional shares being resold by these additional selling stockholders so that the total number of shares to be sold in the offering will remain 8,000,000 shares. In addition, the number of shares being sold by selling stockholders in the offering may increase above the amount indicated in this prospectus if the shares of preferred stock being converted in connection with this offering were converted based on a 20-day average closing price for the Class A common stock that is lower than the $14 1/8 per share we are assuming. This would have the effect of decreasing the amount of Sonic's proceeds since the total number of shares being sold in the offering will not change.


                                DIVIDEND POLICY

     We have not paid any cash dividends on our common stock to date, and do not anticipate paying any cash dividends on our common stock for the foreseeable future. We intend to retain our earnings to provide funds for our operations and for paying our acquisition costs. In addition, the Revolving Facility includes covenants that prohibit our payment of cash dividends and our senior subordinated notes include covenants that restrict our ability to pay cash dividends.


                      PRICE RANGE OF CLASS A COMMON STOCK

     Since our November 10, 1997 initial public offering, our Class A common stock has been traded on the New York Stock Exchange under the symbol "SAH." The following table sets forth the high and low closing sales prices for the Class A common stock, as reported on the NYSE Composite Tape for each calendar quarter indicated, as adjusted for our January 25, 1999 2-for-1 stock split. Before November 10, 1997, we were privately held and there was no public market for our common stock.




                                                    HIGH          LOW
                                                -----------   -----------
      1997:
       Fourth Quarter (from November 10, 1997)  $5 31/32      $4 13/16
      1998:
       First Quarter ..........................  8 5/8         4 7/8
       Second Quarter .........................  9 3/8         7 11/16
       Third Quarter .......................... 11 15/16       8 1/4
       Fourth Quarter ......................... 17 9/16        6 11/32
      1999:
       First Quarter .......................... 18 7/16       13 15/16
       Second Quarter (through April 26, 1999)  16 3/8        12 7/8

                                 CAPITALIZATION

     The following table shows the capitalization of Sonic as of December 31, 1998 (a) on an actual basis, and (b) on a pro forma basis, as adjusted to reflect the offering and the application of the estimated net proceeds of the offering to be received by Sonic as well as for Sonic's acquisitions that are reflected in the Unaudited Pro Forma Consolidated Financial Data included in this prospectus. See "The Acquisitions" and "Use of Proceeds." You should read this table in connection with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus.



                                                                                                DECEMBER 31, 1998
                                                                                      --------------------------------------
                                                                                                                  PRO FORMA
                                                                                                                   FOR THE
                                                                                         ACTUAL    ADJUSTMENTS   OFFERING(A)
                                                                                      ----------- ------------- ------------
                                                                                              (DOLLARS IN THOUSANDS)
Short-term debt:
  Notes payable -- floor plan .......................................................  $228,158      $ 65,107     $293,265
  Notes payable -- other ............................................................       628            --          628
  Current maturities of long-term debt ..............................................     4,700         1,819        6,519
                                                                                       --------      --------     --------
   Total short-term debt ............................................................  $233,486      $ 66,926     $300,412
                                                                                       ========      ========     ========
Long-term debt:
  Senior subordinated notes .........................................................  $120,726      $     --     $120,726
  Revolving Facility ................................................................     8,887            --        8,887
  Subordinated Smith Loan ...........................................................     5,500            --        5,500
  Other debt ........................................................................     5,349         1,198        6,547
                                                                                       --------      --------     --------
   Total long-term debt .............................................................   140,462         1,198      141,660
                                                                                       --------      --------     --------
Stockholders' equity:
  Preferred stock, $.10 par value, 3,000,000 shares authorized; 22,179 shares
   issued and outstanding as of December 31, 1998 ...................................    20,431        21,542       41,973
  Class A common stock, $.01 par value, 50,000,000 shares authorized;
   11,959,274 shares issued and outstanding as of December 31, 1998
   (19,859,225 on a pro forma basis, as adjusted to reflect the offering)(b)(c)(d) ..       120            79          199
  Class B common stock, $.01 par value, 15,000,000 shares authorized;
   12,400,000 shares issued and outstanding(c) ......................................       124            --          124
  Additional paid-in capital ........................................................    87,011        99,894      186,905
  Retained earnings .................................................................    34,743            --       34,743
                                                                                       --------      --------     --------
   Total stockholders' equity .......................................................   142,429       121,515      263,944
                                                                                       --------      --------     --------
    Total capitalization ............................................................  $282,891      $122,713     $405,604
                                                                                       ========      ========     ========

---------
(a) Sonic intends to use the net proceeds from the offering to fund a portion of its pending acquisitions. Sonic's cash commitments for acquisitions that have or will close after December 31, 1998 are approximately $139.6 million, of which approximately $84.1 million is currently pending, subject to adjustment based on the net book value of assets acquired. Remaining amounts of net proceeds from the offering, if any, will be applied to outstanding long-term debt that may be reborrowed to pay for future acquisitions.


(b) As of April 26, 1999 there were 12,507,796 shares issued and outstanding (20,507,796 on a pro forma basis, as adjusted to reflect the offering, or 21,707,796 shares if the Underwriters' over-allotment option is exercised in full). Does not include (i) 3,269,857 shares issuable upon exercise of outstanding options, and (ii) 4,086,215 shares issuable upon conversion of outstanding preferred stock (assuming such conversion was at $14 1/8 per share). Also does not include approximately $18.0 million in Class A common stock and approximately $20.9 million in liquidation value of preferred stock that Sonic has agreed to issue in connection with pending acquisitions.


(c) The issued and outstanding shares of Class A common stock and Class B common stock shown above reflect the 2-for-1 stock split effected January 25, 1999.

(d) The number of shares to be sold by us in the offering may be adjusted if additional persons sell in the offering as selling stockholders or if the price of our Class A common stock changes from that estimated for converting preferred stock to be sold in the offering. See "Summary -- The Offering," "Use of Proceeds" and "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA
     The Selected Consolidated Statement of Income Data for the years ended December 31, 1996, 1997 and 1998 and the Selected Consolidated Balance Sheet Data as of December 31, 1997 and 1998 are derived from Sonic's audited financial statements, which are included elsewhere in this prospectus. The selected consolidated statement of income data for the years ended December 31, 1994 and 1995 and the selected balance sheet data as of December 31, 1995 and 1996 are derived from Sonic's audited financial statements, which are not included in this prospectus. The selected consolidated balance sheet data as of December 31, 1994 is derived from Sonic's unaudited financial statements, which are also not included in this prospectus. In the opinion of management, the unaudited Consolidated Balance Sheet Data reflects all adjustments necessary for a fair presentation of its financial condition. All such adjustments are of a normal recurring nature. In accordance with generally accepted accounting principles, the selected consolidated financial data has been retroactively restated to reflect Sonic's 2-for-1 common stock split that occurred on January 25, 1999. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Sonic and the related notes (included elsewhere in this prospectus).



                                                                    YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------------------------
                                               1994          1995        1996(A)        1997(B)          1998(C)
                                           -----------   -----------   -----------   -------------   ---------------
                                                  (DOLLARS AND SHARES IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF INCOME
  DATA:
Revenue:
  Vehicle sales ..........................  $228,569      $267,650      $327,674       $ 467,858       $ 1,407,030
  Parts, service and collision repair.....    33,984        35,860        42,075          57,537           162,660
  Finance and insurance ..................     5,181         7,813         7,118          10,606            34,011
                                            --------      --------      --------       ---------       -----------
   Total revenue .........................   267,734       311,323       376,867         536,001         1,603,701
Cost of sales ............................   233,833       272,130       332,122         473,003         1,396,259
                                            --------      --------      --------       ---------       -----------
Gross profit .............................    33,901        39,193        44,745          62,998           207,442
Selling, general and administrative
  expenses ...............................    23,810        28,091        32,602          46,770           150,130
Depreciation and amortization ............       838           832         1,076           1,322             4,607
                                            --------      --------      --------       ---------       -----------
Operating income .........................     9,253        10,270        11,067          14,906            52,705
Interest expense, floor plan .............     3,001         4,504         5,968           8,007            14,096
Interest expense, other ..................       443           436           433           1,199             9,395
Other income .............................        --           106           355             298               426
                                            --------      --------      --------       ---------       -----------
Income before income taxes and
  minority interest ......................     5,809         5,436         5,021           5,998            29,640
Provision for income taxes ...............     2,118         2,176         1,924           2,249            11,083
                                            --------      --------      --------       ---------       -----------
Income before minority interest ..........     3,691         3,260         3,097           3,749            18,557
Minority interest in earnings of
  subsidiary .............................        15            22           114              47                --
                                            --------      --------      --------       ---------       -----------
Net income ...............................  $  3,676      $  3,238      $  2,983       $   3,702       $    18,557
                                            ========      ========      ========       =========       ===========
Diluted net income per share .............                                             $    0.27       $      0.74
                                                                                       =========       ===========
Weighted average number of
  common shares outstanding ..............                                                13,898            24,970
                                                                                       =========       ===========
CONSOLIDATED BALANCE SHEET DATA:
Working capital ..........................  $ 13,246      $ 18,140      $ 19,780       $  44,676       $    79,155
Total assets .............................    69,061        79,462       110,976         291,450           576,103
Long-term debt(d) ........................     3,773         6,950         6,719          49,563           145,790
Total liabilities ........................    57,274        62,956        84,367         207,085           433,674
Minority interest ........................       177           200           314              --                --
Stockholders' equity .....................    11,610        16,306        26,295          84,365           142,429

                                                   (FOOTNOTES ON FOLLOWING PAGE)

---------
(a) Sonic acquired Fort Mill Ford, Inc. in February 1996. The acquisition was accounted for using the purchase method of accounting. As a result, the actual financial data does not include the results of this dealership before the date we acquired it. Accordingly, the actual financial data for periods after the acquisition may not be comparable to data presented for periods before the acquisition.

(b) Sonic acquired Fort Mill Chrysler-Plymouth-Dodge in June 1997, Lake Norman Chrysler/Plymouth/Jeep and Lake Norman Dodge in September 1997, Williams Motors and Ken Marks Ford in October 1997, and the Bowers Automotive Group and Dyer & Dyer Volvo in November 1997. Our 1997 acquisitions were accounted for using the purchase method of accounting. As a result, the actual financial data does not include the results of operations of these dealerships before their effective dates of acquisition. Accordingly, the actual financial data for periods after the acquisitions may not be comparable to data presented for periods before the acquisitions.

(c) Sonic acquired Capital Chevrolet and Imports, Century BMW and Heritage Lincoln Mercury in April 1998, Casa Ford of Houston, Inc. in May 1998, Hatfield Automotive Group in July 1998, Higginbotham Automotive Group in August 1998, Tampa Volvo, Ron Craft Chrysler Plymouth Jeep and Ron Craft Chevrolet-Cadillac-Oldsmobile in December 1998. Our 1998 acquisitions were accounted for using the purchase method of accounting. As a result, the actual financial data does not include the results of operations of these dealerships before their effective dates of acquisition. Accordingly, the actual financial data for periods after the acquisitions may not be comparable to data presented for periods before the acquisitions.

(d) Long-term debt, including current portion, includes the payable to Sonic's Chairman and the payable to affiliates of Sonic. See Sonic's Consolidated Financial Statements and the related notes incorporated by reference in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the results of operations and financial condition as of December 31, 1998 should be read in conjunction with the Sonic Automotive, Inc. and Subsidiaries Consolidated Financial Statements and the related notes thereto included elsewhere herein.


OVERVIEW

     Sonic is one of the top five automotive retailers in the United States, operating 38 dealerships and 14 collision repair centers in the southeastern, southwestern and midwestern United States. We sell new and used cars and light trucks, sells replacement parts, provide vehicle maintenance, warranty, paint and repair services and arrange related F&I for its automotive customers. Our business is geographically diverse, with dealership operations in the Atlanta, Charlotte, Chattanooga, Columbus, Daytona Beach, Greenville/Spartanburg, Houston, Montgomery, Nashville, and Tampa-Clearwater markets. Sonic sells 23 domestic and foreign brands, which consist of Acura, BMW, Cadillac, Chevrolet, Chrysler, Dodge, Ford, Honda, Hyundai, Infiniti, Isuzu, Jeep, KIA, Lincoln, Mercedes, Mercury, Mitsubishi, Oldsmobile, Plymouth, Subaru, Toyota, Volkswagen and Volvo.

     New vehicle revenues include both the sale and lease of new vehicles. Used vehicle revenues include amounts received for used vehicles sold to retail customers, other dealers and wholesalers. Other operating revenues include parts and services revenues, fees and commissions for arranging F&I and sales of third party extended warranties for vehicles. In connection with vehicle financing contracts, Sonic receives a finance fee from the lender for originating the loan. If, within 90 days of origination, the customer pays off the loans through refinancing or selling/trading in the vehicle or defaults on the loan, the finance company will assess a charge (a "chargeback") for a portion of the original commission. The amount of the chargeback depends on how long the related loan was outstanding. As a result, Sonic has established reserves based on its historical chargeback experience. Sonic also sells warranties provided by third-party vendors, and recognizes a commission at the time of sale.

     While the automotive retailing business is cyclical, we sell several products and services that are not closely tied to the sale of new and used vehicles. Such products and services include our parts and service and collision repair businesses, both of which are not dependent upon near-term new vehicle sales volume.

     Our cost of sales and profitability are also affected by the allocations of new vehicles which our dealerships receive from manufacturers. When we do not receive allocations of new vehicle models adequate to meet customer demand, we may purchase additional vehicles from other dealers at a premium to the manufacturer's invoice, reducing the gross margin realized on the sales of such vehicles. In addition, we follow a disciplined approach in selling vehicles to other dealers and wholesalers when the vehicles have been in our inventory longer than the guidelines set by us. Such sales are frequently at or below cost and, therefore, reduce our overall gross margin on vehicle sales. Sonic's salary expense, employee benefits costs and advertising expenses comprise the majority of our selling, general and administrative expenses. Sonic's interest expense fluctuates based primarily on the level of the inventory of new vehicles held at our dealerships, substantially all of which is financed through floor plan financing, as well as the amount of indebtedness incurred for acquisitions.

     We have accounted for all of our dealership acquisitions using the purchase method of accounting and, as a result, we do not include in our financial statements the results of operations of these dealerships prior to the date they were acquired by us. The Consolidated Financial Statements of Sonic discussed below reflect the results of operations, financial position and cash flows of each of our dealerships acquired prior to December 31, 1998. As a result of the effects of our acquisitions, the historical consolidated financial information described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" is not necessarily indicative of the results of operations, financial position and cash flows of Sonic in the future or the results of operations, financial position and cash flows which would have resulted had such acquisitions occurred at the beginning of the periods presented in the Consolidated Financial Statements.

     The automobile industry is cyclical and historically has experienced periodic downturns, characterized by oversupply and weak demand. Many factors affect the industry including general economic conditions and consumer confidence, the level of discretionary personal income, interest rates and available credit.

     Sonic's profit margins are primarily impacted by changes in the percentage of revenues attributed to new vehicle sales.

RESULTS OF OPERATIONS

     The following table summarizes, for the periods presented, the percentages of total revenues represented by certain items reflected in Sonic's statement of operations.



                                              PERCENTAGE OF TOTAL REVENUES FOR
                                                  YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                 1996       1997       1998
                                              ---------- ---------- ----------
Revenues:
New vehicle sales ...........................     62.0%      64.2%      60.0%
Used vehicle sales ..........................     24.9%      23.1%      27.8%
Parts, service and collision repair .........     11.2%      10.7%      10.1%
Finance and insurance .......................      1.9%       2.0%       2.1%
Total revenues ..............................    100.0%     100.0%     100.0%
Cost of sales ...............................     88.1%      88.2%      87.1%
Gross profit ................................     11.9%      11.8%      12.9%
Selling, general and administrative .........      8.9%       9.0%       9.6%
Operating income ............................      2.9%       2.8%       3.3%
Interest expense ............................      1.7%       1.7%       1.5%
Income before taxes .........................      1.3%       1.5%       1.8%

     TWELVE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1997

     REVENUES. Revenues grew in each of Sonic's primary revenue areas for 1998 as compared with 1997, causing total revenues to increase 199% to $1.6 billion. This increase was due primarily to revenues contributed by our acquisitions completed in 1997 and 1998 of approximately $994.4 million. New vehicle sales revenue increased 180% to $962.9 million in 1998, compared with $ 343.9 million in 1997. The increase was due primarily to an increase in new vehicle unit sales of 165% to 41,592, as compared with 15,715 in 1997 resulting principally from 24,922 units contributed by the acquisitions completed during 1997 and 1998. The remainder of the increase was due to a 6% increase in the average selling price of new vehicles resulting principally from sales of higher priced import vehicles contributed by Sonic's acquisitions.

     Used vehicle revenues from retail sales increased 281% to $324.7 million in 1998 from $85.1 million in 1997. The increase was due primarily to an increase in used vehicle unit sales of 266% to 24,591, as compared with 6,712 in 1997, resulting from additional unit sales contributed by acquisitions completed in 1997 and 1998. The remainder of the increase was due to a 4% increase in the average selling price of used vehicles, resulting principally from sales of higher priced luxury and import vehicles contributed by our acquisitions, along with an increase in used vehicle revenues from stores owned for longer than one year of 23% in 1998 over 1997.

     Sonic's parts, service and collision repair revenue increased 183% to $162.7 million in 1998 compared to $57.5 million in 1997, due principally to our acquisitions. Finance and insurance revenue increased $23.4 million, or 221%, due principally to increased new vehicle sales and related financing contributed by the acquisitions completed in 1997 and 1998.

     GROSS PROFIT. Gross profit increased 229% to $207.4 million in 1998 from $63.0 million in 1997 due principally to increases in revenues contributed by our acquisitions. Gross profit as a percentage of sales increased to 12.9% from 11.8% due to increases in new vehicle gross margins from 7.7% to 7.8% resulting from sales of higher margin import vehicles contributed by our acquisitions, as well as improved gross margins of used vehicles from 8.6% to 10.7% resulting from efforts made to improve management of used vehicle inventories. In addition, because gross margins from used vehicle revenues are higher than gross margins from new vehicle revenues, an increase in used vehicle revenues as a percentage of total revenues from 23.1% in 1997 to 27.8% in 1998, and a decrease in new vehicle revenues as a percentage of total revenues from 64.2% in 1997 to 60.0% in 1998, also contributed to the overall increase in gross profits as a percentage of total revenues.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, including depreciation and amortization, increased 222% to $154.7 million in 1998 from $48.1 million in 1997. Such expenses as a percentage of revenues increased to 9.6% from 9.0% due principally to expenses inherent with the initial growth and formation of Sonic. In addition, because sales compensation, which comprises over 50% of total selling, general, and administration expenses, is based on gross profits as opposed to revenues, the increase in gross profit margins resulted in an increase in total selling, general, and administrative expenses as a percent of total revenues.

     INTEREST EXPENSE, FLOOR PLAN. Interest expense, floor plan increased 76% to $14.1 million from $8.0 million, due primarily to floor plan interest incurred by our acquisitions. As a percentage of total revenues, floor plan interest decreased from 1.5% to 0.9% due to decreased interest rates under Sonic's floor plan financing arrangements, as well as improvement in turnover rates.

     INTEREST EXPENSE, OTHER. Interest expense, other increased to $9.4 million from $1.2 million, due primarily to interest incurred on Sonic's senior subordinated notes and on acquisition-related indebtedness.

     NET INCOME. As a result of the factors noted above, Sonic's net income increased by $14.9 million in 1998 compared to 1997.


TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1996

     REVENUES. Revenues grew in each of Sonic's primary revenue areas for 1997 as compared with 1996, causing total revenues to increase 42.2% to $536.0 million. New vehicle sales revenue increased 47.0% to $343.9 million, compared with $233.9 million. New vehicle unit sales increased from 11,693 to 15,715, accounting for 34.4% of the increase in vehicle sales revenues. The remainder of the increase was primarily due to a 9.4% increase in the average selling price resulting from changes in vehicle prices, particularly a shift in customer preference to higher cost light trucks and sport utility vehicles, and additional revenues from our 1997 acquisitions.

     Used vehicle revenues from retail sales increased 25.1% from $68.0 million in 1996 to $85.1 million in 1997. The increase in used vehicle revenues was due principally to additional revenues contributed from dealerships acquired in the fourth quarter of 1997.

     Sonic's parts, service and collision repair revenue increased 36.7% to $57.5 million from $42.1 million, and declined as a percentage of revenue to 10.7% from 11.2%. The increase in service and parts revenue was due principally to increased parts revenue, including wholesale parts, from our Lone Star Ford and Fort Mill Ford locations and additional revenues from our acquisitions in the fourth quarter of 1997. F&I revenue increased $3.5 million, due principally to increased new vehicle sales and related financings.

     GROSS PROFIT. Gross profit increased 40.8% in 1997 to $63.0 million from $44.7 million in 1996 due to increases in new vehicle sales revenues principally at our Lone Star Ford and Fort Mill Ford locations and additional revenues from our acquisitions in the third and fourth quarter of 1997. Parts and service revenue increases also contributed to the increase in gross profit.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, including depreciation and amortization, increased 42.8% from $33.7 million to $48.1 million. These expenses increased due to increases in sales volume as well as expenses inherent with the initial growth and formation of Sonic.

     INTEREST EXPENSE, FLOOR PLAN. Interest expense, floor plan increased 34.2% to $8.0 million from $6.0 million, primarily due to our 1997 acquisitions. As a percentage of total revenues, floor plan interest decreased from 1.6% to 1.5%.

     INTEREST EXPENSE, OTHER. Interest expense, other increased 176.9% from $0.4 million to $1.2 million. The increase in interest expense was due to interest incurred on acquisition related indebtedness.

     NET INCOME. As a result of the factors noted above, Sonic's net income increased by $0.7 million in 1997 compared to 1996.


LIQUIDITY AND CAPITAL RESOURCES

     Sonic's principal needs for capital resources are to finance acquisitions, and fund debt service and working capital requirements. Historically, we have relied on internally generated cash flows from operations, borrowings under our various credit facilities, and borrowings and capital contributions from our stockholders to finance our operations and expansion. On November 10, 1997, Sonic completed its initial public offering of its Class A common stock, providing approximately $53.7 million of additional capital resources for the consummation of certain acquisitions. On July 31, 1998, Sonic completed its private placement of $125 million of its 11% senior subordinated notes, which provided an additional $120.6 million of capital resources for the consummation of certain acquisitions, for repayment of borrowings under our revolving line of credit and for future acquisitions.

     Sonic currently has a standardized floor plan credit facility with Ford Motor Credit for all its dealership subsidiaries (the "Floor Plan Facility") used to finance purchases of new and used vehicle inventory. As of December 31, 1998, there was an aggregate of $228.2 million outstanding under the Floor Plan Facility. The Floor Plan Facility at December 31, 1998 had an effective rate of prime less 1.1% (6.65%) subject to certain incentives and other adjustments. Typically new vehicle floor plan indebtedness exceeds the related inventory balances. The inventory balances are generally reduced by the manufacturer's purchase discounts, which are not reflected in the related floor plan liability. These manufacturer purchase discounts are standard in the industry, typically occur on all new vehicle purchases, and are not used to offset the related floor plan liability. These discounts are aggregated and generally paid to Sonic by the manufacturer on a quarterly basis. The related floor plan liability becomes due as vehicles are sold.

     The Floor Plan Facility includes an available credit line for the purchase of used vehicle inventory. Sonic's general practice is to utilize used vehicle floor plan indebtedness only when purchasing large quantities of used vehicles in bulk. As of December 31, 1998, there was approximately $18.5 million available under Sonic's used vehicle credit line of which approximately $17.4 million was unused. Amounts outstanding under used floor plan indebtedness are due when vehicles are sold.

     Sonic makes monthly interest payments on the amount financed under the Floor Plan Facility but is not required to make loan principal repayments prior to the sale of the vehicles. The underlying notes are due when the related vehicles are sold and are collateralized by vehicle inventories and other assets of the relevant dealership subsidiary. The Floor Plan Facility contains a number of covenants, including among others, covenants restricting Sonic with respect to the creation of liens and changes in ownership, officers and key management personnel.

     Sonic generated net cash of $29.8 million from operating activities in 1998, compared to $6.1 million in 1997. The increase was attributable principally to increased net income and decreases in inventory levels.

     Cash used for investing activities, excluding amounts paid in acquisitions, was approximately $2.7 million for the year ended December 31, 1998 and related primarily to acquisitions of property and equipment. Cash used in investing activities was $6.7 million in 1996, $86.8 million in 1997 and $74.9 million in 1998, including $1.9 million, $2.0 million and $4.3 million of capital expenditures during such periods. Sonic's principal capital expenditures typically include building improvements and equipment for use in our dealerships. Of the capital expenditures in 1998, $0.6 million related to the construction of new dealerships and a body shop, which upon completion is expected to be sold to an affiliate of MMRT and subsequently leased back.

     Cash provided by financing activities of approximately $78.6 million in 1998 primarily reflected proceeds received from the issuance of our senior subordinated notes, plus borrowings under our Revolving Facility with Ford Motor Credit, less repayments of other debt. The purpose of these borrowings was to finance acquisitions in 1998.

     We estimate that our 1999 capital expenditures will be in line with our 1998 capital expenditures.

     The Revolving Facility currently has a borrowing limit of $100 million. Amounts outstanding under the Revolving Facility bear interest at a fluctuating per annum rate equal to 2.75% above the 1 month commercial finance paper rate as reported by the Federal Reserve Board (7.55% at December 31, 1998).

     The Revolving Facility will mature in March 2001, unless Sonic requests that such term be extended, at the option of Ford Motor Credit, for a number of additional one year terms to be negotiated by the parties. No assurance can be given that such extensions will be granted. On July 31, 1998, all amounts previously outstanding under the Revolving Facility were repaid with a portion of the net proceeds of the sale of senior subordinated notes. The outstanding balance of $8.9 million at December 31, 1998 represents amounts borrowed to finance certain of Sonic's acquisitions completed in 1998. Amounts outstanding under the Revolving Facility as of March 31, 1999 total approximately $53.7 million which reflects additional borrowings used to finance certain acquisitions closed subsequent to December 31, 1998. Additional amounts to be drawn under the Revolving Facility are to be used for the acquisition of additional dealerships and to provide general working capital needs of Sonic not to exceed $10 million.

     We agreed under the Revolving Facility not to pledge any of our assets to any third party (with the exception of currently encumbered real estate and assets of Sonic's dealership subsidiaries that are subject to previous pledges or liens). In addition, the Revolving Facility contains certain negative covenants, including covenants restricting or prohibiting the payment of dividends, capital expenditures and material dispositions of assets as well as other customary covenants. Additional negative covenants include specified ratios of

     o total debt to tangible base capital (as defined in the Revolving
       Facility),

    o current assets to current liabilities,

    o earnings before interest, taxes, depreciation and amortization (EBITDA) and rent less capital expenditures to fixed charges,

    o EBITDA to interest expense,

    o EBITDA to total debt and

    o the current lending commitment under the Revolving Facility to scaled assets (as defined in the Revolving Facility).

     In addition, the loss of voting control over Sonic by Bruton Smith, Scott Smith and their spouses or immediate family members or the failure by Sonic, with certain exceptions, to own all the outstanding equity, membership or partnership interests in its dealership subsidiaries will constitute an event of default under the Revolving Facility. Sonic did not meet the specified total debt to tangible equity ratios required by the Revolving Facility at March 31, 1998 and at June 30, 1998 and obtained a waiver with regard to such requirement from Ford Motor Credit. In connection with Sonic's offering of its senior subordinated notes, Sonic and Ford Motor Credit amended the Revolving Facility to provide that the senior subordinated notes (which are subordinated to the Revolving Facility) will be treated as equity capital for purposes of this ratio. Accordingly, Sonic was in compliance with this and all other restrictive covenants as of December 31, 1998.

     On July 31, 1998, Sonic completed its private placement of its senior subordinated notes in the aggregate principal amount of $125,000,000. The notes are unsecured, mature on August 1, 2008, and are redeemable at Sonic's option after August 1, 2003. Interest payments are due semi-annually on February 1 and August 1, commencing February 1, 1999. The notes are subordinated to all present and future senior indebtedness of Sonic, including the Revolving Facility. Redemption prices during 12 month periods beginning August 1 are 105.500% in 2003, 103.667% in 2004, 101.833% in 2005 and 100% thereafter. Net proceeds after commissions and discounts, including issuance discount of $937,500, amounted to $120,625,000 and were used to finance certain of our 1998 acquisitions and to repay amounts outstanding under the Revolving Facility. On December 7, 1998, Sonic completed an exchange offer to exchange the senior subordinated notes for identical senior subordinated notes registered under the Securities Act.

     The indenture governing the senior subordinated notes contains certain specified restrictive and required financial covenants. We have agreed not to pledge our assets to any third party except under certain limited circumstances (for example, floor plan indebtedness). We also have agreed to certain other limitations or prohibitions concerning the incurrence of other indebtedness, capital stock, guaranties, asset sales, investments, cash dividends to shareholders, distributions and redemptions.

     Under Sonic's Amended and Restated Certificate of Incorporation, 3 million shares of preferred stock are authorized to be issued by Sonic with such designations, rights and preferences as may be determined from time to time by our Board of Directors. In March 1998, our Board of Directors designated 300,000 shares of preferred stock as Class A convertible preferred stock (the "Preferred Stock"), which was divided into 100,000 shares of Series I Preferred Stock, 100,000 shares of Series II Preferred Stock and 100,000 shares of Series III Preferred Stock.

     The Preferred Stock has a liquidation preference of $1,000 per share. Each share of Preferred Stock is convertible, at the option of the holder, into that number of shares of Class A common stock as is determined by dividing $1,000 by the average closing price for the Class A common stock on the NYSE for the 20 days preceding the date of determination of the shares of Preferred Stock (the "Market Price"). Conversion of Series II Preferred Stock is subject to certain adjustments which have the effect of limiting increases and decreases in the value of Class A common stock receivable upon conversion by 10% of the original value of the shares of Series II Preferred Stock. Conversion of Series III Preferred Stock is subject to certain adjustments which have the effect of limiting increases in the value of Class A common stock receivable upon conversion by 10% of the original value of the shares of Series III Preferred Stock.

     The Preferred Stock is redeemable at Sonic's option at any time after the date of issuance. The redemption price of the Series I Preferred Stock is $1,000 per share. The redemption price for the Series II Preferred Stock and Series III Preferred Stock is as follows: (i) prior to the second anniversary of the date of issuance, the redemption price is the greater of $1,000 per share or the aggregate Market Price of the Class A common stock into which it could be converted at the time of redemption, and (ii) after the second anniversary of the date of issuance, the redemption price is the aggregate Market Price of the Class A common stock into which it could be converted at the time of redemption.

     Each share of Preferred Stock entitles its holder to a number of votes equal to that number of shares of Class A common stock into which it could be converted as of the record date for the vote. Holders of Preferred Stock are entitled to participate in dividends payable on the Class A common stock on an "as-if-converted" basis. The Preferred Stock has no preferential dividends.

     During 1998, Sonic acquired 19 dealerships for an aggregate purchase price of approximately $134.0 million. The aggregate purchase price was paid with approximately $96.2 million in cash, with 970,588 shares of Class A common stock having an estimated fair value at the time of issuance of approximately $8.3 million, with 30,733.8 shares of Preferred Stock (14,406.3 shares of Series I Preferred Stock, 10,054.5 shares of Series II Preferred Stock and 6,273 shares of Series III Preferred Stock) having an estimated fair value at the time of issuance of approximately $29.3 million and with warrants to purchase an aggregate of 154,000 shares of Class A common stock having an approximate fair value of $0.5 million. The cash portion of the aggregate purchase price was financed with a combination of cash obtained from the net proceeds of Sonic's private offering on July 31, 1998 of $125 million in aggregate principal amount of its 11% senior subordinated notes, cash obtained from the Revolving Facility and cash generated from Sonic's existing operations. Payables for acquisitions as of December 31, 1998 on the accompanying consolidated balance sheet represents $1.7 million of the cash portion of the aggregate purchase price which was paid subsequent to December 31, 1998.

     The difference between the aggregate purchase price of $134.0 million and amounts paid of $134.3 million represents the net of (i) $1.3 million due from a former owner as a result of a shortage in the actual net book value of assets acquired compared to the minimum net book value required in the purchase agreement, (ii) $0.4 million due to a former owner as a result of an excess in the actual net book value of assets acquired over the minimum net book value required in the purchase agreement, and (iii) $0.6 million due to a former owner on the first and second anniversaries of the acquisition date. The $1.3 million due from a former owner has been included in other current assets on the accompanying balance sheet. The $0.4 million and $0.6 million due to former owners have been included in payable for acquisitions on the accompanying balance sheet.

     In accordance with terms of certain of the purchase agreements, Sonic may be required to pay additional consideration contingent upon future earnings of certain of the dealerships acquired. As of December 31, 1998, Sonic had recorded approximately $8.0 million relating to such consideration, which has been accounted for as goodwill. Any additional amounts which may be payable in the future will also be accounted for as goodwill.


     To date during the first and second quarters of 1999, Sonic acquired 10 dealerships for approximately $58.0 million in cash, 1,532 shares of Series II Preferred Stock, and 34,100 shares of Series III Preferred Stock, each series of preferred stock having a liquidation preference of $1,000 per share. The cash portion of the purchase price was financed with a combination of cash borrowed under the Revolving Facility and cash generated from Sonic's existing operations. The acquisitions were accounted for using purchase accounting. Sonic may be required to pay additional amounts based on pre-tax earnings of certain of the dealerships acquired. Any additional amounts paid will be accounted for as goodwill.


     In connection with the subsequent acquisition of a Honda dealership located in Chattanooga, Tennessee in March 1999, Sonic sold substantially all of the assets of its Honda dealership in Cleveland, Tennessee for approximately $3.6 million.


     Sonic has signed definitive agreements to acquire 17 dealerships for a minimum of approximately $83.3 million in cash, 10,350 shares of Series II Preferred Stock, 10,525 shares of Series III Preferred Stock, each series of preferred stock having a liquidation value of $1,000 per share, and approximately $18.0 million worth of Class A common stock. The aggregate purchase price is subject to adjustment based on the actual net book value of the assets acquired. The cash portion of the purchase price will be paid with a combination of net proceeds from the offering, borrowings under the Revolving Facility and with cash generated from Sonic's existing operations. Sonic may be required to pay additional amounts based on future pre-tax earnings of certain of these acquired dealerships. These acquisitions are expected to be consummated in the second and third quarters of 1999.


     Sonic incurred a tax liability of approximately $7.1 million in connection with the change in its tax basis of accounting for inventory from the "last-in, first-out" method of inventory accounting to the "first-in, first-out" method of inventory accounting, which is payable over a six-year period beginning in January 1998. In addition, in connection with the certain of our 1998 acquisitions, we incurred an additional tax liability in the amount of approximately $1.9 million as a result of the change in accounting for the inventory from the "last-in, first-out" method of inventory accounting to the "first-in, first-out" method of inventory accounting, which will be payable over a four year period. As of December 31, 1998, the remaining cumulative balance of this tax liability was $5.6 million. We expect to pay such obligation with cash provided by operations.

     We believe that the net proceeds from Sonic's sale of its Class A common stock in this offering, together with funds generated through future operations and availability of borrowings under our floor plan financing (or any replacements thereof) and our other credit arrangements will be sufficient to fund our debt service and working capital requirements and any seasonal operating requirements, including our currently anticipated internal growth for our existing businesses, for the foreseeable future. Sonic expects to fund any future acquisitions from its future cash flow from operations, additional debt financing (including the Revolving Facility) or the issuance of Class A common stock, preferred stock or other convertible instruments.


SEASONALITY

     Sonic's operations are subject to seasonal variations. The first quarter generally contributes less revenue and operating profits than the second, third and fourth quarters. Seasonality is principally caused by weather conditions and the timing of manufacturer incentive programs and model changeovers.


YEAR 2000 COMPLIANCE

     GENERAL

     Due to the limited memory capacity of older computers, many computer systems and software applications in earlier years were programmed to store dates using six digit formats (e.g. mm/dd/yy) versus eight digit formats (e.g. mm/dd/yyyy). Under the six digit format, most computer systems and software applications are limited to recognizing dates within the 20th century only, causing computers to interpret the year "00" as the year "1900" rather than the year "2000." As we approach the beginning of year 2000, there is widespread concern that the inability of computer systems to recognize dates beyond the year 1999 will result in software errors and system failures that could be disruptive to ordinary business operations.

     We recognize the need to ensure that our operations will not be disrupted by Year 2000 ("Y2K") system failures either within our own computer systems or within the computer systems of our primary lenders and suppliers. Each of our dealerships has appointed a team comprised primarily of department managers that, using guides developed by the National Automobile Dealers Association ("NADA"), is responsible for assessing and resolving potential Year 2000 problems, and developing contingency plans to mitigate the impact of future problems on operations.


     STATE OF READINESS

     INTERNAL DEALERSHIP SYSTEMS: Internal systems supporting the dealership's daily operations are comprised of four primary systems: (i) the Dealer Management System ("DMS"), which supports the critical operations of the dealership including all vehicle sales, vehicle inventory, financing and insurance operations, service and parts operations, and accounting functions;
(ii) the Dealer Communication System ("DCS"), which provides on-line communication with manufacturers necessary for ordering vehicles and parts inventory, submitting warranty claims, submitting dealership financial statements, receiving delivery reports, and receiving technical information used in service department operations; (iii) personal computer systems ("PC systems") used in providing information to and communicating with the parent company; and (iv) "embedded systems" which use an electric processor or computer chip to control, monitor, or assist with the operation of equipment, machinery, and building management (e.g. building access, security and fire alarms, automotive diagnostic equipment).

     DEALER MANAGEMENT SYSTEM: The DMS systems used by our dealerships are obtained from one of four primary vendors: Reynolds & Reynolds, Infiniti Net, ADP and UCS. Each of these vendors has developed upgrades to correct Y2K problems within the DMS systems, and we have completed the process of installing such upgrades to our systems. In addition, we have received written verification from each of these vendors that the DMS systems operating within dealerships currently owned by Sonic are Y2K certified. With respect to dealerships being acquired, dealerships using DMS systems which are not Y2K certified are being transferred to existing systems which are Y2K certified.

     DEALER COMMUNICATION SYSTEM: The DCS systems used in our dealerships are provided by the respective manufacturers with whom the dealerships communicate. As a result, the manufacturers have assumed responsibility for upgrading DCS systems to Y2K compliant systems. To date, approximately half of our dealerships have received written verification from their respective manufacturer that their DCS system is Y2K compliant. In addition, we have requested from each manufacturer that status reports be provided to both the dealership and parent company to inform us of remediation efforts at those dealerships that are not yet Y2K compliant, and when such remediation efforts are expected to be completed.

     PERSONAL COMPUTER SYSTEMS: Most PC systems currently operating in our dealerships were installed within the past year and were determined to be Y2K compliant at the time of installation. PC systems and local and wide area networks used to communicate with our dealerships were also recently installed, and were Y2K certified upon purchase. As a precautionary measure, we have provided all dealerships with diskettes containing programs designed to test PC systems for Y2K capability. All PC systems that have not met certification standards for compliance will be upgraded or replaced with systems that are Y2K compliant.

     EMBEDDED SYSTEMS: Embedded systems refer to systems that use some sort of electronic process or computer chip to track time and date information used in the operation of that system. For example, security systems, or heating, ventilation, and air-conditioning systems (HVAC) may be programmed to automatically be activated or deactivated at a certain time. If a security system is programmed to lock up a dealership on weekends, then some dealerships may be locked out on Thursday, January 6, 2000 because the computer interprets the date as Saturday, January 6, 1900. All facilities are currently conducting an inventory of such systems, and will contact the manufacturer or supplier to test such systems and obtain verification of Y2K certification. This process has not yet been completed, though these systems are not considered critical and a disruption in these systems is not expected to significantly affect dealerships' daily operations.

     EXTERNAL SYSTEMS: A dealership's operations may be adversely affected if the lenders, suppliers, or other third parties with whom it regularly conducts business are affected by Y2K problems within their systems. Other than automobile manufacturers, we are primarily concerned about Y2K failures with banks and other financial service providers, companies providing financing and insurance to our customers, and utilities providing electricity and water. We have received verification from our primary banks and lenders that their systems are Y2K compliant and that service is not expected to be interrupted by Y2K problems. We are still in the process of contacting other key vendors and suppliers regarding their Y2K remediation efforts.


     COSTS

     The costs associated with converting our internal systems to Y2K compliant systems have not been, and are not expected to be, material to our financial position or results of operations. Costs associated with upgrading and converting the DMS and DCS systems to Y2K compliant systems were covered by monthly maintenance contracts with the respective suppliers and were expensed as incurred. Costs associated with upgrading or replacing PC and embedded systems have not been material and were expensed or capitalized in accordance with our capitalization policy.


     CONTINGENCY PLANS

     We cannot state with certainty whether Y2K system failures either within our own internal systems or within the systems of third-parties with whom we are involved will have a material adverse impact on our results of operations. In order to mitigate the potential impact of any future Y2K problems, each of our dealerships is in the process of developing contingency plans which include the following:

   1. Use of pre-printed and pre-numbered forms and checks (including repair orders and parts counter tickets) and manual journals and ledger books to assist in bookkeeping and accounting functions;

   2. Use of hand held, battery operated finance computers in order to continue providing finance services to our customers;

   3. Establishing emergency reserves of supplies in the event that service from third party lenders and suppliers is disrupted due to Y2K problems within their systems; and

   4. Training of employees to manually perform functions that are currently performed on computers.

     While we believe that we are taking appropriate steps to ensure we are adequately prepared to deal with Y2K problems as they arise, we cannot make assurances that Y2K problems will not have a material adverse effect on our results of operations or financial condition. In a most reasonably likely worst case scenario, Y2K problems may delay our ability to sell vehicles, provide financing and insurance to our customers, provide parts and repair service to our customers, complete acquisitions or meet third-party obligations until Y2K problems can be resolved in the affected systems.

SIGNIFICANT MATERIALITY OF GOODWILL

     Goodwill represents the excess purchase price over the estimated fair value of the tangible and separately measurable intangible net assets acquired. The cumulative amount of goodwill at December 31, 1997 was $75.0 million and at December 31, 1998 was $182.5 million. As a percentage of total assets and stockholders' equity, goodwill, net of accumulated amortization, represented 25.5% and 88.1%, respectively, at December 31, 1997, and 31.3% and 126.4%, respectively, at December 31, 1998. Generally accepted accounting principles require that goodwill and all other intangible assets be amortized over the period benefited. We have determined that the period benefited by the goodwill will be no less than 40 years. Accordingly, we are amortizing goodwill over a 40 year period. Earnings reported in periods immediately following an acquisition would be overstated if Sonic attributed a 40 year benefit to an intangible asset that should have had a shorter benefit period. In later years, Sonic would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the price paid for the businesses acquired. Earnings in later years also could be significantly affected if management then determined that the remaining balance of goodwill was impaired. We periodically compare the carrying value of goodwill with the anticipated undiscounted future cash flows from operations of the businesses we have acquired in order to evaluate the recoverability of goodwill. We have concluded that the anticipated future cash flows associated with intangible assets recognized in our acquisitions will continue indefinitely, and there is no pervasive evidence that any material portion will dissipate over a period shorter than 40 years. We will incur additional goodwill in future acquisitions.


EFFECTS OF INFLATION

     Due to the relatively low levels of inflation in 1996, 1997 and 1998, inflation did not have a significant effect on Sonic's results of operations for those periods.


NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Standard redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. This Statement became effective for Sonic's fiscal year ending December 31, 1998. The implementation of FAS 131 did not have a significant impact on Sonic's financial statements or related disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instrument and Hedging Activities." This Standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The Statement will become effective for Sonic beginning January 1, 2000. We have elected earlier application of all of the provisions of this Statement beginning October 1, 1998. The implementation of the provisions of this Statement had no impact on Sonic's financial statements for the year ended December 31, 1998.

                                    BUSINESS



     Sonic is one of the top five automotive retailers in the United States, as measured by total revenue, operating 47 dealerships and 17 collision repair centers in 11 metropolitan areas of the southeastern, southwestern and midwestern United States. We sell new and used cars, light trucks and replacement parts and provide vehicle maintenance, warranty, paint and repair services. We also arrange related financing and insurance ("F&I") for our automotive customers. Sonic operates dealerships in metropolitan markets which on average are experiencing population growth that is more than one and a half times the national average. These markets are:


o Atlanta
o Birmingham
o Charlotte
o Chattanooga

o Columbus
o Daytona Beach
o Greenville/Spartanburg
o Houston

o Montgomery
o Nashville
o Tampa/Clearwater

In several of our markets, our dealerships have a significant market share for new cars and light trucks.


We sell the following 29 domestic and foreign brands:


o Acura
o Audi
o BMW
o Buick
o Cadillac

o Chevrolet
o Chrysler
o Dodge
o Ford
o Honda

o Hyundai
o Infiniti
o Isuzu
o Jeep
o KIA

o Lincoln
o Lexus
o Mercedes
o Mercury
o Mitsubishi


o Nissan

o Oldsmobile
o Plymouth
o Porsche
o Range Rover

o Subaru
o Toyota
o Volkswagen
o Volvo


     Sonic has signed definitive agreements to acquire 17 additional dealerships in some of its existing markets and in the new markets of Washington, D.C., Dallas, Texas and Columbia, South Carolina. Upon consummation of these acquisitions, we will also sell GMC and Pontiac vehicles. For the year ended December 31, 1998, we would have had pro forma revenue of $2.5 billion and net income of $28.5 million.



COMPANY STRENGTHS


     o DISCIPLINED ACQUISITION STRATEGY. Sonic applies a disciplined approach to potential acquisitions, utilizing a "hub and spoke" acquisition strategy. Generally, when we enter a new geographic market, we first seek to acquire a well-performing dealership with an excellent management team. We then capitalize on management's operating experience and knowledge of the surrounding markets to identify and acquire additional dealerships. In 1998, our senior managers reviewed approximately 138 potential acquisitions with approximately $10.3 billion in revenue and were approached by numerous other dealerships interested in being acquired. After performing these reviews, Sonic signed 19 definitive agreements during 1998 for the acquisition of 30 dealerships representing over $1.5 billion in revenue based on dealership statements, of which 16 have been consummated to date. To date in 1999, we have evaluated 50 potential acquisitions representing approximately $2.3 billion in revenue. When analyzing a potential acquisition, we consider the following factors:



  o  overall fit with operating strategy;     o  quality of existing management;
  o  return on investment;                    o  impact on our relationships with manufacturers; and
  o  impact on earnings per share;            o  real estate and facilities.

     o PROVEN TRACK RECORD OF INTEGRATING AND IMPROVING ACQUISITIONS. In recent years, Sonic has grown primarily through acquisitions. Senior management of Sonic has collectively acquired and integrated more than 75 dealerships during their careers to date. This acquisition experience helps us to identify and capitalize on opportunities for improvement and determine and implement corrective actions. For example, pro forma operating income of dealerships acquired before December 31, 1997 increased 25.0% from the year ended December 31, 1997 to the year ended December 31, 1998.

     o BENEFITS OF SCALE. After acquiring a dealership, we have the potential to improve its performance by utilizing our existing strengths of experienced management, best practices and employee training. We have been most successful at leveraging these strengths in Charlotte and Houston where, subsequent to acquiring satellite dealerships in these markets, we have improved significantly both the revenues and, more importantly, the margins of such dealerships. We intend to implement this strategy in other markets such as Atlanta and Tampa where we operate significant "hub" operations which can benefit from our scale. As we acquire more dealerships in a particular market, we benefit from the following additional economies of scale:

     o IMPROVED TERMS ON BANK AND FLOOR PLAN FINANCING AND INVENTORY MANAGEMENT. Our floor plan expense, as a percentage of sales, has been reduced from 1.5% for the year ended December 31, 1997 to 0.9% for the year ended December 31, 1998 as a result of negotiating with a single provider and improved inventory management.

     o REDUCED ADVERTISING COSTS AS A PERCENTAGE OF SALES. We have reduced our advertising costs from 1.3% of sales for the year ended December 31, 1997 to 1.1% of sales for the year ended December 31, 1998. More specifically, we were able to reduce our print advertising rates in both Charlotte and Houston by over 40%.

     o IMPROVED COMMISSIONS ON SALES OF FINANCE AND INSURANCE PRODUCTS.
       Sonic's large and increasing volume of sales of F&I products has allowed us to renegotiate more favorable commissions on the sales of these products. These renegotiated commission rates resulted in incremental commissions of $2.1 million for the year ended December 31, 1998.

     o LOWER COSTS FOR PROPERTY AND CASUALTY AND WORKERS' COMPENSATION INSURANCE. Annual premiums under these policies have decreased from approximately $3.5 million to $2.6 million.

     o CONSISTENT RECORD OF INTERNAL GROWTH. In addition to identifying, consummating and integrating attractive acquisitions, Sonic continually focuses on improving the operations of its existing dealerships. As a result, we have a history of internal growth as demonstrated by same store sales growth of 16.3% in 1995, 6.4% in 1996, 10.1% in 1997 and 11.4% in 1998. Sonic believes that its historical level of internal growth exceeds the industry average.


     o DIVERSE OFFERING OF AUTOMOTIVE BRANDS, PRODUCTS AND SERVICES. We sell a wide variety of 29 domestic and international brands of new automotive vehicles in 11 metropolitan areas. We believe this product and geographic diversity (1) reduces our reliance on any single manufacturer and (2) mitigates the effect of regional economic conditions and changing consumer preference.


[PIE CHART APPEARS HERE]

           % of Gross Profit

New Vehicles                           36%
Service, Parts and Collision Repair    34%
Used Vehicles                          16%
F&I                                    14%


     In addition to selling a broad range of new vehicles, Sonic has a balanced portfolio of other automotive products and services including F&I, used vehicles, and service, parts and collision repair. The graphic to the right shows the breakdown of these products and services, represented as a percentage of Sonic's total gross profit for the year ended December 31, 1998.

     Sales of higher margin products and services offset in part sales of lower margin new vehicles. In addition, sales of parts, service and collision repair services are less cyclical than vehicle and F&I sales.



     o EXPERIENCED MANAGEMENT TEAM WITH EXTENSIVE AUTOMOTIVE RETAILING BACKGROUND. Sonic's senior management team, which consists of O. Bruton Smith, Chairman and Chief Executive Officer; B. Scott Smith, President and Chief Operating Officer; Dennis Higginbotham, President of Retail Operations; Theodore Wright, Chief Financial Officer; and Jeff Rachor, Vice President of Retail Operations, has, on average, 20 years of experience working in the automotive industry. During the course of their individual careers, Messrs. Bruton Smith, Scott Smith, Higginbotham and Rachor have each owned and/or operated individual dealerships. We believe that this first-hand operating experience among our senior management will enable us to continue to acquire and integrate dealerships into the Sonic platform quickly and effectively.

STRATEGY

     o ACQUIRE SELECTED DEALERSHIPS. We believe that attractive acquisition opportunities exist for dealership groups with significant equity capital and experience in identifying, acquiring and professionally managing dealerships. The automotive retailing industry is highly fragmented, with the largest 100 dealer groups generating approximately 10% of the industry's $673 billion of total sales in 1997 and controlling less than 5% of all new vehicle dealerships in the United States. We believe that these factors, together with the increasing capital costs of operating automobile dealerships, the lack of alternative exit strategies (especially for larger dealerships) and the aging of many dealership owners provide attractive consolidation opportunities. We believe our "hub and spoke" acquisition strategy will allow us to capitalize on economies of scale, offer a greater breadth of products and services and increase brand diversity. Generally, we retain the management of a well-run dealership in order to benefit from its market knowledge, name recognition and local reputation. In addition, we selectively acquire dealerships that have underperformed the industry average but which carry attractive product lines or have attractive locations and which would benefit from our existing infrastructure.

     o INCREASE SALES OF HIGHER MARGIN PRODUCTS AND SERVICES. Sonic intends to pursue opportunities to increase its sales of higher-margin products and services by, for instance, expanding its collision repair business and increasing sales of used vehicles. Our collision repair business provides favorable margins and is not significantly affected by economic cycles or consumer spending habits. Our strategy is to acquire and develop collision repair businesses near our dealerships in order to capitalize on relationships with existing customers and insurance companies.

     We also believe that significant opportunities exist to improve our used vehicle departments, which historically have generated higher margins on sales than our new vehicle departments, by (1) increasing the number of used vehicles sold and (2) increasing gross profit margins on sales of used vehicles. For example, our ability to manage inventory levels more effectively created increased gross profit margins on sales of used vehicles to 10.7% for the year ended December 31, 1998 from 8.6% for the year ended December 31, 1997.

     o CONTROL COSTS. We are focused on controlling expenses and expanding margins at the dealerships we acquire and integrate into our organization. Approximately 73% of our operating costs for the year ended December 31, 1998 were variable. We are able to adjust these expenses as the operating or economic environment impacting our dealerships changes. We manage these variable costs, such as floor plan (8% of operating costs), advertising (10%) and compensation (50%) expenses, so that they are generally related to vehicle sales and can be adjusted in response to changes in vehicle sales volume. In addition, management compensation is tied to individual dealership profitability and stock price appreciation through stock options. This incentive compensation focuses all levels of our organization on cost reduction. We also focus on controlling components of fixed cost. For example, Sonic has reduced its property and casualty and workers' compensation insurance costs due to the benefits of economies of scale.

     o ENHANCE PROFIT OPPORTUNITIES IN FINANCE AND INSURANCE. Sonic offers a wide range of financing and leasing alternatives for the purchase of vehicles, as well as credit life, accident and health and disability insurance and extended service contracts. As a result of our size and scale, we have negotiated increased commissions on the origination of customer vehicle financing and insurance policies, which resulted in incremental F&I commissions of $2.1 million for the year ended December 31, 1998.

     o TRAIN, DEVELOP AND MOTIVATE QUALIFIED MANAGEMENT. We believe that our well trained dealership personnel is key to our long-term prospects. We require all of our employees, from service technicians to regional vice presidents, to participate in in-house training programs. We believe that our comprehensive training of all employees and the institution of a decentralized, multi-tiered management structure to supervise effectively our dealership operations provide us with a competitive advantage over other dealership groups. This training and organizational structure enables high-level supervision over the dealerships, accurate financial reporting and the ability to maintain good controls as Sonic expands. In order to motivate management, we employ an incentive compensation program for each officer, vice president and dealer/operator a portion of which is provided in the form of Sonic stock options with additional incentives based on the performance of individual profit centers. We believe that this organizational structure, together with the opportunity for promotion and for equity participation, serve as a strong motivation for our employees.

     o ACHIEVE HIGH LEVELS OF CUSTOMER SATISFACTION. We focus on maintaining high levels of customer satisfaction. Our personalized sales process is designed to satisfy customers by providing high-quality vehicles in a positive, "consumer friendly" buying environment. Some manufacturers offer specific performance incentives, on a per vehicle basis, if certain customer satisfaction index ("CSI") levels (which vary by manufacturer) are achieved by a dealer. Manufacturers consider CSI scores in approving acquisitions. In order to keep management focused on customer satisfaction, we include CSI results as a component of our incentive compensation program.

INDUSTRY OVERVIEW

     With more than $670 billion in 1997 sales, automotive retailing is the largest retail trade sector in the United States. The industry is highly fragmented and largely privately held with approximately 22,000 automobile dealership locations representing more than 49,000 franchised dealerships. In 1997, U.S. franchised automobile dealers sold approximately 15.0 million new vehicles for sales of approximately $303 billion, and approximately 16.1 million used vehicles for sales of approximately $195 billion. It is estimated that sales by franchised automobile dealers account for one-fifth of the nation's total retail sales of all products and merchandise. Since 1993, new vehicle revenues have grown at a 3.4% compound annual rate. Over the same period, used vehicle revenues by franchised dealers have grown at a 7.5% compound annual rate. Slower unit volume growth over this time period has been offset by the rising prices associated with new vehicles and, on average, the higher prices paid for later model high quality used vehicles which now comprise a significant part of the used vehicle market. Automobile sales are affected by many factors, including rates of employment, income growth, interest rates, weather patterns and other national and local economic conditions, automotive innovations and general consumer sentiment.

     The following table sets forth new and used vehicle sales by franchised automotive dealers in the United States for each of the five years ended December 31, 1997. New vehicles can only be sold at retail by franchised dealerships. The following table excludes sales of used vehicles by non-franchised dealerships and casual sales by individuals.



                                                UNITED STATES FRANCHISED DEALERS' VEHICLE SALES
                                               -------------------------------------------------
                                                  1993      1994      1995      1996      1997
                                               --------- --------- --------- --------- ---------
                                                   (UNITS IN MILLIONS; DOLLARS IN BILLIONS)
  New vehicle unit sales. ....................     13.9     15.1      14.8      15.2      15.0
  New vehicle sales ..........................  $ 265    $ 292    $  293    $  299    $  303
  Used vehicle unit sales ....................     14.8     15.1      15.7      15.7      16.1
  Used vehicle sales .........................  $ 146    $ 168    $  182    $  193    $  195
  Total vehicle sales ........................  $ 411    $ 460    $  475    $  492    $  498
  Annual growth in total vehicle sales .......      --      11.9%      3.3%      3.6%      1.2%

Source: ADT Automotive.

     In addition to new and used vehicles, dealerships offer a wide range of other products and services, including repair and warranty work, replacement parts, extended warranty coverage, financing and credit insurance. In 1997, the average dealership's revenue consisted of 58.6% new vehicles sales, 29.0% used vehicle sales, and 12.4% other products and services. As a result of intense competition for new vehicle sales, the average dealership generates the majority of its profits from the sale of used vehicles and other products and services, including finance and insurance, mechanical and collision repair, and parts and services. In 1997, for example, a used vehicle earned an average gross margin of 10.8% as compared to a new vehicle's average gross margin of 6.4%, in each case for sales by new vehicle dealerships. As is typical in the retailing industry, dealership profitability varies widely across different stores and, ultimately, profitability depends on effective management of inventory, competition, marketing, quality control and, most importantly, responsiveness to the customer.

     NEW VEHICLE SALES. Franchised dealerships were originally established by automobile manufacturers for the distribution of their new vehicles. In return for exclusive distribution rights within specified territories, manufacturers exerted significant influence over their dealers by limiting the transferability of ownership in dealerships, designating the dealership's location, and managing the supply and composition of the dealership's inventory. These arrangements resulted in the proliferation of small, single-owner operations that, at their peak in the late 1940's, totaled almost 50,000. As a result of competitive, economic and political pressures during the 1970's and 1980's, significant changes and consolidation occurred in the automotive retail industry. One of the most significant changes was the increased penetration by foreign manufacturers and the resulting loss of market share by domestic car makers, which forced many dealerships to close or sell to better-capitalized dealership groups. According to industry data, the number of franchised dealerships has declined from approximately 25,000 dealerships in 1990 to approximately 22,000 in 1997. Although significant consolidation has taken place since the automotive retailing industry's inception, the industry today remains highly fragmented, with the largest 100 dealer groups generating approximately 10% of total sales revenues and controlling less than 5% of all franchised dealerships.

     USED VEHICLE SALES. Sales of used vehicles have increased over the past five years, primarily as a result of the substantial increase in new vehicle prices and the greater availability of newer used vehicles due to the increased popularity of short-term leases. Like the new vehicle market, the used vehicle market is highly fragmented, with approximately 22,000 new vehicle dealers accounting for approximately $195 billion in 1997 sales. In addition, an even greater number of independent used car dealers accounted for approximately $130 billion in 1997 sales. Privately negotiated transactions accounted for the remaining 1997 sales, estimated at $45 billion. In addition, an increasing number of used vehicles are being sold by "superstore" outlets, which market only used vehicles and offer a wide selection of low mileage, popular models. In 1997, the top 100 new vehicle dealer groups accounted for less than 10% of used vehicle sales.

     INDUSTRY CONSOLIDATION. We believe that further consolidation is likely due to increased capital requirements of dealerships, the limited number of viable alternative exit strategies for dealership owners, the desire of certain manufacturers to strengthen their brand identity by consolidating their franchised dealerships. We also believe that an opportunity exists for dealership groups with significant equity capital, and experience in identifying, acquiring and professionally managing dealerships, to acquire additional dealerships for cash, stock, debt or a combination thereof. Publicly owned dealer groups, such as Sonic, are able to offer prospective sellers tax advantaged transactions through the use of publicly traded stock which may, in certain circumstances, make them more attractive to prospective sellers.

     CYCLICALITY. While the automotive manufacturing industry tends to be very sensitive to economic cycles, the automotive retailing industry has shown relatively low volatility. The chart set forth below shows the historical relationship between the profitability margins of the automotive retailing and automotive manufacturing industries:

(Graph appears here. See table below for plot points.



                          1979     1980    1981    1982    1983    1984    1985    1986    1987    1988    1989    1990    1991
Automotive Retailing
     Pretax Margins       1.48     0.94    1.52    1.77    2       2.1     2.1     2.05    2       1.71    1       1       1

Big Three Pretax Margin*  0.65    -8.48    -2.3    -0.2    6.06    9.38    7.96    6.98    7.34    6.44    4.32    0.08    -3.54

                           1992    1993    1994    1995    1996    1997
Automotive Retailing
     Pretax Margins        1.39    1.6     1.8     1.4     1.53    1.37

Big Three Pretax Margin*   -0.02   4.89    7.94    5.85    6.35    6.49

*Fort Motor Company, General Motors Corporation and Chrysler Corporation.
Sources: FactSet and NADA



     Auto retailers' pre-tax profit margins have remained relatively stable from 1979 to 1997 even during recessionary periods. Conversely, average pre-tax profit margins of the three largest U.S. automotive manufacturers have fluctuated drastically during the comparable period. We believe that the relative insensitivity to recessionary markets that the automotive retailing industry has shown relative to the automotive manufacturing industry is due to a number of factors including:

   (a) approximately 90% of the automotive retailing sector's profits are derived from the sale of used cars, parts and service and finance and insurance;

   (b) 60%-65% of the automotive retailing sector's costs are variable, relating to personnel, advertising and inventory finance costs;

   (c) sales and service employees are typically compensated on production levels;

   (d) manufacturers typically increase dealer incentives when sales slow, offsetting volume declines; and

   (e) the diversity in offering import and domestic brands tends to lessen the impact of a decline in one brand.

DEALERSHIP OPERATIONS

     After giving effect to our pending acquisitions, Sonic will own ten dealerships in the Charlotte market, eight dealerships in the Chattanooga market, six dealerships in the Columbus market, six dealerships in the Houston market, six dealerships in the Montgomery market, five dealerships in the Columbia market, four dealerships in the Birmingham market, four dealerships in the Tampa/Clearwater market, four dealerships in the Washington, D.C. market, four dealerships in the Daytona Beach market, two dealerships in the Atlanta market, two dealerships in the Nashville market, two dealerships in the Greenville/Spartanburg market and one dealership in the Dallas market.

     Since 1990, Sonic has grown significantly as a result of the acquisition and integration of new vehicle dealerships and an increase in revenues at its existing dealerships. The following table sets forth the name, brands, year of acquisition and location of the dealerships acquired by or awarded to Sonic or its predecessors since 1990 and the dealerships to be acquired by Sonic pursuant to its pending acquisitions:


                                                        YEAR
                                                      ACQUIRED         LOCATION
DEALERSHIPS AND BRANDS                               ---------- ---------------------
Town & Country Toyota ..............................   1990     Charlotte, NC
Fort Mill Ford .....................................   1996     Charlotte, NC
Fort Mill Chrysler-Plymouth-Dodge ..................   1997     Charlotte, NC
Lake Norman Dodge ..................................   1997     Charlotte, NC
Lake Norman Chrysler-Plymouth-Jeep .................   1997     Charlotte, NC
Town & Country Chrysler-Plymouth-Jeep of Rock Hill .   1997     Charlotte, NC
Freedom Ford .......................................   1997     Tampa/Clearwater, FL
Infiniti of Chattanooga ............................   1997     Chattanooga, TN
Town & Country Ford of Cleveland ...................   1997     Chattanooga, TN
Cleveland Chrysler-Plymouth-Jeep ...................   1997     Chattanooga, TN
European Motors of Nashville
 "BMW, Volkswagen" .................................   1997     Nashville, TN
European Motors
 "BMW, Volvo" ......................................   1997     Chattanooga, TN
Dodge of Chattanooga ...............................   1997     Chattanooga, TN
KIA - VW of Chattanooga ............................   1997     Chattanooga, TN
Dyer & Dyer Volvo ..................................   1997     Atlanta, GA
Hatfield Volkswagen-Jeep ...........................   1998     Columbus, OH
Trader Bud's Westside Chrysler Plymouth
 "KIA" .............................................   1998     Columbus, OH
Hatfield Lincoln Mercury ...........................   1998     Columbus, OH
Trader Bud's Westside Dodge ........................   1998     Columbus, OH
Toyota West ........................................   1998     Columbus, OH
Hatfield Hyundai-Isuzu-Subaru ......................   1998     Columbus, OH
Century BMW ........................................   1998     Greenville/
                                                                Spartanburg, SC
Heritage Lincoln Mercury ...........................   1998     Greenville/
                                                                Spartanburg, SC
Capitol Chevrolet
 "KIA" .............................................   1998     Montgomery, AL
Capitol Imports
 "Hyundai, Mitsubishi" .............................   1998     Montgomery, AL
Casa Ford ..........................................   1998     Houston, TX
Clearwater Mitsubishi ..............................   1998     Tampa/Clearwater, FL
Clearwater Toyota ..................................   1998     Tampa/Clearwater, FL
Higginbotham Automobiles
 "Acura, Mercedes" .................................   1998     Daytona Beach, FL
Higginbotham Chevy-Olds
 "Chevrolet, Oldsmobile" ...........................   1998     Daytona Beach, FL
Halifax Ford-Mercury ...............................   1998     Daytona Beach, FL
Tampa Volvo ........................................   1998     Tampa/Clearwater, FL
Ron Craft Chevrolet-Cadillac-Oldsmobile ............   1998     Houston, TX
Economy Honda ......................................   1999     Chattanooga, TN

                                                    YEAR
                                                  ACQUIRED       LOCATION
DEALERSHIPS AND BRANDS                           ---------- -----------------
Infiniti of Charlotte ..........................   1999     Charlotte, NC
Ron Craft Chrysler Plymouth Jeep ...............   1999     Houston, TX
Rally Mitsubishi ...............................   1999     Nashville, TN
Tom Williams Buick .............................   1999     Birmingham, AL
Tom Williams Cadillac ..........................   1999     Birmingham, AL
Tom Williams Lexus .............................   1999     Birmingham, AL
Tom Williams Imports ...........................   1999     Birmingham, AL
Sam White Motor City
 "Nissan, Oldsmobile" ..........................   1999     Houston, TX
Newsome Automotive(1)
 "Mercedes, Chevrolet" .........................   1999     Florence, SC
Newsome Chevrolet World(1) .....................   1999     Columbia, SC
Imports of Florence(1)
 "BMW, Isuzu" ..................................   1999     Florence, SC
Global Imports
 "BMW" .........................................   1999     Atlanta, GA
Bondesen Chevrolet Oldsmobile Cadillac .........   1999     DeLand, FL
Fitzgerald Chevrolet(1) ........................   1999     Charlotte, NC
Superior Oldsmobile-Cadillac-GMC(1) ............   1999     Chattanooga, TN
Lloyd Mercedes-Nissan(1) .......................   1999     Panama City, FL
Lloyd Pontiac-Cadillac-GMC(1) ..................   1999     Panama City, FL
Charleston Lincoln-Mercury(1) ..................   1999     Charleston, SC
North Charleston Hyundai(1) ....................   1999     Charleston, SC
Lute Riley Honda(1) ............................   1999     Dallas, TX
BMW of Fairfax(1) ..............................   1999     Washington, D.C.
Lexus of Rockville(1) ..........................   1999     Washington, D.C.
Rockville Porsche Audi(1) ......................   1999     Washington, D.C.
Nissan Jeep of Waldorf(1) ......................   1999     Washington, D.C.
Ben Reading Buick(1) ...........................   1999     Houston, TX
Classic Dodge(1) ...............................   1999     Mobile, AL
Shottenkirk Honda(1) ...........................   1999     Pensacola, FL


---------
(1) Pending acquisition.


DEALERSHIP MANAGEMENT

     Operations of the dealerships are overseen by Regional Vice Presidents, who report to Sonic's Chief Operating Officer. Each of our dealerships is managed by a dealer/operator who is responsible for the operations of the dealership and the dealership's financial and customer satisfaction performance. The dealer/operator is responsible for selecting, training and retaining dealership personnel. All dealer/operators report to Sonic's Regional Vice Presidents, who in turn report to Sonic's senior management on a regular basis and prepare a comprehensive monthly financial and operating statement of their dealership. In addition, Sonic's senior management meets on a monthly basis with our dealer/operators to address changing customer preferences, operational concerns and to share best practices, such as maintaining a customer-friendly buying environment, maximizing potential revenues per new vehicle sale through increased F&I penetration, using customer calling and coupon programs to attract and retain service customers, and continued training of dealership personnel.

     Each dealer/operator is complemented by a team which includes two senior managers who aid in the operation of the dealership. The general sales manager is primarily responsible for the operations, personnel, financial performance and customer satisfaction performance of the new vehicle sales, used vehicle sales, and finance and insurance departments. The parts and service director is primarily responsible for the operations, personnel, financial and customer satisfaction performance of the service, parts and collision repair departments (if applicable). Each of the departments of the dealership typically has a manager who reports to the general sales manager or parts and service director.

NEW VEHICLE SALES

     As of December 31, 1998, Sonic sold 23 brands of cars and light trucks. The products have a broad range of prices from lower priced, or economy vehicles, to luxury vehicles. We believe that our brand, product and price diversity reduces the risk of changes in customer preferences, product supply shortages and aging products. Approximately 14.1% of new vehicle sales in 1998 were luxury brands (for example, BMW, Cadillac, Infiniti and Volvo). See "Risk Factors -- Automobile Manufacturers Exercise Significant Control Over Sonic's Operations and Sonic is Dependent on Them to Operate its Business."

     The following table presents information with respect to Sonic's new vehicle sales:



                                                    YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------------------------------
                              1994            1995            1996            1997            1998
                         -------------   -------------   -------------   -------------   -------------
                                                    (DOLLARS IN THOUSANDS)
 Unit sales ............       9,686          10,273          11,693          15,715          41,592
 Sales revenue .........   $ 164,970       $ 186,859       $ 233,979       $ 343,941       $ 962,939
 Gross profit ..........      12,103          13,926          18,001          26,427          75,494
 Gross margin ..........         7.3%            7.5%            7.7%            7.7%            7.8%

     New vehicle sales include retail lease transactions and lease-type transactions, both of which are arranged by Sonic. New vehicle leases generally have short terms. Lease customers, therefore, return to the new vehicle market more frequently. Leases also provide a source of late-model, generally low mileage, vehicles for our used vehicle inventory. Generally, leased vehicles are under warranty for the entire lease term, which allows us to provide repair service to the lessee throughout the term of the lease.


USED VEHICLE SALES

     Sonic sells a broad variety of makes and models of used cars, vans, trucks and sport utility vehicles. Used vehicles are obtained by us through customer trade-ins, at "closed" auctions which may be attended only by new vehicle dealers and which offer off-lease, rental and fleet vehicles, and at "open" auctions which offer repossessed vehicles and vehicles sold by other dealers. We sell our used vehicles to retail customers and, in the case of vehicles in poor condition or vehicles which remain unsold for a specified period of time, to other dealers or wholesalers. Sales to other dealers or wholesalers are frequently close to or below cost and therefore negatively affect our gross margin on used vehicle sales.

     The following table sets forth information on Sonic's used vehicle sales:



                                                        YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------------------
                                   1994           1995           1996           1997            1998
                               ------------   ------------   ------------   ------------   -------------
                                                        (DOLLARS IN THOUSANDS)
 Retail unit sales ...........      4,374         5,172          5,488          6,712          24,591
 Retail sales revenue ........   $ 47,537       $60,766        $68,054        $85,132        $324,740
 Retail gross profit .........      5,182         5,792          5,748          7,294          34,826
 Retail gross margin .........       10.9%          9.5%           8.4%           8.6%           10.7%
 Wholesale unit sales ........      4,656         5,009          5,344          7,287          21,886
 Wholesale sales revenue .....   $ 16,062       $20,025        $25,642        $38,785        $119,351
 Wholesale gross profit ......         43           (45)           (23)          (599)         (1,166)
 Wholesale gross margin ......        0.3%         (0.2)%         (0.1)%         (1.5)%          (1.0)%
 Total unit sales ............      9,030        10,181         10,832         13,999          46,477
 Total revenue ...............   $ 63,599       $80,791        $93,696        $123,917       $444,091
 Total gross profit ..........      5,225         5,747          5,725          6,695          33,660
 Total gross margin ..........        8.2%          7.1%           6.1%           5.5%            7.6%

SERVICE AND PARTS SALES

     Sonic provides service and parts at each of our franchised dealerships. We also provide maintenance and repair services at each of our franchised dealerships, offering both warranty and non-warranty services. Service and parts sales provide higher gross margins than vehicle sales.

The following table sets forth information regarding Sonic's service and parts sales:



                                                  YEAR ENDED DECEMBER 31,
                         -------------------------------------------------------------------------
                             1994           1995           1996           1997            1998
                         ------------   ------------   ------------   ------------   -------------
                                                  (DOLLARS IN THOUSANDS)
 Sales revenue .........   $ 30,298       $ 31,958       $ 37,132       $ 51,033       $ 146,456
 Gross profit ..........     10,344         11,003         12,593         18,118          62,152
 Gross margin ..........       34.1%          34.4%          33.9%          35.5%           42.4%

COLLISION REPAIR

     As of December 31, 1998, Sonic operated collision repair centers, or body shops, at fourteen of its dealership locations. Our collision repair business provides favorable margins and, similar to service and parts, is not significantly affected by business cycles or consumer preferences. In addition, because of the higher cost of used vehicles, insurance adjusters are more hesitant to declare a vehicle a total loss, resulting in more significant, and higher cost, repair jobs.

     The following table sets forth information regarding Sonic's collision repair operations:



                                              YEAR ENDED DECEMBER 31,
                        --------------------------------------------------------------------
                            1994          1995          1996          1997          1998
                        -----------   -----------   -----------   -----------   ------------
                                               (DOLLARS IN THOUSANDS)
Sales revenue .........   $ 3,686       $ 3,903       $ 4,942       $ 6,504       $ 16,204
Gross profit ..........     1,870         1,956         2,452         3,092          8,114
Gross margin ..........      50.7%         50.1%         49.6%         47.5%          50.0%

FINANCE AND INSURANCE

     Sonic offers its customers a wide range of financing and leasing alternatives for the purchase of vehicles. In addition, as part of each sale, we also offer customers credit life, accident and health and disability insurance to cover the financing cost of their vehicle, as well as warranty or extended service contracts.

     We assign our vehicle financing contracts and leases to other parties, instead of directly financing sales, which reduces our exposure to loss from financing activities. Sonic receives a commission from the lender for originating and assigning the loan or lease but is assessed a chargeback fee by the lender if a loan is canceled, in most cases, within 90 days of making the loan. Early cancellation can result from early repayment because of refinancing of the loan, the sale or trade-in of the vehicle, or default on the loan. We establish an allowance to absorb estimated chargebacks and refunds. Finance and insurance commission revenue is recorded net of such chargebacks. Commission expense related to finance and insurance commission revenue is charged to cost of sales upon recognition of such revenue.

     The following table sets forth information regarding Sonic's finance and insurance operations:



                                                    YEAR ENDED DECEMBER 31,
                             ---------------------------------------------------------------------
                                 1994          1995          1996          1997           1998
                             -----------   -----------   -----------   ------------   ------------
                                                    (DOLLARS IN THOUSANDS)
Commission revenue .........   $ 5,181       $ 7,813       $ 7,118       $ 10,606       $ 34,011
Gross profit ...............     4,359         6,561         6,043          8,856         28,022
Gross margin ...............      84.1%         84.0%         84.9%          83.5%          82.4%

SALES AND MARKETING

     Sonic's marketing and advertising activities vary among our dealerships and among our markets. We advertise primarily through television, newspapers, radio and direct mail and regularly conduct special promotions designed to focus vehicle buyers on our product offerings. We also utilize computer technology to aid sales people in prospecting for customers. Under arrangements with certain manufacturers, we receive a subsidy for a portion of our advertising expenses incurred in connection with a manufacturer's vehicles.


RELATIONSHIPS WITH MANUFACTURERS

     Each of Sonic's dealerships operates under a separate franchise or dealer agreement which governs the relationship between the dealership and the manufacturer. In general, each dealer agreement specifies the location of the dealership for the sale of vehicles and for the performance of certain approved services in a specified market area. The designation of such areas generally does not guarantee exclusivity within a specified territory. In addition, most manufacturers allocate vehicles on a "turn and earn" basis which rewards high volume. A dealer agreement requires the dealer to meet specified standards regarding showrooms, the facilities and equipment for servicing vehicles, inventories, minimum net working capital, personnel training, and other aspects of the business. The dealer agreement with each dealership also gives the related manufacturer the right to approve the dealership's general manager and any material change in management or ownership of the dealership. Each manufacturer may terminate a dealer agreement under certain circumstances, such as a change in control of the dealership without manufacturer approval, the impairment of the reputation or financial condition of the dealership, the death, removal or withdrawal of the dealership's general manager, the conviction of the dealership or the dealership's owner or general manager of certain crimes, the failure to adequately operate the dealership or maintain wholesale financing arrangements, insolvency or bankruptcy of the dealership or a material breach of other provisions of the dealer agreement.

     Many automobile manufacturers are still developing their policies regarding public ownership of dealerships. We believe that these policies will continue to change as more dealership groups sell their stock to the public, and as the established, publicly-owned dealership groups acquire more franchises. To the extent that new or amended manufacturer policies restrict the number of dealerships which may be owned by a dealership group, or the transferability of Sonic's common stock, such policies could have a material adverse effect on us. See "Risk Factors -- Automobile Manufacturers
Exercise Significant Control Over Sonic's Operations and Sonic is Dependent on Them to Operate its Business," " -- Manufacturer Stock Ownership/Issuance Limits Limit Sonic's Ability to Issue Additional Equity to Meet Its Financing Needs" and " -- Manufacturers' Restrictions on Acquisitions Could Limit Sonic's Future Growth."

     In the course of acquiring Jaguar franchises in Chattanooga and Greenville, Jaguar declined to consent to our proposed acquisitions of these franchises. In settling legal actions brought against Jaguar by the seller of the Chattanooga Jaguar franchise, Sonic agreed with Jaguar not to acquire any Jaguar franchise until August 3, 2001. See "Risk Factors -- Jaguar Has Not Consented to Two Acquisitions."

     Under Sonic's agreement with Ford, Ford may force the sale of Sonic's Ford franchises if any investor acquires 15% or more of Sonic's voting securities. Under Sonic's Dealer Agreements with Toyota and Infiniti, Toyota and Infiniti have the right to approve any ownership or voting rights of Sonic of 20% or greater by any individual or entity. Honda may force the sale of Sonic's Honda franchise if any person or entity, other than members of the Smith Group, acquires 5% or greater of the Common Stock (10% or greater if such entity is an institutional investor), and Honda deems such person or entity to be unsatisfactory. Volkswagen has approved the sale of no more than 25% of the voting control of Sonic, and any future changes in ownership or transfers among Sonic's current stockholders that could effect the voting or managerial control of Sonic's Volkswagen franchisee subsidiaries requires the prior approval of Volkswagen. Similarly, Chrysler has approved of the public sale of only 50% of the Common Stock and requires prior approval of any future sales that would result in a change in voting or managerial control of Sonic. Mercedes requires 60 days advance notice to approve any acquisition of 20% or more of Sonic's voting securities. Other manufacturers may impose similar restrictions.

     Certain state statutes in Florida and other states limit manufacturers' control over dealerships. Under Florida law, notwithstanding any contrary terms in a dealer agreement, manufacturers may not unreasonably withhold approval for the sale of a dealership. Acceptable grounds for disapproval include material shortcomings in the character, financial condition or business experience of the proposed transferee. In addition, dealerships may challenge manufacturers' attempts to establish new dealerships in the dealer's markets, and state regulators may deny applications to establish new dealerships for a number of reasons, including a determination that the manufacturer is adequately represented in the area. Manufacturers must have "good cause" for any termination or failure to renew a dealer agreement, and an automaker's license to distribute vehicles in Florida may be revoked if, among other things, the automaker has forced or attempted to force an automobile dealer to accept delivery of motor vehicles not ordered by that dealer.

     Under Texas law, despite the terms of contracts between manufacturers and dealers, manufacturers may not unreasonably withhold approval of a transfer of a dealership. It is unreasonable under Texas law for a manufacturer to reject a prospective transferee of a dealership who is of good moral character and who otherwise meets the manufacturer's written, reasonable and uniformly applied standards or qualifications relating to the prospective transferee's business experience and financial qualifications. In addition, under Texas law and the laws of other states, franchised dealerships may challenge manufacturers' attempts to establish new franchises in the franchised dealers' markets, and state regulators may deny applications to establish new dealerships for a number of reasons, including a determination that the manufacturer is adequately represented in the region. Texas law limits the ability of manufacturers to terminate or fail to renew franchises. In addition, other laws in Texas and elsewhere limit the ability of manufacturers to withhold their approval for the relocation of a franchise or require that disputes be arbitrated. In addition, a manufacturer's license to distribute vehicles in Texas may be revoked if, among other things, the manufacturer has forced or attempted to force an automobile dealer to accept delivery of motor vehicles not ordered by that dealer.

     Georgia law provides that no manufacturer may arbitrarily reject a proposed change of control or sale of an automobile dealership, and any manufacturer challenging such a transfer of a dealership must provide written reasons for its rejection to the dealer. Manufacturers bear the burden of proof to show that any disapproval of a proposed transfer of a dealership is not arbitrary. If a manufacturer terminates a franchise agreement due to a proposed transfer of the dealership or for any other reason not considered to constitute good cause under Georgia law, such termination will be ineffective. As an alternative to rejecting or accepting a proposed transfer of a dealership or terminating the franchise agreement, Georgia law provides that a manufacturer may offer to purchase the dealership on the same terms and conditions offered to the prospective transferee.

     Under Tennessee law, a manufacturer may not modify, terminate or refuse to renew a franchise agreement with a dealer except for good cause, as defined in the governing Tennessee statutes. Further, a manufacturer may be denied a Tennessee license, or have an existing license revoked or suspended if the manufacturer modifies, terminates, or suspends a franchise agreement due to an event not constituting good cause. Good cause includes material shortcomings in the character, financial condition or business experience of the dealer. A manufacturer's Tennessee license may also be revoked if the manufacturer prevents or attempts to prevent the sale or transfer of the dealership by unreasonably withholding consent to the transfer.

     Alabama law prohibits manufacturers from terminating or refusing to continue or renew a franchise agreement except for "good cause." "Good cause" to discontinue a relationship may exist if, for example, a dealer violates a material term of, or fails to perform its duties under, a franchise agreement. In addition, a manufacturer is prohibited from interfering with the transfer of a dealership unless the transfer is to a person who would not qualify for a dealer's license under Alabama law. Finally, a manufacturer may not unreasonably establish a new dealership within the market area of an existing dealer. A manufacturer who violates Alabama law may be required to pay the dealer for the damages incurred, as well as the costs of suing the manufacturer for damages including attorneys fees.

     Under Ohio law, a dealer must obtain manufacturer approval before it can sell or transfer an interest in a dealership. The manufacturer may only prohibit the sale or transfer, however, for "good cause" after considering, among other things, the proposed new owner's business experience and financing. Similarly, a manufacturer may terminate or refuse to continue or renew a franchise agreement only for "good cause" considering, for example, the dealership's sales, the dealer's investment in the business, and the dealer's satisfaction of its warranty obligations. Finally, a manufacturer may not site a new dealership in a relevant market area without either the consent of the local dealers or by showing "good cause." Dealers may protest a manufacturer's actions to the Ohio Motor Vehicle Dealers Board, and eventually the courts, if there is no "good cause" for the transfer restriction or termination or siting of a new dealership. If the manufacturer violates Ohio's automobile franchise law, a dealer may be entitled to double its actual damages, as well as court costs and attorneys fees, from a manufacturer.

     South Carolina law forbids a manufacturer from imposing unreasonable restrictions on a dealer's rights to transfer, sell, or renew a franchise agreement unless the dealer is compensated. A manufacturer may not terminate or refuse to renew a franchise agreement without due cause. Further, although a dealer must obtain the manufacturer's consent to transfer a dealership, the manufacturer may not unreasonably withhold its consent. Finally, manufacturers are generally prohibited from acting in bad faith or engaging in arbitrary or unconscionable conduct. Manufacturers who violate South Carolina's law may be liable for double the actual damages incurred by the dealer and/or punitive damages in limited circumstances.


COMPETITION

     The retail automotive industry is highly competitive. Depending on the geographic market, Sonic competes with both dealers offering the same brands and product lines as Sonic and dealers offering other automakers' vehicles. We also compete for vehicle sales with auto brokers and leasing companies. We compete with small, local dealerships and with large multi-franchise auto dealerships. Some of our competitors are larger and have greater financial and marketing resources and are more widely known than us. Some of our competitors also may utilize marketing techniques, such as the Internet or "no negotiation" sales methods, not extensively used by us. Presently, only one of Sonic's dealerships uses one price shopping techniques. Also, we along with our competition are beginning to use the Internet as a significant part of the sales process. Customers are using the Internet to compare pricing which may further reduce margins for new cars.

     We also compete with regional and national car rental companies, which sell their used rental cars, and used automobile "superstores," such as AutoNation and CarMax. The used vehicle superstores generally offer a greater and more varied selection of vehicles than our dealerships. In addition, Ford and GM have announced that they are entering into joint ventures to acquire dealerships in various cities in the United States, and Saturn is seeking to acquire its dealerships. In addition, other manufacturers may directly enter the retail market in the future, which could have a material adverse effect on us. As we seek to acquire dealerships in new markets, we may face significant competition (including competition from other publicly-owned dealer groups) as we strive to gain market share. See "Risk Factors -- High Competition in Automobile Retailing Reduces Sonic's Profit Margins on Vehicle Sales."

     We believe that the principal competitive factors in vehicle sales are the marketing campaigns conducted by automakers, the ability of dealerships to offer a wide selection of the most popular vehicles, the location of dealerships and the quality of customer service. Other competitive factors include customer preference for makes of automobiles, pricing (including manufacturer rebates and other special offers) and warranties.

     In addition to competition for vehicle sales, we also compete with other auto dealers, service stores, auto parts retailers and independent mechanics in providing parts and service. We believe that the principal competitive factors in parts and service sales are price, the use of factory-approved replacement parts, the familiarity with a dealer's makes and models and the quality of customer service. A number of regional and national chains offer selected parts and service at prices that may be lower than our prices.

     In arranging or providing financing for our customers' vehicle purchases, we compete with a broad range of financial institutions. In addition, financial institutions are now offering F&I products through the Internet, which may reduce our profits on these items. We believe that the principal competitive factors in providing financing are convenience, interest rates and contract terms.

     Our success depends, in part, on national and regional automobile-buying trends, local and regional economic factors and other regional competitive pressures. We sell our vehicles in the Atlanta, Birmingham, Charlotte, Chattanooga, Columbus, Daytona Beach, Greenville/Spartanburg, Houston, Montgomery, Nashville and Tampa/Clearwater markets. Conditions and competitive pressures affecting these markets, such as price-cutting by dealers in these areas, or in any new markets we enter, could adversely affect us, although the retail automobile industry as a whole might not be affected. See "Risk Factors -- High Competition in Automobile Retailing Reduces Sonic's Profit Margin on Vehicle Sales."


GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL MATTERS

     A number of regulations affect Sonic's business of marketing, selling, financing and servicing automobiles. Sonic also is subject to laws and regulations relating to business corporations generally.

     Under North Carolina, South Carolina, Tennessee, Florida, Georgia, Texas, Ohio and Alabama law as well as the laws of other states into which we may expand, we must obtain a license in order to establish, operate or relocate a dealership or operate an automotive repair service. These laws also regulate our conduct of business, including our advertising and sales practices. Other states may have similar requirements.

     Our operations are also subject to certain consumer protection laws known as "Lemon Laws." These laws typically require a manufacturer or dealer to replace a new vehicle or accept it for a full refund within one year after initial purchase if the vehicle does not conform to the manufacturer's express warranties and the dealer or manufacturer, after a reasonable number of attempts, is unable to correct or repair the defect. Federal laws require certain written disclosures to be provided on new vehicles, including mileage and pricing information.

     The imported automobiles purchased by us are subject to United States customs duties and, in the ordinary course of our business, we may, from time to time, be subject to claims for duties, penalties, liquidated damages, or other charges. Currently, United States customs duties are generally assessed at 2.5% of the customs value of the automobiles imported, as classified pursuant to the Harmonized Tariff Schedule of the United States. See "Risk Factors -- Imported Product Restrictions and Foreign Trade Risk May Impair Sonic's Ability to Sell Foreign Vehicles Profitably."

     Our financing activities with customers are subject to federal truth-in-lending, consumer leasing and equal credit opportunity regulations as well as state and local motor vehicle finance laws, installment finance laws, usury laws and other installment sales laws. Some states regulate finance fees that may be paid as a result of vehicle sales. Federal, state and local environmental regulations, including regulations governing air and water quality, the clean-up of contaminated property and the storage and disposal of gasoline, oil and other materials, also apply to us and our dealership properties.

     We believe that we comply in all material respects with the laws affecting our business. Possible penalties for violation of any of these laws include revocation of our licenses and fines. In addition, many laws may give customers a private cause of action.

     As with automobile dealerships generally, and service parts and body shop operations in particular, our business involves the use, storage, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes and other environmentally sensitive materials. Our business also involves the past and current operation and/or removal of aboveground and underground storage tanks containing such substances or wastes. Accordingly, we are subject to regulation by federal, state and local authorities which establish health and environmental quality standards, provide for liability related to those standards, and in certain circumstances provide penalties for violations of those standards. We are also subject to laws, ordinances and regulations governing remediation of contamination at facilities we operate or to which we send hazardous or toxic substances or wastes for treatment, recycling or disposal.

     We believe that we do not have any material environmental liabilities and that compliance with environmental laws and regulations will not, individually or in the aggregate, have a material adverse effect on our results of operations or financial condition. However, soil and groundwater contamination is known to exist at certain properties used by us. Further, environmental laws and regulations are complex and subject to frequent change. In addition, in connection with our acquisitions, it is possible that we will assume or become subject to new or unforeseen environmental costs or liabilities, some of which may be material. We cannot assure you that compliance with current or amended, or new or more stringent, laws or regulations, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional expenditures by Sonic, or that such expenditures will not be material. See "Risk Factors -- Governmental Regulation and Environmental Regulation Compliance Costs May Adversely Affect Sonic's Profitability."

FACILITIES
     Sonic's principal executive offices are located at 5401 East Independence Boulevard, Charlotte, North Carolina 28212, and our telephone number is (704) 532-3320. These executive offices are located on the premises owned by Town & Country Ford. The following table identifies each of the properties to be utilized by Sonic's operations and their respective locations, after giving effect to Sonic's pending acquisitions:


ATLANTA MARKET

o  Dyer & Dyer Volvo, 5260 Peachtree Industrial Blvd., Atlanta, GA
o  Global Imports, 500 & 550 Interstate North Parkway, N.W., Atlanta, GA

BIRMINGHAM MARKET

o  Tom Williams Buick, 401 S. 20th Street, Birmingham, AL
o  Tom Williams Cadillac, 325 S. 20th Street, Birmingham, AL
o  Tom Williams Imports, 2200 3rd Avenue South, Birmingham, AL
o  Tom Williams Lexus, 300 S. 22nd Street, Birmingham, AL

CHARLOTTE MARKET

o Fitzgerald Chevrolet, 3112 W. Roosevelt Blvd., Monroe, NC & 6201 E. Independence Blvd., Charlotte, NC (1)
o  Fort Mill Chrysler-Plymouth-Dodge, 3310 Hwy. 51, Fort Mill, SC
o  Fort Mill Ford, 788 Gold Hill Rd., Fort Mill, SC
o  Frontier Oldsmobile-Cadillac, 2501 Roosevelt Blvd., Monroe, NC
o  Infiniti of Charlotte, 9103 E. Independence Ave., Charlotte, NC
o  Lake Norman Chrysler-Plymouth-Jeep, Chartwell Center Dr., Cornelius, NC
o  Lake Norman Dodge, I-77 & Torrence Chapel Rd., Cornelius, NC
o Town & Country Chrysler-Plymouth-Jeep of Rock Hill, 803 North Anderson Rd., Rock Hill, SC
o  Town & Country Ford, 5401 East Independence Blvd., Charlotte, NC
o  Town & Country Toyota, 9101 South Blvd., Charlotte, NC

CHATTANOOGA MARKET

o  BMW/Volvo of Chattanooga, 5949 Brainard Rd., Chattanooga, TN
o  Cleveland Chrysler-Plymouth-Jeep, 717 South Lee Hwy., Cleveland, TN
o  Dodge of Chattanooga, 402 West Martin Luther King Blvd., Chattanooga, TN
o  Economy Honda, Hwy. 153 at Shallowford Rd., Chattanooga, TN
o  Infiniti of Chattanooga, 5915 Brainard Rd., Chattanooga, TN
o  KIA/VW of Chattanooga, 6015 International Dr., Chattanooga, TN
o  Superior-Oldsmobile-Cadillac-GMC, 875 Keith St., N.W., Cleveland, TN
o  Town & Country Ford of Cleveland, 2496 South Lee Hwy., Cleveland, TN

COLUMBIA MARKET

o  Charleston Lincoln-Mercury, 8485 Rivers Ave., North Charleston, SC(1)
o  Imports of Florence, 2199 David McLeod Blvd., Florence, SC(1)
o  Newsome Automotive, 2199 David McLeod Blvd., Florence, SC(1)
o Newsome Chevrolet World, 4013 W. Beltline Blvd. & 6217 Monticello Rd., Columbia, SC(1)
o  North Charleston Hyundai, 8475 Rivers Ave., North Charleston, SC(1)

COLUMBUS MARKET

o Hatfield Hyundai & Hatfield Isuzu & Hatfield Subaru, 1400 Automall Dr., Columbus, OH
o Hatfield KIA & Trader Bud's Westside Chrysler-Plymouth, 3700 West Broad St., Columbus, OH
o  Hatfield Lincoln Mercury, 1495 Automall Dr., Columbus, OH
o  Toyota West, 1500 Automall Dr., Columbus, OH
o  Trader Bud's Westside Dodge, 4000 West Broad St., Columbus, OH
o  Volkswagen West & Jeep Eagle West, 1455 Automall Dr., Columbus, OH

DALLAS MARKET

o  Lute Riley Honda, 1331 North Central Expressway, Richardson, TX(1)

DAYTONA BEACH MARKET

o  Bondesen Chevrolet Oldsmobile Cadillac, 2800 South Highway 17-92, DeLand, FL
o  Halifax Ford-Mercury, 1307 N. Dixie Hwy., New Smyrna Beach, FL
o  Higginbotham Automobiles, 1720 Mason Ave., Daytona Beach, FL
o  Higginbotham Chevy-Olds, 1919 N. Dixie Hwy., New Smyrna Beach, FL
o  HMC Finance, 3741 S. Nova Rd., Port Orange, FL
o  Sunrise Auto World, 241 Ridgewood Ave., Holly Hill, FL

GREENVILLE/SPARTANBURG MARKET

o  Century BMW, 2752 Laurens Rd., Greenville, SC
o  Heritage Lincoln Mercury, 2424 Laurens Rd., Greenville, SC

HOUSTON MARKET

o  Ben Reading Buick, I-10 East at Thompson Road, Baytown, TX(1)
o  Casa Ford, 4701 I-10 East, Baytown, TX
o  Lone Star Ford, 8477 North Freeway, Houston, TX
o  Ron Craft Chevrolet-Cadillac-Oldsmobile-Geo, 3401 N. Main, Baytown, TX
o  Ron Craft Chrysler Plymouth Jeep, 5221 I-10 East, Baytown, TX

o  Sam White Motor City, 12230 Southwest Freeway, Stafford, TX


MONTGOMERY MARKET
o  Capitol Chevrolet, 711 Eastern Blvd., Montgomery, AL
o  Capitol Hyundai & Capitol Mitsubishi, 190 Eastern Blvd., Montgomery, AL
o  Capitol KIA, 845 Eastern Blvd., Montgomery, AL
o  Classic Dodge, 3118 Government Street, Mobile, AL(1)
o  Lloyd Mercedes-Nissan, 120 E. 23rd St., Panama City, FL(1)
o  Lloyd Pontiac-Cadillac-GMC, 100 E. 23rd St., Panama City, FL(1)
o  Shottenkirk Honda, 5600 Pensacola Blvd, Pensacola, FL(1)

NASHVILLE MARKET
o  BMW/VW of Nashville, 630 Murfreesboro Pike, Nashville, TN
o  Rally Mitsubishi, 1620 West End Ave., Nashville, TN

TAMPA/CLEARWATER MARKET
o  Clearwater Collision Center, 2300 Drew Street, Clearwater, FL
o  Clearwater Mitsubishi, 21699 US Hwy 19N, Clearwater, FL
o  Clearwater Toyota, 21799 US Hwy 19N, Clearwater, FL
o  Freedom Ford, 24825 US Hwy. 19 North, Clearwater & 3925 Tampa Rd., Oldsmar,
   FL
o  Tampa Volvo, 6008 N. Dale Mabry, Tampa, FL

WASHINGTON, D.C. MARKET
o  BMW of Fairfax, 8427 Lee Highway, Fairfax, VA(1)
o  Lexus of Rockville, 15501 Frederick Road, Rockville, MD(1)
o  Nissan Jeep of Waldorf, 2950 Crain Highway, Waldorf, MD(1)
o  Rockville Porsche Audi, 15515 Frederick Road, Rockville, MD(1)
---------
(1) Pending acquisition.

     Our dealerships are generally located along major U.S. or interstate highways. One of the principal factors considered by Sonic in evaluating an acquisition candidate is its location. We prefer to acquire dealerships located along major thoroughfares, primarily interstate highways with ease of access, which can be easily visited by prospective customers.

     We lease all of the properties utilized by our dealership operations. We believe that our facilities are adequate for our current needs.

     On July 9, 1998, Sonic entered into a strategic alliance agreement with MMRT. MMRT owns or will own certain real estate associated with various automobile dealerships, automotive aftermarket retailers and other automotive related businesses and leases such properties to the business operators located thereon. Mr. Smith, Sonic's Chairman and Chief Executive Officer, serves as the chairman of MMRT's board of trustees. See "Certain Transactions -- Transactions with MMRT."

     Under the terms of our franchise agreements, Sonic must maintain an appropriate appearance and design of its facilities and is restricted in its ability to relocate its dealerships. See " -- Relationships with Manufacturers."

EMPLOYEES
     As of December 31, 1998, Sonic employed approximately 3,040 people, of whom approximately 430 were employed in managerial positions, 980 were employed in non-managerial sales positions, 1,170 were employed in non-managerial parts and service positions and 460 were employed in administrative support positions.

     We believe that many dealerships in the retail automobile industry have difficulty in attracting and retaining qualified personnel for a number of reasons, including the historical inability of dealerships to provide employees with an equity interest in the profitability of the dealerships. We provide certain executive officers, managers and other employees with stock options and all employees with a stock purchase plan and we believe this type of equity incentive is attractive to our existing and prospective employees. See "Risk Factors -- The Loss of Key Personnel and the Limited Management and Personnel Resources of Sonic Could Adversely Affect Sonic's Operations and Growth."

     We believe that our relationship with our employees is good. None of our employees is represented by a labor union. Because of our dependence on the Manufacturers, however, we may be affected by labor strikes, work slowdowns and walkouts at the Manufacturer's manufacturing facilities. See "Risk Factors -- Automobile Manufacturers Exercise Significant Control Over Sonic's Operations and Sonic Is Dependent on Them to Operate its Business."

LEGAL PROCEEDINGS AND INSURANCE

     From time to time, Sonic is named in claims involving the manufacture of automobiles, contractual disputes and other matters arising in the ordinary course of our business. Currently, no legal proceedings are pending against or involve Sonic that, in the opinion of management, could reasonably be expected to have a material adverse effect on our business, financial condition or results of operations.

     Because of their vehicle inventory and nature of business, automobile retail dealerships generally require significant levels of insurance covering a broad variety of risks. Sonic's insurance includes an umbrella policy as well as insurance on our real property, comprehensive coverage for our vehicle inventory, general liability insurance, employee dishonesty coverage and errors and omissions insurance in connection with our vehicle sales and financing activities.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS; KEY PERSONNEL
     Sonic's executive officers, directors and key personnel, and their ages as of the date of this prospectus, are as follows:


NAME                            AGE  POSITION(S) WITH SONIC
------------------------------ ----- ---------------------------------------------------------------
     O. Bruton Smith .........  72   Chairman, Chief Executive Officer and Director*
     Bryan Scott Smith .......  31   President, Chief Operating Officer and Director*
     Dennis D. Higginbotham ..  57   President of Retail Operations and Director*
     Theodore M. Wright ......  36   Chief Financial Officer, Vice President -- Finance, Treasurer,
                                     Secretary and Director*
     William R. Brooks .......  49   Director
     William P. Benton .......  75   Director
     William I. Belk .........  49   Director
     Jeffrey C. Rachor .......  36   Vice President of Retail Operations

---------
* Executive Officer
     O. Bruton Smith has been the Chairman, Chief Executive Officer and a director of Sonic since its organization in 1997, and he currently is a director and executive officer of each of Sonic's dealerships. Mr. Smith has worked in the retail automobile industry since 1966. Mr. Smith's initial term as a director of Sonic will expire at the 2000 annual stockholders meeting. Mr. Smith is also the chairman and chief executive officer, a director and controlling shareholder of Speedway Motorsports, Inc. ("SMI"). SMI is a public company traded on the NYSE. Among other things, it owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Las Vegas Motor Speedway, Sears Point Raceway and Texas Motor Speedway. He is also the executive officer and a director of each of SMI's operating subsidiaries. Additionally, Mr. Smith serves as chairman of the board of trustees of MMRT. Under his employment agreement with Sonic, Mr. Smith is required to devote approximately 50% of his business time to Sonic's business.
     Bryan Scott Smith has been the President and Chief Operating Officer of Sonic since April 1997 and a Sonic director since its organization in 1997. Mr. Smith also serves as a director and executive officer of many of Sonic's subsidiaries. Mr. Smith, who is the son of Bruton Smith, has been an executive officer of Town and Country Ford since 1993, and was a minority owner of both Town and Country Ford and Fort Mill Ford before Sonic's acquisition of those dealerships in 1997. Mr. Smith became the General Manager of Town & Country Ford in November 1992 where he remained until his appointment to President and Chief Operating Officer of Sonic in April 1997. Mr. Smith's term as a director of Sonic will expire at the 2001 annual stockholders meeting.
     Dennis D. Higginbotham has been the President of Retail Operations of Sonic since September 1998 and a Sonic director since his appointment in December 1998. Before joining Sonic, Mr. Higginbotham owned and was the president of, Higginbotham Chevrolet-Oldsmobile (from 1976), Halifax Ford-Mercury (from 1987) and Higginbotham Automobiles (from 1995), each of which Sonic acquired in September 1998. Mr. Higginbotham has worked in the automobile industry since 1965. Mr. Higginbotham has agreed to stand for reelection as a Sonic director at the 1999 annual stockholders meeting.
     Theodore M. Wright has been the Chief Financial Officer, Vice President-Finance, Treasurer and Secretary of Sonic since April 1997, and a Sonic director since June 1997. Mr. Wright also serves as a director and executive officer of many of Sonic's subsidiaries. Before joining Sonic, Mr. Wright was a Senior Manager and in charge of the Columbia, South Carolina office of Deloitte & Touche LLP. Before joining the Columbia office, Mr. Wright was a Senior Manager in Deloitte & Touche LLP's National Office Accounting Research and SEC Services Departments from 1994, to 1995. From 1992 to 1994, Mr. Wright was an audit manager with Deloitte & Touche LLP. Mr. Wright has agreed to stand for reelection as a Sonic director at the 1999 annual stockholders meeting.
     William R. Brooks has been a director of Sonic since its formation. Mr. Brooks also served as Sonic's initial Treasurer, Vice President and Secretary from its organization in February 1997 to April 1997 when Mr. Wright was appointed to those positions. Since December 1994, Mr. Brooks has been the vice president, treasurer, chief financial officer and a director of SMI. Mr. Brooks also serves as an executive officer and a director for various operating subsidiaries of SMI. Before the formation of SMI in December 1994, Mr. Brooks was the vice president of the Charlotte Motor Speedway and a vice president and a director of Atlanta Motor Speedway. Mr. Brooks joined Sonic Financial Corporation, an entity controlled by Bruton Smith, from Price Waterhouse in 1983. At Sonic Financial Corporation, he was promoted from manager to controller in 1985 and again to chief financial officer in 1989. Mr. Brooks' term as a Sonic director will expire at the 2000 annual stockholders meeting.
     William P. Benton became a director of Sonic in December 1997. Since January 1997, Mr. Benton has been the executive director of Ogilvy & Mather, a world-wide advertising agency. Mr. Benton has been a director of SMI since February 1995 and a director of Allied Holdings, Inc. since February 1998. He is also a consultant to the chairman and chief executive officer of TI Group. Before his appointment at Ogilvy & Mather, Mr. Benton served as vice chairman of Wells, Rich, Greene/BDDP, Inc., an advertising agency with offices in New York and Detroit. Mr. Benton retired from Ford Motor Company as its vice president of marketing worldwide in 1984 after a 37-year career with that company. Mr. Benton's term as a Sonic director will expire at the 2001 annual stockholders meeting.
     William I. Belk became a director of Sonic in March 1998. Mr. Belk is currently the vice president and a director for Monroe Hardware Company, a director for Piedmont Ventures, Inc., and treasurer and a director for Old Well Water, Inc. For more than the previous five years, Mr. Belk previously held the position of chairman and director for certain Belk stores (a privately held retail department store chain). Mr. Belk's term as a Sonic director will expire at the 2001 annual stockholders meeting.
     Jeffrey C. Rachor is Sonic's Vice President of Retail Operations and has held this position since September 1998. He originally joined Sonic as its Regional Vice President -- Mid-South region upon Sonic's 1997 acquisition of dealerships in Chattanooga Tennessee. Mr. Rachor has over 13 years experience in automobile retailing and was the chief operating officer of the Chattanooga dealerships from 1989 until their acquisition by Sonic in 1997. During this period, Mr. Rachor has also served at various times as the general manager of Toyota, Saturn and Chrysler-Plymouth-Jeep-Eagle dealerships. Before then, Mr. Rachor was an assistant regional manager with American Suzuki Motor Corporation from 1987 to 1989 and a metro sales manager and a district sales manager with GM's Buick Motor Division from 1983 to 1987.
     Sonic's Board of Directors is divided into three classes, each of which, after a transitional period, will serve for three years, with one class being elected at Sonic's annual stockholders meeting each year. Messrs. Bruton Smith and Brooks belong to the class of directors whose term expires in 2000, Messrs. Wright and Higginbotham belong to the class whose term expires in 1999, and Messrs. Scott Smith, Benton and Belk belong to the class whose term expires in 2001. The executive officers are elected annually by, and serve at the discretion of, Sonic's Board of Directors.

COMMITTEES OF THE BOARD

     There are two standing committees of the Sonic Board of Directors, the Audit Committee and the Compensation Committee. The Audit Committee was appointed on March 20, 1998 and consists of Messrs. Benton, Belk and Brooks. The Compensation Committee was appointed on October 3, 1998 and consists of Messrs. Bruton Smith, Benton and Belk. Set forth below is a summary of the principal functions of each committee.
     AUDIT COMMITTEE. The Audit Committee, which held one meeting in 1998, recommends the appointment of Sonic's independent auditors, determines the scope of the annual audit to be made, reviews the conclusions of the auditors and reports the findings and recommendations thereof to the Board, reviews Sonic's auditors, the adequacy of Sonic's system of internal control and procedures and the role of management in connection therewith, reviews transactions between Sonic and its officers, directors and principal stockholders, and performs such other functions and exercises such other powers as the Board from time to time may determine.
     COMPENSATION COMMITTEE. The Compensation Committee, which held one meeting in 1998, administers certain compensation and employee benefit plans of Sonic, annually reviews and determines executive officer compensation, including annual salaries, bonus performance goals, bonus plan allocations, stock option grants and other benefits, direct and indirect, of all executive officers and other senior officers of Sonic. The Compensation Committee administers Sonic's 1997 Stock Option Plan, Employee Stock Purchase Plan and Nonqualified Employee Stock Purchase Plan, makes recommendations for individual stock option grants to the full Board of Directors under the plans it administers, and periodically reviews Sonic's executive compensation programs and takes action to modify programs that yield payments or benefits not closely related to Sonic or executive performance. The policy of the Compensation Committee's program for executive officers is to link pay to business strategy and performance to attract, retain and reward key executives while also providing performance incentives and awarding equity-based compensation to align the long-term interests of executive officers with those of Sonic's stockholders. The Compensation Committee's objective is to offer salaries and incentive performance pay opportunities that are competitive in the marketplace.

     Sonic currently has no standing nominating committee.

     During 1998, there were three meetings of the Board of Directors of Sonic, with each director attending each of the meetings (and, as applicable, committees thereof).

                      PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth, immediately before the offering and immediately after the offering, the ownership of Sonic's voting stock, including optioned shares, taking into account Sonic's January 25, 1999 common stock split, by (i) each stockholder who is known to Sonic, based upon their public filings as of April 26, 1999, to own beneficially five percent or more of each class of our outstanding voting stock, (ii) each director of Sonic,
(iii) each executive officer of Sonic (including the Chief Executive Officer),
(iv) all directors and executive officers of Sonic as a group, and (v) each selling stockholder. Unless otherwise noted, the number of shares of Class A common stock to be sold in the offering on behalf of selling stockholders currently holding preferred stock is estimated using the assumed 20-trading day average closing price for the Class A common stock of $14 1/8 per share as the actual conversion rate for such preferred stock. This preferred stock conversion will actually occur on the date Sonic and the representatives for the underwriters agree on the offering price. If the number of shares received on actual conversion of preferred stock differs from our estimate, the number of shares to be sold by the selling stockholders in the offering may be appropriately adjusted and the number of shares to be sold by Sonic will also be adjusted so that the total number of shares to be sold in the offering will remain 8,000,000 shares.

     Additional persons who may decide to participate in the offering may sell up to an additional $6.75 million in aggregate value of shares of Class A common stock based on the per share offering price to the public. These shares would be in addition to those shares of the selling stockholders already indicated in this prospectus. If these persons determine to sell such shares, which would represent approximately 477,876 shares assuming an offering price of $14 1/8 per share, the number of shares to be sold by Sonic and the amount of proceeds to be received by Sonic will be adjusted downward to reflect such additional shares being resold by these additional selling stockholders so that the total number of shares to be sold in the offering will remain 8,000,000 shares. See "Summary -- Offering."



                                                   BEFORE OFFERING
                                       ----------------------------------------
                                          NUMBER OF      NUMBER OF                    NUMBER OF
                                          SHARES OF      SHARES OF   NUMBER OF         SHARES
                                           CLASS A        CLASS B    SHARES OF       OF CLASS A
                                            COMMON        COMMON     PREFERRED         COMMON
                                            STOCK          STOCK       STOCK            STOCK
           BENEFICIAL OWNER                 OWNED          OWNED       OWNED           OFFERED
-------------------------------------- --------------- ------------ ----------- --------------------
DIRECTORS AND EXECUTIVE
OFFICERS:
 O. Bruton Smith(2)(3) ...............      25,400(4)   10,952,500      --                   --
 Bryan Scott Smith(2) ................      66,584(5)      956,250      --                   --
 Dennis D. Higginbotham ..............     962,088(6)           --      --                   --
 Theodore M. Wright ..................      26,433(7)           --      --                   --
 William R. Brooks ...................      20,000(8)           --      --                   --
 William P. Benton ...................      20,000(8)           --      --                   --
 William I. Belk .....................       5,000(9)           --      --                   --
 All directors and executive
  officers as a group
  (7 persons) ........................   1,125,505      11,908,750      --                   --
SIGNIFICANT STOCKHOLDERS:
 Sonic Financial Corporation(2).......          --       8,881,250      --                   --
 Citigroup Inc.(10) ..................   1,813,650              --      --                   --
 Citicorp(11)(12) ....................     857,400              --      --                   --
 Citibank, N.A.(12)(13) ..............     857,400              --      --                   --
 Salomon Smith Barney
  Holdings Inc.(14)(15) ..............     956,250              --      --                   --
 Salomon Brothers Holding
  Company Inc.(15)(16) ...............     956,250              --      --                   --
 Salomon Smith Barney(15)(17)              956,250              --      --                   --
 J.P. Morgan & Co.
  Incorporated(18) ...................     885,980              --      --                   --
 FMR Corp.(19) .......................     638,600              --      --                   --
 Frank McGough(20) ...................          --              --  4,194.3                  --
 Dan E. Hatfield(21) .................          --              --   3,750                   --
 Bud C. Hatfield(21) .................          --              --   8,971                   --
 Dan E. Hatfield, as Trustee of
  the Bud C. Hatfield, Sr.
  Special Irrevocable
  Trust(21) ..........................          --              --   1,304                   --
 Aldo B. Paret(22) ...................      81,810              --   3,792                   --
SELLING STOCKHOLDERS:
 Scott Fink ..........................          --              --   1,980              154,195
 Michael S. Cohen ....................          --              --   1,980              154,195
 Jurassic Cars, Inc. (f/k/a Global
  Imports, Inc.)(23) .................          --              --  15,013            1,062,867(24)
 Catharine D. Ward ...................       7,148              --     595               42,124
 Thomas P. Williams, Sr.(25) .........     267,619              --  10,194              721,698
 Charles Clark Williams ..............      25,018              --   1,877              132,885
 Thomas P. Williams, Jr. .............      25,018              --   1,877              132,885
 Fred Bondesen Chevrolet,
  Oldsmobile, Cadillac, Inc. .........          --              --   1,532              100,049



                                                                    AFTER OFFERING
                                       -------------------------------------------------------------------------
                                          NUMBER OF                      NUMBER OF
                                          SHARES OF                      SHARES OF   NUMBER OF
                                           CLASS A      PERCENTAGE OF     CLASS B    SHARES OF    PERCENTAGE OF
                                            COMMON         CLASS A        COMMON     PREFERRED   ALL OUTSTANDING
                                            STOCK           COMMON         STOCK       STOCK         VOTING
           BENEFICIAL OWNER                 OWNED           STOCK          OWNED       OWNED        STOCK(1)
-------------------------------------- --------------- --------------- ------------ ----------- ----------------
DIRECTORS AND EXECUTIVE
OFFICERS:
 O. Bruton Smith(2)(3) ...............      25,400(4)           *       10,952,500      --             33.3%
 Bryan Scott Smith(2) ................      66,584(5)           *          956,250      --              3.1
 Dennis D. Higginbotham ..............     962,088(6)         4.7%              --      --              2.9
 Theodore M. Wright ..................      26,433(7)           *               --      --                *
 William R. Brooks ...................      20,000(8)           *               --      --                *
 William P. Benton ...................      20,000(8)           *               --      --                *
 William I. Belk .....................       5,000(9)           *               --      --                *
 All directors and executive
  officers as a group
  (7 persons) ........................   1,125,505            5.5       11,908,750      --             39.4
SIGNIFICANT STOCKHOLDERS:
 Sonic Financial Corporation(2).......          --              *        8,881,250      --             27.0
 Citigroup Inc.(10) ..................   1,813,650            8.8               --      --              5.5
 Citicorp(11)(12) ....................     857,400            4.2               --      --              2.6
 Citibank, N.A.(12)(13) ..............     857,400            4.2               --      --              2.6
 Salomon Smith Barney
  Holdings Inc.(14)(15) ..............     956,250            4.7               --      --              2.9
 Salomon Brothers Holding
  Company Inc.(15)(16) ...............     956,250            4.7               --      --              2.9
 Salomon Smith Barney(15)(17)              956,250            4.7               --      --              2.9
 J.P. Morgan & Co.
  Incorporated(18) ...................     885,980            4.3               --      --              2.7
 FMR Corp.(19) .......................     638,600            3.1               --      --              1.9
 Frank McGough(20) ...................          --             --               --  4,194.3               *
 Dan E. Hatfield(21) .................          --             --               --   3,750                *
 Bud C. Hatfield(21) .................          --             --               --   8,971                *
 Dan E. Hatfield, as Trustee of
  the Bud C. Hatfield, Sr.
  Special Irrevocable
  Trust(21) ..........................          --             --               --   1,304                *
 Aldo B. Paret(22) ...................      81,810              *               --   3,792                *
SELLING STOCKHOLDERS:
 Scott Fink ..........................          --             --               --      --               --
 Michael S. Cohen ....................          --             --               --      --               --
 Jurassic Cars, Inc. (f/k/a Global
  Imports, Inc.)(23) .................          --             --               --      --               --
 Catharine D. Ward ...................       7,148              *               --      --                *
 Thomas P. Williams, Sr.(25) .........     267,619            1.3               --      --                *
 Charles Clark Williams ..............      25,018              *               --      --                *
 Thomas P. Williams, Jr. .............      25,018              *               --      --                *
 Fred Bondesen Chevrolet,
  Oldsmobile, Cadillac, Inc. .........          --             --               --      --               --


---------
     * Less than one percent  (FOOTNOTES ON FOLLOWING PAGE)

(1) The percentage of total voting power after the offering will be as follows: O. Bruton Smith, 75.1%, Sonic Financial Corporation, 60.9%, Bryan Scott Smith, 6.6%, Citigroup Inc., 1.2%, and less than 1% for all other stockholders shown.

(2) The address of such person or group is 5401 East Independence Boulevard, Charlotte, North Carolina 28212.
(3) The Schedule 13D filed by the beneficial owner indicates that the shares of common stock shown as owned by such person or group include all of the shares shown as owned by Sonic Financial Corporation ("Sonic Financial") elsewhere in the table. Bruton Smith owns the substantial majority Sonic Financial's outstanding capital stock.
(4) Amount of Class A common stock shown does not include 200,000 shares under options granted pursuant to Sonic's 1997 Stock Option Plan, which became vested on April 6, 1999, but will not become exercisable until Sonic's stockholders approve an increase in the number of authorized shares under Sonic's 1997 Stock Option Plan at the 1999 annual meeting of stockholders.
(5) Represents one-third of 199,750 shares that underlie options to purchase shares of Class A common stock granted by Sonic pursuant to Sonic's 1997 Stock Option Plan, which became exercisable in three equal installments beginning in October 1998. Amount of Class A common stock shown does not include 100,000 additional shares under options granted pursuant to Sonic's 1997 Stock Option Plan, which became vested on April 6, 1999, but will not become exercisable until Sonic's stockholders approve an increase in the number of authorized shares under Sonic's 1997 Stock Option Plan at the 1999 annual meeting of stockholders.

(6) The address of such person is 104 South Riverside Dr., New Smyrna Beach, Florida 32168. Amount of Class A common stock shown does not include 150,000 shares under unvested options granted pursuant to Sonic's 1997 Stock Option Plan. One-third of these options will become exercisable beginning in October 1999. All shares shown are held of record by the Dennis D. Higginbotham Revocable Trust, over which Mr. Higginbotham exercises control.

(7) Includes one-third of 76,376 shares that underlie options to purchase shares of Class A common stock granted by Sonic pursuant to Sonic's 1997 Stock Option Plan, which became exercisable in three equal installments beginning in October 1998. Amount of Class A common stock shown does not include 100,000 additional shares under options granted pursuant to Sonic's 1997 Stock Option Plan, which became vested on April 6, 1999, but will not become exercisable until Sonic's stockholders approve an increase in the number of authorized shares under Sonic's 1997 Stock Option Plan at the 1999 annual meeting of stockholders.

(8) Represents 20,000 shares that underlie options to purchase shares of Class A common stock granted by Sonic pursuant to the Directors Plan, which became exercisable in December 1998. Does not include an additional 20,000 shares that underlie options to purchase shares of Class A common stock granted by Sonic pursuant to the Directors Plan on March 31, 1999, which options become exercisable on September 30, 1999.


(9) Does not include 20,000 shares that underlie options to purchase shares of Class A common stock granted by Sonic pursuant to the Directors Plan on March 31, 1999, which options become exercisable on September 30, 1999.
(10) The address of such entity is 153 East 53rd Street, New York, New York 10043. The Schedule 13G/A filed by the beneficial owner indicates that the shares of common stock shown as owned by such entity or group include all the shares shown as owned by Citicorp and by Salomon Smith Barney Holdings Inc. elsewhere in the table. Citigroup Inc. owns all of the capital stock of Citicorp and of Salomon Smith Barney Holdings Inc.
(11) The Schedule 13G/A filed by the beneficial owner indicates that the shares of common stock shown as owned by such entity or group include all the shares shown as owned by Citibank, N.A. elsewhere in the table. Citicorp owns all of the capital stock of Citibank, N.A.
(12) The address of such entity is 399 Park Avenue, New York, New York 10043.
(13) The Schedule 13G/A filed by the beneficial owner indicates that Citibank, N.A. has shared voting power and shared dispositive power over all 857,400 shares shown.
(14) The Schedule 13G/A filed by the beneficial owner indicates that the shares of common stock shown as owned by such entity or group include all the shares shown as owned by Salomon Brothers Holding Company Inc. elsewhere in the table. Salomon Smith Barney Holdings Inc. owns all of the capital stock of Salomon Brothers Holding Company Inc.
(15) The address of such entity is 388 Greenwich Street, New York, New York
     10013.
(16) The Schedule 13G/A filed by the beneficial owner indicates that the shares of common stock shown as owned by such entity or group include all the shares shown as owned by Salomon Smith Barney Inc. elsewhere in the table. Salomon Brothers Holding Company Inc. owns all of the capital stock of Salomon Smith Barney Inc.

(17) The Schedule 13G/A filed by the beneficial owner indicates that Salomon Smith Barney Inc. has shared voting power and shared dispositive power over all 956,250 shares shown.
(18) The address of such entity is 60 Wall Street, New York, New York 10260. The Schedule 13G filed by the beneficial owner indicates that it has sole voting power as to 753,380 shares of the 885,980 shares shown with no voting power as to the remainder, and has sole dispositive power over all 885,980 shares.
(19) The address of such entity is 82 Devonshire Street, Boston, Massachusetts 02109. The Schedule 13G filed by FMR Corp. indicates that it has sole voting power as to 507,200 shares of the 638,600 shares shown with no voting power as to the remainder, and has sole dispositive power over all 638,600 shares. The Schedule 13G filed by FMR Corp. further indicates that Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 574,600 shares of the 638,600 shares shown, and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., beneficially owns the remaining 64,000 shares of the 638,600 shares shown.

(20) The address of such person is 711 Eastern Blvd., Montgomery, Alabama
     36117.

(21) The address of such person is 1500 Automall Drive, Columbus, Ohio 43228.

(22) The address of such person is 4701 I-10 East, Baytown, Texas 77521.

(23) The address of such person is 5430 New Northside Drive, Suite 250, Atlanta, Georgia 30339.

(24) Pursuant to an agreement between Sonic and this stockholder, upon conversion of his preferred stock for purposes of selling in the offering, this stockholder is entitled to receive and sell in the offering 905,556 shares of Class A common stock, even if the preferred stock conversion formula would require that fewer than 905,556 shares are issuable upon such conversion. Moreover, if the offering price is less than $16.5797 per share, Sonic has agreed to issue, and register for resale in the offering, such number of additional shares of Class A common stock as necessary to make up the difference in value between the offering price and $16.5797 per share. Thus, assuming an offering price of $14 1/8 per share, then this selling stockholder would be entitled to an additional 157,311 shares of Class A common stock, resulting in a total of 1,062,867 shares of Class A common stock, to sell in the offering. The ultimate effect of these provisions is to provide this stockholder with at least $15,013,000 in sale proceeds while allowing the entire benefit of any increase in sale prices above $16.5797 per share.

(25) The address of such person is c/o Tom Williams Automotive Group, 401 20th Street South, Birmingham, Alabama 35233.



                              CERTAIN TRANSACTIONS

REGISTRATION RIGHTS AGREEMENT

     When Sonic acquired Town & Country Ford, Lone Star Ford, Fort Mill Ford, Town & Country Toyota and Frontier Oldsmobile-Cadillac in 1997, Sonic signed a Registration Rights Agreement dated as of June 30, 1997 with Sonic Financial Corporation ("SFC"), Bruton Smith, Scott Smith and William S. Egan (collectively, the "Class B Registration Rights Holders"). SFC currently owns 8,881,250 shares of Class B common stock; Bruton Smith, 2,071,250 shares; Scott Smith, 956,250 shares; and Egan Group, LLC, an assignee of Mr. Egan (the "Egan Group"), 491,250 shares, all of which are covered by the Registration Rights Agreement. The Egan Group also owns 32,000 shares of Class A common stock to which the Registration Rights Agreement applies. If, among other things provided in Sonic's charter, offers and sales of shares Class B common stock are registered with the Commission, then such shares will automatically convert into a like number of shares of Class A common stock.

     The Class B Registration Rights Holders have certain limited piggyback registration rights under the Registration Rights Agreement. These rights permit them to have their shares of Sonic's common stock included in any Sonic registration statement registering Class A common stock, except for registrations on Form S-4, relating to exchange offers and certain other transactions, and Form S-8, relating to employee stock compensation plans. The Registration Rights Agreement expires in November 2007. SFC is controlled by Bruton Smith. The Class B Registration Rights Holders have agreed to waive their registration rights in this offering.


THE SMITH GUARANTEES, PLEDGES AND SUBORDINATED LOAN

     Under a loan from NationsBank to Sonic in the amount of $20 million in August 1997, Bruton Smith guaranteed the obligations of Sonic and secured his guarantee with a pledge of Speedway Motorsports common stock owned directly by him. In February 1998, Sonic repaid in full the amounts owed under the NationsBank loan, and Mr. Smith's guarantee and pledge were released.

     Mr. Smith initially guaranteed the obligations of Sonic under the Revolving Facility. Such obligations were further secured with the Revolving Pledge of approximately $50.0 million in Speedway Motorsports stock owned by SFC, a corporation controlled by Mr. Smith.

     When the Revolving Facility's borrowing limit was increased to $75.0 million in December 1997, Mr. Smith's personal guarantee of Sonic's obligations under the Revolving Facility was released, although the Revolving Pledge remained in place. In August 1998, the Revolving Pledge was released by Ford Motor Credit.

     In December 1997, Mr. Smith was also required by Ford Motor Credit to lend the $5.5 million Subordinated Smith Loan to Sonic to increase Sonic's capitalization. Ford Motor Credit required the Subordinated Smith Loan as a condition to increasing the Revolving Facility borrowing limit because the net offering proceeds from Sonic's November 1997 initial public offering were significantly less than expected by Sonic and Ford Motor Credit. The Subordinated Smith Loan bears interest at NationsBank's announced prime rate plus 0.5% and matures on November 30, 2000. All amounts owed by Sonic to Mr. Smith under the Subordinated Smith Loan are to be paid after all amounts owed by Sonic under the Ford Credit Facilities and Sonic's senior subordinated notes are paid. For further discussion of these lending arrangements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


TRANSACTIONS WITH MMRT

     In 1998, Sonic entered into the Alliance Agreement with MMRT. Bruton Smith serves as the chairman of MMRT's board of trustees. Under the Alliance Agreement, Sonic agreed to refer to MMRT real estate acquisition opportunities arising with Sonic's dealership acquisitions. In exchange, MMRT agreed to refer to Sonic dealership acquisition opportunities and to provide certain real estate development and maintenance services to Sonic. MMRT will also arrange for property inspections and environmental reports for prospective dealership properties at Sonic's cost.

     In addition, the Alliance Agreement provides for a form of lease to be used when MMRT leases to Sonic real estate MMRT acquires in the future. Under terms substantially similar to those of this form lease, Sonic leases or will lease certain properties from MMR Holdings, LLC ("MMR Holdings"), which is a limited liability company currently owned by Bruton Smith and SFC that Sonic expects to be acquired by MMRT. See " -- Certain Dealership Leases."

     Sonic entered into the Alliance Agreement with MMRT rather than with an unaffiliated third party for purposes consistent with Sonic's acquisition strategy. Sonic is familiar with MMRT's growth and operating strategy and believes that MMRT is well-positioned to identify and refer attractive dealership acquisition opportunities for Sonic in the course of MMRT's acquisitions of real property. In addition, Sonic's relationship with MMRT will assist Sonic in negotiating transactions with sellers of dealerships that Sonic has identified for acquisition. Many dealership sellers who own their dealership's real property wish to sell the dealership real property as well as dealership businesses. Inclusion of real estate in a transaction may allow Sonic to negotiate an acquisition on more favorable terms. Finally, MMRT will provide development assistance to Sonic which will enable Sonic to avoid additional costs associated with hiring employees with real estate development expertise. For these reasons, Sonic feels that MMRT's growth and operating strategies are closely-aligned with Sonic's dealership acquisition strategy and that the Alliance Agreement will provide significant future benefits to Sonic.

     For acquisitions identified by Sonic, the Alliance Agreement is intended to operate in two different contexts, depending on whether the dealership seller owns the dealership real property or leases the dealership real property from an unaffiliated third party. For acquisitions where the dealership seller owns the dealership real property, Sonic will negotiate acquisition of the real property from the seller on an arms'-length basis and will assign its negotiated purchase rights to MMRT. MMRT will then acquire the real property from the seller. Sonic and MMRT will subsequently enter into a lease agreement regarding the dealership real property using the lease form attached to the Alliance Agreement to satisfy all non-economic terms of the lease agreement. The economic terms of the lease will be negotiated between Sonic and MMRT and will depend on several factors, including:

     o the projected earnings capacity of the dealership,

     o the quality, age and condition of the dealership structure(s),

     o the location of the dealership property, and

     o the rent paid for comparable commercial properties.

As required by Sonic's charter, the terms of any lease agreement with MMRT involving total payments of more than $500,000 will be subject to the approval of Sonic's Board of Directors and of Sonic's independent directors to ensure that such terms are no less favorable to Sonic than would be available to Sonic in a transaction with an unrelated third party. When necessary, Sonic will also obtain independent appraisals to determine the fairness of lease terms to Sonic.

     For acquisitions where the dealership real property is owned by an unaffiliated third party and is leased to the dealership seller, MMRT will negotiate with the unaffiliated third party to acquire the dealership real property. If MMRT is successful in acquiring the dealership real property and Sonic completes its acquisition of the dealership business, then Sonic and MMRT will enter into a lease agreement regarding the dealership real property using the Alliance Agreement's lease form and will determine the economic terms of the lease according to the principles described in the paragraph above.

     Sonic has sold to MMR Holdings the Town and Country Toyota real estate for approximately $5.7 million and the Fort Mill Ford real estate for approximately $4.6 million. The sales price for each of these parcels of real property was determined in negotiations between Sonic and MMRT based on the projected earnings capacity of the dealership, from which a monthly lease payment was calculated. Using this rent calculation, Sonic and MMRT agreed to a capitalization rate for the lease payments in order to determine a purchase price for the properties themselves. This capitalization rate was based on several factors, including:

     o the quality, age and condition of the dealership structure(s),

     o the location of the dealership property,

     o the value of the properties for alternative uses,

     o the availability of similar properties in the area, and

     o recent sales prices for comparable commercial properties in the area.

An additional factor in determining Sonic's sales price for each of the properties were independent appraisals obtained by Sonic for the Town and Country Toyota property in December 1997 and Fort Mill Ford property in February 1996. These appraisals, after giving effect to the passage of time, indicate that the sales price payable to Sonic by MMRT for each of the properties exceeds the appraised fair value of such properties determined in the independent appraisals.

     Bruton Smith determined the sales price for each of these two properties, and such determination was approved by Sonic's Board of Directors and Sonic's independent directors. In giving their approval for these sales, Sonic's directors evaluated the earning capacities of the dealerships and the capitalization rates for the related leases through an analysis of the factors stated above as well as the previously mentioned independent appraisals.


CERTAIN DEALERSHIP LEASES

     Certain properties leased by Sonic's dealerships are, or since the beginning of the last fiscal year were, owned by Sonic's officers or directors or their affiliates. These leases contain terms comparable to, or more favorable to Sonic than, terms that would be obtained from unaffiliated third parties. Many of these properties as well as others are now owned or are under contract to be acquired by MMR Holdings, which Sonic expects will become a subsidiary of MMRT.

     Sonic leases or will lease 36 properties for 27 of its dealerships, described in the following table, from MMR Holdings. Sonic's directors have approved these "triple net leases," which require Sonic to pay all costs of operating the properties, as well as all taxes, utilities, insurance, repairs, maintenance and other property related expenses. These leases generally provide Sonic with options to renew the lease for two additional five year terms after the expiration of the initial lease term. The rental rates indicated below reflect minimum or "base" annual rents payable by Sonic in the first year of the applicable leases. Such rental rates generally are subject to increases either at renewal or every five years based on factors such as increases in the consumer price index or an evaluation of fair market rents.

                                                                                      INITIAL          INITIAL LEASE
                       PROPERTY                               LOCATION               BASE RENT        TERM EXPIRATION
------------------------------------------------------ ---------------------- ---------------------- ----------------
  Higginbotham Acura-Mercedes ........................ Daytona Beach, FL          $   221,288        2008
  Halifax Ford-Mercury ............................... New Smyrna Beach, FL           536,675(1)     2008
  Halifax Ford Used Cars ............................. Edgewater, FL                   72,875        2008
  Higginbotham Chevy-Olds ............................ New Smyrna Beach, FL           775,131        2009
  Infiniti of Charlotte .............................. Charlotte, NC                  432,000        2008
  Town & Country Ford (Parcel #1) .................... Charlotte, NC                  409,200(2)     2009(2)
  Town & Country Ford (Parcel #2) .................... Charlotte, NC                  108,513(3)     2008
  Town & Country Toyota .............................. Charlotte, NC                  600,000        2008
  Lake Norman Chrysler-Plymouth-Jeep (Parcel #1) ..... Cornelius, NC                  480,000        2007
  Lake Norman Chrysler-Plymouth-Jeep (Parcel #2) ..... Cornelius, NC                  110,250        2008
  Lake Norman Dodge .................................. Cornelius, NC                  480,000(1)     2007
  Westside Dodge ..................................... Columbus, OH                   600,000        2009
  Toyota West ........................................ Columbus, OH                   480,000        2009
  Hatfield Hyundai ................................... Columbus, OH                   480,000        2009
  Hatfield Lincoln-Mercury ........................... Columbus, OH                   300,000        2009
  VW & Jeep-Eagle West ............................... Columbus, OH                   300,000        2009
  Westside Chrysler-Plymouth ......................... Columbus, OH                   300,000        2009
  Fort Mill Ford ..................................... Fort Mill, SC                  480,000        2008
  Century BMW ........................................ Greenville, SC                 420,000(4)     2008
  Heritage Lincoln-Mercury ........................... Greenville, SC                 313,898(4)     2008
  Century BMW ........................................ Spartanburg, SC                112,805(4)     2008
  Infiniti of Chattanooga ............................ Chattanooga, TN                334,224(1)(5)  2007
  BMW/Volvo of Chattanooga ........................... Chattanooga, TN                279,840(1)(5)  2007
  KIA/Volkswagon of Chattanooga ...................... Chattanooga, TN                132,840(5)     2007
  Town & Country Ford of Cleveland ................... Cleveland, TN                  281,424(1)(5)  2007
  Cleveland Honda .................................... Cleveland, TN                  154,296(5)     2007
  Volkswagen of Nashville ............................ Nashville, TN                  147,000        2008
  Ron Craft Chrysler Plymouth Jeep ................... Baytown, TX                    210,000        2008
  Lone Star Ford ..................................... Houston, TX                    360,000(6)     2009(6)
                                                                                  -------------
   Total Initial Annual Base Rent Payabale to MMR
    Holdings .........................................                            $ 9,912,259
                                                                                  =============


---------
(1) Initial base rent indicated is the total rent payable on more than one property parcel utilized by the dealership.

(2) The rent on Town & Country Ford (Parcel #1) is currently below market rates, as supported by independent appraisal. This lease will terminate by December 31, 1999. As a condition to MMRT's ultimate acquisition of this property, Sonic and MMRT have signed a new lease taking effect on January 1, 2000, providing for fair market annual rent of $1,140,000 and expiring on December 31, 2009.

   Town & Country Ford (Parcel #2) was owned by STC Properties ("STC"), which was a joint venture in which Town & Country Ford maintained a 5% undivided interest and SFC owned the remaining 95%. In October 1998, MMR Holdings acquired this property by issuing its membership interests to SFC and paying $425,000 to Town & Country Ford. STC leased this property in 1998 to Sonic at the annual rent indicated.

(3) Until its acquisition by MMR Holdings in October 1998, Town & Country Ford (Parcel #2) was owned by Bruton Smith and, in 1998, was leased to Sonic at the annual base rent indicated.

(4) In July 1998, Chartown, a general partnership controlled by Bruton Smith ("Chartown"), acquired the real property on which this dealership operated. Chartown then leased the property to the Sonic subsidiary that acquired the assets of the dealership at the annual rental rate indicated. In December 1998, MMR Holdings acquired this property from Chartown subject to the existing lease.

(5) This dealership previously leased its property from Nelson Bowers, Sonic's former Executive Vice President and a former director, or his affiliates. In November 1998, MMR Holdings acquired this property subject to the existing lease. Sonic negotiated this lease in connection with acquisition of the dealership from Nelson Bowers in 1997 and paid 1998 rent to Mr. Bowers or his affiliates at the indicated rate.

(6) The rent on Lone Star Ford is currently below market rates, as supported by independent appraisal This lease will terminate by December 31, 1999. As a condition to MMRT's ultimate acquisition of this property, Sonic and MMRT have signed a new lease taking effect on January 1, 2000, providing for fair market annual rent of $1,140,000 and expiring on December 31, 2009.

  The Lone Star Ford property was owned by Viking Investments Associates, a Texas association controlled by Bruton Smith ("Viking"). In October 1998, MMR Holdings acquired the Lone Star Ford property. Viking leased this property in 1998 to Sonic at the annual rent indicated.


CHARTOWN TRANSACTIONS

     Chartown is a general partnership engaged in real estate development and management. Before Sonic's reorganization before its initial public offering, Town & Country Ford maintained a 49% partnership interest in Chartown with the remaining 51% held by SMDA Properties, LLC, a North Carolina limited liability company ("SMDA"). Bruton Smith owns an 80% direct membership interest in SMDA with the remaining 20% owned indirectly through SFC. In addition, SFC also held a demand promissory note for approximately $1.6 million issued by Chartown (the "Chartown Note"), which was uncollectible due to insufficient funds. As part of our reorganization, the Chartown Note was canceled and Town & Country Ford transferred its partnership interest in Chartown to SFC for nominal consideration. SFC then agreed to indemnify Town & Country Ford for any and all obligations and liabilities, whether known or unknown, relating to Chartown and Town & Country Ford's ownership of Chartown.


THE BOWERS VOLVO NOTE

     In connection with Volvo's approval of Sonic's acquisition of a Volvo franchise from Nelson Bowers in 1997, Volvo, among other things, conditioned its approval upon Nelson Bowers acquiring and maintaining a 20% interest in Sonic's Chattanooga Volvo subsidiary operating the Volvo franchise. Mr. Bowers financed all of the purchase price for this 20% interest by issuing a promissory note (the "Bowers Volvo Note") in favor of Sonic Automotive of Nevada, Inc., the wholly owned subsidiary of Sonic that controls a majority interest in Chattanooga Volvo. The Bowers Volvo Note is secured by Mr. Bowers' interest in Chattanooga Volvo.

     The Bowers Volvo Note is for a principal amount of $900,000 and bears interest at the lowest applicable federal rate as published by the U.S. Treasury Department in effect on November 17, 1997. Accrued interest is payable annually. The operating agreement of Chattanooga Volvo provides that profits and distributions are to be allocated first to Mr. Bowers to the extent of interest to be paid on the Bowers Volvo Note and next to the other members of Chattanooga Volvo according to their percentages of ownership. No other profits or any losses of Chattanooga Volvo will be allocated to Mr. Bowers under this arrangement. Volvo has removed its requirement that Mr. Bowers maintain his interest in Chattanooga Volvo. Sonic and Mr. Bowers are in the process of redeeming his interest in Chattanooga Volvo and satisfying the Bowers Volvo
Note in return for his interest in Chattanooga Volvo.


OTHER TRANSACTIONS

  o Town & Country Ford and Lone Star Ford had each made several non-interest bearing advances to SFC, a company controlled by Bruton Smith. In preparation for our 1997 reorganization, a demand promissory note by SFC evidencing $2.1 million of these advances was canceled in June 1997 in exchange tor the redemption of certain shares of the capital stock of Town & Country Ford held by SFC. In addition, a demand promissory note by SFC evidencing of $0.5 million of these advances was canceled in June 1997 pursuant to a dividend.

  o As part of the purchase price in connection with Sonic's acquisition of the Bowers Automotive Group in November 1997, Sonic issued its promissory note in the principal amount of $4.0 million in favor of Nelson Bowers (the "Bowers Acquisition Note"). The Bowers Acquisition Note is payable in 28 equal quarterly installments and bears interest at the prime rate less 0.5%.

  o Sonic had amounts receivable from affiliates of $1.0 million and $1.5 million at December 31, 1997 and 1998, respectively. Of this amount, $622,000 relates to advances made by Sonic to SFC at December 31, 1997 and $1.5 million relates to advances made by Sonic to SFC and MMRT at December 31, 1998. The remaining $425,000 at December 31, 1997 primarily relates to receivables from executives of Sonic who were former owners of certain dealerships acquired. These receivables resulted from differences in the negotiated and actual net book value of the dealerships at the date of acquisitions. The amounts receivable from affiliates are non-interest bearing and are classified as current based on the expected repayment dates.

  o Town and Country Toyota has an amount payable to Bruton Smith, which payable totals approximately $0.7 million as of December 31, 1997. This loan bears interest at 8.75% per annum.

  o Certain subsidiaries of Sonic (such subsidiaries together with Sonic and SFC are referred to as the "Sonic Group") filed consolidated federal income tax returns with SFC for several years before our reorganization. These joint filings were for 1996 and for the period ending on June 30, 1997. Under applicable federal tax law, each corporation included in SFC's consolidated return is jointly and severally liable for any resultant tax. Under a tax allocation agreement dated as of June 30, 1997, however, Sonic agreed to pay to SFC, in the event that additional federal income tax is determined to be due, an amount equal to Sonic's separate federal income tax liability computed for all periods in which any member of the Sonic Group has been a member of SFC's consolidated group less amounts previously recorded by Sonic. Also pursuant to such agreement, SFC agreed to indemnify Sonic for any additional amount determined to be due from SFC's consolidated group in excess of the federal income tax liability of the Sonic Group for such periods. The tax allocation agreement establishes procedures with respect to tax adjustments, tax claims, tax refunds, tax credits and other tax attributes relating to periods ending prior to the time that the Sonic Group shall leave SFC's consolidated group.

  o Sonic acquired Town & Country Ford, Lone Star Ford, Town & Country Toyota, Fort Mill Ford and Frontier Oldsmobile-Cadillac in its 1997 reorganization pursuant to four separate stock subscription agreements. These subscription agreements allowed the acquisition of 100% of the capital stock or membership interests, as the case may be, of each of the five dealerships from Sonic Financial, Bruton Smith, the Egan Group (an assignee of Mr. Egan) and Bryan Scott Smith in exchange for certain amounts of Sonic's Class B Common Stock. See "Principal and Selling Stockholders."

     For additional information concerning related party transactions of Sonic, see Note 7 to the financial statements of Sonic in this prospectus.

                          DESCRIPTION OF CAPITAL STOCK


     Sonic's authorized capital stock consists of (a) 50,000,000 shares of Class A common stock, $.01 par value, (b) 15,000,000 shares of Class B common stock, $.01 par value, and (c) 3,000,000 shares of Preferred Stock, $.10 par value (of which 300,000 shares have been designated as Class A convertible Preferred Stock). As of April 26, 1999, Sonic had 12,507,796 outstanding shares of Class A common stock, 12,400,000 outstanding shares of Class B common stock and 57,059.3 outstanding shares of Class A convertible preferred stock. In connection with pending acquisitions, Sonic has agreed to issue approximately $18.0 million in Class A common stock and $20.9 million in liquidation value of preferred stock that is convertible into Class A common stock.


     The following summary description of Sonic's capital stock does not purport to be complete and is qualified in its entirety by reference to Sonic's charter amendment (which was filed as an exhibit to Sonic's Registration Statement on Form S-1 (File No. 333-33295)), Sonic's Certificate of Designations relating to the Preferred Stock (the "Designation") (which was filed as an exhibit to Sonic's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998), and to Delaware law. Reference is made to such exhibits and to Delaware law for a detailed description of the provisions thereof summarized below.


COMMON STOCK

     Sonic's Class A common stock and Class B common stock are equal in all respects except for voting rights, conversion rights of the Class B common stock and as required by law, as discussed more fully below.


     VOTING RIGHTS; CONVERSION OF CLASS B COMMON STOCK TO CLASS A COMMON STOCK

     The voting powers, preferences and relative rights of the Class A common stock and the Class B common stock are subject to the following provisions. Holders of Class A common stock have one vote per share on all matters submitted to a vote of the stockholders of Sonic. Holders of Class B common stock are entitled to ten votes per share except as described below. Holders of all classes of common stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by Delaware Law. There is no cumulative voting with respect to the election of directors.

     In the event any shares of Class B common stock held by a member of the Smith Group are transferred outside of the Smith Group, such shares will automatically be converted into shares of Class A common stock. In addition, if the total number of shares of common stock held by members of the Smith Group is less than 15% of the total number of shares of common stock outstanding, all of the outstanding shares of Class B common stock automatically will be reclassified as Class A common stock. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A common stock must be identical to that received by holders of Class B common stock, except that in any such transaction in which shares of common stock are distributed, such shares may differ as to voting rights to the extent that voting rights now differ between the classes of common stock.

     Notwithstanding the foregoing, the holders of Class A common stock and Class B common stock vote as a single class, with each share of each class entitled to one vote per share, with respect to any transaction proposed or approved by the Board of Directors of Sonic or proposed by or on behalf of holders of the Class B common stock or as to which any member of the Smith Group or any affiliate thereof has a material financial interest other than as a then existing stockholder of Sonic constituting a

  o "going private" transaction,

  o sale or other disposition of all or substantially all of Sonic's assets,

  o sale or transfer which would cause the nature of Sonic's business to be no longer primarily oriented toward automobile dealership operations and related activities, or

  o merger or consolidation of Sonic in which the holders of the common stock will own less than 50% of the common stock following such transaction.

     A "going private" transaction is defined as any "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934. An "affiliate" is defined as (a) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with any member of the Smith Group, (b) any corporation or organization (other than Sonic or a majority-owned subsidiary of Sonic) of which any member of the Smith Group is an officer, partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which any member of the Smith Group has a substantial beneficial interest, (c) a voting trust or similar arrangement pursuant to which any member of the Smith Group generally controls the vote of the shares of common stock held by or subject to such trust or arrangement, (d) any other trust or estate in which any member of the Smith Group has a substantial beneficial interest or as to which any member of the Smith Group serves as trustee or in a similar fiduciary capacity, or (e) any relative or spouse of any member of the Smith Group or any relative of such spouse, who has the same residence as any member of the Smith Group.

     As used in this prospectus, the term the "Smith Group" consists of the following persons:

     o Mr. Smith and his guardian, conservator, committee, or attorney-in-fact;

     o William S. Egan and his guardian, conservator, committee, or attorney-in-fact;

     o each lineal descendant of Messrs. Smith and Egan (a "Descendant") and their respective guardians, conservators, committees or attorneys-in-fact; and

     o each "Family Controlled Entity."

     The term "Family Controlled Entity" means (a) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. Smith, Mr. Egan and/or Descendants; (b) any other corporation if at least 80% of the value of its outstanding equity is owned by members of the Smith Group; (c) any partnership if at least 80% of the value of the partnership interests are owned by members of the Smith Group; and (d) any limited liability or similar company if at least 80% of the value of the company is owned by members of the Smith Group. For a discussion of the effects of the disproportionate voting rights of the common stock, see "Risk Factors -- Concentration of Voting Power and Antitakeover Provisions of our Charter May Reduce Stockholder Value in Any Potential Change of Control of Sonic."

     Under Sonic's charter and Delaware law, the holders of Class A common stock and/or Class B common stock are each entitled to vote as a separate class, as applicable, with respect to any amendment to Sonic's Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.


     DIVIDENDS

     Holders of the Class A common stock and the Class B common stock are entitled to receive ratably such dividends, if any, as are declared by our Board of Directors out of funds legally available for that purpose. An additional requirement is that dividends paid in shares of Class A common stock shall be paid only to holders of Class A common stock, and dividends paid in shares of Class B common stock shall be paid only to holders of Class B common stock. Sonic's charter provides that if there is any dividend, subdivision, combination or reclassification of either class of common stock, a proportionate dividend, subdivision, combination or reclassification of the other class of common stock must be made at the same time.


     OTHER RIGHTS

     Stockholders of Sonic have no preemptive or other rights to subscribe for additional shares. In the event of the liquidation, dissolution or winding up of Sonic, holders of Class A common stock and Class B common stock are entitled to share ratably in all assets available for distribution to holders of common stock after payment in full of creditors. No shares of any class of common stock are subject to a redemption or a sinking fund.


     TRANSFER AGENT AND REGISTRAR

     First Union National Bank is the transfer agent and registrar for the common stock.


PREFERRED STOCK

     DIVIDENDS. The preferred stock has no preferential dividends. Rather, holders of preferred stock are entitled to participate in dividends payable on the Class A common stock on an "as-if-converted" basis.

     VOTING RIGHTS. Each share of preferred stock entitles its holder to a number of votes equal to that number of shares of Class A Common Stock into which it could be converted as of the record date for the vote.

     LIQUIDATION RIGHTS. The preferred stock has a liquidation preference of $1,000 per share.

     CONVERSION RIGHTS. Each share of preferred stock is convertible into shares of Class A common stock at the holder's option at specified conversion rates. After the second anniversary of the date of issuance, any shares of preferred stock which have not been converted are subject to mandatory conversion to Class A common stock at the option of Sonic. No fractional shares of Class A common stock will be issued upon conversion of any shares of preferred stock. Instead, Sonic will pay cash equal to the value of such fractional share.

     Generally, each share of preferred stock is convertible into that number of shares of Class A common stock that has an aggregate Market Price at the time of conversion equal to $1,000 (with certain adjustments for the Series II and Series III preferred stock). Conversion of Series II preferred stock is subject to certain adjustments which have the effect of limiting increases and decreases in the value of the Class A common stock receivable upon conversion by 10% of the original value of the shares of Series II preferred stock. Conversion of Series III preferred stock is subject to certain adjustments which have the effect of limiting increases in the value of Class A common stock receivable upon conversion by 10% of the original value of the shares of Series III preferred stock. "Market Price" is defined as the average closing price per share of Class A common stock on the New York Stock Exchange for the twenty trading days immediately preceding the date of conversion. If the Class A common stock is no longer listed on the New York Stock Exchange, then the Market Price will be determined on the basis of prices reported on the principal exchange on which the Class A common stock is listed, or if not so listed, prices furnished by NASDAQ. If the Class A common stock is not listed on an exchange or reported on by NASDAQ, then the Market Price will be determined by Sonic's Board of Directors.

     Before the first anniversary of the date of issuance of preferred stock, each holder of preferred stock is unable to convert without first giving Sonic ten business days' notice and an opportunity to redeem such preferred stock at the then applicable redemption price.

     REDEMPTION. The preferred stock is redeemable at Sonic's option at any time after the date of issuance. The redemption price for the Series I preferred stock is $1,000 per share. The redemption price for the Series II preferred stock and the Series III preferred stock is as follows: (a) prior to the second anniversary of the date of issuance, the redemption price is the greater of $1,000 per share or the aggregate Market Price of the Class A common stock into which it could be converted at the time of redemption, and (b) after the second anniversary of the date of issuance, the redemption price is the aggregate Market Price of the Class A common stock into which it could be converted at the time of redemption. There is no restriction on Sonic's ability to redeem the preferred stock while there is an arrearage in payment of dividends on such preferred stock.


DELAWARE LAW, CERTAIN CHARTER AND BYLAW PROVISIONS AND CERTAIN FRANCHISE
   AGREEMENT PROVISIONS
     Certain provisions of Delaware Law and of Sonic's Charter and Bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

     DELAWARE ANTITAKEOVER LAW. Sonic is subject to the provisions of Delaware law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (a) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (b) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (c) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Sonic to date has not made this election.


     CLASSIFIED BOARD OF DIRECTORS. Sonic's Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a takeover bid for Sonic. Moreover, under Delaware law, in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause. This provision, when coupled with the provision of the Bylaws authorizing only the board of directors to fill vacant directorships, will preclude stockholders of Sonic from removing incumbent directors without cause, simultaneously gaining control of the Board of Directors by filing the vacancies with their own nominees.

     SPECIAL MEETINGS OF STOCKHOLDERS. Sonic's Bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of Sonic's Board of Directors. Sonic's Bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Sonic's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of Sonic, (a) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (b) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

     CONFLICT OF INTEREST PROCEDURES. Sonic's charter contains provisions providing that transactions between Sonic and its affiliates must be no less favorable to Sonic than would be available in transactions involving arms'-length dealing with unrelated third parties. Moreover, any such transaction involving aggregate payments in excess of $500,000 must be approved by a majority of Sonic's directors and a majority of Sonic's independent directors. Otherwise, Sonic must obtain an opinion as to the financial fairness of the transactions to be issued by an investment banking or appraisal firm of national standing.

     RESTRICTIONS UNDER FRANCHISE AGREEMENTS. Sonic's franchise agreements impose restrictions on the transfer of the common stock. A number of Manufacturers prohibit transactions which affect changes in management control of Sonic. For instance, Ford may cause Sonic to sell or resign from its Ford franchises if any person or entity acquires 15% or more of Sonic's voting securities. Likewise, General Motors, Toyota and Infiniti may force the sale of their respective franchises if 20% or more of Sonic's voting securities are so acquired. Honda may force the sale of Sonic's Honda franchise if any person or entity, other than members of the Smith Group, acquires 5% of the Common Stock (10% if such entity is an institutional investor), and Honda deems such person or entity to be unsatisfactory. Volkswagen has approved of the public sale of only 25% of the voting control of Sonic and requires prior approval of any change in control or management of Sonic that would affect Sonic's control or management of its Volkswagen franchisee subsidiaries. Chrysler also has approved of the public sale of only 50% of the Common Stock and requires prior approval of any future sales that would result in a change in voting or managerial control of Sonic. Such restrictions may prevent or deter prospective acquirers from obtaining control of Sonic. See "Risk Factors -- Manufacturer Stock Ownership/Issuance Limits Limit Sonic's Ability to Issue Additional Equity to Meet Its Financing Needs."


                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE REVOLVING FACILITY

     In October 1997, Sonic obtained the Revolving Facility from Ford Motor Credit in the principal amount of $26.0 million. Sonic and Ford Motor Credit increased the aggregate amount available to borrow under this facility to a maximum $75.0 million in December 1997, and subsequently increased this amount to a maximum $100 million effective November 1998, pursuant to the Revolving Facility's terms. The Revolving Facility bears interest at the Revolving Facility Prime Rate and matures on March 2, 2001, unless we request that such term be extended, at the option of Ford Motor Credit, for up to three (3) additional one year terms. However, if the amount of debt exceeds the sum of the scaled assets (as defined in the Revolving Facility), then the interest rate will be the prime rate plus 1.0%. No assurance can be given that such extensions will be granted. As of March 31, 1999, there was approximately $53.7 million outstanding under the Revolving Facility. We anticipate amounts to be drawn under the Revolving Facility to be used to repay certain existing indebtedness, for paying a portion of the cash purchase price of our pending acquisitions, for the acquisition of additional dealership subsidiaries in the future as approved by Ford Motor Credit and to provide general working capital needs of Sonic not to exceed $10 million. Proceeds of the offering will be used to temporarily repay these amounts.

     Sonic agreed under the Revolving Facility not to pledge any of its assets to any third party (with the exception of currently encumbered real estate and assets of its dealership subsidiaries that are subject to previous pledges or liens as approved by Ford Motor Credit). The Revolving Facility also contains certain negative covenants made by Sonic, including covenants restricting or prohibiting the payment of dividends, capital expenditures and material dispositions of assets as well as other customary covenants. Moreover, the loss of voting control over Sonic by O. Bruton Smith, B. Scott Smith and their spouses or immediate family members or the failure by Sonic, with certain exceptions, to own all the outstanding equity, membership or partnership interests in its dealership subsidiaries will constitute an event of default under the Revolving Facility. Sonic did not meet the total base capital ratio and the adjusted total base capital ratio covenants at December 31, 1997, at March 31, 1998 and at June 30, 1998 and has obtained waivers with regard to such requirement from Ford Motor Credit. The waivers are subject to the requirement that Sonic meet a Total Base Capital Ratio and Adjusted Total Base Capital Ratio of 16 to 1 and 4 to 1, respectively, after June 30, 1998 and 8 to 1 and 2.5 to 1, respectively, after December 31, 1998. Sonic and Ford Motor Credit have amended the Revolving Credit Facility to provide that Sonic's senior subordinated notes, which are subordinated to the Revolving Facility, will be treated as equity capital for purposes of these ratios and, accordingly, Sonic is in compliance with these covenants after giving effect to the issuance of Sonic's senior subordinated notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Revolving Facility contains certain covenants which limit, among other things, our ability to pay dividends, make certain capital expenditures and make dispositions of material assets. Additional covenants require us to maintain certain ratios with respect to:

     o total debt to tangible base capital

     o total adjusted debt to base capital

     o current assets to current liabilities

     o earnings before interest, taxes, depreciation, amortization and rent expense less capital expenditures to fixed charges

     o earnings before interest, taxes, depreciation and amortization to interest expense

     o earnings before interest, taxes, depreciation and total adjusted debt to amortization

     o current lending commitment under the Revolving Facility to scaled assets.

     The indebtedness under the Revolving Facility and the Floor Plan Facility is secured by (1) a pledge by Sonic of all the capital stock, membership interests and partnership interests of all of its subsidiaries, (2) guaranties by all of Sonic's subsidiaries that are, in turn, secured by a lien on all of the assets of such subsidiaries (with the exception of the liens on the assets of Sonic's Ford dealership subsidiaries, which liens only secure such Ford subsidiaries' obligations under the Floor Plan Facility) and (3) a lien on all of Sonic's other assets, except for real estate owned by it or its subsidiaries. In addition, the Revolving Facility is partially secured by a pledge of shares of Speedway Motorsports, Inc. common stock owned by Sonic Financial Corporation, a corporation controlled by Bruton Smith. See "Certain Transactions -- The Smith Guarantees, Pledges and Subordinated Loan."


THE FLOOR PLAN FACILITY

     Sonic currently has in place the Floor Plan Facility, a standardized floor plan credit facility with Ford Motor Credit for each of its dealership subsidiaries. Each dealership subsidiary has its own agreement with Ford Motor Credit for its inventory financing needs. As of December 31, 1998, there was an aggregate of $228.2 million outstanding under the Floor Plan Facility. The Floor Plan Facility at December 31, 1998 had an effective rate of 6.65%, which was equal to prime less 1.1%, subject to certain incentives and other adjustments. Typically new vehicle floor plan indebtedness exceeds the related inventory balances. The inventory balance is generally reduced by the Manufacturer's purchase discounts, and such reduction is not reflected in the related floor plan liability. These Manufacturer purchase discounts are standard in the industry, typically occur on all new vehicle purchases, and are not used to offset the related floor plan liability. These discounts are aggregated and generally paid to Sonic by the Manufacturer on a quarterly basis. The related floor plan liability becomes due as vehicles are sold.

     Sonic makes monthly interest payments on the amount financed under the Floor Plan Facility but is not required to make loan principal repayments prior to the sale of the vehicles. The underlying notes are due when the related vehicles are sold and are collateralized by vehicle inventories and other assets of the applicable dealership subsidiary. For a description of the security for repayment of the indebtedness of Sonic and its subsidiaries under the Floor Plan Facility, see " -- The Revolving Facility."


THE SENIOR SUBORDINATED NOTES

     Pursuant to an indenture dated as of July 1, 1998, we issued $125 million of our senior subordinated notes to finance certain acquisitions we completed in 1998 and to repay amounts outstanding under the Revolving Facility. On December 7, 1998, we completed an exchange offer to exchange the senior subordinated notes for identical senior subordinated notes registered under the Securities Act of 1933. A copy of the indenture is attached as an exhibit to our Registration Statement on Form S-4 (Registration Nos. 333-64397 and 333-64397-001 through 333-64397-044), filed on November 5, 1998. We encourage you to read a copy of this indenture.

     Our senior subordinated notes bear interest at a rate of 11% per year, payable semiannually on February 1 and August 1. They are general unsecured obligations of Sonic. They rank behind all of our and our subsidiaries' current and future senior debt.

     All of our subsidiaries guaranteed the payment of the senior subordinated notes. If we default in payment of any principal, premium or interest payments due on the senior subordinated notes, each of our subsidiary guarantors are liable for any such payments.

     We cannot redeem our senior subordinated notes until August 1, 2003. On or after that date, we can redeem some or all of the senior subordinated notes at any time at the prices specified below, expressed as percentages of the principal amount, plus accrued and unpaid interest through the applicable redemption date, if redeemed during the 12 month period beginning August 1 of the years indicated below:



YEAR                             PERCENTAGE
------------------------------ -------------
  2003 .......................     105.500%
  2004 .......................     103.667%
  2005 .......................     101.833%
  2005 and thereafter ........     100.000%

     If we go through a change of control, we must give holders of the senior subordinated notes the opportunity to sell their senior subordinated notes to us at 101% of their face amount, plus accrued and unpaid interest. We might not be able to pay the required price for our senior subordinated notes presented to us at the time of a change of control, because we might not have enough funds at that time, or the terms of our senior debt may prevent us from paying.


     We may also have to use cash proceeds from a sale of our assets to offer to buy back senior subordinated notes at their face amounts, plus accrued interest.

     The indenture governing our senior subordinated notes limits what we and our subsidiaries may do. The provisions of the indenture limit, among other things, our ability to:

     o incur more debt

     o pay dividends and make distributions

     o issue guarantees and pledges for indebtedness

     o make certain restricted payments

     o make certain investments

     o transfer and sell assets

     o incur debt that is senior to our senior subordinated notes but junior to any other senior debt

     o create or incur liens

     o enter in transactions with affiliates

     o merge or consolidate

     These covenants are subject to a number of important exceptions set forth in the indenture.

     The indenture also contains standard events of default, including (in certain cases subject to customary grace periods) (1) defaults in payment of principal, premium or interest, (2) defaults in compliance with covenants in the indenture, (3) failure to pay more than $20 million of judgments and (4) certain events of bankruptcy by us and certain of our subsidiaries.


                       CERTAIN MANUFACTURER RESTRICTIONS

     Under agreements between Sonic and certain manufacturers, Sonic has agreed to provide the statements provided below.

     Sonic's agreements with Honda and Mercedes require that it provide the following statement in this prospectus:

      No automobile manufacturer has been involved, directly or indirectly, in the preparation of this prospectus or in the offering being made hereby. No automobile manufacturer has made any statements or representations in connection with the offering or has provided any information or materials that were used in connection with the offering, and no automobile manufacturer has any responsibility for the accuracy or completeness of this prospectus.

     Under Sonic's Dealer Agreement with General Motors ("GM"), Sonic has agreed, among other things, to disclose the following provisions:

      Sonic will deliver to GM copies of all Schedules 13D and 13G, and all amendments thereto and terminations thereof, received by Sonic, within five days of receipt of such Schedules. If Sonic is aware of any ownership of its stock that should have been reported to it on Schedule 13D but that is not reported in a timely manner, it will promptly give GM written notice of such ownership, with any relevant information about the owner that Sonic possesses.

      If Sonic, through its Board of Directors or through shareholder action, proposes or if any person, entity or group sends Sonic a Schedule 13D, or any amendments thereto, disclosing (a) an agreement to acquire or the acquisition of aggregate ownership of more than 20% of the voting stock of Sonic and (b) Sonic, through its Board of Directors or through shareholder action, proposes or if any plans or proposals which relate to or would result in the following: (i) the acquisition by any person of more than 20% of the voting stock of Sonic other than for the purposes of ordinary passive investment; (ii) an extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Sonic or a sale or transfer of a material amount of assets of Sonic and its subsidiaries;
   (iii) any change which, together with any changes made to the Board of Directors within the preceding year, would result in a change in control of the then current Board of Sonic; or (iv) in the case of an entity that produces motor vehicles or controls or is controlled by or is under common control with an entity that either produces motor vehicles or is a motor vehicle franchiser, the acquisition by any person, entity or group of more than 20% of the voting stock of Sonic and any proposal by any such person, entity or group, through the Sonic Board of Directors or shareholders action, to change the Board of Directors of Sonic, then, if such actions in GM's business judgment could have a material or adverse effect on its image or reputation in the GM dealerships operated by Sonic or be materially incompatible with GM's interests (and upon notice of GM's reasons for such judgment), Sonic has agreed that it will take one of the remedial actions set forth in the next paragraph within 90 days of receiving such Schedule 13D or such amendment.

      If Sonic is obligated under the previous paragraph to take remedial action, it will (a) transfer to GM or its designee, and GM or its designee will acquire the assets, properties or business associated with any GM dealership operated by Sonic at fair market value as determined in accordance with GM's Dealership Agreement with Sonic, or (b) provide evidence to GM that such person, entity or group no longer has such threshold level of ownership interest in Sonic or that the actions described in clause (b) of the previous paragraph will not occur.

      Should Sonic or its GM franchisee subsidiary enter into an agreement to transfer the assets of the GM franchisee subsidiary to a third party, the right of first refusal described in the GM Dealer Agreement shall apply to any such transfer.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of April 26, 1999, Sonic had outstanding 12,507,796 shares of Class A common stock. All of these shares are freely transferable and may be resold without further registration under the Securities Act, except for any shares purchased by an "affiliate" of Sonic (as defined by Rule 144 under the Securities Act), which shares will be subject to the resale limitations of Rule
144. In addition, the following shares of Class A common stock may be issued by Sonic or become available for public resale:




   NUMBER OF SHARES OF
  CLASS A COMMON STOCK                    MANNER OF HOLDING AND/OR ISSUANCE
------------------------   --------------------------------------------------------------
                           Issuable on conversion of 12,400,000 shares of our Class B
       12,400,000(1)
                           common stock owned by existing stockholders of Sonic.
                           These shares of Class A common stock are subject to
                           certain piggyback registration rights.
          242,782(1)       Issuable on exercise of warrants issued in our business
                           acquisitions.
        4,086,215(1)(2)    Issuable on conversion of outstanding shares of our Class
                           A convertible preferred stock that were issued in our
                           business acquisitions.
        1,440,022          Issued in our business acquisitions and currently registered for sale under the Securities Act pursuant to a shelf
                           registration.
        2,469,282          Issuable on exercise of options granted under our 1997
                           Stock Option Plan. All such shares are registered for sale under the Securities Act.
          700,575          Issuable on exercise of options granted under our employee stock purchase plans. All such shares are registered for sale under the Securities Act.
          100,000          Issuable on exercise of options granted under our Directors
                           Formula Stock Option Plan. All such shares are registered
                           for sale under the Securities Act.


---------
(1) All such shares are "restricted securities" as defined in Rule 144 under the Securities Act and may be resold in compliance with Rule 144.

(2) The number of shares of Class A common stock issuable upon conversion of outstanding shares of our Class A convertible preferred stock is an estimate based on the assumption that the average of the daily closing prices for the Class A common stock on the NYSE for the 20 consecutive trading days ending one trading day before such conversion was $14 1/8 per share. This number is subject to adjustment based on the common stock price on the date of conversion and could be materially more or less than this estimated amount depending on factors that we cannot presently determine. These factors include the future market price of the Class A common stock and the decisions of the holders of the preferred stock as to when to convert their shares of preferred stock. Generally, such issuances of Class A common stock will vary inversely with the market price of the Class A common stock.


     In connection with pending acquisitions, Sonic has agreed to issue approximately $18.0 million in Class A common stock and approximately $20.9 million in liquidation value of preferred stock. All but approximately $10.5 million in value of these securities have registration rights, of which approximately $18.0 million of such shares are subject to prohibition on resale for 180 days after issuance. Sonic intends to issue additional equity securities in future acquisitions. These shares may have registration rights as well as being eligible for sale under Rule 144.


     Sonic has agreed not to issue, and Sonic's directors and executive officers have agreed not to resell, any shares of Sonic's common stock or other equity securities for the Lock Up Period without the prior consent of the underwriters' representative. Sonic may, however, issue its securities without such prior consent during the Lock Up Period (1) under its stock benefits plans, (2) in a dealership acquisition as long as the recipient of the securities agrees not to resell for at least the remainder of the Lock Up Period, or (3) upon the exercise of options or warrants or the conversion of securities currently outstanding. Our directors and executive officers hold or are entitled to receive 13,828,339 shares of Class A common stock that are subject to the Lock Up Period restrictions on resale. We estimate that an additional 1,035,211 shares of the shares listed in the table above are subject to similar lock up arrangements for a period from the date of the preliminary prospectus first mailed to investors to the date 30 days after the date of this prospectus.

     Sonic also has registration rights agreements with (1) holders of 324,803 shares of Class A common stock, and (2) holders of 31,088 shares of preferred stock, which are convertible into 2,192,508 shares of Class A common stock if such conversion was based on $14 1/8 being the 20-day average closing price of our Class A common stock. These stockholders are also selling stockholders who are otherwise subject to restrictions on resale for the Lock Up Period.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year may, under certain circumstances, resell within any three-month period, such number of shares as does not exceed the greater of one percent of the then-outstanding shares of Class A common stock or the average weekly trading volume of Class A common stock during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the preceding three months, an affiliate of Sonic. In addition, holding periods of successive non-affiliate owners are aggregated for purposes of determining compliance with these one- and two-year holding period requirements.

     All of the 12,400,000 shares of Class B common stock currently outstanding have been held for at least one year. Any transfer of shares of the Class B common stock to any person other than a member of the Smith Group will result in a conversion of such shares to Class A common stock. Additionally, Sonic has entered into a Registration Rights Agreement with Sonic Financial Corporation, Bruton Smith, Scott Smith and William Egan. The Registration Rights Agreement provides piggyback registration rights with respect to 12,500,000 shares of Class A common stock in the aggregate. Sonic Financial Corporation, Mr. Egan, Bruton Smith and Scott Smith have agreed to waive their registration rights in this offering. Holders of 11,908,750 shares of Class B common stock have agreed to a lock up arrangement for the Lock Up Period and the holder of 491,250 shares of Class B common stock has agreed to a lock up arrangement for a period from the date of the preliminary prospectus first mailed to investors to the date of 30 days after the date of this prospectus.

     The availability of shares for sale or actual sales under Rule 144 and the perception that such shares may be sold may have a material adverse effect on the market price of the Class A common stock. Sales under Rule 144 also could impair Sonic's ability to market additional equity securities.

                   UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to Non-U.S. Holders. A "Non-U.S. Holder" is a person other than:

  o an individual who is a citizen or resident of the U.S.,

  o a corporation, partnership or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision thereof, other than a partnership treated as foreign under U.S. Treasury regulations,

  o an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source, and

  o a trust, in general, if it is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons.



     This discussion does not consider:

  o U.S. state and local or non-U.S. tax consequences,

  o specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position, including, if the Non-U.S. Holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level,

  o the tax consequences for the shareholders, partners or beneficiaries of a Non-U.S. Holder,

  o special tax rules that may apply to certain Non-U.S. Holders, including without limitation, banks, insurance companies, dealers in securities and traders in securities, or

  o special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction."


     The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus, all of which may change retroactively or prospectively. The following summary is for general information. Each Non-U.S. Holder should consult a tax advisor regarding the U.S. federal tax consequences of holding and disposing of our common stock, as well as any tax consequences under the laws of any U.S. state, local or other U.S. or non-U.S. taxing jurisdiction.


DIVIDENDS

     Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate which an applicable income tax treaty specifies. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

     Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the U.S. or, if an income tax treaty applies, attributable to a permanent establishment, or, in the case of an individual, a "fixed base" in the U.S. ("U.S. trade or business income") are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but generally are not subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payer. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate which an applicable income tax treaty specifies.

     Dividends paid prior to 2000 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of an income tax treaty rate. For dividends paid after 1999:

 o a Non-U.S. Holder of common stock that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements.


 o in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership, and the partnership will be required to provide certain information, including a U.S. taxpayer identification number.

 o look-through rules will apply to tiered partnerships.

     A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.


DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

  o the gain is U.S. trade or business income, in which case the branch profits tax described above may also apply to a corporate Non-U.S. Holder,


  o the Non-U.S. Holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code, is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements,

  o the Non-U.S. Holder is subject to tax under provisions of U.S. tax law applicable to certain U.S. expatriates, or


  o Sonic is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock.

     The tax relating to stock in a "U.S. real property holding corporation" will not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Sonic believes that it has not been and is not, and Sonic does not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.



FEDERAL ESTATES TAXES

     Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX


     Sonic must report annually to the U.S. Internal Revenue Service and to each Non-U.S. Holder the amount of the dividends paid to that holder and any tax withheld with respect to those dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting those dividends and withholding may also be made available, under an applicable income tax treaty or agreement, to the tax authorities in the country in which the Non-U.S. Holder resides.


     Under certain circumstances, U.S. Treasury regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, Non-U.S. Holders of common stock generally will be exempt from information reporting and backup withholding on dividends paid prior to 2000 to an address outside the U.S. For dividends paid after 1999, however, a Non-U.S. Holder of common stock that fails to certify its Non-U.S. Holder status in accordance with applicable U.S. Treasury regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

     The payment of the proceeds of the disposition of common stock by or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its status as a

Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of common stock by or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person." In the case of the payment of proceeds from disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," information reporting, but currently not backup withholding, on the payment applies unless the holder certifies its status as a Non-U.S. Holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:


  o a "controlled foreign corporation" for U.S. federal income tax purposes,


  o a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or

  o effective after 1999, a foreign partnership (A) at least 50% of the capital or profits interest in which is owned by U.S. persons, or (B) that is engaged in a U.S. trade or business.

     Effective after 1999, backup withholding will apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless certain certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a U.S. person. Non-U.S. Holders should consult their own tax advisors regarding the application of information reporting and backup withholding to them.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, if the required information is furnished to the U.S. Internal Revenue Service.

                                 UNDERWRITING

GENERAL

     We intend to offer our Class A common stock in the United States and Canada through a number of underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston Robertson Stephens, Inc., Stephens Inc. and NationsBanc Montgomery Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among Sonic, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from our company and the selling stockholders, the number of shares of Class A common stock set forth opposite its name below.



                                                    NUMBER OF
 UNDERWRITER                                         SHARES
-------------------------------------------------- ----------
   Merrill Lynch, Pierce, Fenner & Smith
         Incorporated ............................
   BancBoston Robertson Stephens, Inc. ...........
   Stephens Inc. .................................
   NationsBanc Montgomery Securities LLC .........

                                                   ----------
         Total ...................................

     In the purchase agreement, the several underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the shares of Class A common stock being sold under the terms of such agreement if any of the shares of Class A common stock being sold under the terms of that agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We and the selling stockholders have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The shares of Class A common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.


COMMISSIONS AND DISCOUNTS

     The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares of Class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in
excess of $   per share of Class A common stock. The underwriters may allow,
and such dealers may reallow, a discount not in excess of $   per share of
Class A common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.

     The following table shows the per share and total public offering price, underwriting discount to be paid by us and the selling stockholders to the underwriters and the proceeds before expenses to us and the selling stockholders. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                                          WITHOUT   WITH
                                                              PER SHARE   OPTION   OPTION
                                                             ----------- -------- -------
   Public Offering Price ................................... $           $        $
   Underwriting Discount ................................... $           $        $
   Proceeds, before expenses, to Sonic ..................... $           $        $
   Proceeds, before expenses, to the selling stockholders .. $           $        $

     The expenses of the offering, exclusive of the underwriting discount, are
estimated at $   and are payable by us.


OVER-ALLOTMENT OPTION
     We granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 1,200,000 additional shares of our Class A common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our Class A common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our Class A common stock proportionate to such underwriter's initial amount reflected in the foregoing table.


NO SALES OF SIMILAR SECURITIES
     We and our executive officers and directors and all of the selling stockholders have agreed, with certain exceptions, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period from the date of the preliminary prospectus first mailed to investors to the date 90 days after the date of this prospectus, not to directly or indirectly

  o offer, pledge, sell, sell short, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for or repayable with our Class A common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our Class A common stock or

  o enter into any swap or hedging arrangement or other agreement that transfers, in whole or in part, the economic consequence of ownership of our Class A common stock whether any such swap or transaction is to be settled by delivery of our Class A common stock or other securities, in cash or otherwise.


NEW YORK STOCK EXCHANGE LISTING
     Our Class A common stock is listed on the New York Stock Exchange under the symbol "SAH."


PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS
     Until the distribution of our Class A common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our Class A common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of our Class A common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock.

     If the underwriters create a short position in our Class A common stock in connection with the offering, i.e., if they sell more shares of our Class A common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing our Class A common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither Sonic nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither Sonic nor any of the underwriters makes any representation that the representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


OTHER RELATIONSHIPS
     Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston Robertson Stephens, Inc. and NationsBanc Montgomery Securities LLC have acted as underwriters and initial purchasers in connection with previous financings by

Sonic for which they received customary fees. Stephens Inc. has acted as a financial advisor to Sonic in connection with various acquisitions over the past several years for which it has received customary fees. Stephens Inc. may act as such a financial advisor in the future.


                                 LEGAL MATTERS

     Parker, Poe, Adams & Bernstein L.L.P., Charlotte, North Carolina, counsel to Sonic, will render an opinion that the shares of Class A common stock offered hereby, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, has served as counsel to the Underwriters in connection with this offering.


                                    EXPERTS


     The consolidated financial statements of Sonic Automotive, Inc. and Subsidiaries, the combined financial statements of Williams Automotive Group, the financial statements of Economy Cars, Inc. the financial statements of Global Imports, Inc., the combined financial statements of Newsome Automotive Group, the combined financial statements of Lloyd Automotive Group, and the financial statements of Lute Riley Motors, Inc., included in this prospectus and elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. In addition, the combined financial statements of Hatfield Automotive Group, the combined financial statements of Higginbotham Automotive Group and the financial statements of Casa Ford of Houston, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



                WHERE YOU CAN FIND MORE INFORMATION ABOUT SONIC

     Sonic files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and information relate to Sonic's business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Commission's Public Reference Room in Washington, D.C. by calling the Commission at 1-800-SEC-0330. Copies may be obtained from the Commission upon payment of the prescribed fees. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding Sonic and other registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such information may also be read and copied at the offices of the New York Stock Exchange (the "NYSE") at 20 Broad Street, New York, New York 10005.

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):

  1.   Sonic's Annual Report on Form 10-K for its fiscal year ended December 31, 1998 (File No. 001-13395) (dated
       March 31, 1999).
  2.   The combined financial statements of Hatfield Automotive Group, the financial statements of Casa Ford of
       Houston, Inc. and the combined financial statements of the Higginbotham Automotive Group, included in
       Sonic's Registration Statement on Form S-4 (Registration Nos. 333-64397 and 333-64397-001 through
       333-64397-044) dated November 3, 1998.

     Sonic will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Written or telephone requests should be directed to Mr. Todd Atenhan, Director of Investor Relations, 5401 East Independence Blvd., P.O. Box 18747, Charlotte, North Carolina, 28212, Telephone (888) 766-4218.

     This prospectus is a part of a Registration Statement on Form S-3 (the "Registration Statement") filed with the Commission by Sonic. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of such documents filed as an exhibit to the Registration Statement or such other filing. Copies of the Registration Statement and these exhibits may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated statement of income for the year ended December 31, 1998 reflects the historical accounts of Sonic for that period, adjusted giving effect to the following events, as if those events had occurred on January 1, 1998:

  o the acquisitions of Casa Ford of Houston, Inc., Hatfield Automotive Group and Higginbotham Automotive Group completed in 1998;

  o the acquisitions of Economy Honda Cars, Global Imports and Williams Automotive Group completed in the first quarter of 1999;

  o the pending acquisitions of Newsome Automotive Group, Lloyd Automotive Group and Lute Riley Motors;

  o Sonic's sale of its senior subordinated notes in July 1998 and the application of the net sale proceeds; and

  o this offering of Class A common stock and the application of the estimated net proceeds to Sonic from this offering.

     The following unaudited pro forma consolidated balance sheet as of December 31, 1998 reflects the historical accounts of Sonic as of that date as adjusted to give pro forma effect to the following events, as if those events had occurred on December 31, 1998:

  o the acquisitions of Economy Honda Cars, Global Imports and Williams Automotive Group completed in the first quarter of 1999;

  o the pending acquisitions of Newsome Automotive Group, Lloyd Automotive Group and Lute Riley Motors; and

  o this offering.

     The unaudited pro forma consolidated financial data and accompanying notes should be read in conjunction with the Consolidated Financial Statements and related notes of Sonic, Williams Automotive Group, Economy Honda Cars, Global Imports, Inc., Newsome Automotive Group, Lloyd Automotive Group and Lute Riley Motors, Inc., which are included in this prospectus, as well as the financial statements and related notes of Casa Ford of Houston, Inc., Hatfield Automotive Group and Higginbotham Automotive Group, all of which are incorporated by reference in this prospectus. Such unaudited pro forma consolidated data and accompanying notes do not give effect to Sonic's acquisitions of Century BMW, Heritage Lincoln-Mercury, Capitol Chevrolet and Imports, Inc., Infiniti of Charlotte, Ron Craft Chrysler Plymouth Jeep, Rally Mitsubishi, Bondesen Chevrolet Oldsmobile Cadillac, Fitzgerald Chevrolet, Superior Oldsmobile-Cadillac-GMC, Sam White Motor City, Charleston Lincoln-Mercury, Ben Reading Buick, Shottenkirk Honda, Classic Dodge and Manhattan Auto, or the financing of these acquisitions, nor the sale of Cleveland Village Honda, because such transactions are not required to be presented in this prospectus on a pro forma basis in accordance with Securities and Exchange Commission rules. Sonic believes that the assumptions used in the following statements provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma consolidated financial data are provided for informational purposes only and should not be construed to be indicative of Sonic's financial condition, results of operations or covenant compliance had the transactions and events described above been consummated on the dates assumed, and are not intended to project Sonic's financial condition on any future date or its results of operation for any future period.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1998



                                                                   THE 1998
                                                                 ACQUISITIONS
                                                ----------------------------------------------
                                                                     HATFIELD    HIGGINBOTHAM
                                                     CASA FORD      AUTOMOTIVE    AUTOMOTIVE
                                   ACTUAL(A)     OF HOUSTON, INC.      GROUP         GROUP
                                --------------- ------------------ ------------ --------------
                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues:
 Vehicle sales ................   $ 1,407,030         $21,679        $133,661      $67,874
 Parts, service and
  collision repair ............       162,660           2,061           8,774        6,309
 Finance and insurance ........        34,011             759           4,190        1,835

 Total revenues ...............     1,603,701          24,499         146,625       76,018
Cost of sales .................     1,396,259          20,852         130,221       65,110
                                  -----------         -------        --------      -------
Gross profit ..................       207,442           3,647          16,404       10,908
Selling, general and
 administrative expenses.......       150,130           2,443          11,308        7,434
Management bonus ..............            --              --           3,181           --
Depreciation and
 amortization .................         4,607              94             158          168
Operating income ..............        52,705           1,110           1,757        3,306
Interest expense, floor
 plan .........................        14,096             294           1,245          780
Interest expense, other .......         9,395              73                          196
Other income (expense) ........           426              10             244          (43)
                                  -----------         -------        --------      -------
Income before income
 taxes ........................        29,640             753             756        2,287
Provision for income taxes.....        11,083             171                           --
Net income ....................   $    18,557         $   582        $    756      $ 2,287
                                  ===========         =======        ========      =======
Basic net income per
 share (p) ....................   $      0.81
                                  ===========
Weighted average common
 shares outstanding --
 basic (p) ....................        22,852
                                  ===========
Diluted net income per
 share (p)(q) .................   $      0.74
                                  ===========
Weighted average common
 shares outstanding --
 diluted (p)(q) ...............        24,970
                                  ===========



                                                                                                 PRO FORMA
                                                       PRO FORMA           PRO FORMA       FOR THE ACQUISITIONS,
                                       1999         ADJUSTMENTS FOR     ADJUSTMENTS FOR     THE NOTES OFFERING
                                 ACQUISITIONS(B)   THE ACQUISITIONS   THE NOTES OFFERING     AND THIS OFFERING
                                ----------------- ------------------ -------------------- ----------------------
                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues:
 Vehicle sales ................      $568,810       $                   $                      $ 2,199,054
 Parts, service and
  collision repair ............       102,225                                                      282,029
 Finance and insurance ........        12,615              (240)(c)                                 53,194
                                                             24 (d)
                                                    -----------
 Total revenues ...............       683,650              (216)                                 2,534,277
Cost of sales .................       594,298              (513)(e)                              2,206,227
                                     --------       -----------                                -----------
Gross profit ..................        89,352               297                                    328,050
Selling, general and
 administrative expenses.......        70,634               (82)(c)                                238,747
                                                         (6,699)(f)
                                                          3,579 (g)
Management bonus ..............            --            (3,181)(f)
Depreciation and
 amortization .................         3,159            (1,046)(g)                                 10,551
                                                           (139)(h)
                                                          3,550 (i)
                                                    -----------
Operating income ..............        15,559             4,315                                     78,752
Interest expense, floor
 plan .........................         3,608              (403)(j)                                 19,620
Interest expense, other .......           528              (316)(g)           5,821 (1)             14,966
                                                           (731)(k)
Other income (expense) ........           391                                                        1,028
                                     --------                                                  -----------
Income before income
 taxes ........................        11,814             5,765              (5,821)                45,194
Provision for income taxes.....         1,337             2,121(m)           (2,311) (o)            16,728
                                                          4,327(n)
                                                    -----------
Net income ....................      $ 10,477       $      (683)        $    (3,510)           $    28,466
                                     ========       ===========         ===========            ===========
Basic net income per
 share (p) ....................                                                                $      0.98
                                                                                               ===========
Weighted average common
 shares outstanding --
 basic (p) ....................                                                                     29,045
                                                                                               ===========
Diluted net income per
 share (p)(q) .................                                                                $      0.82
                                                                                               ===========
Weighted average common
 shares outstanding --
 diluted (p)(q) ...............                                                                     34,837
                                                                                               ===========

(SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
                                    INCOME)

(a) The actual consolidated statement of income data for Sonic for the year ended December 31, 1998 includes the results of operations of the following dealerships and dealership groups acquired during the year ended December 31, 1998 from their respective dates of acquisition:



                                                      EFFECTIVE DATE
                DEALERSHIP ACQUIRED                   OF ACQUISITION
--------------------------------------------------- -----------------
  Clearwater Dealerships and Affiliated Companies   January 1, 1998
  Casa Ford of Houston, Inc.                        May 1, 1998
  Capitol Chevrolet and Imports, Inc.               April 1, 1998
  Century BMW                                       April 1, 1998
  Heritage Lincoln-Mercury                          April 1, 1998
  Hatfield Automotive Group                         July 1, 1998
  Higginbotham Automotive Group                     August 1, 1998
  Tampa Volvo                                       November 1, 1998
  Ron Craft Chevrolet-Cadillac-Oldsmobile           December 1, 1998
  Ron Craft Chrysler Plymouth Jeep                  December 1, 1998

(b) Reflects the results of operations of Sonic's pending acquisitions of Lute Riley Motors, Inc., Lloyd Automotive Group and Newsome Automotive Group and the results of operations of Economy Cars, Inc., Global Imports, Inc., and Williams Automotive Group which closed in the first quarter of 1999 (see the respective audited financial statements for each of these acquisitions included elsewhere in this prospectus).
(c) Adjustment reflects the decrease in finance and insurance revenues and selling, general and administrative expenses included in the results of operations of Newsome Automotive Group resulting from transactions with affiliates of Newsome Automotive Group not acquired by Sonic.
(d) Reflects finance and insurance revenues generated by the Higginbotham Automotive acquisition for the year ended December 31, 1998, that was paid directly to the dealership owner and excluded from revenue in the historical financial statements of the acquired dealerships. No adjustment has been made to reflect such amounts for the other acquisitions included within these pro forma statements as the amounts could not be reasonably ascertained.

(e) Adjustment reflects the conversion from the "last-in, first-out" method of inventory accounting to the "first-in, first-out" method of inventory accounting for Sonic's 1999 acquisitions to conform to Sonic's method of accounting for vehicle inventories.

(f) Reflects the net decrease in selling, general and administrative expenses related to the net reduction in salaries and bonuses of owners and officers of the acquired dealerships who have become or will become employees, consistent with reduced salaries pursuant to employment agreements with Sonic, or whose positions have been or will be eliminated as part of Sonic's 1998 and 1999 acquisitions.

(g) Reflects the increase in rent expense related to lease agreements entered into with the sellers of certain acquired dealerships for the dealerships' real property that will not be acquired by Sonic, and the decreases in depreciation expense and interest expense related to mortgage indebtedness encumbering such property of approximately $3.7 million bearing interest at rates from 7.75% to 8.50%.

(h) Reflects the elimination of amortization expense related to goodwill that arose in previous acquisitions in certain of the acquired dealerships from the effective date of the acquisitions.

(i) Reflects the amortization over an assumed useful life of 40 years of goodwill resulting from Sonic's 1998 and 1999 acquisitions, which were assumed to occur on January 1, 1998. Certain of Sonic's 1998 and 1999 acquisitions have purchase agreements which require Sonic to pay additional amounts in cash or preferred stock based on future operating results. Amount does not include amortization of the additional goodwill associated with the contingent purchase prices related to the acquisitions of Casa Ford of Houston, Inc., Williams Automotive Group, and Global Imports, Inc. Should Sonic be required to pay the maximum additional amounts contingent in the purchase agreements for the acquisition of Global Imports, Inc. ($1.0 million), Sonic would incur goodwill amortization charges in addition to the amounts recorded in the Unaudited Pro Forma Consolidated Statement of Income of approximately $25,000 in 1998. Sonic's purchase agreement for the acquisitions of Casa Ford of Houston, Inc. and Williams Automotive Group does not provide a maximum contingent amount to be paid based on future operating results, therefore a maximum additional amount of amortization expense cannot be estimated.

                                        (FOOTNOTES CONTINUED ON FOLLOWING PAGES)

(j) Reflects the decrease in interest expense, floor plan resulting from the refinancing of the notes payable, floor plan arrangements of Sonic and the dealerships being acquired, under the Floor Plan Facility as if such refinancing had occurred at the beginning of the period presented. The aggregate balance of notes payable, floor plan arrangements of Sonic and the dealerships being acquired was $286.5 million at December 31, 1998. The average interest rate under the Floor Plan Facility is approximately 7.43% compared to historical interest rates ranging from 7.06% to 9.50%.

(k) Reflects the decrease in interest expense related to debt, other than mortgage indebtedness, which has not or will not be assumed of approximately $9.2 million bearing interest at rates from 5.4% to 10.0%.

(l) Reflects the increase in interest expense associated with Sonic's senior subordinated notes issued in July 1998 and the decrease in interest expense as a result of the repayment of debt outstanding under the revolving credit facility, which had an average monthly balance of $27.8 million during 1998, with the net proceeds from Sonic's issuance of its senior subordinated notes not used to finance Sonic's 1998 and 1999 acquisitions.

(m) Reflects the net increase in provision for income taxes resulting from pro forma adjustments above, computed using statutory income tax rates ranging from 35.0% to 40.7%.

(n) Certain of the acquired dealerships were not subject to federal and state income taxes because they were either S corporations, partnerships, or limited liability companies during the period indicated. Upon completion of these acquisitions, these dealerships became subject to federal and state income tax as C corporations. This adjustment reflects the resulting increase in the federal and state income tax provision as if these entities had been taxable at statutory income tax rates ranging from 35.0% to 40.7%.

(o) Reflects the net decrease in the provision for income taxes resulting from adjustment (l), computed using a statutory income tax rate of approximately 39.7%.

(p) All earnings per share information reflects Sonic's 2-for-1 common stock split effective January 25, 1999. Pro forma basic and diluted net income per share and the related weighted average shares outstanding for the year ended December 31, 1998 have been adjusted to reflect the issuance of 970,588 shares of Class A common stock in connection with the acquisition of Higginbotham Automotive Group as if such shares had been issued on January 1, 1998. Pro forma diluted net income per share and the related weighted average shares outstanding for the year ended December 31, 1998 includes the dilutive effect of the issuance of 16,338 shares of preferred stock in connection with the 1998 acquisitions and 54,975 shares in connection with the 1999 acquisitions. Pro forma diluted net income per share and the related weighted average shares outstanding for the year ended December 31, 1998 also includes the dilutive effect of the issuance of warrants to purchase 242,782 shares of Class A common stock in connection with the consummation of the 1997 and 1998 acquisitions. The following is a reconciliation of the pro forma weighted average shares for the year ended December 31, 1998:



                                                                                               YEAR ENDED
                                                                                            DECEMBER 31, 1998
                                                                                           ------------------
 Weighted Average Shares -- Basic (actual) ...............................................       22,852
 Issuance of Common Stock in connection with this offering ...............................        5,499
 Issuance of Common Stock in connection with the acquisition of Higginbotham Automotive
    Group.................................................................................          694
                                                                                                 ------
 Weighted Average Shares -- Basic (pro forma) ............................................       29,045
                                                                                                 ======
 Weighted Average Shares -- Diluted (actual) .............................................       24,970
 Issuance of Common Stock in connection with this offering ...............................        5,499
 Issuance of Common Stock in connection with the acquisition of Higginbotham Automotive
    Group.................................................................................          694
 Class A Convertible Preferred Stock .....................................................        3,591
 Warrants ................................................................................           83
                                                                                                 ------
 Weighted Average Shares -- Diluted (pro forma) ..........................................       34,837
                                                                                                 ======

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(q) For purposes of computing the number of convertible preferred shares to include in the pro forma diluted weighted average shares outstanding, a Class A common stock price of $10.40 per share was assumed as the conversion price for the Casa Ford of Houston, Inc. acquisition (the actual conversion price of the common stock used when these shares were converted in December 1998) and $14 1/8 per share (the April 6, 1999 closing price on the NYSE) was assumed as the conversion price for the preferred stock issued or to be issued in connection with the other 1998 and 1999 acquisitions included in the Unaudited Pro Forma Consolidated Statement of Income. Certain of the convertible preferred stock issuances are subject to conversion adjustments limiting increases and decreases in the number of shares received upon conversion. A 10% increase or decrease in the price per share used in the conversion of the other 1998 and 1999 acquisitions would result in a $0.01 increase or decrease in the pro forma diluted net income per share for the twelve months ended December 31, 1998.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998


                                                                PRO FORMA                                   PRO FORMA
                                                               ADJUSTMENTS                                FOR THE 1999
                                                 1999          FOR THE 1999     PRO FORMA ADJUSTMENTS     ACQUISITIONS
                                   ACTUAL    ACQUISITIONS      ACQUISITIONS       FOR THIS OFFERING     AND THIS OFFERING
                                 ---------- -------------- ------------------- ----------------------- ------------------
                                                                      (IN THOUSANDS)
ASSETS
Current Assets:
 Cash and cash equivalents        $ 51,834     $ 25,504       $   (92,515)(a)        $   73,403(f)          $ 41,888
                                                                  (23,069)(b)
 Marketable equity                                                  6,731 (e)
  securities ...................        --           95                --                    --                   95
 Receivables ...................    39,902        9,350            (5,584)(b)                                 43,668
 Inventories ...................   264,971       70,790             9,334 (c)                                345,095
 Deferred incomes taxes ........     1,702          226              (189)(b)                                  1,739
 Due from affiliates ...........     1,471          225              (225)(b)                                  1,471
 Other current assets ..........     4,961          390              (351)(b)                                  5,000
                                  --------     --------       -----------                                   --------
    Total current assets .......   364,841      106,580          (105,868)               73,403              438,956
Property and equipment, net         26,250       15,665             3,500 (a)                                 39,668
                                                                     (136)(b)
                                                                   (5,611)(d)
Due from affiliates ............        --        3,298            (3,298)(b)
Goodwill, net ..................   180,081          358           106,669 (a)                                286,750
                                                                     (358)(b)
Other assets ...................     4,931           94               (94)(b)                                  4,931
Deferred income taxes ..........        --          534                                                          534
                                  --------     --------                              ----------             --------
    Total assets ...............  $576,103     $126,529       $    (5,196)           $   73,403             $770,839
                                  ========     ========       ===========            ==========             ========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current Liabilities:
 Notes payable-floor plan ......  $228,158     $ 58,376       $     6,731(e)                                $293,265
 Trade accounts payable ........    14,994        5,567            (4,389)(b)                                 16,172
 Accrued interest ..............     7,058          334              (290)(b)                                  7,102
 Other accrued liabilities .....    27,763        9,041            (6,245)(b)                                 30,559
 Dividends payable .............                    542              (542)(b)                                    --
 Payable for acquisitions ......     2,385                                                                     2,385
 Payable to affiliates .........       628        3,265            (3,265)(b)                                    628
 Current maturities of
  long-term debt ...............     4,700        6,532            (4,273)(b)                                  6,519
                                                                     (440)(d)
                                                              -----------
    Total current
     liabilities ...............   285,686       83,657           (12,713)                                   356,630
Long-term debt .................   131,337        7,294            (4,866)(b)                                131,691
                                                                   (2,074)(d)
Payable for acquisitions .......       275                                                                       275
Payable to the Company's
 Chairman ......................     5,500                                                                     5,500
Payable to affiliates ..........     3,625          913               (69)(b)                                  4,469
Deferred income taxes ..........     4,066          152                                                        4,218
Income tax payable .............     3,185                            387 (c)                                  4,112
                                                                      540 (c)
Stockholders' Equity:
 Common stock of
  combined companies ...........                    303              (303)(a)                                    --
 Preferred stock ...............    20,431                         48,112 (a)           (26,570)(f)           41,973
 Class A common stock ..........       120                                                   79 (f)              199
 Class B common stock ..........       124                                                                       124
 Paid-in capital ...............    87,011        2,481            (2,481)(a)            99,894 (f)          186,905
 Receivables from
  Stockholder ..................        --          (80)               80 (b)
 Retained earnings and
  members' equity ..............    34,743       31,747           (27,674)(a)                                 34,743
                                                                   (9,382)(b)
                                                                    8,406 (c)
                                                                   (3,097)(d)
 Accumulated other
  comprehensive income .........        --           62               (62)(a)               --                   --
                                  --------     --------       -----------            ----------             --------
    Total stockholders'
     equity ....................   142,429       34,513            13,599                73,403              263,944
                                  --------     --------       -----------            ----------             --------
Total liabilities and
 stockholders' equity ..........  $576,103     $126,529       $    (5,196)           $   73,403             $770,839
                                  ========     ========       ===========            ==========             ========

   (SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET)

---------
(a) Reflects the preliminary allocation of the aggregate purchase price of the 1998 and 1999 acquisitions based on the estimated fair value of the net assets acquired. Because the carrying amount of the net assets acquired, which primarily consist of accounts receivable, inventory, equipment, and floor plan indebtedness, approximates their fair value, management believes the application of purchase accounting will not result in a significant adjustment to the carrying amount of those net assets. The amount of goodwill and the corresponding amortization actually recorded may ultimately be different from amounts estimated here, depending on the actual fair value of tangible net assets acquired at closing and changes in the estimated fair value of the preferred stock issued prior to its issuance. The estimated purchase price allocation consists of the following:


  Estimated total consideration (in thousands):

  Cash ........................................  $  92,515
  Preferred stock .............................     48,112
                                                 ---------
  Total .......................................    140,627
  Less: Estimated fair value of tangible net
  assets acquired .............................    (33,958)
                                                 ---------
  Excess of purchase price over fair value of
  net tangible assets acquired ................  $ 106,669
                                                 =========

(b) Reflects the elimination of certain assets and liabilities other than real property that will not be acquired.

(c) Reflects the conversion from the "last-in, first-out" method of inventory accounting to the "first-in, first-out" method of inventory accounting at the 1998 and 1999 acquisitions, including the resulting tax liability that will be assumed in the acquisitions of Economy Honda Cars and Tom Williams Lexus calculated at the applicable statutory income tax rates ranging from 38.3% to 38.9%.

(d) Reflects the elimination of the real property and the related mortgage indebtedness encumbering such property that will not be acquired.

(e) Reflects the proceeds received from the issuance of floor plan notes payable used to finance vehicles acquired in the acquisitions of Economy Honda and Tom Williams Lexus.

(f) Reflects the issuance of $5,499,102 shares of Class A common stock offered by Sonic at an assumed per share offering price of 14 1/8, and the issuance of 2,500,898 shares of Class A common stock upon conversion of 33,516 shares of Preferred Stock held by the selling stockholders as of December 31, 1998 assuming such shares were converted at an assumed conversion price of 14 1/8.

                      (This Page Intentionally Left Blank)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                            PAGE
                                                                                           -----
SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
  INDEPENDENT AUDITORS' REPORT ...........................................................  F-3
  CONSOLIDATED FINANCIAL STATEMENTS:
   Consolidated Balance Sheets at December 31, 1997 and 1998 .............................  F-4
   Consolidated Statements of Income for the years ended December 31, 1996, 1997 and 1998   F-5
   Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996,   F-6
      1997 and 1998.......................................................................  F-6
   Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1997 and
      1998................................................................................  F-7
   Notes to Consolidated Financial Statements ............................................  F-8
WILLIAMS AUTOMOTIVE GROUP
  INDEPENDENT AUDITORS' REPORT ...........................................................  F-25
  COMBINED FINANCIAL STATEMENTS:
   Combined Balance Sheet at December 31, 1998 ...........................................  F-26
   Combined Statement of Income for the year ended December 31, 1998 .....................  F-27
   Combined Statement of Stockholder's Equity for the year ended December 31, 1998 .......  F-28
   Combined Statement of Cash Flows for the year ended December 31, 1998 .................  F-29
   Notes to Combined Financial Statements ................................................  F-30
ECONOMY CARS, INC.
  INDEPENDENT AUDITORS' REPORT ...........................................................  F-36
  FINANCIAL STATEMENTS:
   Balance Sheet at December 31, 1998 ....................................................  F-37
   Statement of Income for the year ended December 31, 1998 ..............................  F-38
   Statement of Stockholders' Equity for the year ended December 31, 1998 ................  F-39
   Statement of Cash Flows for the year ended December 31, 1998 ..........................  F-40
   Notes to Financial Statements .........................................................  F-41
GLOBAL IMPORTS, INC.
  INDEPENDENT AUDITORS' REPORT ...........................................................  F-45
  FINANCIAL STATEMENTS:
   Balance Sheet at December 31, 1998 ....................................................  F-46
   Statement of Income for the year ended December 31, 1998 ..............................  F-47
   Statement of Stockholder's Equity for the year ended December 31, 1998 ................  F-48
   Statement of Cash Flows for the year ended December 31, 1998 ..........................  F-49
   Notes to Financial Statements .........................................................  F-50
NEWSOME AUTOMOTIVE GROUP
  INDEPENDENT AUDITORS' REPORT ...........................................................  F-54
  COMBINED FINANCIAL STATEMENTS:
   Combined Balance Sheet at December 31, 1998 ...........................................  F-55
   Combined Statement of Income for the year ended December 31, 1998 .....................  F-56
   Combined Statement of Equity for the year ended December 31, 1998 .....................  F-57
   Combined Statement of Cash Flows for the year ended December 31, 1998 .................  F-58
   Notes to Combined Financial Statements ................................................  F-59
LLOYD AUTOMOTIVE GROUP
  INDEPENDENT AUDITORS' REPORT ...........................................................  F-65
  COMBINED FINANCIAL STATEMENTS:
   Combined Balance Sheet at December 31, 1998 ...........................................  F-66
   Combined Statement of Income for the year ended December 31, 1998 .....................  F-67
   Combined Statement of Stockholder's Equity for the year ended December 31, 1998 .......  F-68
   Combined Statement of Cash Flows for the year ended December 31, 1998 .................  F-69
   Notes to Combined Financial Statements ................................................  F-70

                                                                                     PAGE
                                                                                    -----
LUTE RILEY MOTORS, INC.
  INDEPENDENT AUDITORS' REPORT ....................................................  F-74
  FINANCIAL STATEMENTS:
   Balance Sheet at December 31, 1998 .............................................  F-75
   Statement of Income for the year ended December 31, 1998 .......................  F-76
   Statement of Stockholder's Deficiency for the year ended December 31, 1998 .....  F-77
   Statement of Cash Flows for the year ended December 31, 1998 ...................  F-78
   Notes to Financial Statements ..................................................  F-79

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
SONIC AUTOMOTIVE, INC.
Charlotte, North Carolina

     We have audited the accompanying consolidated balance sheets of Sonic Automotive, Inc. and Subsidiaries (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Charlotte, North Carolina

February 16, 1999

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1997 AND 1998
                            (DOLLARS IN THOUSANDS)

                                                                                               DECEMBER 31,
                                                                                           ---------------------
                                                                                              1997       1998
                                                                                           ---------- ----------
 ASSETS (Note 5)
 CURRENT ASSETS:
  Cash and cash equivalents (Note 1) .....................................................  $ 18,304   $ 51,834
  Receivables (net of allowance for doubtful accounts of $523 and $700 at December 31,
   1997 and 1998, respectively) ..........................................................    19,784     39,902
  Inventories (Notes 1 and 3) ............................................................   156,514    264,971
  Deferred income taxes (Note 6) .........................................................       405      1,702
  Due from affiliates (Note 7) ...........................................................     1,047      1,471
  Other current assets (Note 2) ..........................................................     1,318      4,961
                                                                                            --------   --------
   Total current assets ..................................................................   197,372    364,841
 PROPERTY AND EQUIPMENT, NET (Notes 4 and 5) .............................................    19,081     26,250
 GOODWILL, NET (Note 1) ..................................................................    74,362    180,081
 OTHER ASSETS ............................................................................       635      4,931
                                                                                            --------   --------
 TOTAL ASSETS ............................................................................  $291,450   $576,103
                                                                                            ========   ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES:
  Notes payable -- floor plan (Note 3) ...................................................  $133,236   $228,158
  Trade accounts payable .................................................................     6,612     14,994
  Accrued interest .......................................................................     1,071      7,058
  Other accrued liabilities (Note 6) .....................................................    10,748     27,763
  Payable to affiliates (Note 7) .........................................................       445        628
  Payable for acquisitions (Note 2) ......................................................        --      2,385
  Current maturities of long-term debt (Note 5) ..........................................       584      4,700
                                                                                            --------   --------
   Total current liabilities .............................................................   152,696    285,686
 LONG-TERM DEBT (Note 5) .................................................................    38,640    131,337
 PAYABLE FOR ACQUISITIONS (Note 2) .......................................................        --        275
 PAYABLE TO THE COMPANY'S CHAIRMAN (Note 7) ..............................................     5,500      5,500
 PAYABLE TO AFFILIATES (Note 7) ..........................................................     4,394      3,625
 DEFERRED INCOME TAXES (Note 6) ..........................................................     1,079      4,066
 INCOME TAX PAYABLE (Note 6) .............................................................     4,776      3,185
 COMMITMENTS AND CONTINGENCIES (Notes 7 and 10)
 STOCKHOLDERS' EQUITY (Notes 1, 8 and 9):
  Preferred Stock, $.10 par, 3.0 million shares authorized; 300,000 shares designated as
Class A
   Convertible Preferred Stock, liquidation preference $1,000 per share, of which 22,179
   shares are issued and outstanding at December 31, 1998 ................................        --     20,431
  Class A Common Stock, $.01 par, 50.0 million shares authorized; 5,000,000 shares issued and outstanding at December 31, 1997 and 11,959,274 shares issued and outstanding at
   December 31, 1998 .....................................................................       100        120
  Class B Common Stock, $.01 par (convertible into Class A Common Stock), 15.0 million shares authorized; 12,500,000 shares issued and outstanding at December 31, 1997 and
   12,400,000 shares issued and outstanding at December 31, 1998 .........................       125        124
  Paid-in capital ........................................................................    67,933     87,011
  Retained earnings ......................................................................    16,186     34,743
  Accumulated other comprehensive income .................................................        21         --
                                                                                            --------   --------
   Total stockholders' equity ............................................................    84,365    142,429
                                                                                            --------   --------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..............................................  $291,450   $576,103
                                                                                            ========   ========

                See notes to consolidated financial statements.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME


                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
          (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                   YEARS ENDED DECEMBER 31,
                                                               1996         1997           1998
                                                           ----------- ------------- ---------------
REVENUES:
 Vehicle sales ...........................................  $327,674     $ 467,858     $ 1,407,030
 Parts, service and collision repair .....................    42,075        57,537         162,660
 Finance and insurance (Note 1) ..........................     7,118        10,606          34,011
                                                            --------     ---------     -----------
   Total revenues ........................................   376,867       536,001       1,603,701
COST OF SALES (Note 1) ...................................   332,122       473,003       1,396,259
                                                            --------     ---------     -----------
GROSS PROFIT .............................................    44,745        62,998         207,442
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES ................................................    32,602        46,770         150,130
DEPRECIATION AND AMORTIZATION ............................     1,076         1,322           4,607
                                                            --------     ---------     -----------
OPERATING INCOME .........................................    11,067        14,906          52,705
OTHER INCOME AND EXPENSE:
 Interest expense, floor plan (Note 3) ...................     5,968         8,007          14,096
 Interest expense, other .................................       433         1,199           9,395
 Other income ............................................       355           298             426
                                                            --------     ---------     -----------
   Total other expense ...................................     6,046         8,908          23,065
                                                            --------     ---------     -----------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST .........     5,021         5,998          29,640
PROVISION FOR INCOME TAXES (Note 6) ......................     1,924         2,249          11,083
                                                            --------     ---------     -----------
INCOME BEFORE MINORITY INTEREST ..........................     3,097         3,749          18,557
MINORITY INTEREST IN EARNINGS OF SUBSIDIARY (Note 1) .....       114            47              --
                                                            --------     ---------     -----------
NET INCOME ...............................................  $  2,983     $   3,702     $    18,557
                                                            ========     =========     ===========
BASIC NET INCOME PER SHARE (Note 8) ......................               $    0.27     $      0.81
                                                                         =========     ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING ............                  13,898          22,852
                                                                         =========     ===========
DILUTED NET INCOME PER SHARE (Note 8) ....................               $    0.27     $      0.74
                                                                         =========     ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING ............                  13,898          24,970
                                                                         =========     ===========

                See notes to consolidated financial statements.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                       (DOLLARS AND SHARES IN THOUSANDS)



                                           PREFERRED            CLASS A             CLASS B
                                             STOCK           COMMON STOCK        COMMON STOCK
                                       SHARES     AMOUNT    SHARES   AMOUNT    SHARES     AMOUNT
                                      -------- ----------- -------- -------- ---------- ----------
BALANCE AT
  DECEMBER 31, 1995 .................   --      $     --        --    $ --     12,500      $125
  Capital contributions .............   --            --        --      --         --       --
  Comprehensive income:
   Net income .......................   --            --        --      --         --       --
   Net unrealized loss on
    marketable equity
    securities net of tax
    benefit of $35,488 ..............   --            --        --      --         --       --
                                        ---     --------        --    ----     ------      ----
    Total comprehensive
     income .........................
BALANCE AT
  DECEMBER 31, 1996 .................   --            --        --      --     12,500      125
  Capital contribution (Note 1)         --            --        --      --         --       --
  Public offering of common
   stock (Note 8) ...................   --            --    10,000     100         --       --
  Stock redemption (Note 7) .........   --            --        --      --         --       --
  Dividend (Note 7) .................   --            --        --      --         --       --
  Comprehensive income:
   Net income .......................   --            --        --      --         --       --
   Net unrealized gain on
    marketable equity
    securities net of tax of
    $73,864..........................   --            --        --      --         --       --
                                        ---     --------    ------    ----     ------      ----
    Total comprehensive
     income .........................
BALANCE AT
  DECEMBER 31, 1997 .................   --            --    10,000     100     12,500      125
  Issuance of Preferred Stock
   (Note 2) .........................   31        29,342        --      --         --       --
  Issuance of common stock ..........                 --       975      10         --       --
  Shares awarded under stock
   compensation plans ...............                 --       252       3         --       --
  Issuance of warrants
   (Note 8) .........................                 --        --      --         --       --
  Conversion of preferred stock
   (Note 8) .........................     (9)     (8,911)      632       6         --       --
  Conversion of Class B
   common stock .....................   --            --       100       1       (100)        (1)
  Comprehensive income:
   Net income .......................   --            --        --      --         --       --
   Net unrealized loss on
    marketable equity
    securities ......................   --            --        --      --         --       --
                                        ----    --------    ------    ----     ------      -----
    Total comprehensive
     income .........................
BALANCE AT
  DECEMBER 31, 1998 .................   22      $ 20,431    11,959    $120     12,400      $124
                                        ====    ========    ======    ====     ======      =====



                                                               ACCUMULATED
                                                                  OTHER           TOTAL
                                        PAID-IN    RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                        CAPITAL    EARNINGS   INCOME (LOSS)      EQUITY
                                      ----------- ---------- --------------- --------------
BALANCE AT
  DECEMBER 31, 1995 .................  $  6,207    $10,010        $ (35)        $ 16,307
  Capital contributions .............     7,064         --           --            7,064
  Comprehensive income:
   Net income .......................        --      2,983           --            2,983
   Net unrealized loss on
    marketable equity
    securities net of tax
    benefit of $35,488 ..............        --         --          (59)             (59)
                                       --------    -------        -----         --------
    Total comprehensive
     income .........................                                              2,924
                                                                                --------
BALANCE AT
  DECEMBER 31, 1996 .................    13,271     12,993          (94)          26,295
  Capital contribution (Note 1)           3,208         --           --            3,208
  Public offering of common
   stock (Note 8) ...................    53,577         --           --           53,677
  Stock redemption (Note 7) .........    (2,123)        --           --           (2,123)
  Dividend (Note 7) .................        --       (509)          --             (509)
  Comprehensive income:
   Net income .......................        --      3,702           --            3,702
   Net unrealized gain on
    marketable equity
    securities net of tax of
    $73,864..........................        --         --          115              115
                                       --------    -------        -----         --------
    Total comprehensive
     income .........................                                              3,817
                                                                                --------
BALANCE AT
  DECEMBER 31, 1997 .................    67,933     16,186           21           84,365
  Issuance of Preferred Stock
   (Note 2) .........................        --         --           --           29,342
  Issuance of common stock ..........     8,283         --           --            8,293
  Shares awarded under stock
   compensation plans ...............     1,162         --           --            1,165
  Issuance of warrants
   (Note 8) .........................       728         --           --              728
  Conversion of preferred stock
   (Note 8) .........................     8,905         --           --               --
  Conversion of Class B
   common stock .....................        --         --           --               --
  Comprehensive income:
   Net income .......................        --     18,557           --           18,557
   Net unrealized loss on
    marketable equity
    securities ......................        --         --          (21)             (21)
                                       --------    -------        -----         --------
    Total comprehensive
     income .........................                                             18,536
                                                                                --------
BALANCE AT
  DECEMBER 31, 1998 .................  $ 87,011    $34,743        $  --         $142,429
                                       ========    =======        =====         ========

                See notes to consolidated financial statements.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                            (DOLLARS IN THOUSANDS)


                                                                                          YEARS ENDED
                                                                                         DECEMBER 31,
                                                                                         -------------
                                                                                              1996
                                                                                         -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ............................................................................  $     2,983
 Adjustments to reconcile net income to net cash provided by (used in) operating activities:
   Depreciation and amortization .......................................................        1,076
   Minority interest ...................................................................          114
   Loss on disposal of property and equipment ..........................................           80
   (Gain) loss on sale of marketable equity securities .................................         (355)
   Change in deferred income taxes .....................................................         (241)
   Changes in assets and liabilities that relate to operations:
    Receivables ........................................................................       (2,421)
    Inventories ........................................................................      (14,013)
    Other assets .......................................................................          (80)
    Accounts payable and other current liabilities .....................................        1,439
    Income tax payable .................................................................          524
                                                                                          -----------
     Total adjustments .................................................................      (13,877)
                                                                                          -----------
   Net cash provided by (used in) operating activities .................................      (10,894)
                                                                                          -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of businesses, net of cash acquired ..........................................       (5,127)
 Purchases of property and equipment ...................................................       (1,907)
 Proceeds from sales of property and equipment .........................................            4
 Purchase of marketable equity securities ..............................................         (207)
 Proceeds from sales of marketable equity securities ...................................          515
                                                                                          -----------
   Net cash used in investing activities ...............................................       (6,722)
                                                                                          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital contributions .................................................................        7,064
 Proceeds from notes payable -- floor plan .............................................      306,584
 Payments from notes payable -- floor plan .............................................     (293,599)
 Proceeds from long-term debt ..........................................................          599
 Payments of long-term debt ............................................................         (576)
 Public offering of common stock .......................................................           --
 Issuance of shares under stock compensation plans .....................................           --
 Receipts from (advances to) affiliate companies .......................................       (4,771)
 Advances from the Company's Chairman (Note 7) .........................................           --
                                                                                          -----------
   Net cash provided by financing activities ...........................................       15,301
                                                                                          -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...................................       (2,315)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...........................................        8,994
                                                                                          -----------
CASH AND CASH EQUIVALENTS, END OF YEAR .................................................  $     6,679
                                                                                          ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 -- Cash paid during the year for:
 Interest ..............................................................................  $     6,489
 Income taxes ..........................................................................  $     2,042
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
 Purchase of minority interest in connection with the reorganization (Note 1) ..........           --
 Cancellation of notes payable from affiliates in connection with the reorganization               --
  (Note 7)
 Cancellation of notes payable from affiliates pursuant to dividend (Note 7) ...........           --
 Preferred stock issued pursuant to acquisitions .......................................           --
 Conversion of preferred stock .........................................................           --
 Common stock issued to an affiliate pursuant to an acquisition ........................           --
 Payable for acquisitions (Note 2) .....................................................           --
 Issuance of warrants (Notes 2 and 8) ..................................................           --



                                                                                           YEARS ENDED DECEMBER 31,
                                                                                         -----------------------------
                                                                                              1997           1998
                                                                                         ------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ............................................................................  $     3,702   $      18,557
 Adjustments to reconcile net income to net cash provided by (used in) operating activities:
   Depreciation and amortization .......................................................        1,322           4,607
   Minority interest ...................................................................           47              --
   Loss on disposal of property and equipment ..........................................          110             278
   (Gain) loss on sale of marketable equity securities .................................         (298)             21
   Change in deferred income taxes .....................................................          (27)          2,164
   Changes in assets and liabilities that relate to operations:
    Receivables ........................................................................         (594)        (11,018)
    Inventories ........................................................................        1,430          12,030
    Other assets .......................................................................         (788)         (4,190)
    Accounts payable and other current liabilities .....................................        1,694          11,026
    Income tax payable .................................................................         (504)         (3,682)
                                                                                          -----------   -------------
     Total adjustments .................................................................        2,392          11,236
                                                                                          -----------   -------------
   Net cash provided by (used in) operating activities .................................        6,094          29,793
                                                                                          -----------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of businesses, net of cash acquired ..........................................      (85,650)        (72,205)
 Purchases of property and equipment ...................................................       (2,007)         (4,335)
 Proceeds from sales of property and equipment .........................................           43           1,655
 Purchase of marketable equity securities ..............................................           --              --
 Proceeds from sales of marketable equity securities ...................................          784              --
                                                                                          -----------   -------------
   Net cash used in investing activities ...............................................      (86,830)        (74,885)
                                                                                          -----------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital contributions .................................................................           --              --
 Proceeds from notes payable -- floor plan .............................................      459,678       1,149,497
 Payments from notes payable -- floor plan .............................................     (458,046)     (1,166,303)
 Proceeds from long-term debt ..........................................................       45,892         179,851
 Payments of long-term debt ............................................................      (13,353)        (84,594)
 Public offering of common stock .......................................................       53,677              --
 Issuance of shares under stock compensation plans .....................................           --           1,165
 Receipts from (advances to) affiliate companies .......................................         (987)           (994)
 Advances from the Company's Chairman (Note 7) .........................................        5,500              --
                                                                                          -----------   -------------
   Net cash provided by financing activities ...........................................       92,361          78,622
                                                                                          -----------   -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...................................       11,625          33,530
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...........................................        6,679          18,304
                                                                                          -----------   -------------
CASH AND CASH EQUIVALENTS, END OF YEAR .................................................  $    18,304   $      51,834
                                                                                          ===========   =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 -- Cash paid during the year for:
 Interest ..............................................................................  $     8,761   $      17,504
 Income taxes ..........................................................................  $     1,392   $      10,919
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
 Purchase of minority interest in connection with the reorganization (Note 1) ..........  $     3,208              --
 Cancellation of notes payable from affiliates in connection with the reorganization      $     2,123              --
  (Note 7)
 Cancellation of notes payable from affiliates pursuant to dividend (Note 7) ...........  $       509              --
 Preferred stock issued pursuant to acquisitions .......................................           --   $      29,342
 Conversion of preferred stock .........................................................           --   $       8,911
 Common stock issued to an affiliate pursuant to an acquisition ........................           --   $       8,250
 Payable for acquisitions (Note 2) .....................................................           --   $       2,685
 Issuance of warrants (Notes 2 and 8) ..................................................           --   $         728

                See notes to consolidated financial statements.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


              (ALL TABLES IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Sonic Automotive, Inc ("Sonic") is one of the top five automotive retailers in the United States, operating 38 new car dealerships and 14 collision repair centers in 10 metropolitan areas of the Midwestern, Southeastern, and Southwestern United States as of December 31, 1998. Sonic sells new and used cars and light trucks, sells replacement parts, provides vehicle maintenance, warranty, paint and repair services, and arranges related financing and insurance for its automotive customers. As of December 31, 1998, Sonic sold a total 23 foreign and domestic brands of new vehicles.

     Sonic was incorporated in the State of Delaware in February 1997. Pursuant to a reorganization on June 30, 1997 (the "Reorganization"), five dealerships which were affiliated through the common ownership and control of Mr. O. Bruton Smith, Sonic's Chairman and Chief Executive Officer, became the first wholly-owned subsidiaries of the Company through the exchange of their common stock or membership interests for 12.5 million shares of Sonic's Class B common stock, par value $.01 per share. The Reoganization was accounted for at historical cost in a manner similar to a pooling-of-interests as the entities were under common management and control. The financial statements for the periods through the effective date of the Reorganization represent the combined data for these five dealerships.

     On November 12, 1997, Sonic completed an initial public offering of 10.0 million shares of its Class A common stock, par value $.01 per share which is currently traded on the New York Stock Exchange under the symbol SAH.

     During 1997 and 1998, Sonic completed the acquisitions of 19 dealerships (see Note 2). Each of these acquisitions has been accounted for using the purchase method of accounting, and the accompanying financial statements include the results of operations of the dealerships acquired from their respective dates of acquisition.

     PRINCIPLES OF CONSOLIDATION -- All material intercompany transactions have been eliminated in the consolidated financial statements.

     REVENUE RECOGNITION -- Sonic records revenue when vehicles are delivered to customers, and when vehicle service work is performed.

     Sonic arranges financing for customers through various financial institutions and receives a commission from the lender equal to the difference between the interest rates charged to customers over the predetermined interest rates set by the financing institution. Sonic also receives commissions from the sale of credit life, accident, health and disability insurance and extended service contracts to customers. Sonic may be assessed a chargeback fee in the event of early cancellation of a loan, insurance contract, or service contract by the customer. Finance and insurance commission revenue is recorded net of estimated chargebacks at the time the related contract is placed with the financial institution.

     Commissions expense related to finance and insurance commission revenue is charged to cost of sales upon recognition of such revenue, net of estimated chargebacks. Commission expense charged to cost of sales was approximately $1.1 million, $1.8 million and $6.0 million for the years ended December 31, 1996, 1997, and 1998, respectively.

     DEALER AGREEMENTS -- Sonic purchases substantially all of its new vehicles from manufacturers at the prevailing prices charged by the manufacturer to its franchised dealers. Sonic's sales could be unfavorably impacted by the manufacturer's unwillingness or inability to supply the dealership with an adequate supply of new vehicle inventory.

     Each dealership operates under a dealer agreement with the manufacturer which generally restricts the location, management and ownership of the respective dealership. The ability of Sonic to acquire additional franchises from a particular manufacturer may be limited due to certain restrictions imposed by manufacturers. Additionally, Sonic's ability to enter into other significant acquisitions may be restricted and the acquisition of Sonic's stock by third parties may be limited by the terms of the franchise agreements.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                POLICIES -- (Continued)

     CASH AND CASH EQUIVALENTS -- Sonic considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to Sonic from finance companies related to vehicle purchases, and was $12.1 million and $36.6 million at December 31, 1997 and 1998, respectively.

     INVENTORIES -- Inventories of new and used vehicles, including demonstrators, are stated at the lower of specific cost or market. Inventories of parts and accessories are accounted for using the "first-in, first-out" method of inventory accounting ("FIFO") and are stated at the lower of FIFO cost or market.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed using straight-line methods over the estimated useful lives of the assets. The range of estimated useful lives is as follows:



                                                 USEFUL LIVES
                                                -------------
       Building and improvements ..............     5-40
       Office equipment and fixtures ..........     5-15
       Parts and service equipment ............      15
       Company vehicles .......................       5

     GOODWILL -- Goodwill represents the excess purchase price over the estimated fair value of the tangible and separately measurable intangible net assets acquired. The cumulative amount of goodwill at December 31, 1997 was $75.0 million and at December 31, 1998 was $182.5 million. As a percentage of total assets and stockholders' equity, goodwill, net of accumulated amortization, represented 25.5% and 88.1%, respectively, at December 31, 1997, and 31.3% and 126.4%, respectively, at December 31, 1998. Generally accepted accounting principles require that goodwill and all other intangible assets be amortized over the period benefited. Sonic has determined that the period benefited by the goodwill will be no less than 40 years. Accordingly Sonic is amortizing goodwill over a 40 year period. Earnings reported in periods immediately following an acquisition would be overstated if Sonic attributed a 40 year benefit to an intangible asset that should have had a shorter benefit period. In later years, Sonic would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the price paid for the businesses acquired. Earnings in later years also could be significantly affected if management then determined that the remaining balance of goodwill was impaired. Sonic periodically compares the carrying value of goodwill with the anticipated undiscounted future cash flows from operations of the businesses acquired in order to evaluate the recoverability of goodwill. Sonic has concluded that the anticipated future cash flows associated with intangible assets recognized in its acquisitions will continue indefinitely, and there is no pervasive evidence that any material portion will dissipate over a period shorter than 40 years. Sonic will incur additional goodwill in future acquisitions.

     INCOME TAXES -- Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the capitalization of additional inventory costs for income tax purposes, the recording of chargebacks and repossession losses on the direct write-off method for income tax purposes, the direct write-off of uncollectible accounts for income tax purposes, and the accelerated depreciation method used for income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. In addition, deferred tax assets are recognized for state operating losses that are available to offset future taxable income.

     STOCK-BASED COMPENSATION -- Sonic measures the compensation cost of its stock-based compensation plans under the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Under the provisions of APB No. 25, compensation cost is measured based on the intrinsic value of the equity instrument awarded.

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject Sonic to concentrations of credit risk consist principally of cash on deposit with financial institutions. At times, amounts invested with financial institutions may exceed FDIC insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                POLICIES -- (Continued)

automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is reduced by the large number of customers comprising the trade receivables balances.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- As of December 31, 1997 and 1998 the fair values of Sonic's financial instruments including receivables, due from affiliates, notes payable-floor plan, trade accounts payable, payables to affiliated companies and Sonic's Chairman and long-term debt excluding Sonic's senior subordinated notes, approximate their carrying values due either to length of maturity or existence of variable interest rates that approximate prevailing market rates. The carrying value of Sonic's senior subordinated notes as of December 31, 1998 was a reasonable approximation of its fair value.


     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     ADVERTISING -- Sonic expenses advertising costs in the period incurred. Advertising expense amounted to $5.0 million, $7.0 million and $17.4 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     MINORITY INTEREST -- Prior to the Reorganization, Sonic owned only a 69% interest in Town and Country Toyota. In connection with the Reorganization, Sonic purchased the remaining 31% minority interest in Town and Country Toyota, Inc. for $3.2 million in a transaction accounted for using the purchase method of accounting. On a pro forma basis for the years ended December 31, 1996 and 1997, revenue would have been unchanged and net income and net income per share would not be materially different had the acquisition of this minority interest occurred on January 1, 1996 and January 1, 1997, respectively.

     IMPACT OF NEW ACCOUNTING STANDARDS -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Standard redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. This Statement became effective for Sonic's fiscal year ending December 31, 1998. The implementation of FAS 131 did not have an impact on Sonic's financial statements or related disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instrument and Hedging Activities." This Standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activites. The Statement will become effective for Sonic beginning January 1, 2000. Sonic has elected earlier application of all of the provisions of this Statement beginning October 1, 1998. The implementation of the provisions of this Statement did not have an impact on Sonic's financial statements for the year ended December 31, 1998.

     RECLASSIFICATION -- Certain prior year amounts have been reclassified to conform with current year presentation.


2. BUSINESS ACQUISITIONS


PENDING ACQUISITIONS (UNAUDITED)

     The Company has signed definitive agreements to acquire 18 dealerships for a minimum of approximately $84.1 million in cash, 10,350 shares of Class A convertible preferred stock, Series II, 10,525 shares of Class A Convertible Preferred Stock, Series III, each series of preferred stock having a liquidation value of $1,000 per share, and approximately $18.0 million worth of Class A common stock. The aggregate purchase price is subject to adjustment based on the actual net book value of the assets acquired. The cash portion of the purchase price will be paid with a combination of net proceeds from the Company's proposed public offering of its Class A common stock, borrowings under the Company's $100 million acquisition line of credit with Ford Motor Credit Company (the "Revolving Facility") and with cash generated from the Company's existing operations. The Company may be required to pay additional

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. BUSINESS ACQUISITIONS -- (Continued)

amounts based on future pre-tax earnings of certain of these acquired dealerships. These acquisitions are expected to be consummated in the second and third quarters of 1999.


ACQUISITIONS COMPLETED SUBSEQUENT TO DECEMBER 31, 1998 (THROUGH MARCH 29, 1999) (UNAUDITED)

     Subsequent to December 31, 1998, Sonic acquired 9 dealerships for approximately $55.5 million in cash, 1,532 shares of Sonic's Class A Convertible Preferred Stock, and the issuance of 34,100 shares of Sonic's Class A Convertible Preferred Stock, Series III, par value $.10 per share, each series of preferred stock having a liquidation preference of $1,000 per share. The cash portion of the purchase price was financed with a combination of cash borrowed under the Revolving Facility and cash generated from Sonic's existing operations. The acquisitions were accounted for using the purchase method of accounting. Sonic may be required to pay additional amounts based on future pre-tax earnings of certain of the dealerships acquired. Any additional amounts paid will be accounted for as goodwill.

     In connection with the subsequent acquisition of a Honda dealership in Chattanooga, Tennessee, the Company sold substantially all of the assets of its Honda dealership in Cleveland, Tennessee in March, 1999 for approximately $3.6 million. There was no material gain or loss as a result of the sale.


ACQUISITIONS COMPLETED DURING THE YEAR ENDED DECEMBER 31, 1998

     During 1998, Sonic acquired 19 dealerships for an aggregate purchase price of approximately $134.0 million. The aggregate purchase price was paid with approximately $96.2 million in cash, with 970,588 shares of Class A common stock having an estimated fair value at the time of issuance of approximately $8.3 million, with 30,733.8 shares of Preferred Stock (14,406.3 shares of Class A convertible preferred stock, Series I (the "Series I Preferred Stock"), 10,054.5 shares of Series II Preferred Stock, and 6,273 shares of Class A convertible preferred stock, Series III (the "Series III Preferred Stock")) having an estimated fair value at the time of issuance of approximately $29.3 million and with warrants to purchase an aggregate of 154,000 shares of Class A common stock having an approximate fair value of $0.5 million. The cash portion of the aggregate purchase price was financed with a combination of cash obtained from the net proceeds of Sonic's private offering on July 31, 1998 of $125 million in aggregate principal amount of its 11% senior subordinated notes, cash obtained from the Revolving Facility, and cash generated from Sonic's existing operations. Payables for acquisitions as of December 31, 1998 on the accompanying consolidated balance sheet includes $1.7 million of the cash portion of the aggregate purchase price which was paid subsequent to December 31, 1998.

     The difference between the aggregate purchase price of $134.0 million and amounts paid of $134.3 represents the net of (i) $1.3 million due from a former owner as a result of a shortage in the actual net book value of assets acquired compared to the minimum net book value required in the purchase agreement, (ii) $0.4 million due to a former owner as a result of an excess in the actual net book value of assets acquired over the minimum net book value required in the purchase agreement, and (iii) $0.6 million due to a former owner on the first and second anniversaries of the acquisition date. The $1.3 million due from a former owner has been included in other current assets on the accompanying balance sheet. The $0.4 million and $0.6 million due to former owners have been included in payable for acquisitions on the accompanying balance sheet.

     In accordance with terms of certain of the purchase agreements, Sonic may be required to pay additional consideration contingent upon future earnings of certain of the dealerships acquired. As of December 31, 1998, Sonic had recorded approximately $8.0 million relating to such consideration, which has been accounted for as goodwill. Any additional amounts which may be payable in the future will also be accounted for as goodwill.

     All of the acquisitions completed in 1998 have been accounted for using the purchase method of accounting, and the results of operations of such acquisitions have been included in the accompanying consolidated financial statements from their respective acquisition dates. The purchase price of these acquisitions has been allocated to the assets and liabilities acquired based on their estimated fair market value at acquisition date as shown in the table below. The purchase price and corresponding goodwill may ultimately be different than amounts recorded depending on the actual fair value of the tangible net assets acquired.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. BUSINESS ACQUISITIONS -- (Continued)


  Working capital ......................   $ 30,341
  Property and equipment ...............      5,690
  Goodwill .............................    101,323
  Non-current liabilities assumed ......     (3,365)
                                           --------
  Total purchase price .................   $133,989
                                           ========

ACQUISITIONS COMPLETED DURING YEAR ENDED DECEMBER 31, 1997

     During 1997, Sonic acquired 13 dealerships for an aggregate purchase price of approximately $98.8 million. The aggregate purchase price was paid with approximately $94.8 million in cash and with a $4.0 million promissory note bearing interest at prime less 0.5% and payable in 28 equal quarterly installments to a former owner of certain of the acquired dealerships. The cash portion of the aggregate purchase price was financed with a combination of cash obtained from the net proceeds of Sonic's initial public offering, cash obtained from the Revolving Facility, and cash generated from Sonic's existing operations. In addition, Sonic issued to the seller of one of the acquired dealerships warrants to purchase an aggregate of 88,782 shares of Class A common stock having an approximate fair value of $0.3 million.

     All of the acquisitions completed in 1997 have been accounted for using the purchase method of accounting, and the results of operations of such acquisitions have been included in the accompanying consolidated financial statements from their respective dates of acquisition. The purchase price of these acquisitions has been allocated to the assets and liabilities acquired based on their estimated fair market value at acquisition date as follows:


  Working capital ......................  $ 28,247
  Property and equipment ...............     3,969
  Goodwill .............................    69,528
  Non-current liabilities assumed ......    (2,940)
                                          --------
  Total purchase price .................  $ 98,804
                                          ========

ACQUISITIONS COMPLETED DURING THE YEAR ENDED DECEMBER 31, 1996

     On February 1, 1996, Sonic acquired Fort Mill Ford for a total purchase price of $5.7 million. The acquisition has been accounted for using the purchase method of accounting and the results of operations of Fort Mill Ford have been included in the accompanying consolidated financial statements from the date of acquisition. The purchase price has been allocated to the assets and liabilities acquired based on their estimated fair market value at the acquisition date as follows:


  Working capital ......................  $    822
  Property and equipment ...............     3,022
  Goodwill .............................     4,364
  Non-current liabilities assumed ......    (2,467)
                                          --------
  Total purchase price .................  $  5,741
                                          ========

PRO FORMA RESULTS OF OPERATIONS

     The following unaudited pro forma financial information presents a summary of consolidated results of operations as if the above acquisition transactions had occurred as of the beginning of the period in which the acquisitions were completed, and at the beginning of the immediately preceeding period, after giving effect to certain adjustments, including amortization of goodwill, interest expense on acquisition debt and related income tax effects. The pro forma financial information does not give effect to adjustments relating to net reductions in floorplan interest expense resulting from re-negotiated floorplan financing agreements or to reductions in salaries and fringe benefits of former owners or officers of acquired dealerships who have not been retained by Sonic or whose salaries have been reduced pursuant to employment agreements with Sonic. The pro forma results have been prepared for comparative purposes only and are not necessarily

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. BUSINESS ACQUISITIONS -- (Continued)

indicative of the results of operations that would have occurred had the acquisitions been completed at the beginning of the periods presented. These results are also not necessarily indicative of the results of future operations.



                                                 YEAR ENDED DECEMBER 31,
                                             -------------------------------
                                                   1997            1998
                                             --------------- ---------------
      Total revenues .......................   $ 1,855,254     $ 1,996,222
      Gross profit .........................   $   225,374     $   255,721
      Net income ...........................   $     8,198     $    18,878
      Diluted net income per share .........   $      0.43     $      0.73

3. INVENTORIES AND RELATED NOTES PAYABLE -- FLOOR PLAN

     Inventories consist of the following:



                                          DECEMBER 31,
                                     -----------------------
                                         1997        1998
                                     ----------- -----------
     New vehicles ..................  $118,751    $190,139
     Used vehicles .................    27,990      47,033
     Parts and accessories .........     9,085      16,012
     Other .........................       688      11,787
                                      --------    --------
     Total .........................  $156,514    $264,971
                                      ========    ========

     The inventory balance is generally reduced by manufacturer's purchase discounts, and such reduction is not reflected in the related floor plan liability.

     All new and certain used vehicles are pledged to collateralize floor plan notes payable to financial institutions in the amount of $133.2 million and $228.2 million at December 31, 1997 and 1998, respectively. The floor plan notes bear interest payable monthly on the outstanding balance. Prior to November 15, 1998, the effective interest rate was prime less 0.9%, subject to certain incentives and other adjustments. Effective November 15, 1998, the interest rate was reduced to an effective rate of prime less 1.1% subject to certain incentives and other adjustments (6.65% at December 31, 1998). Total floor plan interest expense amounted to $6.0 million, $8.0 million and $14.1 million in 1996, 1997 and 1998, respectively. Sonic's floor plan financing arrangements include an available line of credit for the purchase of used vehicle inventory. As of December 31, 1998, there was approximately $18.5 million available under Sonic's used vehicle credit line, of which approximately $17.4 million was unused. Floor plan notes payable are due when the related vehicle is sold. As such, these floor plan notes payable are shown as a current liability in the accompanying consolidated balance sheets.


4. PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following:



                                                   DECEMBER 31,
                                              -----------------------
                                                  1997        1998
                                              ----------- -----------
      Land ..................................  $  4,330    $  4,330
      Building and improvements .............    11,904      14,085
      Office equipment and fixtures .........     4,102       6,739
      Parts and service equipment ...........     4,229       6,495
      Company vehicles ......................       727       1,300
      Construction in progress ..............        --         645
                                               --------    --------
                                                 25,292      33,594
      Less accumulated depreciation .........    (6,211)     (7,344)
                                               --------    --------
      Property and equipment, net ...........  $ 19,081    $ 26,250
                                               ========    ========

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. LONG-TERM DEBT
     Long-term debt consists of the following:



                                                                                                DECEMBER 31,
                                                                                           -----------------------
                                                                                               1997        1998
                                                                                           ----------- -----------
 $125.0 million Senior Subordinated Notes bearing interest at 11%, maturing August 1,
2008,
  net of unamortized discount of $4.3 million.............................................   $    --    $120,726
 Amounts outstanding under $100 million revolving credit facility with Ford Motor Credit bearing interest at 2.75% above the 1 month commercial finance paper rate (7.55% at
  December 31, 1998) and maturing in March 2001, collateralized by all assets of the
  Company ................................................................................    25,070       8,887
 Amounts outstanding under $20.0 million line of credit from NationsBank bearing interest at
  7.75% and maturing February 15, 1998 ...................................................     8,200          --
 Mortgage notes payable ..................................................................     4,322       4,091
 Other notes payable .....................................................................     1,632       2,333
                                                                                             -------    --------
                                                                                              39,224     136,037
 Less current maturities .................................................................      (584)     (4,700)
                                                                                             -------    --------
 Long-term debt ..........................................................................   $38,640    $131,337
                                                                                             =======    ========

     Future maturities of debt at December 31, 1998 are as follows:


  Year ending December 31,
  1999 ...................  $  4,700
  2000 ...................     9,464
  2001 ...................       530
  2002 ...................       347
  2003 ...................       135
  Thereafter .............   120,861
                            --------
  Total ..................  $136,037
                            ========

     In connection with the sale of real estate at Town and Country Toyota and Fort Mill Ford in January 1999, the Company repaid all amounts outstanding under the related mortgages. As a result, the aggregate balance of these mortgages of $4.1 million as of December 31, 1998 has been included in current maturities of long-term debt.


SENIOR SUBORDINATED NOTES

     On July 31, 1998, Sonic completed its private placement of its 11% senior subordinated notes in the aggregate principal amount of $125,000,000. The senior subordinated notes are unsecured, mature on August 1, 2008, and are redeemable at Sonic's option after August 1, 2003. Interest payments are due semi-annually on February 1 and August 1, commencing February 1, 1999. The senior subordinated notes are subordinated to all present and future senior indebtedness of Sonic, including the Revolving Facility. Redemption prices during 12 month periods beginning August 1 are 105.500% in 2003, 103.667% in 2004, 101.833% in 2005 and 100% thereafter. Net proceeds after commissions and discounts, including issuance discount of $937,500, amounted to $120,625,000 and were used to finance certain of Sonic's acquisitions and to repay amounts outstanding under the Revolving Facility. The discount on the senior subordinated notes is being amortized over the term of the notes using the effective interest method. On December 7, 1998, Sonic completed an exchange offer to exchange the senior subordinated notes for identical senior subordinated notes registered under the Securities Act of 1933.

     The indenture governing the senior subordinated notes contains certain specified restrictive and required financial covenants. Sonic has agreed not to pledge its assets to any third party except under certain limited circumstances. Sonic also has agreed to certain other limitations or prohibitions concerning the incurrence of other indebtedness, capital stock, guaranties, asset sales, investments, cash dividends to shareholders, distributions and redemptions.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. LONG-TERM DEBT -- (Continued)

THE REVOLVING FACILITY

     In 1997, Sonic obtained the Revolving Facility with a $75.0 million borrowing limit from Ford Motor Credit. Effective November 15, 1998, the aggregate amount available for borrowing under the Revolving Facility was increased from $75.0 million to $100.0 million. Prior to November 14, 1998, amounts outstanding under the Revolving Facility bore interest at a fluctuating per annum rate equal to the "prime" or "base" rate announced by a majority (or if there was no majority, the median rate announced by three) of the following banks: The Chase Manhattan Bank, NationsBank, N.A., Citibank, N.A., Bank of America National Trust and Savings Association and Morgan Guaranty Trust Company of New York (the "Revolving Facility Prime Rate"). The Revolving Facility Prime Rate as of November 15, 1998 was 7.75%. Subsequent to November 15, 1998, amounts outstanding under the Revolving Facility bear interest at a fluctuating per annum rate equal to 2.75% above the 1 month commercial finance paper rate as reported by the Federal Reserve Board (7.55% at December 31, 1998).

     The Revolving Facility will mature in March 2001, unless Sonic requests that such term be extended, at the option of Ford Motor Credit, for a number of additional one year terms to be negotiated by the parties. No assurance can be given that such extensions will be granted. On July 31, 1998, all amounts previously outstanding under the Revolving Facility were repaid with a portion of the net proceeds of the sale of senior subordinated notes. The outstanding balance of $8.9 million at December 31, 1998 represents amounts borrowed to finance certain of Sonic's acquisitions completed in 1998. Additional amounts to be drawn under the Revolving Facility are to be used for the acquisition of additional dealerships and to provide general working capital needs of Sonic not to exceed $10 million.

     Sonic agreed under the Revolving Facility not to pledge any of its assets to any third party (with the exception of currently encumbered real estate and assets of Sonic's dealership subsidiaries that are subject to previous pledges or liens). In addition, the Revolving Facility contains certain negative covenants, including covenants restricting or prohibiting the payment of dividends, capital expenditures and material dispositions of assets as well as other customary covenants. Additional negative covenants include specified ratios of:

   o total debt to tangible base capital (as defined in the Revolving
     Facility),

   o current assets to current liabilities,

   o earnings before interest, taxes, depreciation and amortization (EBITDA) and rent less capital expenditures to fixed charges,

   o EBITDA to interest expense,

   o EBITDA to total debt and

   o the current lending commitment under the Revolving Facility to scaled assets (as defined in the Revolving Facility).

     In addition, the loss of voting control over Sonic by Bruton Smith, Scott Smith, President and Chief Operating Officer, and their spouses or immediate family members or the failure by Sonic, with certain exceptions, to own all the outstanding equity, membership or partnership interests in its dealership subsidiaries will constitute an event of default under the Revolving Facility. Sonic did not meet the specified total debt to tangible equity ratios required by the Revolving Facility at March 31, 1998 and at June 30, 1998 and obtained a waiver with regard to such requirement from Ford Motor Credit. In connection with Sonic's offering of its senior subordinated notes, Sonic and Ford Motor Credit amended the Revolving Facility to provide that the senior subordinated notes (which are subordinated to the Revolving Facility) will be treated as equity capital for purposes of this ratio. Accordingly, Sonic was in compliance with this and all other restrictive covenants as of December 31, 1998.


THE SIX-MONTH FACILITY

     On August 28, 1997, Sonic obtained from NationsBank, N.A. a short-term line of credit in an aggregate principal amount of up to $20 million (the "Six-Month Facility"). Under the terms of the Six-Month Facility, amounts outstanding bore interest at 7.75% and matured on February 15, 1998. Proceeds from the Six-Month Facility were used to

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. LONG-TERM DEBT -- (Continued)

consummate the acquisitions of Lake Norman Dodge and Affiliates and Williams Motors, Inc. Amounts outstanding at December 31, 1997 have been classified as long-term as such amounts have been subsequently refinanced with funds obtained from the Revolving Facility.


6. INCOME TAXES

     The provision for income taxes consists of the following components:



                                                 1996       1997         1998
                                              --------- ------------ -----------
      Current:
        Federal .............................  $1,857      $1,890      $ 8,145
        State ...............................     308        391           756
                                               ------      ------      -------
                                                2,165      2,281         8,901
      Deferred ..............................    (190)       (27)        2,252
      Change in valuation allowance .........     (51)          (5)        (70)
                                               ------      --------    -------
      Total .................................  $1,924      $2,249      $11,083
                                               ======      =======     =======

     The reconciliation of the statutory federal income tax rate with Sonic's federal and state overall effective income tax rate is as follows:



                                             1996         1997         1998
                                         -----------  -----------  -----------
       Statutory federal rate ..........     34.00%       34.00%       35.00%
       State income taxes ..............      3.60         3.70         1.46
       Miscellaneous ...................      0.71        (0.21)        0.93
                                             -----        -----        -----
       Effective tax rates .............     38.31%       37.49%       37.39%
                                             =====        =====        =====

     Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Significant components of Sonic's deferred tax assets and liabilities as of December 31 are as follows:



                                                       1997        1998
                                                    ---------- -----------
       Deferred tax assets:
        Allowance for bad debts ...................   $   81    $     69
        Inventory reserves ........................       40         631
        Net operating loss carryforwards ..........      120         517
        Other .....................................      151         746
                                                      ------    --------
        Total deferred tax assets .................      392       1,963
        Valuation allowance .......................      (70)         --
                                                      ------    --------
        Deferred tax assets, net ..................      322       1,963
                                                      ------    --------
       Deferred tax liabilities:
        Basis difference in property and equipment      (799)     (1,276)
        Basis difference in goodwill ..............     (172)     (2,757)
        Other .....................................      (25)       (294)
                                                      ------    --------
       Total deferred tax liability ...............     (996)     (4,327)
                                                      ------    --------
       Net deferred tax liability .................   $ (674)   $ (2,364)
                                                      ======    ========

     The net changes in the valuation allowance against deferred tax assets were a decrease of $5,000 for the year ended December 31, 1997 and a decrease of $70,000 for the year ended December 31, 1998. The decrease in 1997 was related primarily to the expiration of state net operating loss carryforwards. The decrease in 1998 was primarily related to the implementation of tax strategies which will allow utilization of the state net operating loss carryforwards prior to expiration. At December 31, 1998, Sonic had state net operating loss carryforwards of $7.1 million which will expire primarily between 1999 and 2003.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. INCOME TAXES -- (Continued)

     Certain of Sonic's dealerships changed their method of accounting for inventories of new vehicles for income tax purposes from the "last-in, first-out" method of inventory accounting to the "first-in, first-out" method of inventory accounting which resulted in an additional income tax liability. At December 31, 1997 and 1998, this liability was recorded as $7.1 million and $5.6 million, respectively. The remaining portion of the liability is generally payable from 1999 to 2002. The current portion of the liability as of December 31, 1998 was $2.4 million and is included in other accrued liabilities.

     Certain subsidiaries of Sonic (such subsidiaries together with Sonic and Sonic Financial Corporation ("SFC") being hereinafter referred to as the "Sonic Group") have joined with SFC in filing consolidated federal income tax returns for several years. Under applicable federal tax law, each corporation included in SFC's consolidated return is jointly and severally liable for any resultant tax. Under a tax allocation agreement dated as of June 30, 1997, however, Sonic agreed to pay to SFC, in the event that additional federal income tax is determined to be due, an amount equal to Sonic's separate federal income tax liability computed for all periods in which any member of the Sonic Group has been a member of SFC's consolidated group, less amounts previously recorded by Sonic. Also pursuant to such agreement, SFC agreed to indemnify Sonic for any additional amount determined to be due from SFC's consolidated group in excess of the federal income tax liability of the Sonic Group for such periods. The tax allocation agreement establishes procedures with respect to tax adjustments, tax claims, tax refunds, tax credits and other tax attributes relating to periods ending prior to the time that the Sonic Group shall leave SFC's consolidated group.


7. RELATED PARTIES


REGISTRATION RIGHTS AGREEMENT

     When Sonic acquired Town & Country Ford, Lone Star Ford, Fort Mill Ford, Town & Country Toyota and Frontier Oldsmobile-Cadillac in 1997, Sonic signed a Registration Rights Agreement dated as of June 30, 1997 with SFC, Bruton Smith, Scott Smith and William S. Egan (collectively, the "Class B Registration Rights Holders"). SFC currently owns 8,881,250 shares of Class B common stock; Bruton Smith, 2,071,250 shares; Scott Smith, 956,250 shares; and Egan Group, LLC, an assignee of Mr. Egan (the "Egan Group"), 491,250 shares, all of which are covered by the Registration Rights Agreement. The Egan Group also owns 32,000 shares of Class A common stock to which the Registration Rights Agreement applies. If, among other things provided in Sonic's charter, offers and sales of shares Class B common stock are registered with the Securities and Exchange Commission, then such shares will automatically convert into a like number of shares of Class A common stock.

     The Class B Registration Rights Holders have certain limited piggyback registration rights under the Registration Rights Agreement. These rights permit them to have their shares of Sonic's common stock included in any Sonic registration statement registering Class A common stock, except for registrations on Form S-4, relating to exchange offers and certain other transactions, and Form S-8, relating to employee stock compensation plans. The Registration Rights Agreement expires in November 2007. SFC is controlled by Bruton Smith.


THE SMITH GUARANTIES, PLEDGES, ADVANCE AND SUBORDINATED LOAN

     In December 1997, Mr. Smith was required by Ford Motor Credit to lend $5.5 million (the "Subordinated Smith Loan") to Sonic to increase Sonic's capitalization. Ford Motor Credit required the Subordinated Smith Loan as a condition to increasing the Revolving Facility borrowing limit because the net offering proceeds from Sonic's November 1997 initial public offering were significantly less than expected by Sonic and Ford Motor Credit. The Subordinated Smith Loan bears interest at NationsBank's announced prime rate plus 0.5% and matures on November 30, 2000. All amounts owed by Sonic to Mr. Smith under the Subordinated Smith Loan are to be paid after all amounts owed by Sonic under the Revolving Facility, Sonic's floor plan financing facility with Ford Motor Credit and Sonic's senior subordinated notes are paid.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. RELATED PARTIES -- (Continued)

CHARTOWN TRANSACTIONS

     Chartown is a general partnership engaged in real estate development and management. Before Sonic's reorganization before its initial public offering, Town & Country Ford maintained a 49% partnership interest in Chartown with the remaining 51% held by SMDA Properties, LLC, a North Carolina limited liability company ("SMDA"). Mr. Smith owns an 80% direct membership interest in SMDA with the remaining 20% owned indirectly through SFC. In addition, SFC also held a demand promissory note for approximately $1.6 million issued by Chartown (the "Chartown Note"), which was uncollectible due to insufficient funds. As part of Sonic's reorganization, the Chartown Note was canceled and Town & Country Ford transferred its partnership interest in Chartown to SFC for nominal consideration. In connection with that transfer, SFC then agreed to indemnify Town & Country Ford for any and all obligations and liabilities, whether known or unknown, relating to Chartown and Town & Country Ford's ownership of Chartown.


THE BOWERS VOLVO NOTE

     In connection with Volvo's approval of Sonic's acquisition of a Volvo franchise from Nelson Bowers in 1997, Volvo, among other things, conditioned its approval upon Nelson Bowers acquiring and maintaining a 20% interest in Sonic's Chattanooga Volvo subsidiary operating the Volvo franchise. Mr. Bowers financed all of the purchase price for this 20% interest by issuing a promissory note (the "Bowers Volvo Note") in favor of Sonic Automotive of Nevada, Inc., the wholly-owned subsidiary of Sonic that controls a majority interest in Chattanooga Volvo. The Bowers Volvo Note is secured by Mr. Bowers' interest in Chattanooga Volvo.

     The Bowers Volvo Note is for a principal amount of $900,000 and bears interest at the lowest applicable federal rate as published by the U.S. Treasury Department in effect on November 17, 1997. Accrued interest is payable annually. The operating agreement of Chattanooga Volvo provides that profits and distributions are to be allocated first to Mr. Bowers to the extent of interest to be paid on the Bowers Volvo Note and next to the other members of Chattanooga Volvo according to their percentages of ownership. No other profits or any losses of Chattanooga Volvo will be allocated to Mr. Bowers under this arrangement. Volvo has removed its requirement that Mr. Bowers maintain his interest in Chattanooga Volvo. Sonic and Mr. Bowers are in the process of redeeming his interest in Chattanooga Volvo and satisfying the Bowers Volvo Note.


TRANSACTIONS WITH MMRT

     In 1998, Sonic entered into a Strategic Alliance Agreement (the "Alliance Agreement") with Mar Mar Realty Trust, a real estate investment trust ("MMRT"). Bruton Smith serves as the chairman of MMRT's board of trustees. Under the Alliance Agreement, Sonic agreed to refer to MMRT real estate acquisition opportunities arising with Sonic's dealership acquisitions. In exchange, MMRT agreed to refer to Sonic dealership acquisition opportunities and to provide certain real estate development and maintenance services to Sonic. MMRT will also arrange for property inspections and environmental reports for prospective dealership properties at Sonic's cost.

     In addition, the Alliance Agreement provides for a form of lease to be used when MMRT leases to Sonic real estate MMRT acquires in the future. Under terms substantially similar to those of this form lease, Sonic leases or will lease certain properties from MMR Holdings, LLC ("MMR Holdings"), which is a limited liability company currently owned by Bruton Smith and SFC that Sonic expects to be acquired by MMRT.

     For acquisitions where the dealership real property is owned by an unaffiliated third party and is leased to the dealership seller, MMRT will negotiate with the unaffiliated third party to acquire the dealership real property. If MMRT is successful in acquiring the dealership real property and Sonic completes its acquisition of the dealership business, then Sonic and MMRT will enter into a lease agreement regarding the dealership real property using the Alliance Agreement's lease form.

     Subsequent to year end, Sonic has sold to MMR Holdings the Town and Country Toyota real estate for approximately $5.7 million and the Fort Mill Ford real estate for approximately $4.6 million and entered into an agreement with MMRT to lease back the real estate over a term of 10 years. The gain on the sale has been deferred and will be amortized against the rent expense over the term of the lease.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. RELATED PARTIES -- (Continued)

CERTAIN DEALERSHIP LEASES

     Certain properties leased by Sonic's dealerships are, or since the beginning of the last fiscal year were, owned by Sonic's officers or directors or their affiliates. These leases contain terms comparable to, or more favorable to Sonic than, terms that would be obtained from unaffiliated third parties. Many of these properties as well as others are now owned or are under contract to be acquired by MMR Holdings, which Sonic expects will become a subsidiary of MMRT.

     Sonic presently leases 36 properties for 27 of its dealerships from MMR Holdings 34 of which were entered into in 1998. Sonic's directors have approved these "triple net leases," which require Sonic to pay all costs of operating the properties, as well as all taxes, utilities, insurance, repairs, maintenance and other property related expenses. These leases generally provide Sonic with options to renew the lease for two additional five year terms after the expiration of the initial lease term. The rental rates indicated in Note 10 reflect minimum or "base" annual rents payable by Sonic in the first year of the applicable leases. Such rental rates generally are subject to increases either at renewal or every five years based on factors such as increases in the consumer price index or an evaluation of fair market rents.


OTHER RELATED PARTY TRANSACTIONS

 o Town & Country Ford and Lone Star Ford had each made several non-interest bearing advances to SFC, a company controlled by Bruton Smith. In preparation for Sonic's 1997 reorganization, a demand promissory note by SFC evidencing $2.1 million of these advances was canceled in June 1997 in exchange tor the redemption of certain shares of the capital stock of Town & Country Ford held by SFC. In addition, a demand promissory note by SFC evidencing of $0.5 million of these advances was canceled in June 1997 pursuant to a dividend.

 o Sonic had amounts receivable from affiliates of $1.0 million and $1.5 million at December 31, 1997 and 1998, respectively. Of this amount, $622,000 relates to advances made by Sonic to SFC at December 31, 1997 and $1.5 million relates to advances made by Sonic to SFC and MMRT at December 31, 1998. The remaining $425,000 at December 31, 1997 primarily relates to receivables from executives of Sonic who were former owners of certain dealerships acquired. These receivables resulted from differences in the negotiated and actual net book value of the dealerships at the date of acquisitions. The amounts receivable from affiliates are non-interest bearing and are classified as current based on the expected repayment dates.


 o As part of the purchase price in connection with Sonic's acquisition of the Bowers Automotive Group in November 1997, Sonic issued its promissory note in the principal amount of $4.0 million in favor of Nelson Bowers (the "Bowers Acquisition Note"). The Bowers Acquisition Note is payable in 28 equal quarterly installments and bears interest at the prime rate less 0.5%. The balance outstanding under this Note was $4.0 million at December 31, 1997, the current portion of which was $445,000. The balance outstanding under this Note at December 31, 1998 was $3.4 million, the current portion of which was $572,000.

 o Town and Country Toyota has an amount payable to Bruton Smith, which payable totals approximately $0.8 million as of December 31, 1997 and $0.7 million as of December 31, 1998. This loan bears interest at 8.75% per annum and is classified as non-current based on the expected repayment dates.

 o Certain subsidiaries of Sonic (such subsidiaries together with Sonic and SFC are referred to as the "Sonic Group") filed consolidated federal income tax returns with SFC for several years before our reorganization. These joint filings were for 1996 and for the period ending on June 30, 1997. Under applicable federal tax law, each corporation included in SFC's consolidated return is jointly and severally liable for any resultant tax. Under a tax allocation agreement dated as of June 30, 1997, however, Sonic agreed to pay to SFC, in the event that additional federal income tax is determined to be due, an amount equal to Sonic's separate federal income tax liability computed for all periods in which any member of the Sonic Group has been a member of SFC's consolidated group less amounts previously recorded by Sonic. Also pursuant to such agreement, SFC agreed to indemnify Sonic for any additional amount determined to be due from SFC's consolidated group in excess of the federal income tax liability of the Sonic Group for such periods. The tax allocation agreement establishes procedures with respect to tax adjustments, tax claims, tax refunds, tax credits and other tax attributes relating to periods ending prior to the time that the Sonic Group shall leave SFC's consolidated group.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. RELATED PARTIES -- (Continued)

 o Sonic acquired Town & Country Ford, Lone Star Ford, Town & Country Toyota, Fort Mill Ford and Frontier Oldsmobile-Cadillac in its 1997 reorganization pursuant to four separate stock subscription agreements. These subscription agreements allowed the acquisition of 100% of the capital stock or membership interests, as the case may be, of each of the five dealerships from Sonic Financial, Bruton Smith, the Egan Group (an assignee of Mr. Egan) and Bryan Scott Smith in exchange for certain amounts of Sonic's Class B common stock.


8. CAPITAL STRUCTURE, PUBLIC OFFERING OF COMMON STOCK, AND PER SHARE DATA

     PREFERRED STOCK -- In 1997, Sonic authorized 3 million shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. No preferred shares were issued and outstanding as of December 31, 1997.

     In March 1998, the Board of Directors designated 300,000 shares of preferred stock as Class A convertible preferred stock, par value $0.10 per share, the "Preferred Stock", which was divided into 100,000 shares of Series I Preferred Stock, 100,000 shares of Series II Preferred Stock, and 100,000 shares of Series III Preferred Stock.

     The Preferred Stock has a liquidation preference of $1,000 per share. Each share of Preferred Stock is convertible, at the option of the holder, into that number of shares of Class A common stock as is determined by dividing $1,000 by the average closing price for the Class A common stock on the NYSE for the 20 days preceding the date of determination of the shares of Preferred Stock (the "Market Price"). Conversion of Series II Preferred Stock is subject to certain adjustments which have the effect of limiting increases and decreases in the value of the Class A common stock receivable upon conversion by 10% of the original value of the shares of Series II Preferred Stock. Conversion of Series III Preferred Stock is subject to certain adjustments which have the effect of limiting increases in the value of Class A common stock receivable upon conversion by 10% of the original value of the shares of Series III Preferred Stock.

     The Preferred Stock is redeemable at Sonic's option at any time after the date of issuance. The redemption price of the Series I Preferred Stock is $1,000 per share. The redemption price for the Series II Preferred Stock and Series III Preferred Stock is as follows: (i) prior to the second anniversary of the date of issuance, the redemption price is the greater of $1,000 per share or the aggregate Market Price of the Class A common stock into which it could be converted at the time of redemption, and (ii) after the second anniversary of the date of issuance, the redemption price is the aggregate Market Price of the Class A common stock into which it could be converted at the time of redemption.

     Each share of Preferred Stock entitles its holder to a number of votes equal to that number of shares of Class A common stock into which it could be converted as of the record date for the vote. Holders of preferred stock are entitled to participate in dividends payable on the Class A common stock on an "as-if-converted" basis. The Preferred Stock has no preferential dividends.

     During 1998, Sonic issued 14,406.3 shares of Series I Preferred Stock, 10,545.5 shares of Series II Preferred Stock and 6,273 shares of Series III Preferred Stock. These shares were recorded at their estimated fair value on the date of issuance. In December 1998, 6,241.5 shares of Series II Preferred Stock and 2,313 shares of Series III Preferred Stock having an estimated fair value of approximately $8.9 million were converted into 632,244 shares of Class A common stock. As of December 31, 1998 there were 14,406.3 shares of Series I Preferred Stock, 3,813 shares of Series II Preferred Stock and 3,960 shares of Series III Preferred Stock issued and outstanding.

     CLASS B COMMON STOCK -- Each share of Class B common stock is convertible into one share of Class A common stock either upon the voluntary conversion of the Class B common stock at the option of the holder, or automatically upon the occurrence of certain events, as provided in Sonic's charter. Holders of Class B common stock are entitled to ten votes per share, except in certain circumstances.

     STOCK SPLIT -- All share and per share amounts included in the accompanying consolidated financial statements for all periods presented have been adjusted to reflect a 2 for 1 stock split of the Class A common stock and Class B common stock effective January 25, 1999.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. CAPITAL STRUCTURE, PUBLIC OFFERING OF COMMON STOCK, AND PER SHARE
                DATA -- (Continued)

     PUBLIC OFFERING OF COMMON STOCK -- Sonic completed an initial public offering of 10.0 million shares of its Class A common stock on November 12, 1997 at a price of $6 per share. Net proceeds of the initial public offering of approximately $53.7 million were used to finance acquisitions (see Note 2) and to repay amounts borrowed under lines of credit related to the acquisitions. Class A common stock entitles its holder to one vote per share.

     WARRANTS -- In connection with Sonic's acquisitions, Sonic has issued warrants to purchase 242,782 shares of Class A common stock at exercise prices ranging from $6.00 per share to $11.27 per share. The warrants expire on various dates from January 15, 2003 to November 30, 2003. Sonic has recorded the issuance of such warrrants at their estimated fair value on the date of issuance.

     PER SHARE DATA -- The calculation of diluted net income per share considers the potential dilutive effect of options and shares under Sonic's stock compensation plans, Class A common stock purchase warrants, and Class A convertible preferred stock. The following table illustrates the dilutive effect of such items on EPS:



                                       FOR THE TWELVE MONTHS ENDED   FOR THE TWELVE MONTHS ENDED
                                            DECEMBER 31, 1997             DECEMBER 31, 1998
                                      ----------------------------- ------------------------------
                                                         PER-SHARE                       PER-SHARE
                                       INCOME   SHARES     AMOUNT     INCOME    SHARES    AMOUNT
                                      -------- -------- ----------- ---------- -------- ----------
                                       (DOLLARS AND SHARES IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
 BASIC EPS ..........................  $3,702   13,898    $ 0.27     $18,557    22,852    $ 0.81
                                                          ======                          ======
 EFFECT OF DILUTIVE SECURITIES
 Stock compensation plans ...........      --       --                    --       630
 Warrants ...........................      --       --                    --        32
 Convertible Preferred Stock ........      --       --                    --     1,456
                                       ------   ------               -------    ------
 DILUTED EPS ........................  $3,702   13,898    $ 0.27     $18,557    24,970    $ 0.74
                                       ======   ======    ======     =======    ======    ======

     Options to purchase 1,176,000 shares of Class A common stock at $6.00 per share were outstanding in November and December of 1997, but were not included in the computation of diluted EPS because the options were anti-dilutive.


9. EMPLOYEE BENEFIT PLANS

     Substantially all of the employees of Sonic are eligible to participate in a 401(k) plan. Contributions by Sonic to the plan were not significant in any period presented.


STOCK OPTION PLANS

     Sonic currently has two option plans. In October 1997, the Board of Directors adopted the Sonic Automotive, Inc. 1997 Stock Option Plan (the "Stock Option Plan") in order to attract and retain key personnel. Under the Stock Option Plan, options to purchase up to an aggregate of 2.25 million shares of Class A common stock may be granted to key employees of Sonic and its subsidiaries and to officers, directors, consultants and other individuals providing services to Sonic. The options generally are granted at the fair market value of Sonic's Class A common stock at the date of grant, vest over a three year period, are exercisable upon vesting and expire ten years from the date of grant.

     In March 1998, the Board of Directors adopted the Sonic Automotive, Inc. Formula Stock Option Plan for Independent Directors (the "Directors Plan") for the benefit of Sonic's outside directors, subject to shareholder approval. The Directors Plan was approved by the stockholders of Sonic at its annual meeting of stockholders on December 3, 1998. The plan authorized options to purchase up to an aggregate of 600,000 shares of Class A common stock. Under the plan, each outside director shall be awarded on or before March 31st of each year an option to purchase 20,000 shares at an exercise price equal to the fair market value of the Class A common stock at the date of the award. Options granted under the Directors Plan become exercisable six months, and expire ten years, after their date of grant.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. EMPLOYEE BENEFIT PLANS -- (Continued)

     A summary of the status of Sonic's stock option plans as of December 31, 1997 and 1998 and changes during the years ended on those dates is presented below.



                                              DECEMBER 31, 1997                         DECEMBER 31, 1998
                                   ---------------------------------------- -----------------------------------------
                                                 EXERCISE      WEIGHTED-                   EXERCISE      WEIGHTED-
                                    NUMBER OF     PRICE         AVERAGE      NUMBER OF      PRICE         AVERAGE
                                     OPTIONS    PER SHARE   EXERCISE PRICE    OPTIONS     PER SHARE    EXERCISE PRICE
                                   ----------- ----------- ---------------- ----------- ------------- ---------------
Outstanding at beginning of year         --      $   --         $  --          1,176    $      6.00      $   6.00
Granted-priced at fair value          1,176        6.00          6.00          1,433       7.25-9.19         8.61
Exercised                                --          --            --            (72)          6.00          6.00
                                      -----      ------         -----          -----    ------------     --------
Outstanding at end of year            1,176     $  6.00        $ 6.00          2,537    $ 6.00-9.19      $   7.48
                                      =====     =======        ======          =====    ============     ========

     Of the options outstanding as of December 31, 1998, 486,000 are currently exercisable and have a weighted average exercise price of $3.53 per share. The weighted average remaining contractual life of the options outstanding at December 31, 1998 is 7.78 years. The weighted average fair value of options granted was $2.89 per share in 1997 and $4.63 per share in 1998.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected volatility of 50% in 1997 and 61% in 1998; risk-free interest rate of 5.6% in 1997 and 4.6% in 1998; and expected lives of 5 years in 1997 and 1998. The model reflects that no dividends were declared in 1997 and 1998 and assumes that no dividends will be declared in the future.


EMPLOYEE STOCK PURCHASE PLAN

     In October 1997, the Board of Directors and stockholders of Sonic adopted the Sonic Automotive, Inc. Employee Stock Purchase Plan (the "ESPP"). Under the terms of the ESPP, on January 1 of each year all eligible employees electing to participate will be granted an option to purchase shares of Class A common stock. Sonic's Compensation Committee will annually determine the number of shares of Class A common stock available for purchase under each option. The purchase price at which Class A common stock will be purchased through the ESPP will be 85% of the lesser of (i) the fair market value of the Class A common stock on the applicable grant date and (ii) the fair market value of the Class A common stock on the applicable exercise date. The grant dates are January 1 of each year plus any other interim dates designated by the Compensation Committee. The exercise dates are the last trading days on the New York Stock Exchange for March, June, September and December, plus any other interim dates designated by the Compensation Committee. Options will expire on the last exercise date of the calendar year in which granted.

     On March 20, 1998, the Board of Directors, pursuant to Sonic's ESPP, increased the authorized shares from 300,000 to 600,000 and issued options exercisable for 300,000 shares of Class A common stock granting 620 shares per participant participating in the ESPP. This increase in the number of options issuable under the ESPP was approved by the stockholders of Sonic at its annual meeting of stockholders on December 3, 1998. Under the ESPP, Sonic issued 180,730 shares to employees in 1998 at a purchase price of $4.10 per share. The weighted average fair value of shares granted under the ESPP was $1.97 per share in 1998.

     The fair value of the employees' purchase rights are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: expected volatility of 61%; risk-free interest rate of 4.6%; and an expected life of one year. The model reflects that no dividends were declared in 1997 and 1998 and assumes that no dividends will be declared in the future.

     Sonic has adopted the disclosure-only provisions of SFAS No. 123. No compensation cost has been recognized for Sonic's stock-based compensation plans. Had compensation cost for the stock-based compensation plans been determined based on their fair value as prescribed by SFAS No. 123, Sonic's pro forma net income and diluted net income per share would have been $3.6 million and $0.26, respectively for 1997 and $16.8 million and $0.67, respectively for 1998.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. EMPLOYEE BENEFIT PLANS -- (Continued)

NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

     In December 1998, the Board of Directors of Sonic adopted the Sonic Automotive, Inc. Nonqualified Employee Stock Purchase Plan (the "Nonqualified ESPP"). The purpose of the Nonqualified ESPP is to provide options to purchase Class A common stock to employees of Sonic's subsidiaries that are not eligible to participate in the ESPP; employees of Sonic who are eligible to participate in the ESPP are not eligible to participate in the Nonqualified ESPP. Under the terms of the Nonqualified ESPP, on January 1 of each year all employees eligible to participate in the Nonqualified ESPP and who elect to participate in the Nonqualified ESPP will be granted an option to purchase shares of Class A common stock. Sonic's Compensation Committee will annually determine the number of shares of Class A common stock available for purchase under each option.

     The purchase price at which Class A common stock will be purchased through the Nonqualified ESPP will be 85% of the lesser of (i) the fair market value of the Class A common stock on the applicable grant date and (ii) the fair market value of the Class A common stock on the applicable exercise date. The grant dates are January 1 of each year plus any other interim dates designated by the Compensation Committee. The exercise dates are the last trading days on the New York Stock Exchange for March, June, September and December, plus any other interim dates designated by the Compensation Committee. Options will expire on the last exercise date of the calendar year in which granted. In adopting the Nonqualified ESPP in December 1998, the Board of Directors authorized options to be granted under the Nonqualified ESPP for 300,000 shares of Class A common stock. These options may be issued effective January 1, 1999.


10. COMMITMENTS AND CONTINGENCIES

FACILITY LEASES

     Certain properties leased by Sonic's dealerships are, or since the beginning of the last fiscal year were, owned by Sonic's officers or directors or their affiliates. These leases contain terms comparable to, or more favorable to Sonic than, terms that would be obtained from unaffiliated third parties. Many of these properties as well as others are not owned or are under contract to be acquired by MMR Holdings, which Sonic expects will become a subsidiary of MMRT. Minimum future rental payments required under noncancelable operating leases are as follows:



                            RELATED PARTIES   THIRD PARTIES     TOTAL
Year ending December 31,   ----------------- --------------- ----------
1999 .....................      $ 13,660         $ 2,820      $ 16,480
2000 .....................        13,595           2,479        16,074
2001 .....................        13,257           2,456        15,713
2002 .....................        13,147           2,123        15,270
2003 .....................        13,091           1,997        15,088
Thereafter ...............        60,963           7,645        68,608
                                --------         -------      --------
Total ....................      $127,713         $19,520      $147,233
                                ========         =======      ========

     Total rent expense for the years ended December 31, 1996, 1997, and 1998 was approximately, $870,000, $2.4 million and $10.5 million, respectively. Of these amounts, $870,000, $1.3 million and $7.5 million, respectively, were paid to related parties.


OTHER CONTINGENCIES

     Sonic is involved in various other legal proceedings. Management believes based on advice of counsel that the outcome of such proceedings will not have a materially adverse effect on Sonic's financial position or future results of operations and cash flows.

                    SONIC AUTOMOTIVE, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)
     The following table summarizes the Company's results of operations as presented in the Consolidated Statements of Income by quarter for 1997 and 1998. Amounts below reflect reclassifications of previously reported amounts to conform with current year presentation and exclude net income per share for those periods prior to the completion of the initial public offering.



                                                 FIRST         SECOND          THIRD         FOURTH
                                                QUARTER        QUARTER        QUARTER        QUARTER
                                             ------------- -------------- -------------- --------------
Year Ended December 31, 1997:
  Total revenues ...........................   $  98,785     $  114,101     $  127,356     $  195,759
  Gross profit .............................   $  10,842     $   12,790     $   14,755     $   24,611
  Operating income .........................   $   2,286     $    3,417     $    3,469     $    5,734
  Income before taxes and minority interest    $     926     $    1,577     $    1,526     $    1,969
  Net income ...............................   $     541     $      999     $      911     $    1,251
  Diluted net income per share .............                                $     0.07     $     0.07
Year Ended December 31, 1998:
  Total revenues ...........................   $ 263,979     $  386,132     $  504,110     $  449,480
  Gross profit .............................   $  34,158     $   48,264     $   63,974     $   61,046
  Operating income .........................   $   7,426     $   12,779     $   15,646     $   16,854
  Income before taxes ......................   $   3,474     $    7,430     $    8,876     $    9,860
  Net income ...............................   $   2,136     $    4,668     $    5,426     $    6,327
  Diluted net income per share .............   $    0.09     $     0.20     $     0.21     $     0.24

12. SUBSEQUENT EVENTS (UNAUDITED)

     On February 4, 1999, Sonic filed a preliminary registration statement for the issuance of approximately 7.0 million shares of Class A common stock. Sonic expects to complete this public offering in the second quarter of 1999.

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF
SONIC AUTOMOTIVE, INC.
Charlotte, North Carolina

     We have audited the accompanying combined balance sheet of Williams Automotive Group (the "Company"), which is under common ownership and management, as of December 31, 1998, and the related combined statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Company as of December 31, 1998, and the combined results of its operations and its combined cash flows for the year then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
Charlotte, North Carolina

March 26, 1999

                           WILLIAMS AUTOMOTIVE GROUP

                            COMBINED BALANCE SHEET

                               DECEMBER 31, 1998


ASSETS
CURRENT ASSETS:
 Cash and cash equivalents (Note 1) ..................................................   $ 6,808,421
 Accounts receivable (net of allowance for doubtful accounts of approximately $14,000)     1,890,357
 Inventories, net (Note 3) ...........................................................    20,140,021
 Deferred income taxes (Note 7) ......................................................         8,420
 Other current assets ................................................................       172,550
                                                                                         -----------
   Total current assets ..............................................................    29,019,769
PROPERTY AND EQUIPMENT, NET (Note 4) .................................................     3,167,703
OTHER ASSETS .........................................................................        13,000
                                                                                         -----------
TOTAL ASSETS .........................................................................   $32,200,472
                                                                                         ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Notes payable -- floor plan (Note 3) ................................................   $16,588,256
 Notes payable -- stockholder (Note 8) ...............................................     1,400,000
 Trade accounts payable ..............................................................     1,074,937
 Accrued payroll and bonuses .........................................................       579,194
 Liability for finance chargebacks ...................................................       279,100
 Other accrued liabilities ...........................................................       329,560
 Current maturities -- long-term debt (Note 5) .......................................       100,000
                                                                                         -----------
   Total current liabilities .........................................................    20,351,047
                                                                                         -----------
LONG-TERM DEBT (Note 5) ..............................................................       491,671
                                                                                         -----------
DEFERRED INCOME TAXES (Note 7) .......................................................         9,063
                                                                                         -----------
COMMITMENTS AND CONTINGENCIES (Notes 8 and 9)
STOCKHOLDERS' EQUITY (Note 6):
 Receivables from stockholder (Note 2) ...............................................       (80,067)
 Common stock of combined companies ..................................................        10,034
 Paid-in capital .....................................................................     1,086,021
 Retained earnings ...................................................................    10,332,703
                                                                                         -----------
   Total stockholders' equity ........................................................    11,348,691
                                                                                         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...........................................   $32,200,472
                                                                                         ===========

                  See notes to combined financial statements.

                           WILLIAMS AUTOMOTIVE GROUP

                         COMBINED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1998


REVENUES:
 Vehicle sales ..................................................  $181,927,587
 Parts, service and collision repair ............................    27,334,730
 Finance and insurance (Note 1) .................................     1,608,725
                                                                   ------------
   Total revenues ...............................................   210,871,042
COST OF SALES (Note 1) ..........................................   185,351,405
                                                                   ------------
GROSS PROFIT ....................................................    25,519,637
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Note 8) ...........    19,751,774
DEPRECIATION AND AMORTIZATION ...................................       749,369
                                                                   ------------
OPERATING INCOME ................................................     5,018,494
                                                                   ------------
OTHER INCOME (EXPENSE):
 Interest expense -- floor plan (Note 3) ........................      (773,439)
 Interest expense -- other, net .................................       (83,722)
 Other income ...................................................        79,998
                                                                   ------------
   Total other expense ..........................................      (777,163)
                                                                   ------------
INCOME BEFORE TAXES .............................................     4,241,331
PROVISION FOR INCOME TAXES (Note 7) .............................       229,832
                                                                   ------------
NET INCOME ......................................................  $  4,011,499
                                                                   ============
PRO FORMA PROVISION FOR INCOME TAXES (Note 1) (unaudited) .......  $  1,316,415
                                                                   ============
PRO FORMA NET INCOME (Note 1) (unaudited) .......................  $  2,695,084
                                                                   ============

                  See notes to combined financial statements.

                           WILLIAMS AUTOMOTIVE GROUP

              COMBINED STATEMENT OF STOCKHOLDERS' EQUITY (NOTE 6)

                         YEAR ENDED DECEMBER 31, 1998



                                                              COMMON
                                            RECEIVABLES      STOCK OF                                           TOTAL
                                                FROM         COMBINED       PAID-IN          RETAINED       STOCKHOLDERS'
                                            STOCKHOLDER     COMPANIES       CAPITAL          EARNINGS          EQUITY
                                           -------------   -----------   -------------   ---------------   --------------
BALANCE AT JANUARY 1, 1998 .............     $      --       $10,034      $1,086,021      $  7,850,901      $  8,946,956
 Stockholder loan advances .............       (80,067)           --              --                --           (80,067)
 Distributions to stockholders .........            --            --              --        (1,529,697)       (1,529,697)
 Net income ............................            --            --              --         4,011,499         4,011,499
                                             ---------       -------      ----------      ------------      ------------
BALANCE AT DECEMBER 31, 1998 ...........     $ (80,067)      $10,034      $1,086,021      $ 10,332,703      $ 11,348,691
                                             =========       =======      ==========      ============      ============

                  See notes to combined financial statements.

                           WILLIAMS AUTOMOTIVE GROUP

                       COMBINED STATEMENT OF CASH FLOWS

                         YEAR ENDED DECEMBER 31, 1998


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ......................................................................  $  4,011,499
                                                                                    ------------
 Adjustments to reconcile net income to net cash provided by operating activities:
   Loss on sale of property and equipment ........................................         4,665
   Depreciation and amortization .................................................       749,369
   Deferred Income Taxes .........................................................       (11,502)
   Changes in assets and liabilities that relate to operations:
    Decrease in accounts receivable ..............................................     1,008,081
    Increase in inventories ......................................................    (4,075,089)
    Increase in other current assets .............................................      (105,548)
    Decrease in other assets .....................................................        30,316
    Increase in notes payable -- floor plan ......................................     6,064,483
    Decrease in trade accounts payable and accrued liabilities ...................      (802,806)
                                                                                    ------------
     Total adjustments ...........................................................     2,861,969
                                                                                    ------------
     Net cash provided by operating activities ...................................     6,873,468
                                                                                    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment .............................................      (866,115)
 Proceeds from sale of property and equipment ....................................        22,694
                                                                                    ------------
     Net cash used in investing activities .......................................      (843,421)
                                                                                    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Distributions to stockholders ...................................................    (1,529,697)
 Payments of long-term debt ......................................................      (349,996)
 Amounts received from stockholder ...............................................       119,109
                                                                                    ------------
     Net cash used in financing activities .......................................    (1,760,584)
                                                                                    ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS ........................................     4,269,463
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .....................................     2,538,958
                                                                                    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR ...........................................  $  6,808,421
                                                                                    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION--
 Cash paid during the year for:
   Interest ......................................................................  $    746,249
                                                                                    ============
   Income taxes ..................................................................  $    250,407
                                                                                    ============

                  See notes to combined financial statements.

                           WILLIAMS AUTOMOTIVE GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Williams Automotive Group (the "Company") operates four automobile dealerships in the Birmingham area of Alabama. The Company is a wholly owned subsidiary of Sonic Automotive, Inc. (see Note 11). The Company sells new and used cars and light trucks, sells replacement parts, provides maintenance, warranty, paint and repair services and arranges related financing and insurance. The Company's four vehicle dealership locations sell vehicles manufactured by Buick, Cadillac, Lexus, Audi, Land Rover, Porsche, and BMW.

     The accompanying combined financial statements include the accounts of the following entities:



                      NAME                            LOCATION          STRUCTURE
-----------------------------------------------   ----------------   --------------
          Tom Williams Auto, Inc.                 Birmingham, AL     S Corporation
          Tom Williams Motors, Inc.               Birmingham, AL     S Corporation
          Williams Cadillac Company, Inc.         Birmingham, AL     C Corporation
          Tom Williams Automotive Group, Inc.     Birmingham, AL     S Corporation

     The accompanying combined financial statements reflect the financial position, results of operations, and cash flows of each of the above listed companies. The combination of these entities has been accounted for at historical cost in a manner similar to a pooling-of-interests because the entities are under common management and control. All material intercompany transactions have been eliminated.

     REVENUE RECOGNITION -- The Company records revenue when vehicles are delivered to customers, and when vehicle service work is performed. Finance and insurance commission revenue is recognized principally at the time the contract is placed with the financial institution.

     The Company arranges financing for customers through various financial institutions and receives a commission from the lender equal to the differences between the interest rates charged to customers over the predetermined interest rates set by the financing institution. The Company also receives commissions from the sale of credit life, accident, health and disability insurance and extended service contracts to customers. The Company may be assessed a chargeback fee in the event of early cancellation of a loan, insurance contract, or service contract by the customer. Finance and insurance commission revenue is recorded net of estimated chargebacks at the time the related contract is placed with the financial institution.

     Commissions expense related to finance and insurance commission revenue is charged to cost of sales upon recognition of such revenue, net of estimated chargebacks. Estimated commission expense charged to cost of sales was approximately $477,000 for the year ended December 31, 1998.

     DEALER AGREEMENTS -- The Company purchases substantially all of its new vehicles from the manufacturers at the prevailing prices charged by the manufacturers to their franchised dealers. The Company's sales could be unfavorably impacted by the manufacturers' unwillingness or inability to supply the dealerships with an adequate supply of new vehicle inventory.

     The Company operates under dealer agreements with each manufacturer. The Company's dealer agreements do not give it the exclusive right to sell the manufacturers' product within a given geographic area. The Company could be materially adversely affected if the manufacturers award franchises to others in the same market where the Company is operating. A similar adverse effect could occur if existing competing franchised dealers increase their market share in the Company's market.

     CASH AND CASH EQUIVALENTS -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to vehicle purchases and was approximately $3,600,000 at December 31, 1998.

     INVENTORIES -- Inventories of new and used vehicles, including demonstrators, and parts and accessories are valued at the lower of specific cost or market. Cost is determined using the last-in, first-out method ("LIFO") for new and used vehicles and certain parts and accessories, and the first-in, first-out method ("FIFO") for all other inventories.

                           WILLIAMS AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                  POLICIES -- (Continued)

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. The range of estimated useful lives (in years) is as follows:


       Buildings and improvements ............ 5-40
       Office equipment and fixtures .........  5-7
       Parts and service equipment ...........  5-7
       Company vehicles ......................    5

     Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

     INCOME TAXES -- Williams Cadillac Company, Inc. is a C Corporation subject to both federal and state income taxes on its taxable income. Tom Williams Auto, Inc.; Tom Williams Motors, Inc.; and Tom Williams Automotive Group, Inc. are organized as S Corporations for federal and state income tax purposes. As such, the provision for income taxes in the accompanying combined financial statements includes federal and state income taxes for Williams Cadillac Company, Inc. The income from the S Corporations are included in the stockholders' personal income tax returns.

     Deferred taxes for Williams Cadillac Company, Inc. are determined using an asset and liability approach as required by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of assets and liabilities. This method also gives immediate effect to changes in income tax laws upon enactment. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized.

     The unaudited pro forma provision for income taxes and the unaudited pro forma net income for the year ended December 31, 1998 reflect amounts that would have been recorded had the income of Tom Williams Lexus, Inc., Tom Williams Motors, Inc., and Tom Williams Automotive Group, Inc. been taxed for federal and state purposes as if they were C Corporations.

     ADVERTISING COSTS -- The Company expenses advertising costs in the period incurred. Advertising expenses for 1998 amounted to approximately $1,157,000.

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions and accounts receivable. At times, amounts invested with financial institutions may exceed FDIC insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is mitigated by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Company's market area of Birmingham, Alabama.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- As of December 31, 1998, the fair values of the Company's financial instruments including accounts receivable, receivables from stockholder, notes payable-floor plan, trade accounts payable, and long-term debt approximate their carrying values due to either their length to maturity or the existence of variable interest rates that approximate prevailing market rates.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2. RECEIVABLES FROM STOCKHOLDERS

     At December 31, 1998, the Company had receivables due from stockholders totaling $80,067, bearing no stated interest rate or maturity date.

                           WILLIAMS AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. INVENTORIES AND RELATED NOTES PAYABLE -- FLOOR PLAN
     Inventories consist of the following:



                                               DECEMBER 31,
                                                   1998
                                             ---------------
     New and demonstrator vehicles .........  $ 16,222,206
     Used vehicles .........................     5,527,411
     Parts and accessories .................     3,413,032
     Other .................................        73,116
                                              ------------
                                                25,235,765
     LIFO reserve ..........................    (5,095,744)
                                              ------------
     Inventories, net ......................  $ 20,140,021
                                              ============

     Had the Company used the first-in, first-out method of valuing new vehicles and certain parts and accessories, pretax earnings would have been approximately $4,624,000 in 1998.

     All new and certain used vehicles are pledged to collateralize floor plan notes payable to financial institutions in the amount of $16,588,256 at December 31, 1998. The floor plan notes bear interest, payable monthly on the outstanding balances, at an interest rate tied to LIBOR (7.63% at December 31, 1998). Total floor plan interest expense amounted to $773,439 in 1998. The notes payable are due when the related vehicle is sold. As such, these floor plan notes payable are shown as a current liability in the accompanying combined balance sheet.


4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:



                                                       DECEMBER 31,
                                                           1998
                                                     ---------------
     Leasehold improvements ........................  $  2,669,616
     Office equipment and fixtures .................     1,546,081
     Parts and service equipment ...................     1,223,857
     Company vehicles ..............................     1,077,299
                                                      ------------
                                                         6,516,853
     Less accumulated depreciation and amortization     (3,349,150)
                                                      ------------
     Property and equipment, net ...................  $  3,167,703
                                                      ============

5. FINANCING ARRANGEMENTS

     Long-term debt consists of the following:



                                                                                           DECEMBER 31,
                                                                                               1998
                                                                                          -------------
      Unsecured note payable to Compass Bank, due in monthly installments of $8,333, plus interest at the prime rate less .5% (7.25% at December 31,1998), through October
       2000, with a final payment of $400,012 due in 2002................................  $  591,671
      Less current maturities ...........................................................    (100,000)
                                                                                           ----------
      Long-Term Debt ....................................................................  $  491,671
                                                                                           ==========

                           WILLIAMS AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. FINANCING ARRANGEMENTS -- (Continued)

     Future maturities of debt at December 31, 1998 are as follows:



YEAR ENDING DECEMBER 31,
--------------------------
  1999 ...................  $100,000
  2002 ...................   491,671
                            --------
  Total ..................  $591,671
                            ========

6. COMBINED EQUITY

     The capital structure of the entities included in the combined financial statements of the Company at December 31, 1998 is as follows:



                                                            COMMON STOCK
                                            ---------------------------------------------
                                                                     SHARES
                                              PAR      SHARES      ISSUED AND                PAID-IN
                                             VALUE   AUTHORIZED   OUTSTANDING    AMOUNT      CAPITAL
                                            ------- ------------ ------------- ---------- -------------
  Tom Williams Lexus, Inc. ................ $1          1,000       1,000       $ 1,000    $  381,500
  Tom Williams Motors, Inc. ............... $1         10,000       5,000         5,000       245,000
  Williams Cadillac Company, Inc. ......... $1          5,000       2,292         2,292       226,908
  Tom Williams Automotive Group, Inc. ..... $1          3,300       1,742         1,742       232,613
                                                                                -------    ----------
  Total ...................................                                     $10,034    $1,086,021
                                                                                =======    ==========

7. INCOME TAXES

     The provision for income taxes consists of the following:



                          DECEMBER 31,
                              1998
                         -------------
  Current:
  Federal ..............   $ 218,964
  State ................      22,370
                           ---------
                             241,334
                           ---------
  Deferred:
  Federal ..............      (9,933)
  State ................      (1,569)
                           ---------
                             (11,502)
                           ---------
  Total ................   $ 229,832
                           =========

     The reconciliation of the statutory federal income tax rate with the Company's federal and state overall effective income tax rate is as follows for the year ended December 31, 1998:


       Statutory federal rate .........     34.00%
       State income taxes .............      2.21%
       Miscellaneous ..................      0.82%
                                            -----
       Effective tax rate .............     37.03%
                                            =====

     Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Deferred income tax assets and liabilities consist of the following:

                           WILLIAMS AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAXES -- (Continued)


                                                                                            DECEMBER 31,
                                                                                                1998
                                                                                           -------------
      Deferred tax assets -- primarily from differences relating to write-off of receivables
       and reserve for chargebacks .......................................................   $  8,420
      Deferred tax liabilities -- primarily from differences relating to depreciation ....     (9,063)
                                                                                             --------
      Net deferred tax liability .........................................................   $   (643)
                                                                                             ========

     The Company's income before income taxes in the accompanying combined statement of income consists of $630,645 from Williams Cadillac Company, Inc. and a combined total for the S Corporations of $3,448,992.


8. RELATED PARTY TRANSACTIONS

     The Company had an unsecured note payable to Thomas P. Williams, a stockholder, in the amount of $1,400,000 at December 31, 1998. Interest is paid monthly at 5.96%. The principal balance was paid in full after December 31, 1998.

     The Company leases several of its operating facilities directly from a Company stockholder or from a corporation which is owned by that stockholder. Rent expense under these leases was approximately $297,000 in 1998.

     Other leases consist primarily of leases for business premises, modular space and various equipment with terms up to twenty years. Future minimum rental payments requirements under non-cancelable operating leases at December 31, 1998 are as follows:



YEAR ENDING DECEMBER 31,    RELATED PARTY      OTHER         TOTAL
-------------------------- --------------- ------------- -------------
     1999 ................     $210,000     $  634,808    $  844,808
     2000 ................       87,000        550,454       637,454
     2001 ................       87,000        416,976       503,976
     2002 ................       87,000        251,526       338,526
     2003 ................       36,250         80,568       116,818
     Thereafter ..........           --         62,964        62,964
                               --------     ----------    ----------
     Total ...............     $507,250     $1,997,296    $2,504,546
                               ========     ==========    ==========

     Rent expense under all operating leases was approximately $884,000 during 1998.


9. CONTINGENCIES

     The Company is involved in various legal proceedings incurred in the normal course of business. Management believes that the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or future results of operations or cash flows.


10. EMPLOYEE BENEFIT PLAN

     The Company has a qualified 401(k) profit sharing plan whereby substantially all of the employees of the Company meeting certain service requirements are eligible to participate. Contributions by the Company in 1998 were approximately $187,000.


11. SUBSEQUENT EVENT

     Effective March 16, 1999, the Company sold substantially all of the operating assets of Tom Williams Auto, Inc., Tom Williams Motors, Inc. and Tom Williams Automotive Group, Inc. to Sonic Automotive, Inc. ("Sonic") for a combined purchase price of approximately $23.6 million plus 12,138 shares of convertible preferred stock. The preferred stock has a redemption value of $1,000 per share.

                           WILLIAMS AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

11. SUBSEQUENT EVENT -- (Continued)

     In addition, Sonic purchased the outstanding common stock of Williams Cadillac Company, Inc. for approximately $113,000 plus the net book value of the purchased assets less liabilities. Sonic also issued 6,949 shares of convertible preferred stock with a redemption price of $1,000 per share.

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF
SONIC AUTOMOTIVE, INC.
Charlotte, North Carolina


     We have audited the accompanying balance sheet of Economy Cars, Inc., d/b/a Economy Honda Cars (the "Company"), as of December 31, 1998, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Charlotte, North Carolina

March 16, 1999

                              ECONOMY HONDA CARS

                                 BALANCE SHEET

                               DECEMBER 31, 1998


ASSETS
CURRENT ASSETS:
 Cash and cash equivalents (Note 1) ......................................................  $ 6,838,693
 Accounts receivable (net of allowance for doubtful accounts of approximately $7,000).....      515,218
 Inventories, net (Note 2) ...............................................................    4,750,963
 Deferred income taxes (Note 5) ..........................................................       29,189
 Other current assets ....................................................................        1,873
                                                                                            -----------
   Total current assets ..................................................................   12,135,936
PROPERTY AND EQUIPMENT, NET (Note 3) .....................................................    1,652,110
                                                                                            -----------
TOTAL ASSETS .............................................................................  $13,788,046
                                                                                            ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Trade accounts payable ..................................................................  $   181,463
 Income taxes payable (Note 5) ...........................................................      261,887
 Other taxes payable .....................................................................      188,316
 Accrued payroll and bonuses .............................................................       99,311
 Liability for finance chargebacks .......................................................       61,472
 Other accrued liabilities ...............................................................          405
                                                                                            -----------
   Total current liabilities .............................................................      792,854
                                                                                            -----------
DEFERRED INCOME TAXES (Note 5) ...........................................................       67,842
                                                                                            -----------
STOCKHOLDERS' EQUITY:
 Common stock (no par 2,000 shares authorized, 500 shares issued and 450 shares                  50,000
  outstanding)
 Retained earnings .......................................................................   13,077,350
 Treasury stock (50 shares) ..............................................................     (200,000)
                                                                                            -----------
   Total stockholders' equity ............................................................   12,927,350
                                                                                            -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............................................  $13,788,046
                                                                                            ===========

                      See notes to financial statements.

                              ECONOMY HONDA CARS

                              STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1998


REVENUES:
 Vehicle sales .......................................  $ 34,988,040
 Parts, service and collision repair .................     4,852,223
 Finance and insurance (Note 1) ......................       743,557
                                                        ------------
   Total revenues ....................................    40,583,820
COST OF SALES (Note 1) ...............................    34,888,770
                                                        ------------
GROSS PROFIT .........................................     5,695,050
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES .........     4,642,963
DEPRECIATION .........................................       148,174
                                                        ------------
OPERATING INCOME .....................................       903,913
                                                        ------------
OTHER INCOME (EXPENSE):
 Interest expense -- floor plan (Note 2) .............        (5,849)
 Interest income .....................................       251,616
 Other income, net ...................................        44,864
                                                        ------------
   Total other income ................................       290,631
                                                        ------------
INCOME BEFORE INCOME TAXES ...........................     1,194,544
PROVISION FOR INCOME TAXES (Note 5) ..................       447,176
                                                        ------------
NET INCOME ...........................................  $    747,368
                                                        ============

                      See notes to financial statements.

                              ECONOMY HONDA CARS

                       STATEMENT OF STOCKHOLDERS' EQUITY

                         YEAR ENDED DECEMBER 31, 1998



                                                                                                TOTAL
                                            COMMON         RETAINED          TREASURY       STOCKHOLDERS'
                                            STOCK          EARNINGS           STOCK            EQUITY
                                         -----------   ---------------   ---------------   --------------
BALANCE AT JANUARY 1, 1998 ...........    $ 50,000      $ 12,329,982       $  (200,000)     $ 12,179,982
 Net income ..........................          --           747,368                --           747,368
                                          --------      ------------       -----------      ------------
BALANCE AT DECEMBER 31, 1998 .........    $ 50,000      $ 13,077,350       $  (200,000)     $ 12,927,350
                                          ========      ============       ===========      ============

                      See notes to financial statements.

                              ECONOMY HONDA CARS

                            STATEMENT OF CASH FLOWS

                         YEAR ENDED DECEMBER 31, 1998


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ......................................................................   $   747,368
                                                                                      -----------
  Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation ...................................................................       148,174
   Deferred income taxes ..........................................................      (213,307)
   Changes in assets and liabilities that relate to operations:
    Decrease in accounts receivables ..............................................       329,695
    Decrease in inventories .......................................................     1,791,009
    Decrease in other current assets ..............................................         2,600
    Decrease in trade accounts payable and accrued liabilities ....................       (29,676)
                                                                                      -----------
     Total adjustments ............................................................     2,028,495
                                                                                      -----------
     Net cash provided by operating activities ....................................     2,775,863
                                                                                      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment .............................................       (10,314)
  Principal collected on notes receivable .........................................       238,960
                                                                                      -----------
     Net cash provided by investing activities ....................................       228,646
                                                                                      -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS .........................................     3,004,509
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ......................................     3,834,184
                                                                                      -----------
CASH AND CASH EQUIVALENTS, END OF YEAR ............................................   $ 6,838,693
                                                                                      ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION --
  Cash paid during the year for:
   Interest .......................................................................   $    30,671
                                                                                      ===========
   Income taxes ...................................................................   $   683,669
                                                                                      ===========

                       See notes to financial statements.

                              ECONOMY HONDA CARS

                         NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Economy Honda Cars, Inc. (the "Company") operates an automotive dealership, service department, body shop and parts and accessories department in the Chattanooga area of Tennessee. The Company is a wholly owned subsidiary of Sonic Automotive, Inc. (see Note 6). The Company sells new and used cars and light trucks, sells replacement parts and accessories, provides vehicle maintenance, warranty, paint and repair services and arranges related financing and insurance. The Company sells new vehicles manufactured by Honda.

     REVENUE RECOGNITION -- The Company records revenue when vehicles are delivered to customers, and when vehicle service work is performed.

     The Company arranges financing for customers through various financial institutions and receives a commission from the lender equal to the difference between the interest rates charged to customers over the predetermined interest rates set by the financing institution. The Company also receives commissions from the sale of credit life, accident, health and disability insurance and extended service contracts to customers. The Company may be assessed a chargeback fee in the event of early cancellation of a loan, insurance contract, or service contract by the customer. Finance and insurance commission revenue is recorded net of estimated chargebacks at the time the related contract is placed with the financial institution.

     Commissions expense related to finance and insurance commission revenue is charged to cost of sales upon recognition of such revenue, net of estimated chargebacks. Estimated commission expense charged to cost of sales was approximately $279,000 for the year ended December 31, 1998.

     DEALER AGREEMENTS -- The Company purchases substantially all of its new vehicles from the manufacturer at the prevailing prices charged by the manufacturer to its franchised dealers. The Company's sales could be unfavorably impacted by the manufacturer's unwillingness or inability to supply the dealership with an adequate supply of new vehicle inventory.

     The Company operates under a dealer agreement with the manufacturer. The Company's dealer agreement does not give it the exclusive right to sell the manufacturer's product within a given geographic area. The Company could be materially adversely affected if the manufacturer awards franchises to others in the same market where the Company is operating. A similar adverse affect could occur if existing competing franchised dealers increase their market share in the Company's market.

     CASH AND CASH EQUIVALENTS -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to a vehicle purchases and was approximately $565,000 at December 31, 1998.

     INVENTORIES -- Inventories of new and used vehicles, including demonstrators and parts and accessories, are valued at the lower of specific cost or market. Cost is determined using the last-in, first-out method ("LIFO") for new vehicles and parts and accessories.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed using straight-line method over the estimated useful lives of the assets. The range of estimated useful lives (in years) is as follows:



       Buildings and improvements ............  7-31.5
       Office equipment and fixtures .........   5-7
       Parts and service equipment ...........  5-10
       Company vehicles ......................     5

     Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

     INCOME TAXES -- The provision for income taxes includes federal and state taxes currently payable and deferred taxes. Deferred taxes are determined utilizing an asset and liability approach as required by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax basis of assets and liabilities. This method

                              ECONOMY HONDA CARS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                      POLICIES -- (Continued)

gives immediate effect to changes in income tax laws upon enactment. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     ADVERTISING COSTS -- The Company expenses advertising costs in the period incurred. Advertising expense for 1998 amounted to approximately $410,000.

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits and accounts receivable. At times, amounts invested with financial institutions may exceed FDIC insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is mitigated by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Company's market area of Chattanooga, Tennessee.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- As of December 31, 1998, the fair value of the Company's financial instruments, including accounts receivables and trade accounts payable, approximate their carrying values due to their length to maturity.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2. INVENTORIES AND RELATED NOTES PAYABLE -- FLOOR PLAN

     Inventories consist of the following:



                                       DECEMBER 31,
                                           1998
                                      -------------
      New vehicles ..................  $2,459,799
      Used vehicles .................   2,476,882
      Parts and accessories .........     346,198
                                       ----------
                                        5,282,879
      LIFO reserve ..................    (531,916)
                                       ----------
      Inventories, net ..............  $4,750,963
                                       ==========

     Had the Company used the first-in, first-out method of valuing new vehicles, parts and accessories inventory, pretax earnings would have been approximately $1,202,000 in 1998.

     From time to time certain vehicles are pledged to collateralize floor plan notes payable to financial institutions. The floor plan notes bear interest, payable monthly on the outstanding balance at a rate that fluctuates with prime (prime rate was 7.75% at December 31, 1998). Total floor plan interest expense amounted to $5,849 in 1998. The notes payable are due when the related vehicle is sold; however, the Company generally pays floor plan as invoiced for vehicles during the year. There is no balance outstanding under such floor plan notes at December 31, 1998.

                              ECONOMY HONDA CARS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. PROPERTY AND EQUIPMENT
     Property and equipment consists of the following:

                                                DECEMBER 31,
                                                    1998
                                              ---------------
      Land ..................................  $    624,430
      Buildings and improvements ............     1,927,309
      Office equipment and fixtures .........       302,454
      Parts and service equipment ...........       358,961
      Company vehicles ......................        62,254
                                               ------------
                                                  3,275,408
      Less accumulated depreciation .........    (1,623,298)
                                               ------------
      Property and equipment, net ...........  $  1,652,110
                                               ============

4. EMPLOYEE BENEFIT PLAN

     The Company has a qualified 401(k) profit-sharing plan, whereby substantially all of the employees of the Company meeting certain service requirements are eligible to participate. Contributions by the Company in 1998 were approximately $30,000.


5. INCOME TAXES

     The provision for income taxes consists of the following:



                           DECEMBER 31,
                               1998
                          -------------
  Current:
  Federal ...............  $  556,086
  State .................     104,397
                           ----------
                              660,483
                           ----------
  Deferred:
  Federal ...............    (179,591)
  State .................     (33,716)
                           ----------
                             (213,307)
                           ----------
  Total .................  $  447,176
                           ==========

     The reconciliation of the statutory federal income tax rate with the Company's federal and state overall effective income tax rate is as follows:


        Statutory federal rate .........    34.00%
        State income taxes .............     3.93%
        Miscellaneous ..................    (0.50%)
                                            -----
        Effective tax rate .............    37.43%
                                            =====

     Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

     Deferred income tax assets and liabilities consist of the following:



                                                                                            DECEMBER 31,
                                                                                                1998
                                                                                           -------------
       Deferred tax assets -- primarily from differences relating to chargebacks and
        accrued expenses .................................................................  $   72,033
       Deferred tax liabilities, primarily from differences relating to basis difference in
        property and equipment ...........................................................    (110,686)
                                                                                            ----------
       Net deferred tax liabilities ......................................................  $  (38,653)
                                                                                            ==========

                              ECONOMY HONDA CARS
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6. SUBSEQUENT EVENT

     On February 19, 1999, Sonic Automotive, Inc. purchased all of the outstanding capital stock of the Company for a total cash purchase price of approximately $16.2 million, subject to adjustment based on the final determination of Net Book Value as defined in the stock purchase agreement.

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF
SONIC AUTOMOTIVE, INC.
Charlotte, North Carolina

     We have audited the accompanying balance sheet of Global Imports, Inc. (the "Company"), as of December 31, 1998, and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Charlotte, North Carolina

March 26, 1999

                             GLOBAL IMPORTS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1998



ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 1) .....................................................  $ 2,371,194
  Accounts receivables (net of allowance for doubtful accounts of approximately $144,000).      704,467
  Related party receivables (Note 2) .....................................................      224,990
  Inventories, net (Note 3) ..............................................................    9,115,606
  Other current assets ...................................................................        1,414
                                                                                            -----------
   Total current assets ..................................................................   12,417,671
PROPERTY AND EQUIPMENT, NET (Notes 1 and 4) ..............................................    2,690,433
                                                                                            -----------
TOTAL ASSETS .............................................................................  $15,108,104
                                                                                            ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable -- floorplan (Note 3) ....................................................  $ 9,720,300
  Notes payable -- related party floorplan (Note 7) ......................................    1,675,709
  Note payable -- stockholder (Note 7) ...................................................      189,142
  Trade accounts payable .................................................................      383,778
  Accrued payroll and bonuses ............................................................      269,475
  Liability for finance chargebacks ......................................................       18,285
  Other accrued liabilities ..............................................................      311,935
  Current maturities -- long-term debt (Note 5) ..........................................      542,334
                                                                                            -----------
   Total current liabilities .............................................................   13,110,958
                                                                                            -----------
LONG-TERM DEBT (Note 5) ..................................................................      154,009
                                                                                            -----------
CONTINGENCIES (Note 8)
STOCKHOLDER'S EQUITY:
  Preferred stock ($1 par, 80,000 shares authorized, no shares issued and outstanding)....           --
  Common stock (no par, 20,000 shares authorized, 1,001 shares issued and outstanding) ...        2,347
  Paid-in capital ........................................................................      434,415
  Retained earnings ......................................................................    1,406,375
                                                                                            -----------
   Total stockholder's equity ............................................................    1,843,137
                                                                                            -----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY ...............................................  $15,108,104
                                                                                            ===========

                      See notes to financial statements.

                             GLOBAL IMPORTS, INC.

                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1998



REVENUES:
  Vehicle sales .................................................  $67,376,323
  Parts, service and collision repair ...........................    9,476,510
  Finance and insurance (Note 1) ................................      341,816
                                                                   -----------
   Total revenues ...............................................   77,194,649
COST OF SALES (Note 1) ..........................................   66,574,843
                                                                   -----------
GROSS PROFIT ....................................................   10,619,806
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ....................    8,436,372
DEPRECIATION AND AMORTIZATION ...................................      438,720
                                                                   -----------
OPERATING INCOME ................................................    1,744,714
OTHER INCOME (EXPENSE):
  Interest expense -- floorplan (Note 3) ........................     (685,895)
  Interest expense -- other .....................................      (40,239)
  Other income ..................................................       20,915
                                                                   -----------
   Total other expense ..........................................     (705,219)
                                                                   -----------
NET INCOME ......................................................  $ 1,039,495
                                                                   ===========
PRO FORMA PROVISION FOR INCOME TAXES (Note 1) (unaudited) .......  $   398,646
                                                                   ===========
PRO FORMA NET INCOME (Note 1) (unaudited) .......................  $   640,849
                                                                   ===========

                      See notes to financial statements.

                             GLOBAL IMPORTS, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                         YEAR ENDED DECEMBER 31, 1998




                                         COMMON STOCK                                    TOTAL
                                       -----------------   PAID-IN      RETAINED     STOCKHOLDER'S
                                        SHARES   AMOUNT    CAPITAL      EARNINGS        EQUITY
                                       -------- -------- ----------- -------------- --------------
BALANCE AT JANUARY 1, 1998 ...........  1,001    $2,347   $434,415     $  404,272     $  841,034
 Net income ..........................     --        --         --      1,039,495      1,039,495
 Distribution ........................     --        --         --        (37,392)       (37,392)
                                        -----    ------   --------     ----------     ----------
BALANCE AT DECEMBER 31, 1998 .........  1,001    $2,347   $434,415     $1,406,375     $1,843,137
                                        =====    ======   ========     ==========     ==========

                      See notes to financial statements.

                             GLOBAL IMPORTS, INC.

                            STATEMENT OF CASH FLOWS

                         YEAR ENDED DECEMBER 31, 1998



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..........................................................................  $  1,039,495
                                                                                         ------------
  Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization ......................................................       438,720
   Changes in assets and liabilities that relate to operations:
    Increase in accounts receivables ..................................................      (298,872)
    Increase in related party receivables .............................................       (40,315)
    Increase in inventories ...........................................................    (2,925,738)
    Decrease in other current assets ..................................................       153,153
    Increase in notes payable -- floorplan ............................................     1,692,931
    Increase in notes payable -- related party floorplan ..............................        79,609
    Increase in trade accounts payable and accrued liabilities ........................        67,754
                                                                                         ------------
     Total adjustments ................................................................      (832,758)
                                                                                         ------------
     Net cash provided by operating activities ........................................       206,737
                                                                                         ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment .................................................      (486,506)
                                                                                         ------------
     Net cash used in investing activities ............................................      (486,506)
                                                                                         ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable -- stockholder ...........................................       131,369
  Principal payments on note payable -- stockholder ...................................      (123,103)
  Prinicipal payments on long-term debt ...............................................       (41,064)
  Principal payments on capital leases ................................................       (27,841)
  Distribution to stockholder .........................................................       (37,392)
                                                                                         ------------
     Net cash used in investing activities ............................................       (98,031)
                                                                                         ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS .............................................      (377,800)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ..........................................     2,748,994
                                                                                         ------------
CASH AND CASH EQUIVALENTS, END OF YEAR ................................................  $  2,371,194
                                                                                         ============
SUPPLEMENTAL INFORMATION ON NONCASH INVESTING AND FINANCING ACTIVITIES:
  Capital lease obligations for computer equipment ....................................  $    186,637
                                                                                         ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest ..............................................  $    726,134
                                                                                         ============

                      See notes to financial statements.

                             GLOBAL IMPORTS, INC.


                         NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Global Imports, Inc (the "Company") operates an automotive dealership, service department, body shop and parts and accessories department in Atlanta, Georgia. The Company is a wholly owned subsidiary of Sonic Automotive, Inc. (see Note 9). The Company sells new and used cars and motorcycles, sells replacement parts and accessories, provides vehicle maintenance, warranty, paint and repair services and arranges related financing and insurance. The Company sells new cars and motorcycles manufactured by BMW.

     REVENUE RECOGNITION -- The Company records revenue when vehicles are delivered to customers, and when vehicle service work is performed.

     The Company arranges financing for customers through various financial institutions and receives a commission from the lender equal to the difference between the interest rates charged to customers over the predetermined interest rates set by the financing institution. The Company also receives commissions from the sale of credit life, accident, health and disability insurance and extended service contracts to customers. The Company may be assessed a chargeback fee in the event of early cancellation of a loan, insurance contract, or service contract by the customer. Finance and insurance commission revenue is recorded net of estimated chargebacks at the time the related contract is placed with the financial institution.

     Commissions expense related to finance and insurance commission revenue is charged to cost of sales upon recognition of such revenue, net of estimated chargebacks. Estimated commission expense charged to cost of sales was approximately $90,000 for the year ended December 31, 1998.

     DEALER AGREEMENTS -- The Company purchases substantially all of its new cars and motorcycles from the manufacturer at the prevailing prices charged by the manufacturer to its franchised dealers. The Company's sales could be unfavorably impacted by the manufacturer's unwillingness or inability to supply the dealership with an adequate supply of new car and motorcycle inventory.

     The Company operates under a dealer agreement with the manufacturer. The Company's dealer agreement does not give it the exclusive right to sell the manufacturer's product within a given geographic area. The Company could be materially adversely affected if the manufacturer awards franchises to others in the same market where the Company is operating. A similar adverse effect could occur if existing competing franchised dealers increase their market share in the Company's market.

     CASH AND CASH EQUIVALENTS -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to car and motorcycle purchases and was approximately $1,350,000 at December 31, 1998.

     INVENTORIES -- Inventories of new and demonstrator cars are valued at the lower of cost or market. Cost is determined using the last-in, first-out method ("LIFO") for new cars. Inventories of used cars and motorcycles are stated at the lower of cost or market, on a specific unit basis. All other inventories are generally stated at replacement cost, which approximates cost on the first-in, first-out method ("FIFO").

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed primarily using straight-line methods over the estimated useful lives of the assets. The range of estimated useful lives (in years) is as follows:



  Leasehold improvements ............... 10
  Office equipment and fixtures ........  7
  Parts and service equipment ..........  7

     Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

                             GLOBAL IMPORTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                      POLICIES -- (Continued)

     INCOME TAXES -- The Company is organized as an S Corporation for federal and state income tax purposes. As such, the Company's taxable income is included in the stockholder's personal income tax return. Accordingly, no provision for federal or state income taxes has been included in the Company's statement of income.

     The unaudited pro forma provision for income taxes and the unaudited pro forma net income for the year ended December 31, 1998 reflect amounts that would have been recorded had the Company's income been taxed for federal and state purposes as if it was a C Corporation.

     ADVERTISING COSTS -- The Company expenses advertising costs in the period incurred. Advertising expense for 1998 amounted to approximately $1,169,000.

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits and accounts receivables. At times, amounts invested with financial institutions may exceed FDIC insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is mitigated by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Company's market area of Atlanta, Georgia.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- As of December 31, 1998, the fair value of the Company's financial instruments including accounts receivables, related party receivables, trade accounts payable, notes payable -- floor plan, notes payable related party floorplan, note payable -- stockholder and long-term debt approximate their carrying values due to either their length to maturity or the existence of variable interest rates that approximate prevailing market rates.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2. RELATED PARTY RECEIVABLES

     At December 31, 1998, the Company had receivables from related parties totaling $194,190. Also included in related party receivables are amounts due from other dealerships that are owned by the Company's stockholder totaling $30,800.


3. INVENTORIES AND RELATED NOTES PAYABLE -- FLOOR PLAN

     Inventories consist of the following:



                                   DECEMBER 31,
                                       1998
                                  -------------
  New vehicles ..................  $6,441,825
  Used vehicles .................   2,389,778
  Parts and accessories .........   1,045,131
                                   ----------
                                    9,876,734
  LIFO reserve ..................    (761,128)
                                   ----------
  Inventories, net ..............  $9,115,606
                                   ==========

     Had the company used the FIFO method of valuing new cars and motorcycles and parts inventories, net income would have been approximately $1,143,000.

     Certain new and certain used cars and motorcycles are pledged to collateralize floor plan notes payable to financial institutions and related parties (see Note 7) in the amount of $11,396,009 at December 31, 1998. The floor plan notes bear interest, payable monthly on the outstanding balances, at rates ranging from 6.5% to 30 day LIBOR+2% (30 day LIBOR was 5.06% at December 31, 1998). Total floor plan interest expense amounted to $685,895 in 1998. The notes payable are due when the related vehicle is sold. As such, these floorplan notes payable are shown as a current liability in

                             GLOBAL IMPORTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. INVENTORIES AND RELATED NOTES PAYABLE -- FLOOR PLAN -- (Continued)

the accompanying balance sheet. The maximum credit available under the financing arrangements varies according to the specific agreements.


4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:



                                                         DECEMBER 31,
                                                             1998
                                                       ---------------
            Leasehold improvements ...................  $  3,052,904
            Office equipment and fixtures ............       816,303
            Parts and service equipment ..............       328,804
                                                        ------------
                                                           4,198,011
            Less accumulated depreciation and amortization(1,507,578)
                                                        ------------
            Property and equipment, net ..............  $  2,690,433
                                                        ============

5. LONG-TERM DEBT

     Long-term debt and capital lease obligations consist of the following:



                                                                 DECEMBER 31,
                                                                     1998
                                                                -------------
            Obligation under capital leases, due in monthly installments varying from $916 to $2,298 (including principal and
    interest), with the final payment due October 2003. .......    $196,643
            Note payable to a bank, due in monthly installments of $3,422 plus interest at 7%.The entire balance was paid in February
    1999. .....................................................     499,700
                                                                   --------
            696,                                                        343
            Less current maturities ...........................     542,334
                                                                   --------
            Long-term debt ....................................    $154,009
                                                                   ========

     Future minimum lease payments under capital leases at December 31, 1998 are as follows:



YEAR ENDING DECEMBER 31,
------------------------------------------
  1999 ...................................  $  53,317
  2000 ...................................     53,317
  2001 ...................................     53,317
  2002 ...................................     49,653
  2003 ...................................     13,202
                                            ---------
                                              222,806
  Less amount representing interest ......    (26,163)
                                            ---------
  Present value of minimum lease payments   $ 196,643
                                            =========

6. EMPLOYEE BENEFIT PLAN

     The Company has a qualified 401(k) profit sharing plan whereby substantially all of the employees of the Company meeting certain service requirements are eligible to participate. Contributions by the Company in 1998 were approximately $85,000.

                             GLOBAL IMPORTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. RELATED PARTY TRANSACTIONS
     The Company has floorplan notes payable to various related parties totaling $1,675,709 at December 31, 1998. There are no formal agreements underlying these related party notes. The related parties have been paid a total of $148,291 in interest during 1998 based on a 30 day LIBOR + 2% (30 day LIBOR was 5.06% at December 31, 1998) interest rate.

     The Company also has a note payable to the stockholder in the amount of $189,142 at December 31, 1998. Interest is calculated on this note each month using a 30 day LIBOR+2% interest rate. The interest for each month is accrued as additional note payable but is not paid. Included in sales revenues during 1998 is $509,586 in sales to various related parties at prevailing prices for wholesale transactions.

     The Company leases its operating facilities directly from the stockholder and from an affiliated company. Rent expense under this lease was approximately $727,000 in 1998.

     Other leases consist primarily of leases for office and computer equipment. Future minimum rental payments required under noncancelable operating leases at December 31, 1998 are as follows:



                             AFFILIATED
YEAR ENDING DECEMBER 31:      COMPANY      OTHER       TOTAL
-------------------------- ------------- --------- -------------
  1999 ...................  $  727,000    $1,926    $  728,926
  2000 ...................     727,000     1,176       728,176
  2001 ...................     727,000     1,176       728,176
  2002 ...................     727,000     1,176       728,176
                            ----------    ------    ----------
  Total ..................  $2,908,000    $5,454    $2,913,454
                            ==========    ======    ==========

8. CONTINGENCIES

     The Company is involved in various legal proceedings incurred in the normal course of business. Management believes that the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or future results of operations and cash flows.


9. SUBSEQUENT EVENT

     On February 18, 1999, Sonic Automotive, Inc., purchased substantially all of the Company's assets for a combined purchase price of approximately $8.1 million cash and 15,013 shares of convertible preferred stock with a liquidation preference of $1,000 per share.

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
NEWSOME AUTOMOTIVE GROUP
Columbia, South Carolina

     We have audited the accompanying combined balance sheet of Newsome Automotive Group (the "Company"), which is under common ownership and management, as of December 31, 1998, and the related combined statements of income, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Company as of December 31, 1998, and the combined results of its operations and its combined cash flows for the year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Charlotte, North Carolina

March 12, 1999

                           NEWSOME AUTOMOTIVE GROUP

                            COMBINED BALANCE SHEET

                               DECEMBER 31, 1998


ASSETS
CURRENT ASSETS:
 Cash and cash equivalents (Note 1) ......................................................  $  2,248,417
 Marketable equity securities ............................................................        95,261
 Accounts receivable (net of allowance for doubtful accounts of approximately $98,000) ...     2,784,966
 Inventories, net (Note 2) ...............................................................    17,023,917
 Other current assets ....................................................................         3,251
                                                                                            ------------
   Total current assets ..................................................................    22,155,812
PROPERTY AND EQUIPMENT, NET (Notes 3 and 4) ..............................................     1,228,165
RECEIVABLE FROM STOCKHOLDER (Note 7) .....................................................     3,297,581
GOODWILL, NET (Note 1) ...................................................................       357,500
DEFERRED INCOME TAXES (Note 6) ...........................................................       533,979
                                                                                            ------------
TOTAL ASSETS .............................................................................  $ 27,573,037
                                                                                            ============
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
 Notes payable -- floor plan (Note 2) ....................................................  $ 11,574,748
 Trade accounts payable ..................................................................       705,593
 Accrued payroll and bonuses .............................................................       328,733
 Income taxes payable (Note 6) ...........................................................       268,746
 Liability for finance chargebacks and extended warranties ...............................     1,430,000
 Other accrued liabilities ...............................................................       633,628
 Revolving credit agreement (Note 4) .....................................................     1,725,000
 Current maturities -- long-term debt (Note 4) ...........................................        93,520
                                                                                            ------------
   Total current liabilities .............................................................    16,759,968
                                                                                            ------------
LONG-TERM DEBT (Note 4) ..................................................................       329,938
                                                                                            ------------
PAYABLE TO STOCKHOLDER (Note 7) ..........................................................       912,535
                                                                                            ------------
DEFERRED INCOME TAXES (Note 6) ...........................................................        74,731
                                                                                            ------------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)
EQUITY (Note 5):
 Members' equity .........................................................................     1,946,271
 Common stock of combined companies ......................................................         1,000
 Retained earnings .......................................................................     7,486,463
 Accumulated other comprehensive income ..................................................        62,131
                                                                                            ------------
   Total equity ..........................................................................     9,495,865
                                                                                            ------------
TOTAL LIABILITIES AND EQUITY .............................................................  $ 27,573,037
                                                                                            ============

                  See notes to combined financial statements.

                           NEWSOME AUTOMOTIVE GROUP

                         COMBINED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1998


REVENUES:
 Vehicle sales .................................................  $ 87,858,645
 Parts, service and collision repair ...........................    29,974,124
 Finance and insurance (Note 1) ................................     2,180,200
                                                                  ------------
   Total revenues ..............................................   120,012,969
COST OF SALES (Note 1) .........................................   104,116,005
                                                                  ------------
GROSS PROFIT ...................................................    15,896,964
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ...................    13,378,890
DEPRECIATION AND AMORTIZATION ..................................       354,548
                                                                  ------------
OPERATING INCOME ...............................................     2,163,526
                                                                  ------------
OTHER (INCOME) EXPENSE:
 Interest expense -- floor plan, net (Note 2) ..................     1,002,745
 Interest expense -- other (Note 7) ............................        (1,242)
 Other income ..................................................       (58,438)
                                                                  ------------
   Total other expense .........................................       943,065
INCOME BEFORE INCOME TAXES .....................................     1,220,461
PROVISION FOR INCOME TAXES (Note 6) ............................       568,592
                                                                  ------------
NET INCOME .....................................................  $    651,869
                                                                  ============
PRO FORMA PROVISION FOR INCOME TAX BENEFIT (Note 1) (unaudited)   $   (112,445)
                                                                  ============
PRO FORMA NET INCOME (Note 1) (unaudited) ......................  $    764,314
                                                                  ============

                  See notes to combined financial statements.

                           NEWSOME AUTOMOTIVE GROUP

                     COMBINED STATEMENT OF EQUITY (NOTE 5)

                         YEAR ENDED DECEMBER 31, 1998



                                                             COMMON                   ACCUMULATED
                                                            STOCK OF                     OTHER
                                              MEMBERS'      COMBINED     RETAINED    COMPREHENSIVE      TOTAL
                                               EQUITY      COMPANIES     EARNINGS        INCOME         EQUITY
                                           -------------- ----------- ------------- --------------- -------------
BALANCE AT JANUARY 1, 1998 ...............  $ 2,283,725     $ 1,000    $6,497,140       $ 55,420     $8,837,285
 Increase in unrealized holding gain .....           --          --            --          6,711          6,711
 Net income (loss) .......................     (337,454)         --       989,323             --        651,869
                                            -----------     -------    ----------       --------     ----------
BALANCE AT DECEMBER 31, 1998 .............  $ 1,946,271     $ 1,000    $7,486,463       $ 62,131     $9,495,865
                                            ===========     =======    ==========       ========     ==========

                  See notes to combined financial statements.

                           NEWSOME AUTOMOTIVE GROUP

                       COMBINED STATEMENT OF CASH FLOWS

                         YEAR ENDED DECEMBER 31, 1998


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ......................................................................  $    651,869
                                                                                    ------------
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization .................................................       354,548
   Deferred income taxes .........................................................      (142,629)
   Changes in assets and liabilities that relate to operations:
    Decrease in accounts receivable ..............................................       531,954
    Decrease in inventories ......................................................     1,392,371
    Decrease in other current assets .............................................       282,008
    Decrease in notes payable -- floor plan ......................................    (1,048,906)
    Decrease in trade accounts payable and accrued liabilities ...................      (431,489)
                                                                                    ------------
     Total adjustments ...........................................................       937,857
                                                                                    ------------
     Net cash provided by operating activities ...................................     1,589,726
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment .............................................      (618,063)
 Proceeds from disposal of property and equipment ................................        51,991
 Purchase of marketable equity securities ........................................        (4,151)
                                                                                    ------------
    Net cash used in investing activities ........................................      (570,223)
                                                                                    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings on revolving credit agreement ....................................       150,000
 Proceeds from long-term debt ....................................................        49,984
 Payments on long-term debt ......................................................      (262,808)
 Net payments to stockholder .....................................................    (1,377,717)
                                                                                    ------------
    Net cash used in financing activities ........................................    (1,440,541)
                                                                                    ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS ........................................      (421,038)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .....................................     2,669,455
                                                                                    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR ...........................................  $  2,248,417
                                                                                    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION --
 Cash paid during the year for:
   Interest ......................................................................  $  1,025,000
                                                                                    ============
   Income taxes ..................................................................  $    506,050
                                                                                    ============

                  See notes to combined financial statements.

                           NEWSOME AUTOMOTIVE GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Newsome Automotive Group (the "Company") operates three automobile dealerships and a management company in the Columbia and Florence areas of South Carolina. The Company also includes a nonoperating holding company. The Company sells new and used cars and light trucks, sells replacement parts, provides maintenance, warranty, paint and repair services and arranges related financing and insurance. The Company's dealership locations sell vehicles manufactured by Chevrolet, Mercedes, Isuzu and BMW.

     The accompanying combined financial statements include the accounts of the following entities:



               NAME                  LOCATION             STRUCTURE
---------------------------------   ----------   --------------------------
  JN Management Co., Inc.           Columbia     C Corporation
  Newsome Chevrolet World, Inc.     Columbia     C Corporation
  Newsome Automotive, LLC           Florence     Limited Liability Company
  Imports of Florence, LLC          Florence     Limited Liability Company
  Newsome Auto World, Inc.          Columbia     C Corporation

     The accompanying combined financial statements reflect the financial position, results of operations, and cash flows of each of the above listed companies. The combination of these entities has been accounted for at historical cost in a manner similar to a pooling-of-interests because the entities are under common management and control. All material intercompany transactions have been eliminated.

     REVENUE RECOGNITION -- The Company records revenue when vehicles are delivered to customers, and when vehicle service work is performed. Finance and insurance commission revenue is recognized principally at the time the contract is placed with the financial institution.

     The Company arranges financing for customers through various financial institutions and receives a commission from the lender equal to the difference between the interest rates charged to customers over the predetermined interest rates set by the financing institution. The Company also receives commissions from the sale of credit life, accident, health and disability insurance and extended service contracts to customers. The Company may be assessed a chargeback fee in the event of early cancellation of a loan, insurance contract, or service contract by the customer. Finance and insurance commission revenue is recorded net of estimated chargebacks at the time the related contract is placed with the financial institution.

     Commission expense related to finance and insurance commission revenue is charged to cost of sales upon recognition of such revenue, net of estimated chargebacks. Estimated commission expense charged to cost of sales amounts to approximately $194,000 for the year ended December 31, 1998.

     DEALER AGREEMENTS -- The Company purchases substantially all of its new vehicles from the manufacturers at the prevailing prices charged by the manufacturers to their franchised dealers. The Company's sales could be unfavorably impacted by the manufacturers' unwillingness or inability to supply the dealerships with an adequate supply of new vehicle inventory.

     The Company operates under dealer agreements with each manufacturer. The Company's dealer agreements do not give it the exclusive right to sell the manufacturers' product within a given geographic area. The Company could be materially adversely affected if the manufacturers award franchises to others in the same market where the Company is operating. A similar adverse effect could occur if existing competing franchised dealers increase their market share in the Company's market.

     CASH AND CASH EQUIVALENTS -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to vehicle purchases and was approximately $794,000 at December 31, 1998.

     MARKETABLE EQUITY SECURITIES -- The Company's marketable equity securities are classified as "available for sale" and are not bought and held principally for the purpose of selling them in the near term. As such, these securities are reported at fair value, with unrealized gains and losses, net of tax, excluded from net income and reported as a separate

                           NEWSOME AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                  POLICIES -- (Continued)

component of comprehensive income. Realized gains and losses on sales of marketable equity securities are determined using the specific identification method.

     INVENTORIES -- Inventories of new and used vehicles, including demonstrators, and parts and accessories are valued at the lower of specific cost or market. Cost is determined using the last-in, first-out method ("LIFO") for new vehicles, the specific identification method for used vehicles, and the first-in, first-out method ("FIFO") for all other inventories.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives (in years) is as follows:



                                           USEFUL
                                           LIVES
                                          -------
  Leasehold improvements ................  3-10
  Office equipment and fixtures .........  5-10
  Parts and service equipment ...........  5-10
  Company vehicles ......................    5

     Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

     GOODWILL -- Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired and is being amortized on a straight-line basis over periods from 12 to 20 years. The cumulative amount of goodwill amortization was approximately $743,000 at December 31, 1998. The Company periodically reviews goodwill to assess recoverability. The Company's policy is to compare the carrying value of goodwill with expected undiscounted cash flows from operations of the acquired business.

     INCOME TAXES -- JN Management Co., Inc., Newsome Chevrolet World, Inc., and Newsome Auto World, Inc. are organized as C Corporations subject to both federal and state income taxes. Newsome Automotive, LLC and Imports of Florence, LLC are organized as limited liability companies for federal and state income tax purposes. As such, the provision for income taxes in the accompanying combined financial statements only includes federal and state income taxes for JN Management Co., Inc., Newsome Chevrolet World, Inc. and Newsome Auto World, Inc. Deferred taxes are determined using an asset and liability approach as required by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax basis of assets and liabilities. This method gives immediate effect to changes in income tax laws upon enactment. A valuation allowance is established when necessary to reduce deferred tax assets to amounts to be expected to be realized.

     The unaudited pro forma provision for income taxes and the unaudited pro forma net income for the year ended December 31, 1998 reflect amounts that would have been recorded had Newsome Automotive, LLC and Imports of Florence, LLC's income been taxed for federal and state purposes as if they were C Corporations.

     ADVERTISING COSTS -- The Company expenses advertising costs in the period incurred. Advertising expenses for 1998 amounted to approximately $1,117,000.

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions and accounts receivable. At times, amounts invested with financial institutions may exceed FDIC insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is mitigated by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Company's market areas in South Carolina.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- As of December 31, 1998, the fair values of the Company's financial instruments including accounts and finance notes receivable, receivables from stockholders, notes payable-floor plan, trade accounts payable, payables to affiliated companies and long-term debt approximate their carrying values due to either their length to maturity or the existence of variable interest rates that approximate prevailing market rates.

                           NEWSOME AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                  POLICIES -- (Continued)

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2. INVENTORIES AND NOTES PAYABLE -- FLOOR PLAN

     Inventories consists of the following:



                                                  DECEMBER 31,
                                                      1998
                                                ---------------
        New and demonstrator vehicles .........  $ 10,019,390
        Used vehicles .........................     3,622,706
        Parts and accessories .................     4,046,034
                                                 ------------
                                                   17,688,130
        LIFO reserve ..........................      (664,213)
                                                 ------------
        Inventories, net ......................  $ 17,023,917
                                                 ============

     During the year ended December 31, 1998, new vehicle inventory quantities were reduced, resulting in a liquidation of LIFO inventory values. The liquidation increased pre-tax income by approximately $157,000. Had the Company used the first-in, first-out method of valuing new vehicles and certain parts and accessories, pretax earnings would have been approximately $1,157,000 in 1998.

     All new and certain used vehicles are pledged to collateralize floor plan notes payable to financial institutions in the amount of $11,574,748 at December 31, 1998. The floor plan notes bear interest, payable monthly on the outstanding balances at rates ranging from prime to prime plus 1% (prime rate was 7.75% at December 31, 1998). Total floor plan interest expense amounted to $1,002,745 in 1998. The notes payable are due when the related vehicle is sold. As such, these floor plan notes payable are shown as a current liability in the accompanying combined balance sheet.


3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:



                                                          DECEMBER 31,
                                                              1998
                                                        ---------------
        Leasehold and improvements ....................  $    582,688
        Office equipment and fixtures .................       688,724
        Parts and service equipment ...................       994,860
        Company vehicles ..............................       591,242
                                                         ------------
                                                            2,857,514
        Less accumulated depreciation and amortization     (1,629,349)
                                                         ------------
        Property and equipment, net ...................  $  1,228,165
                                                         ============

4. FINANCING ARRANGEMENTS

     The Company has a revolving credit agreement from General Motors Acceptance Corp. available for parts inventory purchases. Interest is paid monthly on the outstanding balance a the prime rate plus 1.25% (9% at December 31, 1998). The note has been and is expected to be renewed on an annual basis. The agreement provides that the outstanding balance cannot exceed 65% of the outstanding parts inventory balance of Newsome Chevrolet World, Inc. at December 31, 1998. The Company is in compliance with this covenant at December 31, 1998. The balance outstanding under this agreement was $1,725,000 at December 31, 1998.

                           NEWSOME AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. FINANCING ARRANGEMENTS -- (Continued)

     Long-term debt consists of the following:


     Note payable to Wachovia Corporation, payable in 60 monthly installments of $9,071, including interest at 7.75% through December 2002, secured by real property owned by the sole stockholder of JN Management Co., Inc. ....................................  $ 366,683
     Note payable to BB&T Corporation, payable in 60 monthly installments of $670, including
      interest at 6.75% through November 2003, secured by a Company vehicle ..............     33,504
     Note payable to General Motors Acceptance Corporation, payable in 36 monthly
      installments of $445, through May 2001, secured by service equipment ...............     12,889
     Note payable to Wachovia Corporation, payable in 60 monthly installments of $556,
      through October 2000, secured by a Company vehicle. ................................     10,382
                                                                                            ---------
                                                                                              423,458
     Less current maturities .............................................................    (93,520)
                                                                                            ---------
     Long-term debt ......................................................................  $ 329,938
                                                                                            =========

     The future maturities of long-term debt at December 31, 1998 are as follows:



YEAR ENDING DECEMBER 31,
--------------------------
     1999 ................  $  93,520
     2000 ................    105,505
     2001 ................    105,704
     2002 ................    111,719
     2003 ................      7,010
                            ---------
     Total ...............  $ 423,458
                            =========

5. EQUITY

     The capital structure of the entities included in the combined financial statements of the Company at December 31, 1998 is as follows:



                                                            COMMON STOCK
                                                -------------------------------------
                                                                 SHARES
                                                   SHARES      ISSUED AND                MEMBERS'
                                                 AUTHORIZED   OUTSTANDING    AMOUNT       EQUITY
                                                ------------ ------------- ---------- -------------
     JH Management Co., Inc, no par value .....    100,000       1,000      $ 1,000            --
     Newsome Chevrolet World, Inc .............         --          --           --            --
     Newsome Auto World, Inc. .................         --          --           --            --
     Newsome Automotive, LLC ..................         --          --           --    $1,357,184
     Imports of Florence, LLC .................         --          --           --       589,087
                                                   -------       -----      -------    ----------
     Total ....................................    100,000       1,000      $ 1,000    $1,946,271
                                                   =======       =====      =======    ==========

                           NEWSOME AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. INCOME TAXES
     The provision for income taxes consists of the following:



                          DECEMBER 31,
                              1998
                         -------------
  Current:
  Federal ..............  $  618,889
  State ................      92,332
                          ----------
                             711,221
                          ----------
  Deferred:
  Federal ..............    (123,510)
  State ................     (19,119)
                          ----------
                            (142,629)
                          ----------
  Total ................  $  568,592
                          ==========

     The reconciliation of the statutory federal income tax rate with the Company's federal and state overall effective income tax rate is as follows for the year ended December 31, 1998:


       Statutory federal rate .........     34.00%
       State income taxes .............      2.29%
       Miscellaneous ..................      0.21%
                                            -----
       Effective tax rate .............     36.50%
                                            =====

     Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes:

     Deferred income tax assets and liabilities consist of the following:



                                                                                            DECEMBER 31,
                                                                                                1998
                                                                                           -------------
      Deferred tax assets -- primarily from differences relating to amortization of of extended warranties, writedown of inventories, reserve for chargebacks, reserve for extended warranties, and write-off of accounts receivable .........................  $  563,316
      Deferred tax liabilities -- primarily from differences relating to depreciation ....    (104,068)
                                                                                            ----------
      Net deferred tax asset .............................................................  $  459,248
                                                                                            ==========

     The Company's income (loss) before income taxes in the accompanying combined statement of income consists of $1,557,915 from JN Management, Co., Inc., Newsome Chevrolet World, Inc., and Newsome Auto World, Inc., combined and $(337,454) from Newsome Automotive, LLC and Imports of Florence, LLC, combined.



7. RELATED PARTY TRANSACTIONS

     Newsome Automotive, LLC and Imports of Florence, LLC lease their operating facilities from the sole stockholder of JN Management, Co., Inc. The agreement is accounted for as an operating lease and expires in December 2007. The Company also leases equipment from unrelated parties under agreements accounted for as operating leases. The leases expire at various dates through March 2004. Future minimum rental payments required under non-cancelable operating leases at December 31, 1998 are as follows:

                           NEWSOME AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. RELATED PARTY TRANSACTIONS -- (Continued)


                                RELATED
YEAR ENDING DECEMBER 31,         PARTY        OTHER        TOTAL
---------------------------- ------------- ----------- -------------
  1999 .....................  $1,044,480    $102,996    $1,147,476
  2000 .....................   1,049,376     102,996     1,152,372
  2001 .....................     981,876      85,310     1,067,186
  2002 .....................     959,376      48,313     1,007,689
  2003 .....................     959,376       3,345       962,721
  Thereafter ...............   3,976,896          --     3,976,896
                              ----------    --------    ----------
  Total ....................  $8,971,380    $342,960    $9,314,340
                              ==========    ========    ==========

     Total rent expense under all operating leases amounted to approximately $1,150,000 during 1998 and rent expense to the related party was approximately $1,045,000.

     At December 31, 1998, the Company has a receivable from the stockholder of JN Management Co., Inc. amounting to $3,297,581. Interest is accrued annually at 8.5%. Accrued interest amounted to $297,581 at December 31, 1998. Interest on the note is payable on April 1, of each year with monthly principal payments of $28,522 due beginning May 1, 2000.

     The Company also has a note payable due to the stockholder of JN Management Co., Inc. amounting to $1,109,363 at December 31, 1998. Interest is accrued annually at 8%. The amount is classified as noncurrent based on the expected repayment date. Interest expense on the note payable amounted to approximately $110,000 for the year ended December 31, 1998. In addition, the Company has unsecured payables to the members of Newsome Automotive, LLC and Imports of Florence, LLC, amounting to $68,650 at December 31, 1998. No interest is accrued or paid on these payables.


8. EMPLOYEE BENEFIT PLAN

     The Company has a qualified 401(k) profit sharing plan whereby substantially all of the employees of the Company meeting certain service requirements are eligible to participate. Contributions by the Company in 1998 were approximately $96,000.


9. CONTINGENCIES

     The Company is involved in various legal proceedings incurred in the normal course of business. Management believes that the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or future results of operations and cash flows.


10. SALE AGREEMENT

     In December 1998, the Company signed an asset purchase agreement with Sonic Automotive, Inc. ("Sonic") whereby Sonic will purchase substantially all of the assets of Newsome Automotive LLC and Imports of Florence LLC for a total purchase price of $8.2 million plus the assumption of certain liabilities.

     In addition, Sonic will purchase the outstanding common stock of JN Management Co., Inc., Newsome Auto World, Inc. and Newsome Chevrolet World, Inc. for $4.0 million plus the net book value of the purchased assets less liabilities. Sonic will issue 8,500 shares of convertible preferred stock at the closing date. Of the total purchase price, $3.1 million will be paid in cash and the balance will be paid in 8,500 shares of convertible preferred stock.

                         INDEPENDENT AUDITORS' REPORT

TO THE STOCKHOLDER OF
LLOYD AUTOMOTIVE GROUP
Panama City, Florida

     We have audited the accompanying combined balance sheet of Lloyd Automotive Group (the "Company"), which is under common ownership and management, as of December 31, 1998, and the related combined statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the Company as of December 31, 1998, and the combined results of its operations and its combined cash flows for the year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Charlotte, North Carolina

March 15, 1999

                            LLOYD AUTOMOTIVE GROUP

                            COMBINED BALANCE SHEET

                               DECEMBER 31, 1998


ASSETS
CURRENT ASSETS:
 Cash and cash equivalents (Note 1) ..................................................  $   476,773
 Accounts receivable (net of allowance for doubtful accounts of approximately $9,000)       983,895
 Inventories, net (Note 2) ...........................................................    8,067,990
 Other current assets ................................................................       25,030
                                                                                        -----------
    Total current assets .............................................................    9,553,688
PROPERTY AND EQUIPMENT, NET (Notes 3 and 4) ..........................................    2,985,853
                                                                                        -----------
TOTAL ................................................................................  $12,539,541
                                                                                        ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Notes payable -- floor plan (Note 2) ................................................  $ 5,778,965
 Trade accounts payable ..............................................................      229,971
 Accrued payroll and bonuses .........................................................      122,210
 Liability for finance chargebacks ...................................................      250,000
 Other accrued liabilities ...........................................................      311,544
 Current maturities -- long-term debt (Note 4) .......................................      240,270
                                                                                        -----------
    Total current liabilities ........................................................    6,932,960
                                                                                        -----------
LONG-TERM DEBT (Note 4) ..............................................................    1,081,359
                                                                                        -----------
COMMITMENTS (Note 6)
STOCKHOLDER'S EQUITY (Note 5):
 Common stock of combined companies ..................................................      200,180
 Paid-in capital .....................................................................      959,807
 Retained earnings ...................................................................    3,365,235
                                                                                        -----------
    Total stockholder's equity .......................................................    4,525,222
                                                                                        -----------
TOTAL ................................................................................  $12,539,541
                                                                                        ===========

                  See notes to combined financial statements.

                            LLOYD AUTOMOTIVE GROUP

                         COMBINED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1998


REVENUES:
 Vehicle sales ..................................................  $48,547,351
 Parts, service and collision repair ............................    7,523,962
 Finance and insurance (Note 1) .................................      712,000
                                                                   -----------
    Total revenues ..............................................   56,783,313
COST OF SALES (Note 1) ..........................................   49,637,042
                                                                   -----------
GROSS PROFIT ....................................................    7,146,271
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (Note 6) ...........    6,047,360
DEPRECIATION AND AMORTIZATION ...................................      303,708
                                                                   -----------
OPERATING INCOME ................................................      795,203
                                                                   -----------
OTHER INCOME (EXPENSE):
 Interest expense -- floor plan, net (Note 2) ...................     (504,873)
 Interest expense -- other ......................................      (98,914)
 Other income ...................................................       40,524
                                                                   -----------
    Total other expense .........................................     (563,263)
                                                                   -----------
NET INCOME ......................................................  $   231,940
                                                                   ===========
PRO FORMA PROVISION FOR INCOME TAXES (Note 1) (unaudited) .......  $    84,572
                                                                   ===========
PRO FORMA NET INCOME (Note 1) (unaudited) .......................  $   147,368
                                                                   ===========

                  See notes to combined financial statements.

                            LLOYD AUTOMOTIVE GROUP

              COMBINED STATEMENT OF STOCKHOLDER'S EQUITY (NOTE 5)

                         YEAR ENDED DECEMBER 31, 1998



                                            COMMON
                                           STOCK OF                                       TOTAL
                                           COMBINED      PAID-IN        RETAINED      STOCKHOLDER'S
                                          COMPANIES      CAPITAL        EARNINGS         EQUITY
                                         -----------   -----------   -------------   --------------
BALANCE AT JANUARY 1, 1998 ...........    $200,180      $959,807      $3,133,295       $4,293,282
 Net income ..........................          --            --         231,940          231,940
                                          --------      --------      ----------       ----------
BALANCE AT DECEMBER 31, 1998 .........    $200,180      $959,807      $3,365,235       $4,525,222
                                          ========      ========      ==========       ==========

                  See notes to combined financial statements.

                            LLOYD AUTOMOTIVE GROUP

                       COMBINED STATEMENT OF CASH FLOWS

                         YEAR ENDED DECEMBER 31, 1998


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ......................................................................  $  231,940
                                                                                    ----------
 Adjustments to reconcile net income to net cash provided by operating activities:
   Gain on disposal of property and equipment ....................................      (1,250)
   Depreciation and amortization .................................................     303,708
   Changes in assets and liabilities that relate to operations:
    Increase in accounts receivable ..............................................    (220,037)
    Decrease in inventories ......................................................     611,105
    Decrease in other current assets .............................................       4,390
    Decrease in notes payable -- floor plan ......................................    (938,999)
    Increase in trade accounts payable and accrued liabilities ...................      31,766
                                                                                    ----------
     Total adjustments ...........................................................    (209,317)
                                                                                    ----------
   Net cash provided by operating activities .....................................      22,623
                                                                                    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment .............................................    (118,382)
 Proceeds from disposal of property and equipment ................................       1,250
                                                                                    ----------
   Net cash used in investing activities .........................................    (117,132)
                                                                                    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments on long-term debt ......................................................    (221,426)
                                                                                    ----------
   Net cash used in financing activities .........................................    (221,426)
                                                                                    ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS ........................................    (315,935)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .....................................     792,708
                                                                                    ----------
CASH AND CASH EQUIVALENTS, END OF YEAR ...........................................  $  476,773
                                                                                    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION --
 Cash paid during the year for interest ..........................................  $  540,995
                                                                                    ==========

                  See notes to combined financial statements.

                            LLOYD AUTOMOTIVE GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Lloyd Automotive Group (the "Company") operates two automobile dealerships in the Panama City area of Florida. The Company sells new and used cars and light trucks, sells replacement parts, provides maintenance, warranty, paint and repair services and arranges related financing and insurance. The Company's two vehicle dealership locations sell new vehicles manufactured by Mercedes, Pontiac, Cadillac, GMC Truck and Nissan.


     The accompanying combined financial statements include the accounts of the following entities:



                NAME                      LOCATION        STRUCTURE
------------------------------------   -------------   --------------
      Lloyd Pontiac-Cadillac, Inc.     Panama City     S Corporation
      Lloyd Nissan, Inc.               Panama City     S Corporation

     The accompanying combined financial statements reflect the financial position, results of operations, and cash flows of each of the above listed companies. The combination of these entities has been accounted for at historical cost in a manner similar to a pooling-of-interests because the entities are under common management and control. All material intercompany transactions have been eliminated.

     REVENUE RECOGNITION -- The Company records revenue when vehicles are deliver to customers, and when vehicle service work is performed.

     The Company arranges financing for customers through various financial institutions and receives a commission from the lender equal to the differences between the interest rates charged to customers over the predetermined interest rates set by the financing institution. The Company also receives commissions from the sale of credit life, accident, health and disability insurance and extended service contracts to customers. The Company may be assessed a chargeback fee in the event of early cancellation of a loan, insurance contract, or service contract by the customer. Finance and insurance commission revenue is recorded net of estimated chargebacks at the time the related contract is placed with the financial institution.

     Commissions expense related to finance and insurance commission revenue is charged to cost of sales upon recognition of such revenue, net of estimated chargebacks. Estimated commission expense charged to cost of sales was approximately $361,000 for the year ended December 31, 1998.

     DEALER AGREEMENTS -- The Company purchases substantially all of its new vehicles from the manufacturers at the prevailing prices charged by the manufacturers to their franchised dealers. The Company's sales could be unfavorably impacted by the manufacturers' unwillingness or inability to supply the dealerships with an adequate supply of new vehicle inventory.

     The Company operates under dealer agreements with each manufacturer. The Company's dealer agreements do not give it the exclusive right to sell the manufacturers' product within a given geographic area. The Company could be materially adversely affected if the manufacturers award franchises to others in the same market where the Company is operating. A similar adverse effect could occur if existing competing franchised dealers increase their market share in the Company's market.

     CASH AND CASH EQUIVALENTS -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to vehicle purchases and was approximately $427,000 at December 31, 1998.

     INVENTORIES -- Inventories of new and used vehicles, including demonstrators, and part and accessories are valued at the lower of specific cost or market. Cost is determined using the last-in, first-out method ("LIFO") for new vehicles and certain parts and accessories, and the first-in, first-out method ("FIFO") for all other inventories.

                            LLOYD AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                  POLICIES -- (Continued)

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. The range of estimated useful lives (in years) is as follows:



      Buildings and improvements ............ 5-40
      Office equipment and fixtures .........  5-7
      Parts and service equipment ...........  5-7
      Company vehicles ......................   5

     Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

     INCOME TAXES -- All of the entities included in the Company's accompanying combined financial statements are organized as S Corporations for federal and state income tax purposes. As such, the Company's taxable income is included in the stockholder's personal income tax returns. Accordingly, no provision for federal or state income taxes has been included in the Company's combined statement of income.

     The unaudited pro forma provision for income taxes and the unaudited pro forma net income for the year ended December 31, 1998 reflect estimated amounts that would have been recorded had the Company's income been taxed for federal and state purposes as if it was a C Corporation.

     ADVERTISING COSTS -- The Company expenses advertising costs in the period incurred. Advertising expenses for 1998 amounted to approximately $475,000.

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions and accounts receivable. At times, amounts invested with financial institutions may exceed FDIC insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is mitigated by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Company's market area of Panama City, Florida.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- As of December 31, 1998, the fair values of the Company's financial instruments including accounts receivable, notes payable-floor plan, trade accounts payable and long-term debt approximate their carrying values due to either their length to maturity or the existence of variable interest rates that approximate prevailing market rates.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            LLOYD AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. INVENTORIES AND RELATED NOTES PAYABLE -- FLOOR PLAN
     Inventories consist of the following:



                                               DECEMBER 31,
                                                   1998
                                              -------------
      New and demonstrator vehicles .........  $4,639,469
      Used vehicles .........................   3,331,156
      Parts and accessories .................     484,183
      Other .................................      57,258
                                               ----------
                                                8,512,066
      LIFO reserve ..........................    (444,076)
                                               ----------
      Inventories, net ......................  $8,067,990
                                               ==========

     Had the Company used the first-in, first-out method of valuing new vehicles and certain parts and accessories, net income would have been approximately $186,000 in 1998.

     All new and certain used vehicles are pledged to collateralize floor plan notes payable to financial institutions in the amount of $5,778,965 at December 31, 1998. The floor plan notes bear interest, payable monthly on the outstanding balances at rates ranging from prime to prime plus 1% (prime rate was 7.75% at December 31, 1998). Total floor plan interest expense amounted to $553,963 in 1998. The notes payable are due when the related vehicle is sold. As such, these floor plan notes payable are shown as a current liability in the accompanying combined balance sheet.


3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:



                                                       DECEMBER 31,
                                                           1998
                                                     ---------------
     Land ..........................................  $    285,280
     Buildings and improvements ....................     3,830,001
     Office equipment and fixtures .................       543,429
     Parts and service equipment ...................       606,457
     Company vehicles ..............................       166,425
                                                      ------------
                                                         5,431,592
     Less accumulated depreciation and amortization     (2,445,739)
                                                      ------------
     Property and equipment, net ...................  $  2,985,853
                                                      ============

4. FINANCING ARRANGEMENTS

     Long-term debt consists of the following:



                                                                                            DECEMBER 31,
                                                                                                1998
                                                                                           -------------
      Mortgage note payable to SunTrust Bank of West Florida, dated January 20, 1997, due in monthly principal installments of $7,345, plus interest at the bank's prime rate
       (7.75% at December 31, 1998) with the unpaid balance due January 20, 2002, secured by the Company's real property ............................................  $1,311,629
      Note payable. Total balance paid subsequent to December 31, 1998 ...................      10,000
                                                                                            ----------
                                                                                             1,321,629
      Less current maturities ............................................................    (240,270)
                                                                                            ----------
      Long-term debt .....................................................................  $1,081,359
                                                                                            ==========

                            LLOYD AUTOMOTIVE GROUP
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. FINANCING ARRANGEMENTS -- (Continued)

     Future maturities of debt at December 31, 1998 are as follows:



YEAR ENDING DECEMBER 31,
--------------------------
  1999 ...................  $  240,270
  2000 ...................     260,439
  2001 ...................     281,414
  2002 ...................     539,506
                            ----------
  Total ..................  $1,321,629
                            ==========

5. COMBINED EQUITY

     The capital structure of the entities included in the combined financial statements of the Company at December 31, 1998 is as follows:



                                                      COMMON STOCK
                                     ----------------------------------------------
                                                              SHARES
                                       PAR      SHARES      ISSUED AND                PAID-IN
                                      VALUE   AUTHORIZED   OUTSTANDING     AMOUNT     CAPITAL
                                     ------- ------------ ------------- ----------- ----------
      Lloyd Pontiac-Cadillac, Inc. .   $10      200,000       20,000     $200,000    $ 59,980
      Lloyd Nissan, Inc. ...........     1        1,000          180          180     899,827
                                       ---      -------       ------     --------    --------
      Total ........................   $11      201,000       20,180     $200,180    $959,807
                                       ===      =======       ======     ========    ========

6. RELATED PARTY TRANSACTIONS

     The Company leases some of its operating facilities directly from the Company stockholder. Rent expense under these leases was approximately $33,000 in 1998. Obligations under noncancelable operating leases are $24,600 per year through 2004.


7. EMPLOYEE BENEFIT PLAN

     The Company has a qualified 401(k) profit sharing plan, whereby substantially all of the employees of the Company meeting certain service requirements are eligible to participate. Contributions by the Company in 1998 were approximately $29,000.


8. SUBSEQUENT EVENT

     In January 1999, the Company signed an asset purchase agreement with Sonic Automotive, Inc. ("Sonic") whereby Sonic will purchase the Company's assets for a total price of approximately $3.7 million plus the net book value of the purchased assets as of the closing date. The purchase price is expected to be paid in cash and 1,700 shares of Sonic's convertible preferred stock with a liquidation preference of $1,000 per share. An additional 150 shares of convertible preferred stock are issuable upon the satisfaction of certain obligations between the Company and Sonic.

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDER OF
LUTE RILEY MOTORS, INC.
Richardson, Texas

     We have audited the accompanying balance sheet of Lute Riley Motors, Inc. (the "Company") as of December 31, 1998, and the related statements of income, stockholder's deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Charlotte, North Carolina

March 24, 1999

                            LUTE RILEY MOTORS, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1998


ASSETS
CURRENT ASSETS:
 Cash and cash equivalents (Note 1) ......................................................  $  6,761,744
 Accounts receivable (net of allowance for doubtful accounts of approximately $53,000)....     2,472,446
 Inventories, net (Note 2) ...............................................................    11,691,575
 Other current assets (Note 5) ...........................................................       375,970
                                                                                            ------------
   Total current assets ..................................................................    21,301,735
PROPERTY AND EQUIPMENT, NET (Note 3) .....................................................     3,939,725
DEFERRED INCOME TAXES (Note 5) ...........................................................        80,868
                                                                                            ------------
TOTAL ....................................................................................  $ 25,322,328
                                                                                            ============
LIABILITIES AND STOCKHOLDER'S DEFICIENCY
CURRENT LIABILITIES:
 Note payable -- floorplan (Note 2) ......................................................  $ 11,278,895
 Notes payable -- related party floorplan (Note 2) .......................................     3,434,094
 Trade accounts payable ..................................................................     2,991,727
 Accrued payroll .........................................................................     1,074,585
 Liability for finance chargebacks .......................................................     2,143,334
 Dividends payable .......................................................................       541,865
 Other accrued liabilities ...............................................................       413,954
 Current maturities -- long-term debt (Note 4) ...........................................     3,830,995
                                                                                            ------------
   Total current liabilities .............................................................    25,709,449
                                                                                            ------------
LONG-TERM DEBT (Note 4) ..................................................................     5,236,776
                                                                                            ------------
CONTINGENCIES (Note 8)
STOCKHOLDER'S DEFICIENCY:
 Common stock ($.01 par value, 500,000 shares authorized, 400,000 shares issued and               40,000
  outstanding)
 Accumulated deficit .....................................................................    (5,663,897)
                                                                                            ------------
   Total stockholder's deficiency ........................................................    (5,623,897)
                                                                                            ------------
TOTAL ....................................................................................  $ 25,322,328
                                                                                            ============

                      See notes to financial statements.

                            LUTE RILEY MOTORS, INC.

                              STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1998


REVENUES:
 Vehicle sales .................................................  $148,112,258
 Parts, service and collision repair ...........................    23,062,505
 Finance and insurance (Note 1) ................................     7,028,307
                                                                  ------------
   Total revenues ..............................................   178,203,070
COST OF SALES (Note 1) .........................................   153,729,945
                                                                  ------------
GROSS PROFIT ...................................................    24,473,125
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ...................    18,376,682
DEPRECIATION AND AMORTIZATION ..................................     1,164,043
                                                                  ------------
OPERATING INCOME ...............................................     4,932,400
OTHER INCOME (EXPENSE):
 Interest expense -- floorplan (Note 2) ........................      (634,954)
 Interest expense -- other (Note 7) ............................      (557,590)
 Other income ..................................................       146,477
                                                                  ------------
   Total other expense .........................................    (1,046,067)
                                                                  ------------
INCOME BEFORE INCOME TAXES .....................................     3,886,333
PROVISION FOR INCOME TAXES (Notes 1 and 5) .....................        90,766
                                                                  ------------
NET INCOME .....................................................  $  3,795,567
                                                                  ============
PRO FORMA PROVISION FOR INCOME TAXES (Note 1) (unaudited) ......  $  1,277,967
                                                                  ============
PRO FORMA NET INCOME (Note 1) (unaudited) ......................  $  2,517,600
                                                                  ============

                      See notes to financial statements.

                            LUTE RILEY MOTORS, INC.

                     STATEMENT OF STOCKHOLDER'S DEFICIENCY

                         YEAR ENDED DECEMBER 31, 1998



                                                                          TOTAL
                                          COMMON      ACCUMULATED     STOCKHOLDER'S
                                           STOCK        DEFICIT        DEFICIENCY
                                        ---------- ---------------- ----------------
BALANCE AT JANUARY 1, 1998 ............  $40,000    $  (5,108,501)   $  (5,068,501)
 Net income ...........................       --        3,795,567        3,795,567
 Distributions to stockholder .........       --       (4,350,963)      (4,350,963)
BALANCE AT DECEMBER 31, 1998 ..........  $40,000    $  (5,663,897)   $  (5,623,897)
                                         =======    =============    =============

                      See notes to financial statements.

                            LUTE RILEY MOTORS, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1998


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..........................................................................  $  3,795,567
                                                                                        ------------
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization .....................................................     1,164,043
   Deferred income taxes .............................................................       (69,646)
   Changes in assets and liabilities that relate to operations:
    Increase in accounts receivable ..................................................      (582,211)
    Increase in inventories ..........................................................    (8,191,278)
    Increase in other current assets .................................................      (271,040)
    Increase in other assets .........................................................       (80,868)
    Increase in notes payable -- floorplan ...........................................     5,770,273
    Increase in notes payable -- related party floorplan .............................     2,908,436
    Increase in trade accounts payable and accrued liabilities .......................       575,125
                                                                                        ------------
    Decrease in dividends payable ....................................................      (392,100)
     Total adjustments ...............................................................       830,734
                                                                                        ------------
     Net cash provided by operating activities .......................................     4,626,301
                                                                                        ------------
CASH FLOWS FROM INVESTING ACTIVITIES --
 Purchases of property and equipment .................................................    (1,440,554)
                                                                                        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt ........................................................     3,250,000
 Payments on long-term debt ..........................................................    (2,889,263)
                                                                                        ------------
 Distributions to stockholder ........................................................    (4,350,963)
     Net cash used in financing activities ...........................................    (3,990,226)
NET DECREASE IN CASH AND CASH EQUIVALENTS ............................................      (804,479)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .........................................     7,566,223
                                                                                        ------------
CASH AND CASH EQUIVALENTS, END OF YEAR ...............................................  $  6,761,744
                                                                                        ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION --
 Cash paid during the year:
   Interest ..........................................................................  $  1,191,112
                                                                                        ============
   Income Taxes ......................................................................  $    180,063
                                                                                        ============
   Property and equipment acquired under capital lease ...............................  $  1,411,829
                                                                                        ============

                      See notes to financial statements.

                            LUTE RILEY MOTORS, INC.


                         NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS -- Lute Riley Motors, Inc. d\b\a Lute Riley Honda and Lute Riley's Body Shop (the "Company") operates an automotive dealership and a body shop in Dallas, Texas. The Company sells new and used cars and light trucks, sells replacement parts and accessories, provides vehicle maintenance, warranty, paint and repair services and arranges related financing and insurance. The Company sells new vehicles manufactured by Honda Motor Company.

     REVENUE RECOGNITION -- The Company records revenue when vehicles are delivered to customers, and when vehicle service and body shop work is performed.

     The Company arranges financing for customers through various financial institutions and receives a commission from the lender equal to the differences between the interest rates charged to customers over the predetermined interest rates set by the financing institution. The Company also receives commissions from the sale of credit life, accident, health and disability insurance and extended service contracts to customers. The Company may be assessed a chargeback fee in the event of early cancellation of a loan, insurance contract, or service contract by the customer. Finance and insurance commission revenue is recorded net of estimated chargebacks at the time the related contract is placed with the financial institution.

     Commissions expense related to finance and insurance commission revenue is charged to cost of sales upon recognition of such revenue, net of estimated chargebacks. Estimated commission expense charged to cost of sales was approximately $965,000 for the year ended December 31, 1998.

     DEALER AGREEMENTS -- The Company purchases substantially all of its new vehicles from the manufacturer at the prevailing prices charged by the manufacturer to its franchised dealers. The Company's sales could be unfavorably impacted by the manufacturer's unwillingness or inability to supply the dealership with an adequate supply of new vehicle inventory. The Company operates under a dealer agreement with the manufacturer. The Company's dealer agreement does not give it the exclusive right to sell the manufacturer's product within a given geographic area. The Company could be materially adversely affected if the manufacturer awards franchises to others in the same market where the Company is operating. A similar adverse effect could occur if existing competing franchised dealers increase their market share in the Company's market.

     CASH AND CASH EQUIVALENTS -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to vehicle purchases and was approximately $4,351,000 at December 31, 1998.

     INVENTORIES -- All inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out ("LIFO") method.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation is computed primarily using accelerated methods over the estimated useful lives of the assets. The range of estimated useful lives (in years) is as follows:



  Buildings .........................   40
  Leasehold improvements ............    5
  Office equipment and fixtures .....  5-7
  Parts and service equipment .......  5-7

     Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

     INCOME TAXES -- The Company is organized as an S Corporation for federal income tax purposes. As such, the Company's Federal taxable income is included in the personal income tax return of the stockholder. Accordingly, no provision for Federal income taxes has been included in the Company's statement of income. However, the Company is subject to Texas income taxes which are provided for in the financial statements. Deferred taxes result primarily from certain accruals, capitalized leases and the accelerated depreciation method used for income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

                            LUTE RILEY MOTORS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
                      POLICIES -- (Continued)

     The unaudited proforma provision for income taxes and the unaudited proforma net income for the year ended December 31, 1998 reflect estimated amounts that would have been recorded had the Company's income been taxed for federal and state purposes as if it was a C Corporation.

     ADVERTISING COSTS -- The Company expenses advertising costs in the period incurred. Advertising expense for 1998 amounted to approximately $1,800,000.

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits and accounts receivable. At times, amounts invested with financial institutions may exceed FDIC insurance limits. Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is mitigated by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Company's market area of Dallas, Texas.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- As of December 31, 1998, the fair values of the Company's financial instruments including accounts receivable, trade accounts payable, notes payable -- floor plan and long-term debt approximate their carrying values due to either their length of maturity or the existence of variable interest rates that approximate prevailing market rates.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2. INVENTORIES AND RELATED NOTES PAYABLE -- FLOOR PLAN

     Inventories consist of the following:



                                                DECEMBER 31,
                                                    1998
                                              ---------------
      New and demonstrator vehicles .........  $  9,365,604
      Used vehicles .........................     2,883,430
      Rental vehicles .......................       446,002
      Parts and accessories .................       833,801
                                               ------------
                                                 13,528,837
      LIFO reserve ..........................    (1,837,262)
                                               ------------
      Inventories, net ......................  $ 11,691,575
                                               ============

     Had the Company used the first-in, first-out method of valuing inventories, pretax earnings would have been approximately $3,324,000 in 1998.


     All new and certain used vehicles are pledged to collateralize floor plan notes payable to financial institutions and related parties (see Note 7) in the amount of $14,712,989 at December 31, 1998. The floor plan notes bear interest, payable monthly on the outstanding balance at the rate of prime plus 1% to 1-1/2% (prime rate was 7.75% at December 31, 1998). Total floor plan interest expense amounted to $634,954 in 1998. The notes payable are due when the related vehicle is sold. As such, these floorplan notes payable are shown as a current liability in the accompanying balance sheet. The maximum credit available under the financing arrangements is $16,743,344 at December 31, 1998.

                            LUTE RILEY MOTORS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. PROPERTY AND EQUIPMENT
     Property and equipment consists of the following:



                                                              DECEMBER 31,
                                                                  1998
                                                            ---------------
      Buildings ...........................................  $  4,061,829
      Leasehold improvements ..............................     2,026,917
      Office equipment and fixtures .......................     1,705,674
      Parts and service equipment .........................       702,427
                                                             ------------
                                                                8,496,847
      Less accumulated depreciation and amortization ......    (4,557,122)
                                                             ------------
      Property and equipment, net .........................  $  3,939,725
                                                             ============

4. FINANCING ARRANGEMENTS

     Long-term debt and capital lease obligations consist of the following:




                                                                                            DECEMBER 31,
                                                                                                1998
                                                                                          ---------------
      Unsecured note payable to the stockholder, interest at prime less 1% (prime rate was 7.75% at December 31, 1998). ................................................  $  3,325,000
      Unsecured note payable in monthly installments totaling $31,248 plus interest
        ranging from prime to 7.75%, maturities from August 1999 to August 2003. ........     1,172,245
      Unsecured note payable to a related party in annual installments of $26,000 plus
        interest at 5.429%, through August 2002. ........................................       104,000
      Amounts outstanding under $3,250,000 revolving line of credit from Bank One,
        Texas, N.A. bearing interest at 30 day LIBOR + 1.88% (6.94% at December 31,
        1998) and secured by receivables and inventories ................................     3,250,000
      Capital lease obligations .........................................................     1,216,526
                                                                                           ------------
                                                                                              9,067,771
      Less current maturities ...........................................................    (3,830,995)
                                                                                           ------------
      Long-term debt ....................................................................  $  5,236,776
                                                                                           ============


     Future maturities of debt and capital lease obligations at December 31, 1998 are as follows:



YEAR ENDING DECEMBER 31,
--------------------------
  1999 ...................  $3,830,995
  2000 ...................     510,739
  2001 ...................     524,548
  2002 ...................     566,965
  2003 ...................   3,621,308
  Thereafter .............      13,216
                            ----------
  Total ..................  $9,067,771
                            ==========

                            LUTE RILEY MOTORS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. INCOME TAXES
     The provision for income taxes consists of the following:



                          DECEMBER 31,
                              1998
                         -------------
  Current ..............   $ 160,412
  Deferred .............     (69,646)
                           ---------
  Total ................   $  90,766
                           =========

     The reconciliation of the statutory state income tax rate with the Company's overall effective income tax rate is as follows for the year ending December 31, 1998:



      Statutory state rate .........     4.50%
      Miscellaneous ................      .03%
                                         ----
      Effective tax rate ...........     4.53%
                                         ====

     Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

     Deferred income tax assets and liabilities consist of the following:



                                                                                         DECEMBER 31,
                                                                                             1998
                                                                                        -------------
      Deferred tax assets, primarily relating to differences related to chargebacks and
        capitalized losses ............................................................   $ 307,338
      Deferred tax liabilities, primarily relating to basis difference in property and
        equipment .....................................................................     (37,480)
                                                                                          ---------
      Net deferred tax assets .........................................................   $ 269,858
                                                                                          =========

6. EMPLOYEE BENEFIT PLAN

     The Company has a qualified 401(k) profit sharing plan whereby substantially all of the employees of the Company meeting certain service requirements are eligible to participate. Contributions by the Company in 1998 were approximately $17,000.


7. RELATED PARTY TRANSACTIONS

     Management bonuses of $3,175,000 were paid to the stockholder during 1998.


     The Company leases certain buildings and operating facilities directly from the stockholder. Rent expense under these leases was approximately $168,000 in 1998. Obligations under related party noncancelable operating leases are $56,000 through May 1, 1999.

     The Company has floorplan notes payable with the stockholder and employees totaling $3,434,094 at December 31, 1998. Interest expense under these and other financing arrangements with the stockholder and employees (Note 4) is $514,219 in 1998.

     The Company has deferred compensation agreements with two employees whereby employee income greater than $180,000 is deferred and retained by the Company. The funds are used to finance new car purchases. The Company accrues interest payable to the employees until principal amounts are distributed. At December 31, 1998, approximately $490,000 in deferred compensation was recorded within the accompanying Balance Sheet under such arrangements. These amounts were paid in March 1999.

                            LUTE RILEY MOTORS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8. CONTINGENCIES
     The Company is involved in various legal proceedings incurred in the normal course of business. Management believes that the outcome of such proceedings will not have a materially adverse effect on the Company's financial position or future results of operations and cash flows.


9. SUBSEQUENT EVENT

     In January 1999, the Company signed an asset purchase agreement with Sonic Automotive, Inc. ("Sonic") whereby Sonic will purchase the Company's assets for a total price of approximately $42.1 million plus the net book value of the purchased assets as of the closing date. The purchase price is expected to be paid in cash and convertible preferred stock of Sonic (with a liquidation preference of approximately $10.5 million as of the closing date of the acquisition).

                      (This Page Intentionally Left Blank)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                8,000,000 SHARES


                           [SONIC LOGO APPEARS HERE]




                             CLASS A COMMON STOCK





                                ---------------
                              P R O S P E C T U S
                               ---------------

                              MERRILL LYNCH & CO.


                         BANCBOSTON ROBERTSON STEPHENS


                                 STEPHENS INC.


                     NATIONSBANC MONTGOMERY SECURITIES LLC





                                       , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II


                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. All expenses other than the SEC registration fee, the NASD filing fee and the NYSE listing fee are estimated.



           SEC registration fee ...........................  $ 39,050
           NASD filing fee ................................    14,545
           NYSE listing fee ...............................    32,200
           Transfer agent's fees and expenses .............     1,500
           Accounting fees and expenses ...................   180,000
           Legal fees and expenses ........................   175,000
           "Blue Sky" fees and expenses (including legal
             fees).........................................    15,000
           Costs of printing and engraving ................   180,000
           Miscellaneous ..................................     2,705
                                                             --------
  Total ...................................................  $640,000
                                                             ========



     The selling stockholders will not be responsible for any portions of the expenses listed above. Each selling stockholder will be responsible for the fees and expenses, if any, for any attorney, accountant or other advisor retained by the selling stockholder to represent the selling stockholder in connection with this offering. Each selling stockholder will also be responsible for the pro rata portion of the total underwriting discount with respect to the shares sold by the selling stockholder in the offering.



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sonic's Bylaws effectively provide that Sonic shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, Sonic's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) provides that a corporation may eliminate or limit that personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith of which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Sonic maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

     Section 6 of the Purchase Agreement between the Underwriters and Sonic (filed as Exhibit 1.1 to this Registration Statement) provides that the Underwriters severally and not jointly will indemnify and hold harmless Sonic and each director, officer or controlling person of Sonic from and against any liability caused by any statement or omission in the Registration Statement or prospectus based upon information furnished to Sonic by the Underwriters for use in the Registration Statement or prospectus. The Purchase Agreement also provides for indemnification by Sonic of the Underwriters and each person, if any, who controls any Underwriter against certain liabilities under the Securities Act of 1933, as amended.

              ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES




 EXHIBIT NO.                                                     DESCRIPTION
-------------   ------------------------------------------------------------------------------------------------------------
 1.1            Form of Purchase Agreement by and among Sonic Automotive, Inc., Merrill Lynch, Pierce, Fenner &
                Smith Incorporated, BancBoston Robertson Stephens, Inc., Stephens Inc. and NationsBanc
                Montgomery Securities LLC.
 3.1*           Amended and Restated Certificate of Incorporation of Sonic (incorporated by reference to Exhibit 3.1 to Sonic's Registration Statement on Form S-1 (File No. 333-33295) (the "Form S-1")).
 3.2*           Certificate of Designation, Preferences and Rights of Class A Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to Sonic's Quarterly Report on Form 10-Q for the quarter ended March 31,
                1998).
 3.3*           Bylaws of Sonic (incorporated by reference to Exhibit 3.2 to the Form S-1).
 4.1*           Form of 11% Senior Subordinated Note due 2008, Series B (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 (Registration Nos. 333-64397 and 333-64397-001 through
                333-64397-044) of Sonic (the "Form S-4")).
 4.2*           Indenture dated as of July 1, 1998 between Sonic Automotive, Inc. and U.S. Bank Trust National
                Association (incorporated by reference to Exhibit 4.2 to the Form S-4).
 4.3*           Registration Rights Agreement dated as of June 30, 1997 among Sonic, O. Bruton Smith, Bryan Scott
                Smith, William S. Egan and Sonic Financial Corporation (incorporated by reference to Exhibit 4.2 to the Form S-1).
 5.1            Opinion of Parker, Poe, Adams & Bernstein L.L.P. regarding the legality of the securities being registered.
23.1            Consent of Deloitte & Touche LLP.
23.2            Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in Exhibit 5.1).
24.1*           Powers of Attorney.
27.1*           Financial Data Schedule (incorporated by reference to Exhibit 27 to Sonic's Annual Report on Form
                10-K for the fiscal year ended December 31, 1998).


---------
*  Filed previously.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant's annual report pursuant to section 13(a) or section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on April 27, 1999.


                                        SONIC AUTOMOTIVE, INC.



                                        By: /s/  O. BRUTON SMITH

                                          -------------------------------------


                                          O. BRUTON SMITH

                                          CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                          AND DIRECTOR



Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:





                SIGNATURE                                   TITLE                        DATE
----------------------------------------  ---------------------------------------- ---------------
  /s/  O. BRUTON SMITH                    Chairman, Chief Executive Officer and    April 27, 1999
  ----------------------------------      Director (principal executive officer)
       O. BRUTON SMITH

  *                                       President, Chief Operating Officer and   April 27, 1999
  ----------------------------------      Director
  BRYAN SCOTT SMITH

  *                                       President of Retail Operations and       April 27, 1999
  ----------------------------------
  DENNIS D. HIGGINBOTHAM                  Director

  *                                       Chief Financial Officer (principal       April 27, 1999
  ----------------------------------      financial and accounting officer),
  THEODORE M. WRIGHT                      Vice President -- Finance, Treasurer,
                                          Secretary and Director


   *                                      Director                                 April 27, 1999
  ----------------------------------
  WILLIAM P. BENTON

   *                                      Director                                 April 27, 1999
  ----------------------------------
  WILLIAM R. BROOKS

   *                                      Director                                 April 27, 1999
  ----------------------------------
  WILLIAM I. BELK



*By: /s/  O. BRUTON SMITH

     ------------------------------

      BRUTON SMITH

  (ATTORNEY-IN-FACT FOR EACH
   OF THE PERSONS INDICATED)

                               INDEX TO EXHIBITS





 EXHIBIT NO.                                                     DESCRIPTION
-------------   ------------------------------------------------------------------------------------------------------------
 1.1            Form of Purchase Agreement by and among Sonic Automotive, Inc., Merrill Lynch, Pierce, Fenner &
                Smith Incorporated, BancBoston Robertson Stephens, Inc., Stephens Inc. and NationsBanc
                Montgomery Securities LLC.
 3.1*           Amended and Restated Certificate of Incorporation of Sonic (incorporated by reference to Exhibit 3.1 to Sonic's Registration Statement on Form S-1 (File No. 333-33295) (the "Form S-1")).
 3.2*           Certificate of Designation, Preferences and Rights of Class A Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to Sonic's Quarterly Report on Form 10-Q for the quarter ended March 31,
                1998).
 3.3*           Bylaws of Sonic (incorporated by reference to Exhibit 3.2 to the Form S-1).
 4.1*           Form of 11% Senior Subordinated Note due 2008, Series B (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 (Registration Nos. 333-64397 and 333-64397-001 through
                333-64397-044) of Sonic (the "Form S-4")).
 4.2*           Indenture dated as of July 1, 1998 between Sonic Automotive, Inc. and U.S. Bank Trust National
                Association (incorporated by reference to Exhibit 4.2 to the Form S-4).
 4.3*           Registration Rights Agreement dated as of June 30, 1997 among Sonic, O. Bruton Smith, Bryan Scott
                Smith, William S. Egan and Sonic Financial Corporation (incorporated by reference to Exhibit 4.2 to the Form S-1).
 5.1            Opinion of Parker, Poe, Adams & Bernstein L.L.P. regarding the legality of the securities being registered.
23.1            Consent of Deloitte & Touche LLP.
23.2            Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in Exhibit 5.1).
24.1*           Powers of Attorney.
27.1*           Financial Data Schedule (incorporated by reference to Exhibit 27 to Sonic's Annual Report on Form
                10-K for the fiscal year ended December 31, 1998).


---------

* Filed previously.